As filed with the Securities and Exchange Commission on June 4, 2021.

File No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Independent Bank Corp.

(Exact name of Registrant as specified in its charter)

Massachusetts	6022	04-2870273
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

Office Address: 2036 Washington Street, Hanover, Massachusetts 02339

Mailing Address: 288 Union Street, Rockland, Massachusetts 02370

(781) 878-6100

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Patricia M. Natale, Esq.

Deputy General Counsel

Independent Bank Corp.

2036 Washington Street, Hanover, Massachusetts 02339

(781) 878-6100

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:

Edward D. Herlihy, Esq. Brandon C. Price, Esq. Wachtell, Lipton, Rosen & Katz 51 West 52nd Street New York, New York 10019 (212) 403-1000	Richard J. Gavegnano Chairman, President and Chief Executive Officer Meridian Bancorp, Inc. 67 Prospect Street Peabody, Massachusetts 01960 (617) 567-1500	Lawrence M.F. Spaccasi, Esq. Luse Gorman, PC 5335 Wisconsin Avenue, NW Suite 780 Washington, DC 20015 (202) 274-2000

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this Registration Statement is declared effective and upon completion of the merger described herein.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, as amended (the “Securities Act”), check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated file	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)	☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)	☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to Be Registered	Amount to Be Registered(1)	Proposed Maximum Offering Price per Unit	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(3)
Common Stock, par value $0.01 per share	15,491,143	N/A	$1,243,797,930.24	$135,698.35

(1)

The number of shares of common stock, par value $0.01 per share, of Independent Bank Corp. (“Independent” and such shares, “Independent common stock”) being registered is based upon an estimate of (i) the exchange ratio of 0.275 of a share of Independent common stock for each share of common stock, par value $0.01 per share, of Meridian Bancorp, Inc. (“Meridian” and, such shares, the “Meridian common stock”) multiplied by (ii) the sum of: (x) 52,584,203 shares of Meridian common stock outstanding as of June 1, 2021, plus (y) the estimated maximum number of shares of Meridian’s common stock reserved for issuance under Meridian’s various equity award plans, which equals to 3,747,225 as of June 1, 2021. Pursuant to Rule 416, this Registration Statement also covers an indeterminate number of shares of Independent common stock as may become issuable as a result of stock splits, stock dividends or similar transactions.

(2)

Estimated solely for the purpose of calculating the registration fee required by Section 6(b) of the Securities Act of 1933, as amended (the “Securities Act”) and calculated in accordance with Rules 457(c) and 457(f)(1) promulgated thereunder. The aggregate offering price is (x) the average of the high and low prices of Meridian’s common stock as reported on the NASDAQ Global Select Market on June 1, 2021 ($22.08) multiplied by (y) the maximum number of shares of Meridian’s common stock to be converted in the merger (56,331,428).

(3)	Calculated by multiplying the estimated aggregate offering price of securities to be registered by 0.0001091.

THE REGISTRANT AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT THAT SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

The information contained in this joint proxy statement/prospectus is not complete and may be changed. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This joint proxy statement/prospectus is not an offer to sell these securities, and is not soliciting an offer to buy these securities, nor shall there be any sale of these securities, in any jurisdiction where such offer, solicitation, or sale is not permitted or would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

PRELIMINARY—SUBJECT TO COMPLETION—DATED JUNE 4, 2021

Dear Meridian Bancorp, Inc. Stockholders and Independent Bank Corp. Shareholders:

On behalf of the Boards of Directors of Independent Bank Corp. (“Independent”) and Meridian Bancorp, Inc. (“Meridian”), we are pleased to enclose the accompanying joint proxy statement/prospectus relating to the acquisition of Meridian by Independent. We are requesting that you take certain actions as a holder of Independent common stock (an “Independent shareholder”) or as a holder of Meridian common stock (a “Meridian stockholder”).

On April 22, 2021, Independent, Rockland Trust Company, a Massachusetts-chartered trust company and wholly-owned subsidiary of Independent (“Rockland Trust”), Bradford Merger Sub Inc., a direct, wholly owned subsidiary of Independent (“Merger Sub”), Meridian and East Boston Savings Bank, a Massachusetts-chartered savings bank and wholly-owned subsidiary of Meridian (“East Boston”) entered into an Agreement and Plan of Merger (as amended from time to time, the “merger agreement”), pursuant to which Independent will, upon the terms and subject to the conditions set forth in the merger agreement, acquire Meridian in an all-stock transaction. The acquisition will create the premier community-focused commercial bank in Massachusetts with approximately $20 billion in assets and a network of branches and ATMs across the Commonwealth of Massachusetts.

Under the merger agreement, Merger Sub will merge with and into Meridian, with Meridian as the surviving entity (the “merger”), and as soon as reasonably practicable following the merger, Meridian will merge with and into Independent, with Independent as the surviving entity (the “holdco merger”). Immediately following the holdco merger, East Boston, will merge with and into Rockland Trust, with Rockland Trust as the surviving bank (the “bank merger,” and together with the merger and the holdco merger, the “mergers”).

In the merger, Meridian stockholders will receive 0.275 of a share of Independent common stock for each share of Meridian common stock they own. Based on the closing price of Independent common stock on the NASDAQ on April 22, 2021, the last trading day before public announcement of the merger, the exchange ratio represented approximately $21.74 in value for each share of Meridian common stock, representing merger consideration of approximately $1.15 billion on an aggregate basis.

Independent shareholders will continue to own their existing shares of Independent common stock. The value of the Independent common stock at the time of completion of the merger could be greater than, less than or the same as the value of Independent common stock on the date of the accompanying joint proxy statement/prospectus. We urge you to obtain current market quotations of Independent common stock (trading symbol “INDB”) and Meridian common stock (trading symbol “EBSB”).

We expect the merger and the holdco merger, taken together, will qualify as a reorganization for federal income tax purposes. Accordingly, Meridian stockholders generally will not recognize any gain or loss for federal income tax purposes on the exchange of shares of Meridian common for Independent common stock in the merger, except with respect to any cash received by such holders in lieu of fractional shares of Independent common stock.

Based on the number of shares of Meridian common stock outstanding or reserved for issuance as of [●], 2021, Independent expects to issue approximately [●] million shares of Independent common stock to Meridian stockholders in the aggregate in the merger. We estimate that former Meridian stockholders will own approximately 30% and existing Independent shareholders will own approximately 70% of the common stock of Independent following the completion of the merger.

Independent and Meridian will each hold a special meeting of our respective shareholders and stockholders in connection with the merger. At our respective special meetings, in addition to other business, Independent will ask its shareholders to approve the issuance of its common stock to holders of Meridian common stock pursuant to the merger agreement (the “Independent share issuance proposal”), and Meridian will ask its stockholders to approve the adoption of the merger agreement (the “Meridian merger proposal”). Information about these meetings and the mergers is contained in this document. We urge you to read this document carefully and in its entirety.

The special meeting of Meridian stockholders will be held at 67 Prospect Street, Peabody, Massachusetts 01960 on [                ], 2021 at [                ], Eastern Time. The special meeting of Independent shareholders will be held at [                ] on [                ], 2021 at [                ], Eastern Time.

Each of our boards of directors unanimously recommends that holders of common stock vote “FOR” each of the proposals to be considered at the respective meetings. We strongly support this combination of our companies and join our boards in their recommendations.

This joint proxy statement/prospectus provides you with detailed information about the merger agreement and the merger. It also contains or references information about Independent and Meridian and certain related matters. You are encouraged to read this joint proxy statement/prospectus carefully. In particular, you should read the “Risk Factors” section beginning on page 27 for a discussion of the risks you should consider in evaluating the proposed merger and how it will affect you. You can also obtain information about Independent and Meridian from documents that have been filed with the Securities and Exchange Commission that are incorporated into this joint proxy statement/prospectus by reference.

Your vote is very important. Approval of the Meridian merger proposal will require the affirmative vote of the holders of a majority of the shares of Meridian common stock outstanding and entitled to vote. Approval of the Independent share issuance proposal will require the affirmative vote of a majority of the votes cast by the holders of Independent common stock at the Independent special meeting. Whether or not you plan to attend the Meridian special meeting or Independent special meeting, as applicable, please take the time to vote by completing and mailing the enclosed proxy card. If Meridian stockholders do not vote in person or by proxy, it will have the same effect as a vote against the proposal to approve the merger at the Meridian special meeting.

Sincerely,	Sincerely,

Christopher Oddleifson President and Chief Executive Officer Independent Bank Corp.	Richard J. Gavegnano President and Chief Executive Officer Meridian Bancorp, Inc.

Neither the Securities and Exchange Commission nor any state securities regulator has approved or disapproved the proposed merger, including the issuance of Independent common stock to be issued in connection with the merger, or the other transactions described in this joint proxy statement/prospectus, or determined if this joint proxy statement/prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The shares of Independent common stock are not savings accounts, deposits or other obligations of any bank or savings association and are not insured by the Federal Deposit Insurance Corporation or by any other federal or state governmental agency.

The accompanying joint proxy statement/prospectus is dated [                ], 2021, and is first being mailed to Independent shareholders and Meridian stockholders on or about [                ], 2021.

MERIDIAN BANCORP, INC.

67 Prospect Street

Peabody, Massachusetts 01960

(617) 567-1500

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS TO BE HELD ON [●], 2021

To the Stockholders of Meridian Bancorp, Inc.:

On April 22, 2021, Independent Bank Corp., a Massachusetts corporation (“Independent”), Rockland Trust Company, a Massachusetts-chartered trust company and wholly-owned subsidiary of Independent (“Rockland Trust”), Bradford Merger Sub Inc., a direct, wholly owned subsidiary of Independent (“Merger Sub”), Meridian Bancorp, Inc. (“Meridian”) and East Boston Savings Bank, a Massachusetts-chartered savings bank and wholly-owned subsidiary of Meridian (“East Boston”) entered into an Agreement and Plan of Merger (as amended from time to time, the “merger agreement”), pursuant to which Independent will, upon the terms and subject to the conditions set forth in the merger agreement, acquire Meridian in an all-stock transaction. The acquisition will create the premier community-focused commercial bank in Massachusetts with approximately $20 billion in assets and a network of branches and ATMs across the Commonwealth of Massachusetts. A copy of the merger agreement is attached as Annex A to the accompanying joint proxy statement/prospectus.

NOTICE IS HEREBY GIVEN that Meridian will hold a special meeting of its stockholders at 67 Prospect Street, Peabody, Massachusetts 01960 on [                ], 2021 at [                ], Eastern Time (the “Meridian special meeting”), for the purpose of considering and voting on the following proposals:

1.

to approve and adopt the Agreement and Plan of Merger, dated as of April 22, 2021 (the “merger agreement”), by and among Independent, Rockland Trust Company, Merger Sub, Meridian and East Boston, and to approve the transactions contemplated by the merger agreement, including the merger of Meridian with and into Independent (the “merger,” with such proposal the “Meridian merger proposal”);

2.	to approve a non-binding, advisory proposal to approve the compensation payable to the named executive officers of Meridian in connection with the merger (the “Meridian compensation proposal”); and

3.

to approve the adjournment of the Meridian special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the Meridian special meeting to approve the Meridian merger proposal, or to ensure that any supplement or amendment to the accompanying joint proxy statement/prospectus is timely provided to Meridian stockholders (the “Meridian adjournment proposal”).

You may vote at the special meeting if you were a stockholder of record at the close of business on [●].

Under the provisions of the Maryland General Corporation Law, as amended, the holders of Meridian common stock are not entitled to dissenters’ rights of appraisal in connection with the merger.

The Meridian board of directors unanimously recommends that holders of Meridian common stock vote “FOR” the Meridian merger proposal, “FOR” the Meridian compensation proposal and “FOR” the Meridian adjournment proposal.

Your vote is important. Your vote is important regardless of how many shares you own. We cannot complete the transactions contemplated by the merger agreement unless Meridian stockholders approve the merger proposal. The affirmative vote of the holders of a majority of the shares of common stock outstanding and entitled to vote at the Meridian special meeting is required to approve the Meridian merger proposal.

Whether or not you plan to attend the Meridian special meeting, we urge you to please promptly complete, sign, date and return the accompanying proxy card in the enclosed postage-paid envelope or authorize the individuals named on the accompanying proxy card to vote your shares by calling the toll-free telephone number or by using the internet as described in the instructions included with the accompanying proxy card. If your shares are held in the name of a bank, broker or other nominee, please follow the instructions on the voting instruction card furnished by such bank, broker or other nominee.

By Order of the Board of Directors,

Edward J. Merritt Corporate Secretary

IF YOU HAVE ANY QUESTIONS OR NEED ASSISTANCE VOTING YOUR SHARES, PLEASE CONTACT OUR PROXY SOLICITOR, EQ PROXY SERVICES, AT 1-833-434-0273.

INDEPENDENT BANK CORP.

288 Union Street

Rockland, Massachusetts 02370

(781) 878-6100

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS TO BE HELD ON [•], 2021

To the Shareholders of Independent Bank Corp.:

On April 22, 2021, Independent Bank Corp., a Massachusetts corporation (“Independent”), Rockland Trust Company, a Massachusetts-chartered trust company and wholly-owned subsidiary of Independent (“Rockland Trust”), Bradford Merger Sub Inc., a direct, wholly owned subsidiary of Independent (“Merger Sub”), Meridian Bancorp, Inc. (“Meridian”) and East Boston Savings Bank, a Massachusetts-chartered savings bank and wholly-owned subsidiary of Meridian (“East Boston”) entered into an Agreement and Plan of Merger (as amended from time to time, the “merger agreement”), pursuant to which Independent will, upon the terms and subject to the conditions set forth in the merger agreement, acquire Meridian in an all-stock transaction. The acquisition will create the premier community-focused commercial bank in Massachusetts with approximately $20 billion in assets and a network of branches and ATMs across the Commonwealth of Massachusetts. A copy of the merger agreement is attached as Annex A to the accompanying joint proxy statement/prospectus.

NOTICE IS HEREBY GIVEN that Independent will hold a special meeting of its shareholders at [                ] on [                ], 2021 at [                ], Eastern Time (the “Independent special meeting”), for the purpose of considering and voting on the following proposals:

1.	to approve the issuance of Independent common stock to holders of Meridian common stock pursuant to the merger agreement (the “Independent share issuance proposal”); and

2.

to approve the adjournment of the Independent special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the Independent special meeting to approve the Independent share issuance proposal or to ensure that any supplement or amendment to the accompanying joint proxy statement/prospectus is timely provided to Independent shareholders (the “Independent adjournment proposal”).

As more fully described in the “Questions & Answers” and “The Independent Special Meeting” sections of the accompanying joint proxy statement/prospectus, you are entitled to attend the Independent special meeting if, as of the close of business on [                ], 2021, you held shares of Independent common stock registered in your name (a “record holder”), or if you held shares through an intermediary, such as a bank or broker, and have a valid legal proxy for the Independent special meeting (a “beneficial owner”).

The board of directors of Independent has fixed the close of business on [                ], 2021 as the record date for the Independent special meeting. Only holders of record of Independent common stock as of the close of business on the record date for the Independent special meeting are entitled to notice of the Independent special meeting or any adjournment or postponement thereof. Only holders of record of Independent common stock will be entitled to vote at the Independent special meeting or any adjournment or postponement thereof.

Under the provisions of the Massachusetts Business Corporation Act, as amended, the holders of Independent common stock are not entitled to dissenters’ rights of appraisal in connection with the merger.

The Independent board of directors unanimously recommends that holders of Independent common stock vote “FOR” the Independent share issuance proposal and “FOR” the Independent adjournment proposal.

Your vote is important. Your vote is important regardless of how many shares you own. We cannot complete the transactions contemplated by the merger agreement unless Independent shareholders approve the Independent share issuance proposal. The affirmative vote of a majority of the votes cast by the holders of

Independent common stock at the Independent special meeting is required to approve the Independent share issuance proposal

Whether or not you plan to attend the Independent special meeting, we urge you to please promptly complete, sign, date and return the accompanying proxy card in the enclosed postage-paid envelope or authorize the individuals named on the accompanying proxy card to vote your shares by calling the toll-free telephone number or by using the internet as described in the instructions included with the accompanying proxy card. If your shares are held in the name of a bank, broker or other nominee, please follow the instructions on the voting instruction card furnished by such bank, broker or other nominee.

By Order of the Board of Directors,

Patricia M. Natale Deputy General Counsel and Corporate Secretary

IF YOU HAVE ANY QUESTIONS OR NEED ASSISTANCE VOTING YOUR SHARES, PLEASE CONTACT OUR PROXY SOLICITOR, GEORGESON LLC, AT 1-800-868-1390.

REFERENCE TO ADDITIONAL INFORMATION

This joint proxy statement/prospectus incorporates important business and financial information about Meridian and Independent from other documents that are not included in, or delivered with, this joint proxy statement/prospectus. This information is available to you without charge upon your written or oral request. We have listed the documents containing this information on page 143 of this joint proxy statement/prospectus. You can obtain copies of these documents incorporated by reference in this document through the Securities and Exchange Commission’s website at http://www.sec.gov or by requesting them in writing or by telephone from Meridian or Independent at the following addresses:

For business and financial information about Meridian, please contact:

Meridian Bancorp, Inc.

67 Prospect Street

Peabody, Massachusetts 01960

Attention: Edward J. Merritt, Corporate Secretary

(617) 567-1500

For business and financial information about Independent, please contact:

Independent Bank Corp.

288 Union Street

Rockland, Massachusetts 02370

Attention: Patricia M. Natale, Deputy General Counsel and Corporate Secretary

(781) 878-6100

If Meridian stockholders would like to request documents, they must do so no later than [●] in order to receive them before Meridian’s special meeting. If Independent shareholders would like to request documents, they must do so no later than [●] in order to receive them before Independent’s special meeting. Neither Meridian stockholders nor Independent shareholders will be charged for any of these documents that they request.

For additional information regarding where you can find information about Independent and Meridian, please see the section entitled “Where You Can Find More Information” beginning on page 142 of this joint proxy statement/prospectus. The information contained in this joint proxy statement/prospectus with respect to Independent and its subsidiaries was provided by Independent and the information contained in this joint proxy statement/prospectus with respect to Meridian and its subsidiaries was provided by Meridian.

For information on submitting your proxy, please refer to the instructions on the enclosed proxy card for the Meridian special meeting or on the enclosed proxy card for the Independent special meeting, as applicable.

QUESTIONS AND ANSWERS

The following are some questions that you may have about the merger and the Independent special meeting or the Meridian special meeting, and brief answers to those questions. We urge you to read carefully the remainder of this joint proxy statement/prospectus because the information in this section does not provide all of the information that might be important to you with respect to the merger, the Independent special meeting or the Meridian special meeting. Additional important information is also contained in the documents incorporated by reference into this joint proxy statement/prospectus. See “Where You Can Find More Information” beginning on page 142.

In this joint proxy statement/prospectus, unless the context otherwise requires:

•	“Independent” refers to Independent Bank Corp., a Massachusetts corporation;

•	“Rockland Trust” refers to Rockland Trust Company, a Massachusetts-chartered trust company and wholly-owned subsidiary of Independent;

•	“Independent bylaws” refers to the amended and restated bylaws of Independent.

•	“Independent articles of organization” refers to the restated articles of organization of Independent, as amended.

•	“Independent common stock” refers to the common stock of Independent, par value $0.01 per share;

•	“Merger Sub” refers to Bradford Merger Sub Inc., a Maryland corporation and a direct, wholly owned subsidiary of Independent;

•	“Meridian” refers to Meridian Bancorp, Inc., a Maryland corporation;

•	“East Boston” refers to East Boston Savings Bank, a Massachusetts-chartered savings bank and wholly-owned subsidiary of Meridian;

•	“Meridian bylaws” refers to the bylaws of Meridian;.

•	“Meridian articles of incorporation” refers to the articles of incorporation of Meridian;.

•	“Meridian common stock” refers to the common stock of Meridian, par value $0.01 per share;

•	“shareholders” refers to holders of shares of common stock of Independent both prior to and following the completion of the merger; and

•	“stockholders” refers to holders of shares of the common stock of Meridian.

Questions and Answers About the Merger

Q.	Why am I receiving this document?

A.

You are receiving this joint proxy statement/prospectus because Independent, Rockland Trust, Merger Sub, East Boston and Meridian entered into an Agreement and Plan of Merger (as amended from time to time, the “merger agreement”), pursuant to which Merger Sub will merge with and into Meridian, with Meridian as the surviving entity (the “merger”), and as soon as reasonably practicable following the merger, Meridian will merge with and into Independent, with Independent as the surviving entity (the “holdco merger”). Immediately following the holdco merger, East Boston will merge with and into Rockland Trust, with Rockland Trust as the surviving bank (the “bank merger”, and together with the merger and the holdco merger, the “mergers”). A copy of the merger agreement is attached as Annex A to this joint proxy statement/prospectus and is incorporated by reference herein. In this joint proxy statement/prospectus, we refer to the closing of the transactions contemplated by the merger agreement as the “closing” and the date on which the closing occurs as the “closing date.”

In order to complete the merger, among other things:

•

Independent shareholders must approve the proposed issuance of Independent common stock to holders of Meridian common stock pursuant to the merger agreement in order to comply with applicable Nasdaq Global Select Market (“NASDAQ”) listing rules (the “Independent share issuance proposal” and such issuance the “Independent share issuance”); and

•	Meridian stockholders must adopt the merger agreement (the “Meridian merger proposal”).

Independent is holding a special meeting of Independent shareholders (the “Independent special meeting”) to obtain approval of the Independent share issuance proposal.

Independent shareholders will also be asked to approve the proposal to adjourn the Independent special meeting to solicit additional proxies (i) if there are insufficient votes at the time of the Independent special meeting to approve the Independent share issuance proposal or (ii) if adjournment is necessary or appropriate to ensure that any supplement or amendment to this joint proxy statement/prospectus is timely provided to Independent shareholders (the “Independent adjournment proposal”).

Meridian is holding a special meeting of Meridian stockholders (the “Meridian special meeting”) to obtain approval of the Meridian merger proposal.

Meridian stockholders will also be asked to approve, on an advisory (non-binding) basis, the merger-related compensation payments that will or may be paid to the named executive officers of Meridian in connection with the transactions contemplated by the merger agreement (the “Meridian compensation proposal”), and to approve the proposal to adjourn the Meridian special meeting to solicit additional proxies (i) if there are insufficient votes at the time of the Meridian special meeting, to approve the Meridian merger proposal or (ii) if adjournment is necessary or appropriate, to ensure that any supplement or amendment to this joint proxy statement/prospectus is timely provided to holders of Meridian common stock (the “Meridian adjournment proposal”).

This document is also a prospectus that is being delivered to holders of Meridian common stock because, pursuant to the merger agreement, Independent is offering shares of Independent common stock to Meridian stockholders.

This joint proxy statement/prospectus contains important information about the merger and the other proposals being voted on at the Independent and Meridian special meetings. You should read it carefully and in its entirety. The enclosed materials allow you to have your shares of common stock voted by proxy without attending your meeting. Your vote is important and we encourage you to submit your proxy as soon as possible.

Q.	What will Meridian’s stockholders receive in the merger?

A.	In the merger, Meridian stockholders will receive 0.275 of a share of Independent common stock for each share of Meridian common stock held immediately prior to the completion of the merger.

Independent’s common stock is listed on the Nasdaq Global Select Market under the trading symbol “INDB.” Independent will not issue fractional shares of its common stock in the merger, but will instead pay cash for any fractional shares at a price determined by the volume weighted average closing price of Independent common stock on NASDAQ for the five trading days ending on the fifth trading day immediately preceding the closing date of the merger, which is referred to herein as the Closing VWAP (the exchange ratio, together with cash received in lieu of fractional shares of Independent common stock, if any, the “merger consideration”).

Q.	What will Independent’s shareholders receive in the merger?

A.

In the merger, Independent shareholders will not receive any consideration, and their shares of Independent common stock will remain outstanding and will constitute shares of Independent following the merger. Following the merger, shares of Independent common stock will continue to be listed on NASDAQ under the trading symbol “INDB.”

Q.	What will happen in the merger?

A.

In the merger, Merger Sub will merge with and into Meridian, with Meridian as the surviving entity. In the holdco merger, which will occur as soon as reasonably practicable following the merger, Meridian will merge with and into Independent, with Independent as the surviving entity. In the bank merger, which will occur immediately following the holdco merger, East Boston will merge with and into Rockland Trust, with Rockland Trust as the surviving bank.

Each share of Meridian common stock issued and outstanding immediately prior to the effective time of the merger (other than shares held as treasury stock or shares owned directly by Independent in trust accounts, managed accounts and the like) will be converted into the right to receive 0.275 (the “exchange ratio”) of a share of Independent common stock. After completion of the merger, (1) Meridian will no longer be a public company, (2) Meridian common stock will be delisted from NASDAQ and will cease to be publicly traded, and (3) the Meridian common stock will be deregistered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). After completion of the holdco merger, Meridian will cease to exist. Holders of Independent common stock will continue to own their existing shares of Independent common stock. See the information provided in the section entitled “The Merger Agreement—Structure of the Merger” beginning on page 100 and the merger agreement for more information about the merger.

Q.	How will the merger affect Meridian equity awards?

A.	The merger agreement provides that Meridian equity awards that are outstanding immediately prior to the effective time will be treated as follows:

Stock Options. Each stock option, whether vested or unvested, will fully vest and be cancelled at the effective time of the merger. On the closing date of the merger, East Boston or Meridian will pay to the holders of such stock options cash in an amount equal to the product of (i) the number of shares of Meridian common stock provided for in each such stock option, multiplied by (ii) the excess, if any, of (x) the per share cash equivalent consideration (as defined below) over (y) the exercise price. Any stock option for which the exercise price per share of Meridian common stock provided for in such stock option exceeds the per share cash equivalent consideration will be cancelled at the effective time of the merger without payment. The cash payment will be paid within five business days after the closing date of the merger, without interest and less applicable withholding taxes. For purposes of the merger agreement, “per share cash equivalent consideration” means the product (rounded to the nearest cent) obtained by multiplying (i) the exchange ratio by (ii) the volume-weighted average trading price of a share of the Independent common stock on Nasdaq for the consecutive period of five full trading days ending on the day immediately preceding the closing date.

Restricted Stock Awards. Each share of restricted stock will fully vest at the effective time of the merger and be considered an outstanding share of Meridian common stock entitled to receive the merger consideration. The merger consideration will be issued within five business days after the closing date of the merger, without interest and less applicable withholding taxes.

Q.	How will the merger affect the East Boston ESOP?

A.

The East Boston Savings Bank Employee Stock Ownership Plan (which we refer to as the East Boston ESOP) will be terminated at least five business days and no more than seven business days prior to the effective time of the merger. The East Boston ESOP is funded through a loan to purchase shares of Meridian common stock, which shares are allocated to participants as the loan is repaid. The unallocated shares are held in a separate unallocated stock fund. Participants’ account balances will become fully vested in connection with the termination of the East Boston ESOP. On the date the East Boston ESOP is terminated, East Boston will direct the trustee of the East Boston ESOP to remit a sufficient number of shares of Meridian common stock held in the ESOP loan suspense account back to East Boston to repay the outstanding ESOP loan in full. All remaining shares of Meridian common stock held by the East Boston ESOP as of immediately prior to the effective time, including any unallocated shares held in the East Boston ESOP loan suspense account (which will not include any shares of Meridian common stock used for purposes of repaying or forgiving the East Boston ESOP loan) will be converted into the right to receive the merger consideration. Following the effective time, the unallocated merger consideration (and any other remaining unallocated assets) will be allocated on a pro rata basis to all participants with an account balance under the East Boston ESOP based on each participant’s account balance on the termination date.

Q.	Will the value of the merger consideration change between the date of this joint proxy statement/prospectus and the time the merger is completed?

A.

Yes. Although the number of shares of Independent common stock that Meridian stockholders will receive is fixed, the value of the merger consideration will fluctuate between the date of this joint proxy statement/prospectus and the completion of the merger based upon the market value for Independent common stock. Any fluctuation in the market price of Independent common stock will change the value of the shares of Independent common stock that Meridian stockholders will receive. Neither Independent nor Meridian is permitted to terminate the merger agreement as a result of any increase or decrease in the market price of Independent common stock or Meridian common stock.

Q.	Are Meridian’s stockholders or Independent’s shareholders entitled to dissenters’ rights?

A.

No. Under the provisions of the Maryland General Corporation Law, as amended, Meridian stockholders are not entitled to dissenters’ rights in the merger. Under the provisions of the Massachusetts Business Corporation Act, Chapter 156D, Section 13, Independent shareholders are not entitled to dissenters’ rights in the merger.

Q.

Are there any risks that I should consider in deciding whether to vote for the approval of the Independent share issuance proposal, the approval of the Meridian merger proposal, or the other proposals to be considered at the Independent special meeting and the Meridian special meeting, respectively?

A.

Yes. You should read and carefully consider the risk factors set forth in the section in this document titled “Risk Factors” beginning on page 27. You also should read and carefully consider the risk factors of Independent and Meridian contained in the documents that are incorporated by reference into this joint proxy statement/prospectus.

Q.	Should Meridian’s stockholders send in their stock certificates now?

A.

No. Please do not send in your stock certificates with your proxy. After the merger is completed, an exchange agent designated by Independent and reasonably acceptable to Meridian (the “exchange agent”) will send you instructions for exchanging Meridian stock certificates for the merger consideration.

Q.	What are the material U.S. federal income tax consequences of the merger and the holdco merger to U.S. holders of Meridian common stock?

A.

The merger and the holdco merger, taken together, are intended to qualify, and the obligations of the parties to complete the merger are conditioned upon the receipt of a legal opinion from their respective counsel to the effect that the merger and the holdco merger, taken together, will qualify, as a reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended, which is referred to in this joint proxy statement/prospectus as the Code. Meridian’s stockholders generally will not recognize gain or loss with respect to the Independent common stock that they receive in the merger, except with respect to any cash they receive in lieu of receiving a fractional share of Independent common stock. See “Material U.S. Federal Income Tax Consequences of the Merger and the Holdco Merger” beginning on page 121 . This tax treatment may not apply to all Meridian stockholders. Determining the actual tax consequences of the merger and the holdco merger to Meridian stockholders can be complicated and will depend on the particular circumstances of each Meridian stockholder. Meridian stockholders should consult their own tax advisor for a full understanding of the mergers’ tax consequences that are particular to each stockholder.

Q.	What are the interests of Meridian’s directors and executive officers in the merger, if any?

A.

In considering the recommendation of the board of directors of Meridian, Meridian’s stockholders should be aware that the directors and executive officers of Meridian have interests in the merger and holdco merger that are different from, or in addition to, the interests of Meridian’s other stockholders generally. These interests include rights of certain executive officers under their existing employment and change in control agreements; rights of certain directors and executive officers to payments of their vested account balances under their existing supplemental retirement arrangements; rights of certain executive officers under consulting agreements and an offer letter with Rockland Trust executed in connection with the merger agreement; rights under Meridian’s equity-based benefit programs and awards, including the acceleration of vesting of stock options and restricted stock; a 2021 pro-rata bonus; a 2021 grant of restricted stock awards; rights under the East Boston ESOP; and rights to continued indemnification and insurance coverage by Independent after the merger for acts and omissions occurring before the merger. In addition, following the merger, Independent will invite all of the independent directors serving on Meridian’s board of directors immediately prior to the merger to become members of a transition advisory board for two years following the closing. The board of directors of Meridian was aware of these interests and considered them, among other matters, in approving the merger agreement and related transactions.

Q.	When will the merger be completed?

A.

Independent and Meridian expect the merger to close in the fourth quarter of 2021. However, neither Independent nor Meridian can predict the actual date on which the merger will be completed, or if the merger will be completed at all, because completion is subject to conditions and factors outside the control of both companies. Meridian must first obtain the approval of Meridian stockholders for the Meridian merger proposal, and Independent must obtain approval of Independent shareholders for the Independent share issuance proposal. Independent and Meridian must also obtain necessary regulatory approvals and satisfy certain other closing conditions.

Q.	What are the conditions to complete the merger?

A.

The obligations of Independent and Meridian to complete the merger are subject to the satisfaction or waiver of certain closing conditions contained in the merger agreement, including the receipt of required regulatory approvals and the expiration of all statutory waiting periods without the imposition of any materially burdensome regulatory condition, the receipt of certain tax opinions, approval by Independent shareholders of the Independent share issuance proposal and approval by Meridian stockholders of the Meridian merger proposal. For more information, see “The Merger Agreement—Conditions to Complete the Merger” beginning on page 115.

Q.	What happens if the merger is not completed?

A.

If the merger is not completed, holders of Meridian common stock will not receive any consideration for their shares of Meridian common stock in connection with the merger. Instead, Meridian will remain an independent public company, Meridian common stock will continue to be listed and traded on NASDAQ, and Independent will not complete the issuance of shares of Independent common stock pursuant to the merger agreement. In addition, if the merger agreement is terminated in certain circumstances, a termination fee of $44,145,000 will be payable by either Independent or Meridian, as applicable. See “The Merger Agreement—Termination Fees” beginning on page 117 for a more detailed discussion of the circumstances under which a termination fee will be required to be paid.

Q.	Where can I find more information about the companies?

A.	You can find more information about Independent and Meridian from the various sources described under the section of this document titled “Where You Can Find More Information” beginning on page 142.

Q.	What is a “broker non-vote”?

A.

A “broker non-vote” occurs on an item when a nominee or intermediary is not permitted to vote on that item without instructions from the beneficial owner of the shares, and the beneficial owner fails to provide the nominee or intermediary with such instructions.

Q.	What is householding and how does it affect me?

A.

The SEC permits companies to send a single set of proxy materials to any household at which two (2) or more shareholders reside, unless contrary instructions have been received, but only if the applicable shareholders provide advance notice and follow certain procedures. In such cases, each shareholder continues to receive a separate notice of the meeting and proxy card. Certain brokerage firms may have instituted householding for beneficial owners of Independent common stock and Meridian common stock, as applicable, held through brokerage firms. If your family has multiple accounts holding Independent common stock or Meridian common stock, as applicable, you may have already received a householding notification from your broker. Please contact your broker directly if you have any questions or require additional copies of this joint proxy statement/prospectus. The broker will arrange for delivery of a separate copy of this joint proxy statement/prospectus promptly upon your written or oral request. You may decide at any time to revoke your decision to household, and thereby receive multiple copies.

Questions and Answers About the Special Meeting of Meridian Stockholders

Q.	When and where will Meridian’s stockholders meet?

A.	The Meridian special meeting will be held at 67 Prospect Street, Peabody, Massachusetts 09160 on [ ], 2021 at [ ], Eastern Time.

Even if you plan to attend the Meridian special meeting, Meridian recommends that you vote your shares in advance as described below so that your vote will be counted if you later decide not to or become unable to attend the applicable special meeting.

Q.	What matters are Meridian’s stockholders being asked to approve at the Meridian special meeting pursuant to this joint proxy statement/prospectus?

A.	At the Meridian special meeting, Meridian’s stockholders will be asked to consider and vote on the following proposals:

•	Meridian Proposal 1: The Meridian merger proposal;

•	Meridian Proposal 2: The Meridian compensation proposal; and

•	Meridian Proposal 3: The Meridian adjournment proposal.

In order to complete the merger, among other things, Meridian stockholders must approve the Meridian merger proposal. None of the approvals of the Meridian compensation proposal or the Meridian adjournment proposal is a condition to the obligations of Independent or Meridian to complete the merger.

Q.	What does Meridian’s board of directors recommend with respect to the three proposals?

A.	The Meridian board of directors unanimously recommends that you vote “FOR” the Meridian merger proposal, “FOR” the Meridian compensation proposal and “FOR” the Meridian adjournment proposal.

In considering the recommendations of the Meridian board of directors, Meridian stockholders should be aware that Meridian directors and executive officers may have interests in the merger that are different from, or in addition to, the interests of Meridian stockholders generally. For a more complete description of these interests, see the information provided in the section entitled “The Merger—Interests of Meridian’s Executive Officers and Directors in the Merger” beginning on page 88.

Q.	Who is eligible to vote at the Meridian special meeting of stockholders?

A.

Only holders of record of Meridian common stock at the close of business on [●], which is the record date for the Meridian special meeting of stockholders, are entitled to vote at the Meridian special meeting.

Attendance at the special meeting is not required to vote. See below and the section entitled “The Special Meeting of Meridian Stockholders—Voting of Proxies” beginning on page 46 for instructions on how to vote your shares of Meridian common stock without attending the Meridian special meeting.

Q.	How many votes must be represented in person or by proxy at the Meridian special meeting to have a quorum?

A.

The holders of a majority of the shares of Meridian common stock outstanding and entitled to vote at the Meridian special meeting of stockholders, present in person or represented by proxy, will constitute a quorum at the Meridian special meeting.

Q.	What vote by Meridian’s stockholders is required to approve the Meridian special meeting proposals?

A.

Meridian Proposal 1: Meridian merger proposal. Approval of the Meridian merger proposal requires the affirmative vote of the holders of a majority of the shares of Meridian common stock outstanding and entitled to vote. Accordingly, an abstention or a broker non-vote or other failure to vote will have the same effect as a vote cast “AGAINST” the merger proposal.

Meridian Proposal 2: Meridian compensation proposal. Approval of the Meridian compensation proposal requires the affirmative vote of a majority of the votes cast by Meridian stockholders. Accordingly, an abstention or a broker non-vote or other failure to vote will have no effect on the outcome of the Meridian compensation proposal.

Meridian Proposal 3: Meridian adjournment proposal. Whether or not a quorum will be present at the meeting, approval of the Meridian adjournment proposal requires the affirmative vote of a majority of the votes cast by Meridian stockholders. Accordingly, an abstention or a broker non-vote or other failure to vote will have no effect on the outcome of the Meridian adjournment proposal.

Q.

Why am I being asked to consider and vote on a proposal to approve, by non-binding, advisory vote, merger-related compensation arrangements for the Meridian named executive officers (i.e., the Meridian compensation proposal)?

A.

Under Securities and Exchange Commission (“SEC”) rules, Meridian is required to seek a non-binding, advisory vote with respect to the compensation that may be paid or become payable to Meridian’s named executive officers that is based on or otherwise relates to the merger or “golden parachute” compensation.

Q.

What happens if Meridian stockholders do not approve, by non-binding, advisory vote, merger-related compensation arrangements for Meridian’s named executive officers (i.e., the Meridian compensation proposal)?

A.

The vote on the proposal to approve the merger-related compensation arrangements for each of Meridian’s named executive officers is separate and apart from the votes to approve the other proposals being presented at the Meridian special meeting. Because the vote on the proposal to approve the merger-related executive compensation is advisory in nature only, it will not be binding upon Meridian or Independent before or following the merger. Accordingly, the merger-related compensation will be paid to Meridian’s named executive officers to the extent payable in accordance with the terms of their compensation agreements and other contractual arrangements even if Meridian stockholders do not approve the proposals to approve the merger-related executive compensation.

Q.	Are any Meridian stockholders already committed to vote in favor of any of the Meridian special meeting proposals?

A.

Under voting agreements with Independent, each of Meridian’s directors and executive officers who individually or jointly owns shares of Meridian common stock, acting solely in his or her capacity as a stockholder, has agreed to vote all of his or her Meridian common stock in favor of the Meridian merger agreement proposal. As of the record date for the Meridian special meeting of stockholders, the Meridian stockholders who are parties to the voting agreements with Independent collectively owned (with sole or shared voting power) approximately [●]% of the Meridian common stock outstanding and entitled to vote at the Meridian special meeting.

Q.	How may Meridian’s stockholders vote their shares for the Meridian special meeting proposals presented in this joint proxy statement/prospectus prior to the special meeting?

A.

Shares Held of Record: If you are a stockholder of record of Meridian common stock as of the Meridian record date, you may submit your proxy before the Meridian special meeting in one of the following ways:

•	by signing the enclosed proxy card and mailing it in the enclosed, prepaid and addressed envelope;

•	by calling the toll-free number indicated on the accompanying proxy card and following the instructions, or

•	by accessing the web page indicated on the accompanying proxy card and following the on-screen instructions.

Proxies submitted by mail must be received by the close of business on [●]. Proxies submitted by telephone or through the Internet must be received by [●] a.m., Eastern Time, on [●].

Shares Held in Brokerage Accounts: If you hold your shares of Meridian common stock in street name (that is, you hold your shares of Meridian common stock through a broker, bank or other holder of record), your bank, broker or other holder of record will forward proxy materials and voting instructions that you must follow in order to vote your shares of Meridian common stock. You may receive more than one proxy card if your shares of Meridian common stock are registered in different names or are held in more than one account. A broker, bank or other holder of record will not be able to vote your shares at the Meridian special meeting without first receiving instructions from you on how to vote.

Shares Held in the Meridian 401(k) Plan: If you are a participant in the East Boston Savings Bank 401(k) Retirement Plan (which we refer to as the Meridian 401(k) Plan) and indirectly hold shares of Meridian common stock through the Meridian 401(k) Plan, you may vote any shares of Meridian common stock held in your Meridian 401(k) Plan account as of the Meridian record date ONLY by following the separate voting instructions provided by the Meridian 401(k) Plan trustee. Your 401(k) vote authorization form must be received by [●] p.m., Eastern Time, on [●]. The telephonic and internet voting cutoff for providing your 401(k) vote authorization is [●] p.m., Eastern Time, on [●]. [●], as the Meridian 401(k) Plan administrator, has instructed the Meridian 401(k) Plan trustee to vote any shares in the Meridian 401(k) Plan trustee for which participants have not issued timely voting instructions in the same proportion as the votes received on shares that participants have provided voting instructions.

Shares Held in the East Boston ESOP Plan: If you are a participant in the East Boston ESOP and indirectly hold shares of Meridian common stock through the East Boston ESOP, you may vote any shares of Meridian common stock held in your East Boston ESOP account as of the Meridian record date ONLY by following the separate voting instructions provided by the East Boston ESOP trustee. Your ESOP vote authorization form must be received by [●] p.m., Eastern Time, on [●]. The telephonic and internet voting cutoff for providing your ESOP vote authorization is [●] p.m., Eastern Time, on [●]. Under the terms of the East Boston ESOP, the East Boston ESOP trustee votes all shares held by the East Boston ESOP, but each East Boston ESOP participant may direct the trustee how to vote the shares of Meridian common stock allocated to his or her account. The East Boston ESOP trustee will vote all unallocated shares of Meridian common stock held by the East Boston ESOP and allocated shares for which no voting instructions are received in the same proportion as shares for which it has received timely voting instructions, so long as such vote is solely in the interests of participants and beneficiaries and in accordance with the requirements of the Employee Retirement Income Security Act of 1974, as amended.

Q.	Can I attend the Meridian special meeting and vote my shares in person?

A.

Yes. All holders of common stock of Meridian, including holders of record and holders who hold their shares through banks, brokers or any other holder of record, are invited to attend the Meridian special meeting. Holders of record of Meridian common stock can vote in person at the Meridian special meeting. If you are not a holder or record (i.e. if your shares are held for you in “street name”), you must obtain a legal proxy, executed in your favor, from the record holder of your shares, such as a broker, bank, or other holder of record to be able to vote in person at the Meridian special meeting. If you plan to attend the meeting, you must hold your shares in your own name or have a letter from the record holder of your shares confirming your ownership. In addition, you must bring a form of personal photo identification with you in order to be admitted to the meeting. Meridian reserves the right to refuse admittance to anyone without proper proof of share ownership or without proper photo identification. Whether or not you intend to be present at the Meridian special meeting, you are urged to sign, date and return your proxy card, or to vote via the Internet or by telehone promptly. If you are then present and wish to vote your shares in person, your original proxy may be revoked by voting by ballot at the Meridian special meeting.

Additional information on attending the Meridian special meeting can be found under the section entitled “The Special Meeting of Meridian Stockholders—Attending the Meridian Special Meeting” on page 45.

Q.	May a Meridian stockholder change its vote after submitting a proxy?

A.

Yes. A Meridian stockholder may change a vote at any time before the Meridian stockholder’s proxy is voted at the Meridian special meeting. A proxy may be revoked by executing and timely submitting a later-dated proxy card, or by attending the Meridian special meeting and voting in person. A Meridian stockholder executing a Meridian proxy card may also revoke the proxy at any time before it is voted by giving written notice revoking the proxy to Meridian’s Corporate Secretary, by timely filing another Meridian proxy card bearing a later date or by attending the Meridian special meeting and voting in person. Attending the Meridian special meeting will not automatically revoke a Meridian stockholder’s prior submission of a proxy (by Internet, telephone or in writing). All written notices of revocation or other communications with respect to revocation of proxies should be addressed to:

Meridian Bancorp, Inc.

67 Prospect Street

Peabody, Massachusetts 01960

(617) 567-1500

Attention: Edward J. Merritt, Corporate Secretary

Participants in the Meridian 401(k) Plan may revoke their instructions to the Meridian 401(k) Plan trustee with respect to voting of the shares of Meridian common stock held in their Meridian 401(k) Plan account by submitting to the Meridian 401(k) Plan trustee a signed instruction card bearing a later date, provided that such new instruction card must be received by the Meridian 401(k) Plan trustee on or prior to the last date for submission of such instructions with respect to the Meridian special meeting designated in the separate voting instructions provided by the Meridian 401(k) Plan trustee.

Participants in the East Boston ESOP may revoke their instructions to the East Boston ESOP trustee with respect to voting of the shares of Meridian common stock held in their East Boston ESOP account by submitting to the East Boston ESOP trustee a signed instruction card bearing a later date, provided that such new instruction card must be received by the East Boston ESOP trustee on or prior to the last date for submission of such instructions with respect to the Meridian special meeting designated in the separate voting instructions provided by the East Boston ESOP trustee.

Q.	What should Meridian stockholders do if they receive more than one set of voting materials?

A.

Meridian stockholders may receive more than one set of voting materials, including multiple copies of this joint proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold shares of Meridian common stock in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold these shares. If you are a holder of record of Meridian common stock and your shares are registered in more than one name, you will receive more than one proxy card. In addition, if you are a holder of both Meridian common stock and Independent common stock, you will receive one or more separate proxy cards or voting instruction cards for each company. Please complete, sign, date and return each proxy card that you receive or otherwise follow the voting instructions set forth in this joint proxy statement/prospectus to ensure that you vote every share of Meridian common stock and/or Independent common stock that you own.

Q.	What do Meridian’s stockholders need to do now?

A.

After carefully reading and considering the information contained in this joint proxy statement/prospectus, Meridian’s stockholders are requested to complete and return their respective proxies as soon as possible. The Meridian proxy card will instruct the persons named on the Meridian proxy card to vote the Meridian stockholder’s shares of Meridian common stock at the Meridian special meeting as the stockholder directs. If a Meridian stockholder signs, dates and sends in a Meridian proxy card and does not indicate how the stockholder wishes to vote, the proxy will be voted “FOR” both of the Meridian special meeting proposals.

Q.	If I am a Meridian stockholder, who can help answer my questions?

A.

If you have any questions about the merger or the Meridian special meeting, or if you need additional copies of this joint proxy statement/prospectus or the enclosed Meridian proxy card, you should contact Meridian’s proxy solicitor at the following address or phone number:

EQ Proxy Services

275 Madison Avenue

34th Floor

New York, NY 10016

Toll-free number for stockholders: (833) 434-0273

Brokers, banks and other nominees: (516) 220-8356

Questions and Answers About the Special Meeting of Independent Shareholders

Q.	When and where will Independent’s shareholders meet?

A.	The Independent special meeting will be held at [ ] on [ ], 2021 at [ ], Eastern Time.

Even if you plan to attend the Independent special meeting, Independent recommends that you vote your shares in advance as described below so that your vote will be counted if you later decide not to or become unable to attend the applicable special meeting.

Q.	What matters are Independent’s shareholders being asked to approve at the Independent special meeting pursuant to this joint proxy statement/prospectus?

A.	At the Independent special meeting, Independent shareholders will be asked to consider and vote on the following proposals:

•	Independent Proposal 1: The Independent share issuance proposal; and

•	Independent Proposal 2: The Independent adjournment proposal.

In order to complete the merger, among other things, Independent shareholders must approve the Independent share issuance proposal. The approval of the Independent adjournment proposal is not a condition to the obligations of Independent or Meridian to complete the merger.

Q.	What does Independent’s board of directors recommend with respect to the two proposals?

A.	The Independent board of directors unanimously recommends that you vote “FOR” the Independent share issuance proposal and “FOR” the Independent adjournment proposal.

Q.	Who is eligible to vote at the Independent special meeting of shareholders?

A.

Only holders of record of Independent common stock at the close of business on [●], which is the record date for the Independent special meeting of shareholders, are entitled to vote at the Independent special meeting.

Q.	How many votes must be represented in person or by proxy at the Independent special meeting to have a quorum?

A.

The holders of a majority of the shares of Independent common stock outstanding and entitled to vote at the Independent special meeting of shareholders, present in person or represented by proxy, will constitute a quorum at the Independent special meeting.

Q.	What vote by Independent’s shareholders is required to approve the Independent special meeting proposals?

A.

Independent Proposal 1: Independent share issuance proposal. Approval of the Independent share issuance proposal requires the affirmative vote of a majority of votes cast by Independent shareholders at the Independent special meeting. Accordingly, an abstention or a broker non-vote or other failure to vote will have no effect on the outcome of the Independent share issuance proposal.

Independent Proposal 2: Independent adjournment proposal. Whether or not a quorum will be present at the meeting, approval of the Independent adjournment proposal requires the affirmative vote of a majority of the votes cast by Independent shareholders at the Independent special meeting. Accordingly, an abstention or a broker non-vote or other failure to vote will have no effect on the outcome of the Independent adjournment proposal.

Q.	Are any Independent shareholders already committed to vote in favor of any of the Independent special meeting proposals?

A.	No, none of Independent’s shareholders have committed to vote any their shares of Independent common stock in favor of any of the Independent special meeting proposals.

Q.	How may Independent’s shareholders vote their shares for the Independent special meeting proposals presented in this joint proxy statement/prospectus prior to the special meeting?

A.

Shares Held of Record: If you are a shareholder of record of Independent common stock as of the Independent record date, you may submit your proxy before the Independent special meeting in one of the following ways:

•	by signing the enclosed proxy card and mailing it in the enclosed, prepaid and addressed envelope;

•	by calling the toll-free number indicated on the accompanying proxy card and following the instructions, or

•	by accessing the web page indicated on the accompanying proxy card and following the on-screen instructions.

Proxies submitted by mail must be received by the close of business on [●]. Proxies submitted by telephone or through the Internet must be received by [●] a.m., Eastern Time, on [●].

Shares Held in Brokerage Accounts: If you hold your shares of Independent common stock in street name (that is, you hold your shares of Independent common stock through a broker, bank or other holder of record), your bank, broker or other holder of record will forward proxy materials and voting instructions that you must follow in order to vote your shares of Independent common stock. You may receive more than one proxy card if your shares of Meridian common stock are registered in different names or are held in more than one account. A broker, bank or other holder of record will not be able to vote your shares at the Independent special meeting without first receiving instructions from you on how to vote.

Shares Held in the Independent 401(k) Plan: If you are a participant in the Rockland Trust Company Employee Savings, Profit Sharing and Stock Ownership Plan (which we refer to as the Independent 401(k) Plan) and indirectly hold shares of Independent common stock through the Independent 401(k) Plan, you may vote any shares of Independent common stock held in your Independent 401(k) Plan account as of the Independent record date only by following the separate voting instructions provided by the Independent 401(k) Plan administrator.

Q.	Can I attend the Independent special meeting and vote my shares in person?

A.

Yes. All holders of common stock of Independent, including holders of record and holders who hold their shares through banks, brokers or any other holder of record, are invited to attend the Independent special meeting. Holders of record of Independent common stock can vote in person at the Independent special meeting. If you are not a holder or record (i.e. if your shares are held for you in “street name”), you must obtain a legal proxy, executed in your favor, from the record holder of your shares, such as a broker, bank, or other holder of record to be able to vote in person at the Independent special meeting. If you plan to attend the meeting, you must hold your shares in your own name or have a letter from the record holder of your shares confirming your ownership. In addition, you must bring a form of personal photo identification with you in order to be admitted to the meeting. Independent reserves the right to refuse admittance to anyone without proper proof of share ownership or without proper photo identification. Whether or not you intend to be present at the Independent special meeting, you are urged to sign, date and return your proxy card, or to vote via the Internet or by telehone promptly. If you are then present and wish to vote your shares in person, your original proxy may be revoked by voting by ballot at the Independent special meeting.

Additional information on attending the Independent special meeting can be found under the section entitled “The Independent Special Meeting—Attending the Independent Special Meeting” on page 52.

Q.	May an Independent shareholder change its vote after submitting a proxy?

A.

Yes. An Independent shareholder may change a vote at any time before the Independent shareholder’s proxy is voted at the Independent special meeting. A proxy may be revoked by executing a later-dated proxy card or by attending the Independent special meeting and voting in person. An Independent shareholder executing an Independent proxy card may also revoke the proxy at any time before it is voted by giving written notice revoking the proxy to Independent’s General Counsel and Corporate Secretary, by subsequently filing another Independent proxy card bearing a later date or by attending the Independent special meeting and voting in person. Attending the Independent special meeting will not automatically revoke an Independent shareholder’s prior submission of a proxy (by Internet, telephone or in writing). All written notices of revocation or other communications with respect to revocation of proxies should be addressed to:

Independent Bank Corp.

288 Union Street

Rockland, Massachusetts 02370

(781) 878-6100

Attention: Patricia M. Natale, Deputy General Counsel and Corporate Secretary

Participants in the Independent 401(k) Plan may revoke their instructions to the Independent 401(k) Plan administrator with respect to voting of the shares of Independent common stock held in their Independent 401(k) Plan account by submitting to the Independent 401(k) Plan administrator a signed instruction card bearing a later date, provided that such new instruction card must be received by the Independent 401(k) Plan administrator on or prior to the last date for submission of such instructions with respect to the Independent special meeting designated in the separate voting instructions provided by the Independent 401(k) Plan administrator.

Q.	What should Independent shareholders do if they receive more than one set of voting materials?

A.

Independent shareholders may receive more than one set of voting materials, including multiple copies of this joint proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold shares of Independent common stock in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold these shares. If you are a holder of record of Independent common stock and your shares are registered in more than one name, you will receive more than one proxy card. In addition, if you are a holder of both Meridian common stock and Independent common stock, you will receive one or more separate proxy cards or voting instruction cards for each company. Please complete, sign, date and return each proxy card that you receive or otherwise follow the voting instructions set forth in this joint proxy statement/prospectus to ensure that you vote every share of Meridian common stock and/or Independent common stock that you own.

Q.	What do Independent shareholders need to do now?

A.

After carefully reading and considering the information contained in this joint proxy statement/prospectus, Independent’s shareholders are requested to complete and return their respective proxies as soon as possible.

The Independent proxy card will instruct the persons named on the Independent proxy card to vote the Independent shareholder’s shares of Independent common stock at the Independent special meeting as the shareholder directs. If an Independent shareholder signs, dates and sends in an Independent proxy card and does not indicate how the shareholder wishes to vote, the proxy will be voted “FOR” both of the Independent special meeting proposals.

Q.	If I am an Independent shareholder, who can help answer my questions?

A.

If you have any questions about the merger or the Independent special meeting, or if you need additional copies of this joint proxy statement/prospectus or the enclosed Independent proxy card, you should contact Independent’s proxy solicitor at the following address or phone number:

Georgeson LLC

1290 Avenue of the Americas, 9th Floor

New York, NY 10104

1-800-868-1390

SUMMARY

This summary highlights selected information from this document and may not contain all of the information that is important to you. You should carefully read this entire document and all other documents to which this document refers to fully understand the merger and the related transactions. See “Where You Can Find More Information” beginning on page 142 of this document. Most items in this summary include a page reference directing you to a more complete description of those items.

Unless the context otherwise requires, throughout this document, “Independent” refers to Independent Bank Corp., “Meridian” refers to Meridian Bancorp, Inc., “Rockland Trust” refers to Rockland Trust Company, and “East Boston” refers to East Boston Savings Bank; and “we,” “us” and “our” refers to Independent and Meridian. Also, we refer to the merger between Independent and Meridian as the “merger,” and the Agreement and Plan of Merger, dated as of April 22, 2021, by and among Independent, Rockland Trust, Merger Sub, Meridian, and East Boston as the “merger agreement.”

Information About the Companies (see page 124)

Independent

Independent is a Massachusetts chartered bank holding company headquartered in Rockland, Massachusetts that was incorporated under Massachusetts law in 1985. Independent is the sole shareholder of Rockland Trust, a Massachusetts trust company chartered in 1907. Through its subsidiary, Rockland Trust, Independent offers a full range of banking services through a network of approximately 100 retail branches, commercial and residential lending centers, and investment management offices in eastern Massachusetts, including Greater Boston, the South Shore, Cape Cod and Islands, Worcester County, and Rhode Island.

At March 31, 2021, Independent had total consolidated assets of approximately $13.8 billion, net loans of approximately $9.1 billion, total deposits of approximately $11.6 billion, and total shareholders’ equity of approximately $1.7 billion.

Independent Bank Corp.

288 Union Street

Rockland, Massachusetts 02370

(781) 878-6100

Meridian

Meridian is a Maryland corporation and a bank holding company headquartered in Peaboby, Massachusetts that was incorporated under Maryland law in 2014. Meridian is the sole shareholder of East Boston, a Massachusetts savings bank chartered in 1848. Through its subsidiary, East Boston, Meridian offers a full range of banking services through a network of approximately 42 branch offices, one mobile branch and three loan centers in the greater Boston metropolitan area.

At March 31, 2021, Meridian had total consolidated assets of approximately $6.5 billion, net loans of approximately $5.2 billion, total deposits of approximately $5.1 billion, and total stockholders’ equity of approximately $789.1 million.

Merger Sub

Merger Sub, a direct, wholly owned subsidiary of Independent, is a Maryland corporation that was incorporated for the sole purpose of effecting the merger. In the merger, Merger Sub will merge with and into Meridian, with

Meridian surviving as a direct, wholly owned subsidiary of Independent and the separate corporate existence of Merger Sub will cease.

Its principal executive office is located at c/o Independent Bank Corp., 288 Union Street, Rockland, Massachusetts 02370, and its telephone number is (781) 878-6100.

The Merger and the Merger Agreement (see pages 56 and 100)

The terms and conditions of the merger are contained in the merger agreement, a copy of which is attached as Annex A to this joint proxy statement/prospectus. You are encouraged to read the merger agreement carefully and in its entirety, as it is the primary legal document that governs the merger.

Pursuant to the terms and subject to the conditions set forth in the merger agreement, at the effective time of the merger, Merger Sub will merge with and into Meridian, with Meridian as the surviving entity. As soon as reasonably practicable following the merger, the holdco merger will occur in which Meridian will merge with and into Independent, with Independent as the surviving entity. Immediately following the holdco merger, the bank merger will occur in which East Boston will merge with and into Rockland Trust, with Rockland Trust as the surviving bank. Following the merger, Meridian’s common stock will be delisted from NASDAQ, deregistered under the Exchange Act and will cease to be publicly traded.

Merger Consideration (see page 101)

Each share of Meridian common stock issued and outstanding immediately prior to the effective time, except for certain shares owned by Independent or Meridian, will be converted into the right to receive 0.275 of a share of Independent common stock. Meridian stockholders who would otherwise be entitled to a fraction of a share of Independent common stock in the merger will instead receive, for the fraction of a share, an amount in cash (rounded to the nearest cent) based on the volume-weighted average trading price per share of Independent common stock for the five consecutive trading days ending on the fifth trading day immediately preceding the closing date.

Independent common stock is listed on the NASDAQ under the symbol “INDB,” and Meridian common stock is listed on NASDAQ under the symbol “EBSB.” The following table shows the closing sale prices of Independent common stock and Meridian common stock as reported on the NASDAQ, as applicable, on April 22, 2021, the last trading day before the public announcement of the merger agreement, and on [                ], 2021, the last practicable trading day before the date of this joint proxy statement/prospectus. This table also shows the implied value of the merger consideration to be issued in exchange for each share of Meridian common stock, which was calculated by multiplying the closing price of Meridian common stock on those dates by the exchange ratio of 0.275.

	Independent Common Stock			Meridian Common Stock			Implied Value of One Share of Meridian Common Stock
April 22, 2021		$79.07			$17.82			$21.74
[ ], 2021	$	[	]	$	[	]	$	[	]

For more information on the exchange ratio, see the section entitled “The Merger—Terms of the Merger” beginning on page 56 and “The Merger Agreement—Merger Consideration” beginning on page 101.

Treatment of Meridian Equity Awards (see page 102)

The merger agreement provides that Meridian equity awards that are outstanding immediately prior to the effective time will be treated as follows:

Stock Options. Each stock option, whether vested or unvested, will fully vest and be cancelled at the effective time of the merger. On the closing date of the merger, East Boston or Meridian will pay to the holders of such stock options cash in an amount equal to the product of (i) the number of shares of Meridian common stock provided for in each such stock option, multiplied by (ii) the excess, if any, of (x) the per share cash equivalent consideration (as defined below) over (y) the exercise price. Any stock option for which the exercise price per share of Meridian common stock provided for in such stock option exceeds the per share cash equivalent consideration will be cancelled at the effective time of the merger without payment. The cash payment will be paid within five business days after the closing date of the merger, without interest and less applicable withholding taxes. For purposes of the merger agreement, “per share cash equivalent consideration” means the product (rounded to the nearest cent) obtained by multiplying (i) the exchange ratio by (ii) the volume-weighted average trading price of a share of the Independent common stock on Nasdaq for the consecutive period of five full trading days ending on the day immediately preceding the closing date.

Restricted Stock Awards. Each share of restricted stock will fully vest at the effective time of the merger and be considered an outstanding share of Meridian common stock entitled to receive the merger consideration. The merger consideration will be issued within five business days after the closing date of the merger, without interest and less applicable withholding taxes.

Meridian’s Reasons for the Merger (see page 60)

The boards of directors of Meridian and East Boston have unanimously determined that the merger agreement and the merger are advisable and in the best interests of Meridian and its stockholders and East Boston. Accordingly, the boards of directors of Meridian and East Boston adopted and approved the merger agreement. The Meridian board of directors unanimously recommends that Meridian’s stockholders vote “FOR” the Meridian merger agreement proposal “FOR” the Meridian compensation proposal and “FOR” the Meridian adjournment proposal. For a more detailed discussion of the Meridian board of directors’ recommendation, see “The Merger—Meridian’s Reasons for the Merger” beginning on page 60.

Opinion of Meridian’s Financial Advisor (see pages 62 and B-1)

At the April 22, 2021 meeting of the Meridian board of directors, representatives of Raymond James rendered Raymond James’ opinion, subsequently confirmed in writing and dated April 22, 2021, to the Meridian board (in its capacity as such), as to the fairness, as of such date, from a financial point of view, to the holders of Meridian’s outstanding common stock (other than shares of Meridian common stock issued and outstanding immediately prior to the effective time of the merger that are (i) held by Meridian as treasury stock or (ii) owned directly by Independent (other than, in the case of clause (ii), shares in trust accounts, managed accounts and the like for the benefit of customers or shares held in satisfaction of a debt previously collected), the “Exception Shares”) of the exchange ratio to be received by such holders in the merger pursuant to the merger agreement, based upon and subject to the assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of the review undertaken by Raymond James in connection with the preparation of its opinion.

The full text of the written opinion of Raymond James, dated April 22, 2021, which sets forth, among other things, the various assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of the review undertaken by Raymond James, is attached as Annex B to this joint proxy statement/prospectus. Raymond James provided its opinion for the information and assistance of the Meridian board of directors (in its capacity as such) in connection with, and for purposes of, its consideration of the financial terms of the merger and its opinion only addresses whether the exchange ratio to be received by the holders of Meridian’s common stock in the merger pursuant to the merger agreement was fair, from a financial point of view, to the holders of Meridian’s outstanding common stock (other than the Exception Shares). The opinion of

Raymond James did not address any other term or aspect of the merger agreement or the merger contemplated thereby, the underlying business decision of Meridian to engage in the merger, the form or structure of the merger, the relative merits of the merger as compared to any other alternative business strategies that might exist for Meridian, or the effect of any other transaction in which Meridian might engage. The description of the opinion is qualified in its entirety by reference to the full text of the opinion. Meridian shareholders are urged to read the entire opinion carefully in connection with their consideration of the merger. Neither the Raymond James opinion nor the summary of its opinion and the related analyses set forth in this joint proxy statement/prospectus is intended to be or constitute advice or a recommendation to the Meridian board of directors or any holder of Meridian common stock as to how the Meridian board of directors, such stockholder or any other person should vote or otherwise act with respect to the merger or any other matter.

Interests of Meridian’s Directors and Executive Officers in the Merger (see page 88)

In considering the recommendation of the board of directors of Meridian, Meridian’s stockholders should be aware that the directors and executive officers of Meridian have interests in the merger and holdco merger that are different from, or in addition to, the interests of Meridian’s other stockholders generally. The board of directors of Meridian was aware of these interests and considered them, among other matters, in approving the merger agreement and related transactions.

These interests include:

•

employment agreement between Meridian, East Boston and Richard J. Gavegnano that provides for a cash severance payment if the executive’s employment is terminated without “cause” or he resigns for “good reason” following a change in control and during the term of the employment agreement;

•

change in control agreements between Meridian, East Boston and each of John A. Carroll, Executive Vice President and Chief Operating Officer of Meridian and East Boston, Kenneth R. Fisher, Executive Vice President, Treasurer and Chief Financial Officer of Meridian and East Boston, Edward J. Merritt, Executive Vice President for Business Development and Community Reinvestment of Meridian and East Boston, John Migliozzi, Executive Vice President, Real Estate Lending of Meridian and East Boston and with Frank P. Romano, Executive Vice President, Corporate Banking of Meridian and East Boston, that each provide for cash severance payments and continued non-taxable medical and dental insurance if the executive’s employment is voluntarily terminated for good reason or involuntarily terminated without cause following a change in control and during the term of the change in control agreement;

•

interests under a Supplemental Executive Retirement Agreement with each of Messrs. Gavegnano and Merritt, which will be paid in a lump sum to Messrs. Gavegnano and Merritt in connection with the merger;

•

interests under a Supplemental Retirement Agreement with each of Messrs. Gambardella and Natalucci, which will be paid in a lump sum to Messrs. Gambardella and Natalucci in connection with their separation of service as of the closing date of the merger;

•	interests under a Non-Qualified Supplemental Employee Stock Ownership Plan which will be paid in a lump sum to Mr. Gavegnano in connection with the merger;

•	the termination, accelerated vesting and payment of all outstanding Meridian stock options in an amount equal to the per share cash equivalent consideration minus the exercise price of each option;

•	the acceleration of vesting of all outstanding Meridian restricted stock awards, which will be exchanged for the merger consideration;

•	a Consulting Agreement that Rockland Trust entered into with each of Messrs. Gavegnano, Romano and Merritt;

•	An Offer Letter that Rockland Trust entered into with Mr. Migliozzi;

•

Independent will invite all of the independent directors serving on Meridian’s board of directors immediately prior to the merger to become members of a transition advisory board for two years following the closing; and

•	the rights of Meridian officers and directors under the merger agreement to continued indemnification coverage and continued coverage under directors’ and officers’ liability insurance policies.

For a more complete description of these interests, see “The Merger—Interests of Meridian’s Directors and Executive Officers in the Merger.”

Special Meeting of Meridian’s Stockholders; Vote Required (see page 44)

The Meridian special meeting will be held at 67 Prospect Street, Peabody, Massachusetts 01960 on [                ], 2021 at [                ], Eastern Time. At the Meridian special meeting, Meridian stockholders will be asked to vote on the following matters:

•	the Meridian merger proposal;

•	the Meridian compensation proposal; and

•	the Meridian adjournment proposal.

You may vote at the Meridian special meeting if you owned shares of Meridian common stock at the close of business on [                ], 2021. As of [                ], 2021, there were [                ] shares of Meridian common stock outstanding, of which less than [                ] percent ([                ]%) were owned and entitled to be voted by Meridian directors and executive officers and their affiliates. Each of Meridian’s directors and executive officers who individually or jointly owns shares of Meridian common stock, acting solely in his or her capacity as a stockholder, has agreed to vote all of his or her Meridian common stock in favor of the Meridian merger agreement proposal.

The Meridian merger proposal will be approved if the holders of a majority of the shares of Meridian common stock outstanding and entitled to vote are voted in favor of such proposal. The Meridian compensation proposal and the Meridian adjournment proposal will be approved if a majority of the votes cast by Meridian stockholders at the Meridian special meeting are voted in favor of such proposal. If you mark “ABSTAIN” on your proxy, fail to submit a proxy or vote at the Meridian special meeting via the Meridian special meeting website or fail to instruct your bank, broker, trustee or other nominee how to vote with respect to the Meridian merger proposal, it will have the same effect as a vote “AGAINST” the Meridian merger proposal. If you mark “ABSTAIN” on your proxy, fail to submit a proxy or vote at the Meridian special meeting via the Meridian special meeting website or fail to instruct your bank, broker, trustee or other nominee how to vote with respect to the Meridian compensation proposal or the Meridian adjournment proposal, you will not be deemed to have cast a vote with respect to the Meridian compensation proposal or the Meridian adjournment proposal, as applicable, and it will have no effect on the applicable proposal.

Recommendation of Meridian’s Board of Directors (see pages 44 and 60)

Meridian’s board of directors has unanimously determined that the merger agreement and the merger are advisable to Meridian and its stockholders and, accordingly, unanimously recommends that Meridian’s stockholders vote “FOR” the Meridian merger proposal, “FOR” the Meridian compensation proposal and “FOR” the Meridian adjournment proposal.

Meridian’s Directors and Executive Officers Have Agreed to Vote in Favor of the Merger Agreement (see page 19)

On the record date of [●], Meridian’s directors and executive officers individually or jointly owned an aggregate of [●] shares, or approximately [●]% of the outstanding shares of Meridian common stock. Each of these directors and executive officers has agreed with Independent to vote his or her shares of Meridian common stock in favor of the merger agreement and the transactions it contemplates.

Non-Solicitation (see page 19)

Meridian has agreed that it will not solicit or encourage any inquiries or proposals regarding any acquisition proposals by third parties. Meridian may respond to unsolicited proposals in certain circumstances if required by Meridian’s board of directors’ fiduciary duties. Meridian must promptly notify Independent if it receives any acquisition proposals.

Independent’s Reasons for the Merger and Issuance of Shares of Independent Common Stock (see page 19)

The Independent board of directors has determined that the merger agreement and the transactions contemplated by the merger agreement (including the mergers and the Independent share issuance) are advisable and fair to and in the best interests of Independent and its shareholders and has unanimously approved and adopted the merger agreement and the transactions contemplated by the merger agreement (including the mergers and the Independent share issuance). The Independent board of directors unanimously recommends that Independent shareholders vote “FOR” the Independent share issuance proposal and “FOR” the other proposals presented at the Independent special meeting. For a more detailed discussion of the Independent board of directors’ recommendation, see “The Merger—Independent’s Reasons for the Merger beginning on page 71.”

Opinion of Independent’s Financial Advisor (see pages 73 and C-1)

In connection with the merger, Independent’s financial advisor, Keefe, Bruyette & Woods, Inc., which is referred to in this document as KBW, delivered a written opinion, dated April 22, 2021, to the Independent board of directors as to the fairness, from a financial point of view and as of the date of the opinion, to Independent of the exchange ratio in the proposed merger. The full text of the opinion, which describes the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by KBW in preparing the opinion, is attached as Annex C to this joint proxy statement/prospectus. The opinion was for the information of, and was directed to, the Independent board of directors (in its capacity as such) in connection with its consideration of the financial terms of the merger. The opinion did not address the underlying business decision of Independent to engage in the merger or enter into the merger agreement or constitute a recommendation to the Independent board of directors in connection with the merger, and it does not constitute a recommendation to any holder of Independent common stock or any shareholder or stockholder of any other entity as to how to vote in connection with the merger or any other matter.

Special Meeting of Independent’s Shareholders; Vote Required (see page 52)

The Independent special meeting will be held at [                ] on [                ], 2021 at [                ], Eastern Time. At the Independent special meeting, Independent shareholders will be asked to vote on the following matters:

•	the Independent share issuance proposal; and

•	the Independent adjournment proposal.

You may vote at the Independent special meeting if you owned shares of Independent common stock at the close of business on [                ], 2021. As of [                ], 2021, there were [                ] shares of Independent

common stock outstanding, of which less than [                ] percent ([                ]%) were owned and entitled to be voted by Independent directors and executive officers and their affiliates. We currently expect that Independent’s directors and executive officers will vote their shares in favor of the Independent share issuance proposal, although none of them has entered into any agreements obligating them to do so.

The Independent share issuance proposal and the Independent adjournment proposal will each be approved if a majority of the votes cast at the Independent special meeting are voted in favor of such proposal. If you mark “ABSTAIN” on your proxy, fail to submit a proxy or vote at the Independent special meeting or fail to instruct your bank or broker how to vote with respect to the Independent share issuance proposal or the Independent adjournment proposal, you will not be deemed to have cast a vote with respect to the Independent share issuance proposal or the Independent adjournment proposal, as applicable, and it will have no effect on the applicable proposal.

Recommendation of Independent’s Board of Directors (see pages 51 and 71)

Independent’s board of directors has unanimously determined that the merger agreement and the merger are advisable to Independent and its shareholders and, accordingly, unanimously recommends that Independent’s shareholders vote “FOR” the Independent share issuance proposal and “FOR” the Independent adjournment proposal.

Expected Timing of the Merger

Independent and Meridian expect the merger to close in the fourth quarter of 2021. However, neither Independent nor Meridian can predict the actual date on which the merger will be completed, or if the merger will be completed at all, because completion is subject to conditions and factors outside the control of both companies. Independent and Meridian must first obtain the approval of Independent shareholders and Meridian stockholders for the merger, as well as obtain necessary regulatory approvals and satisfy certain other closing conditions.

Conditions to Complete the Merger (see page 115)

Each of Independent’s and Meridian’s obligations to complete the merger is subject to the satisfaction or waiver to the extent legally permitted of a number of mutual conditions, including:

•

the requisite Independent vote and the requisite Meridian vote having been obtained. See “The Merger Agreement—Stockholder Approval; Board Recommendations” beginning on page 112 for additional information regarding the “requisite Independent vote” and the “requisite Meridian vote”;

•

the receipt of all regulatory approvals, waivers, and consents (none of which shall contain a burdensome condition, as defined in the merger agreement), and the expiration of all statutory waiting periods required to complete the merger;

•

the effectiveness of the registration statement with respect to the Independent common stock to be issued in the merger under the Securities Act of 1933, as amended (which we refer to as the Securities Act), and the absence of any stop order or proceedings initiated or threatened by the SEC for that purpose;

•	the listing of the shares of Independent common stock issuable pursuant to the merger on NASDAQ, subject to official notice of issuance; and

•

the absence of any statute, regulation, rule, decree, injunction or other order in effect by any court or other governmental entity that prohibits completion of the transactions contemplated by the merger agreement.

Each of Independent’s and Meridian’s obligations to complete the merger is also separately subject to the satisfaction or waiver (except for the condition set forth in the first bullet below, which may not be waived in any circumstance) of a number of conditions, including:

•	the receipt by the party of a legal opinion from its counsel with respect to certain U.S. federal income tax consequences of the merger;

•

the accuracy of the representations and warranties of the other party contained in the merger agreement as of the date on which the merger agreement was entered into and as of the date on which the merger is completed, subject to the materiality standards provided in the merger agreement (and the receipt by each party of an officers’ certificate from the other party to such effect); and

•

the performance by the other party in all material respects of all obligations, covenants and agreements required to be performed by it under the merger agreement at or prior to the date on which the merger is completed (and the receipt by each party of an officers’ certificate from the other party to such effect).

Termination of the Merger Agreement (see page 116)

Independent and Meridian may mutually agree at any time to terminate the merger agreement without completing the merger, even if Meridian stockholders have approved the merger. Also the merger agreement can be terminated in the following circumstances:

•

by either Independent or Meridian if its board of directors determines by a majority vote that any governmental entity that must grant a requisite regulatory approval has denied approval of the merger, the holdco merger or the bank merger and such denial has become final and nonappealable or any governmental entity of competent jurisdiction has issued a final and nonappealable order, injunction, decree or other legal restraint or prohibition permanently enjoining or otherwise prohibiting or making illegal the merger, the holdco merger or the bank merger, unless the failure to obtain a requisite regulatory approval is due to the failure of the party seeking to terminate the merger agreement to perform or observe its obligations, covenants and agreements under the merger agreement;

•

by either Independent or Meridian if the merger has not been completed on or before April 22, 2022 (the “end date”), unless the failure of the merger to be completed by such date is due to the failure of the party seeking to terminate the merger agreement to perform or observe its obligations, covenants and agreements under the merger agreement;

•

by either Independent or Meridian (provided that the terminating party is not then in material breach of any representation, warranty, obligation, covenant or other agreement contained in the merger agreement) if there is a breach of any of the obligations, covenants or agreements or any of the representations or warranties (or any such representation or warranty ceases to be true) set forth in the merger agreement on the part of Meridian, in the case of a termination by Independent, or Independent or Merger Sub, in the case of a termination by Meridian, which either individually or in the aggregate would constitute, if occurring or continuing on the date the merger is completed, the failure of a closing condition of the terminating party and which is not cured within 30 days following written notice to the party committing such breach, or by its nature or timing cannot be cured during such period (or such fewer days as remain prior to the end date);

•

by Meridian, if prior to the approval by Independent shareholders of the Independent share issuance proposal, (i) Independent or the Independent board of directors (a) withholds, withdraws, modifies or qualifies the Independent recommendation in a manner adverse to Meridian, (b) fails to make the Independent board recommendation in this joint proxy statement/prospectus, (c) adopts, approves, recommends or endorses an acquisition proposal or publicly announces an intention to adopt, approve, recommend or endorse an acquisition proposal, (d) fails to publicly and without qualification

(1) recommend against any acquisition proposal for Independent or (2) reaffirm the Independent board recommendation, in each case within ten Business Days (or such fewer number of days as remains prior to the Independent special meeting) after an acquisition proposal for Independent is made public or any request by Meridian, or (ii) Independent or the Independent board of directors breaches in any material respect its obligations relating to shareholder approval and the Independent board recommendation, see “Stockholder Approval; Board Recommendations” beginning on page 112 for additional information regarding the “recommendation change”;

•

by Independent, if prior to the approval by Independent shareholders of the Independent share issuance proposal, (i) Meridian or the Meridian board of directors (a) withholds, withdraws, modifies or qualifies the Meridian recommendation in a manner adverse to Independent, (b) fails to make the Meridian board recommendation in this joint proxy statement/prospectus, (c) adopts, approves, recommends or endorses an acquisition proposal or publicly announces an intention to adopt, approve, recommend or endorse an acquisition proposal, (d) fails to publicly and without qualification (1) recommend against any acquisition proposal for Meridian or (2) reaffirm the Meridian board recommendation, in each case within ten (10) Business Days (or such fewer number of days as remains prior to the Meridian special meeting) after an acquisition proposal for Meridian is made public or any request by Independent, or (ii) Meridian or the Meridian board of directors breaches in any material respect its obligations relating to non-solicitation of acquisition proposals or its obligations related to shareholder approval and the Meridian board recommendation, see “Stockholder Approval; Board Recommendations” beginning on page 112 for additional information regarding the “recommendation change”;

•

by either Meridian or Independent (provided Independent is not in material breach of its obligations related to shareholder approval and the Independent board recommendation), if the approval of the Independent share issuance proposal is not obtained because of the failure to obtain the required vote at the Independent special meeting; or

•

by either Independent or Meridian (provided Meridian is not in material breach of its obligations related to stockholder approval and the Meridian board recommendation), if the approval of the Meridian merger proposal is not obtained because of the failure to obtain the required vote at the Meridian special meeting.

Neither Independent nor Meridian is permitted to terminate the merger agreement as a result of any increase or decrease in the market price of Independent common stock or Meridian common stock.

Termination Fees (see page 22)

If the merger agreement is terminated under certain circumstances, including circumstances involving alternative acquisition proposals and changes in the recommendation of Independent’s or Meridian’s respective boards, Independent or Meridian may be required to pay a termination fee to the other equal to $44,145,000.

Regulatory Approvals Required to Complete the Merger (see page 22)

Completion of the transactions contemplated by the merger agreement is subject to regulatory approvals and/or waivers from the Board of Governors of the Federal Reserve System (which we refer to in this joint proxy statement/prospectus as the Federal Reserve Board), the Federal Deposit Insurance Corporation (which we refer to in this joint proxy statement/prospectus as the FDIC) and the Massachusetts Division of Banks. Additional regulatory submissions may be made to other regulatory agencies including, but not limited to, the Massachusetts Housing Partnership Fund and the Massachusetts Depositors Insurance Fund. Independent and Meridian have filed or will file all of the required applications and notices with regulatory authorities. Although we do not know of any reason why we would not be able to obtain the necessary regulatory approvals in a timely manner, we cannot be certain when or if we will receive them.

Material U.S. Federal Income Tax Consequences of the Merger and the Holdco Merger (see page 23)

The merger and the holdco merger, taken together, are intended to qualify, and the obligations of the parties to complete the merger are conditioned upon the receipt of a legal opinion from their respective counsel to the effect that the merger and the holdco merger, taken together, will qualify, as a reorganization within the meaning of Section 368 of the Code. Meridian’s stockholders generally will not recognize gain or loss with respect to the Independent common stock that they receive in the merger, except with respect to any cash they receive in lieu of receiving a fractional share of Independent common stock.

This tax treatment may not apply to all of Meridian’s stockholders. Determining the actual tax consequences of the merger and the holdco merger to Meridian stockholders can be complicated and will depend upon their particular circumstances. Meridian’s stockholders should consult their own tax advisors for a full understanding of the mergers’ tax consequences that are particular to each Meridian stockholder.

To review the tax consequences of the merger and the holdco merger to Meridian’s stockholders in greater detail, please see the section “Material U.S. Federal Income Tax Consequences of the Merger and the Holdco Merger” beginning on page 121.

Rights of Independent Shareholders Differ from Those of Meridian Stockholders (see page 23)

When the merger is completed, Meridian stockholders will receive Independent common stock as consideration in the merger and become Independent shareholders. The rights of Independent shareholders differ from the rights of Meridian stockholders in important ways. Many of these differences relate to provisions in Independent’s articles of organization and bylaws that differ from those of Meridian. See “Comparison of Rights of Shareholders of Independent and Stockholders of Meridian” beginning on page 127 for a summary of the material differences between the respective rights of Meridian and Independent stockholders.

Listing of Independent Common Stock; Delisting and Deregistration of Meridian Common Stock (see page 23)

The shares of Independent common stock to be issued in the merger will be listed for trading on the NASDAQ. Following the merger, shares of Independent common stock will continue to be traded on the NASDAQ. In addition, following the merger, Meridian common stock will be delisted from the NASDAQ and deregistered under the Exchange Act.

Accounting Treatment (see page 23)

The merger will be accounted for as an acquisition of Meridian by Independent under the acquisition method of accounting in accordance with accounting principles generally accepted in the United States (“GAAP”).

Dissenters’ Rights of Appraisal (see page  23)

Dissenters’ rights are statutory rights that, if applicable under law, enable stockholders to dissent from an extraordinary transaction, such as a merger, and to demand that the corporation pay the fair value for their shares in cash as determined by a court in a judicial proceeding instead of receiving the consideration offered to stockholders in connection with the extraordinary transaction. Dissenters’ rights are not available in all circumstances, and exceptions to these rights are provided under the Maryland General Corporation Law, as amended (which is referred to in this document as the MGCL), and the Massachusetts Business Corporation Act, as amended (which is referred to in this document as the MBCA). Under the provisions of the MGCL and the MBCA, neither Meridian stockholders nor Independent shareholders are entitled to dissenters’ rights in the merger.

Risk Factors (see page 27)

In evaluating the merger agreement, the merger or the issuance of shares of Independent, you should carefully read this joint proxy statement/prospectus and give special consideration to the factors discussed in the section entitled “Risk Factors” beginning on page 27.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This document contains or incorporates by reference “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 regarding the financial condition, results of operations, earnings outlook, and business prospects of Independent, Meridian and the potential combined company and may include statements for the period following the completion of the merger. You can find many of these statements by looking for forward-looking terminology such as “should,” “expect,” “believe,” “view,” “opportunity,” “allow,” “continues,” “reflects,” “typically,” “usually,” “anticipate,” or similar statements or variations of such terms.

The forward-looking statements involve certain assumptions, risks, and uncertainties. In particular, the ability of either Independent or Meridian to predict results or actual effects of its plans and strategies, or those of the combined company, is inherently uncertain. Accordingly, actual results may differ materially from those expressed in, or implied by, the forward-looking statements. You are therefore cautioned not to place undue reliance on these statements, which speak only as of the date of this document or the date of any document incorporated by reference in this document. Some of the factors that may cause actual results or earnings to differ materially from those contemplated by the forward-looking statements include, but are not limited to, those discussed elsewhere in this joint proxy statement/prospectus under “Risk Factors”, as well as the following:

•	those risks and uncertainties Independent discusses or identifies in its public filings with the Securities and Exchange Commission (which is referred to in this document as the SEC);

•	those risks and uncertainties Meridian discusses or identifies in its public filings with the SEC;

•	the occurrence of any event, change or other circumstances that could give rise to the right of one or both of the parties to terminate the merger agreement;

•	the risk that Meridian’s stockholders may not adopt the merger agreement;

•	the risk that Independent’s shareholders may not approve the Independent share issuance;

•	the risk that the necessary regulatory approvals may not be obtained, may be delayed, or may be obtained subject to conditions that are not anticipated;

•	delays in closing the merger or other risks that any of the closing conditions to the merger may not be satisfied in a timely manner or at all;

•	the diversion of management’s time from existing business operations due to time spent related to the merger or integration efforts;

•	the risk that the businesses of Independent and Meridian will not be integrated successfully or such integration may be more difficult, time-consuming or costly than expected;

•	expected revenue and other synergies and cost savings from the merger may not be fully realized or realized within the expected time frame;

•	revenues following the merger may be lower than expected;

•	expenses related to the merger and costs following the merger may be higher than expected;

•	competitive pressure among financial services companies may increase significantly;

•

general economic or business conditions, either nationally, regionally, or in the markets in which Independent and Meridian do business, may be affected by unexpected material adverse changes or be less favorable than expected;

•	changes in the interest rate environment may reduce interest margins and impact funding sources;

•	changes in both companies’ businesses during the period between now and the completion of the merger may have adverse impacts on the combined company;

•	changes in market rates and prices may adversely impact the value of financial products and assets;

•	deterioration in the credit markets may adversely impact either company or its business;

•	legislation or regulatory environments, requirements or changes, including changes in accounting methods, may adversely affect businesses in which either company is engaged;

•	the uncertainty as to the extent of the duration, scope, and impacts of the COVID-19 pandemic on Meridian, Independent and the proposed combination;

•	potential litigation in connection with the merger and litigation liabilities, including costs, expenses, settlements and judgments, that may adversely affect either company or its businesses;

•	deposit attrition, operating costs, customer loss and business disruption following the merger, including difficulties in maintaining relationships with employees, may be greater than expected; and

•	other factors that may affect future results of Independent and Meridian.

For any forward-looking statements made in this joint proxy statement/prospectus or in any documents incorporated by reference into this joint proxy statement/prospectus, Independent and Meridian claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. You are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date of this joint proxy statement/prospectus or the dates of the documents incorporated by reference in this joint proxy statement/prospectus. Except as required by applicable law, neither Independent nor Meridian undertakes to update these forward-looking statements to reflect facts, circumstances, assumptions or events that occur after the date the forward-looking statements are made.

For additional information about factors that could cause actual results to differ materially from those described in the forward-looking statements, please see the reports that Independent and Meridian have filed with the SEC as described under “Where You Can Find More Information” beginning on page 142.

We expressly qualify in their entirety all forward-looking statements attributable to either of us or any person acting on our behalf by the cautionary statements contained or referred to in this joint proxy statement/prospectus.

RISK FACTORS

In addition to the other information included in this proxy statement/prospectus, including the matters addressed under “Cautionary Statement Regarding Forward-Looking Statements,” Meridian’s stockholders and Independent’s shareholders should carefully consider the following risks before deciding whether to vote for approval of the merger agreement. In addition, stockholders of Meridian should read and consider the risks associated with the business of Independent because these risks will relate to the combined company. Certain of these risks with respect to the business of Independent can be found in Independent’s annual report on Form 10-K for the fiscal year ended December 31, 2020, and quarterly report on Form 10-Q for the quarter ended March 31, 2021, which reports are incorporated by reference into this joint proxy statement/prospectus. You should also consider the other information in this joint proxy statement/prospectus and the other documents incorporated by reference into this joint proxy statement/prospectus. See “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference” beginning on page 143.

Risks Related to the Merger

Because the market price of Independent common stock will fluctuate, Meridian stockholders cannot be sure of the trading price of the stock portion of the merger consideration they will receive.

In the merger, each share of Meridian common stock issued and outstanding immediately prior to the effective time, except for certain shares owned by Independent or Meridian, will be converted into the right to receive 0.275 of a share of Independent common stock. This exchange ratio is fixed and will not be adjusted for changes in the market price of either Independent common stock or Meridian common stock. Changes in the price of Independent common stock between now and the time of the merger will affect the value that Meridian stockholders will receive in the merger. Neither Independent nor Meridian is permitted to terminate the merger agreement as a result of any increase or decrease in the market price of Independent common stock or Meridian common stock.

Stock price changes may result from a variety of factors, including general market and economic conditions, changes in Meridian’s and Independent’s businesses, operations and prospects, the recent volatility in the prices of securities in global financial markets, including market prices of Meridian, Independent and other banking companies, the effects of the COVID-19 pandemic and regulatory considerations, many of which are beyond Meridian’s and Independent’s control. Therefore, at the time of the Independent special meeting and the Meridian special meeting, Independent shareholders and Meridian stockholders will not know the market value of the consideration that Meridian stockholders will receive at the effective time. You should obtain current market quotations for shares of Independent common stock and for shares of Meridian common stock.

The market price of Independent common stock after the merger may be affected by factors different from those currently affecting the shares of Meridian common stock or Independent common stock.

In the merger, Meridian stockholders will become Independent shareholders. Independent’s business differs from that of Meridian. Accordingly, the results of operations of Independent and the market price of Independent common stock after the completion of the merger may be affected by factors different from those currently affecting the independent results of operations of each of Independent and Meridian. For a discussion of the businesses of Independent and Meridian and of certain factors to consider in connection with those businesses, see the documents incorporated by reference in this joint proxy statement/prospectus and referred to under “Where You Can Find More Information” beginning on page 142.

The fairness opinions rendered to the boards of directors of Meridian and Independent by the parties’ respective financial advisors prior to the signing of the merger agreement do not reflect changes in events or circumstances occurring after the respective dates of the opinions.

The opinions of Raymond James, financial advisor to Meridian, and of KBW, financial advisor to Independent, were each delivered on and dated April 22, 2021. Neither opinion reflects changes that may occur or may have occurred after the date on which it was delivered, including changes to the operations and prospects of Meridian or Independent, changes in general market and economic conditions or other changes. Any of these changes may alter the relative value of Meridian or Independent or the prices of shares of Meridian common stock or Independent common stock by the time the merger is completed. The opinions do not speak as of the date the merger will be completed or as of any date other than the dates of the respective opinions. For a description of the opinion of Meridian’s financial advisor, please see “The Merger—Opinion of Meridian’s Financial Advisor.” For a description of the opinion of Independent’s financial advisor, please see “The Merger—Opinion of Independent’s Financial Advisor.”

Meridian will be subject to business uncertainties and contractual restrictions while the merger is pending.

Uncertainty about the effect of the merger on employees and customers may have an adverse effect on Meridian and, consequently, on Independent. These uncertainties may impair Meridian’s ability to attract, retain and motivate key personnel until the merger is consummated, and could cause customers and others that deal with Meridian to seek to change existing business relationships with Meridian. Retention of certain employees may be challenging during the pendency of the merger, as certain employees may experience uncertainty about their future roles with Independent. If key employees depart because of issues relating to the uncertainty or difficulty of integration or a desire not to remain with Independent, Independent’s business following the merger could be harmed. In addition, the merger agreement restricts Meridian from taking certain actions without the consent of Independent until the merger occurs. These restrictions may prevent Meridian from pursuing attractive business opportunities that may arise prior to the completion of the merger. Please see the section entitled “The Merger Agreement – Conduct of Business Pending the Merger” of this joint proxy statement/prospectus for a description of the restrictive covenants to which Meridian is subject.

Independent may fail to realize all of the anticipated benefits of the merger, particularly if the integration of Independent’s and Meridian’s businesses is more difficult than expected.

The success of the merger will depend, in part, on our ability to successfully combine the businesses of Independent and Meridian. Independent may fail to realize some or all of the anticipated benefits of the transaction if the integration process takes longer or is more costly than expected. Furthermore, any number of unanticipated adverse occurrences for either the business of Meridian or Independent may cause us to fail to realize some or all of the expected benefits. The integration process could result in the loss of key employees, the disruption of each company’s ongoing businesses or inconsistencies in standards, controls, procedures and policies that adversely affect our ability to maintain relationships with clients, customers, depositors and employees or to achieve the anticipated benefits of the merger. Each of these issues might adversely affect Independent, Meridian or both during the transition period, resulting in adverse effects on Independent following the merger. As a result, revenues may be lower than expected or costs may be higher than expected and the overall benefits of the merger may not be as great as anticipated.

Some of the directors and executive officers of Meridian may have interests and arrangements that may have influenced their decisions to support and recommend that you approve the merger.

The interests of some of the directors and executive officers of Meridian may be different from those of Meridian stockholders, and certain directors and executive officers of Meridian may be participants in arrangements that are different from, or are in addition to, those of Meridian stockholders, including agreements in settlement of obligations to such officers under a pre-existing employment agreement and change in control agreements, employment or consulting agreements with Rockland Trust, service on a post-closing transition advisory board and provisions in the merger agreement relating to indemnification of directors and officers and insurance for directors and officers of Meridian for events occurring before the merger. These interests are described in more detail in the section of this joint proxy statement/prospectus entitled “The Merger—Interests of Meridian’s Executive Officers and Directors in the Merger” beginning on page 88.

The COVID-19 pandemic may delay and adversely affect the completion of the merger.

The COVID-19 pandemic has created economic and financial disruptions that have adversely affected, and are likely to continue to adversely affect, the business, financial condition, liquidity, capital and results of operations of Independent and Meridian. If the effects of the COVID-19 pandemic cause a continued or extended decline in the economic environment and the financial results of Independent or Meridian, or the business operations of Independent or Meridian are further disrupted as a result of the COVID-19 pandemic, efforts to complete the merger and integrate the businesses of Independent and Meridian may also be delayed and adversely affected. Additional time may be required to obtain the requisite regulatory approvals, and the Federal Reserve Board, the FDIC, the Massachusetts Division of Banks and/or other regulators may impose additional requirements on Independent or Meridian that must be satisfied prior to completion of the merger, which could delay and adversely affect the completion of the merger.

Independent may be unable to retain Independent and/or Meridian personnel successfully after the merger is completed.

The success of the merger will depend in part on Independent’s ability to retain the talents and dedication of key employees currently employed by Independent and Meridian. It is possible that these employees may decide not to remain with Independent or Meridian, as applicable, while the merger is pending or with Independent after the merger is completed. If Independent and Meridian are unable to retain key employees, including management, who are critical to the successful integration and future operations of the companies, Independent and Meridian could face disruptions in their operations, loss of existing customers, loss of key information, expertise or know-how and unanticipated additional recruitment costs. In addition, following the merger, if key employees terminate their employment, Independent’s business activities may be adversely affected, and management’s attention may be diverted from successfully integrating Independent and Meridian to hiring suitable replacements, all of which may cause Independent’s business to suffer. In addition, Independent and Meridian may not be able to locate or retain suitable replacements for any key employees who leave either company.

The unaudited pro forma condensed combined financial statements included in this joint proxy statement/prospectus is preliminary and the actual purchase price as well as the actual financial condition and results of operations of Independent after the merger may differ materially.

The unaudited pro forma condensed combined financial statements in this joint proxy statement/prospectus is presented for illustrative purposes only and is not necessarily indicative of what Independent’s actual financial condition or results of operations would have been had the merger been completed on the dates indicated. The unaudited pro forma condensed combined financial statements reflects adjustments, which are based upon preliminary estimates, to record the Meridian identifiable assets acquired and liabilities assumed at fair value and the resulting goodwill recognized. The purchase price allocation reflected in this document is preliminary, and final allocation of the purchase price will be based upon the actual purchase price and the fair value of the assets and liabilities of Meridian as of the date of the completion of the merger. Accordingly, the actual purchase price may vary significantly from the purchase price used in preparing the unaudited pro forma combined consolidated financial information in this document. Accordingly, the final acquisition accounting adjustments may differ materially from the pro forma adjustments reflected in this document. For more information, see “Unaudited Pro Forma Condensed Combined Financial Statements” beginning on page 34.

Independent and Meridian are expected to incur significant costs related to the merger and integration.

Independent and Meridian have incurred and expect to incur significant, non-recurring costs in connection with negotiating the merger agreement and closing the merger. In addition, Independent will incur integration costs following the completion of the merger as Independent integrates the Meridian business, including facilities and systems consolidation costs and employment-related costs.

There can be no assurances that the expected benefits and efficiencies related to the integration of the businesses will be realized to offset these transaction and integration costs over time. Independent and Meridian may also incur additional costs to maintain employee morale and to retain key employees. Independent and Meridian will also incur significant legal, financial advisory, accounting, banking and consulting fees, fees relating to regulatory filings and notices, SEC filing fees, printing and mailing fees and other costs associated with the merger. Some of these costs are payable regardless of whether the merger is completed. See “The Merger Agreement—Fees and Expenses” beginning on page 118.

The merger agreement limits Meridian’s ability to pursue alternatives to the merger.

The merger agreement contains provisions that limit Meridian’s ability to solicit, initiate, encourage or take any actions to facilitate competing third- party proposals to acquire all or substantially all of Meridian. These provisions, which include a $44,145,000 termination fee, payable under certain circumstances, might discourage a potential competing acquiror that might have an interest in acquiring all or substantially all of Meridian from considering or proposing that acquisition even if it were prepared to pay consideration with a higher per share market price than that proposed in the merger, or might result in a potential competing acquiror proposing to pay a lower per share price to acquire Meridian than it might otherwise have proposed to pay.

Regulatory approvals may not be received, may take longer to receive than expected or may impose burdensome conditions that are not presently anticipated.

Before the merger may be completed, certain approvals or consents must be obtained from the various bank regulatory and other authorities of the United States and the Commonwealth of Massachusetts. These governmental entities, including the Federal Reserve Board, the FDIC and the Massachusetts Division of Banks, may impose conditions on the completion of the merger or require changes to the terms of the merger. While Independent and Meridian do not currently expect that any such conditions or changes would be imposed, there can be no assurance that they will not be, and such conditions or changes could have the effect of delaying completion of the merger or imposing additional costs on or limiting the revenues of Independent following the merger, any of which might have a material adverse effect on Independent following the merger. Independent is not obligated to complete the merger if the regulatory approvals received in connection with the completion of the merger include any conditions or restrictions that would constitute a “Burdensome Condition” as defined in the merger agreement.

There can be no assurance as to whether the regulatory approvals will be received or the timing of the approvals. For more information, see the section entitled “The Merger—Regulatory Approvals Required to Complete the Merger” of this joint proxy statement/prospectus beginning on page 96.

If the merger is not consummated by April 22, 2022, either Independent or Meridian may choose not to proceed with the merger.

Either Independent or Meridian may terminate the merger agreement if the merger has not been completed by April 22, 2022, unless the failure of the merger to be completed has resulted from the failure of the party seeking to terminate the merger agreement to perform its obligations.

The shares of Independent common stock to be received by Meridian stockholders as a result of the merger will have different rights from the shares of Meridian common stock.

The rights associated with Meridian common stock are different from the rights associated with Independent common stock. See the section of this joint proxy statement/prospectus entitled “Comparison of Rights of Shareholders of Independent and Stockholders of Meridian” beginning on page 127 for a discussion of the different rights associated with Independent common stock.

Stockholders of Meridian will have a reduced ownership and voting interest after the merger and will exercise less influence over management.

As a result of the merger, the percentage ownership of every Meridian stockholder in the combined company will be smaller than the Meridian stockholder’s percentage ownership of Meridian prior to the merger. Independent estimates that upon completion of the merger, current Meridian stockholders will own approximately 30% of the outstanding shares of Independent common stock, and current Independent shareholders will own approximately 70% of the outstanding shares of Independent common stock.

Failure to complete the merger could negatively impact the future business and financial results of Meridian.

If the merger is not completed, the ongoing business of Meridian may be adversely affected and Meridian will be subject to several risks, including the following:

•	Meridian may be required, under certain circumstances, to pay Independent a termination fee of $44,145,000 under the merger agreement;

•	Meridian will be required to pay certain costs relating to the merger, whether or not the merger is completed, such as legal, accounting, financial advisor and printing fees;

•

under the merger agreement, Meridian is subject to certain restrictions on the conduct of its business prior to completion of the merger, which may adversely affect its ability to execute certain of its business strategies; and

•

matters relating to the merger may require substantial commitments of time and resources by Meridian’s management, which could otherwise have been devoted to other opportunities that may have been beneficial to Meridian as an independent company.

In addition, if the merger is not completed, Meridian may experience negative reactions from its customers and employees. Meridian also could be subject to litigation related to any failure to complete the merger or to enforcement proceedings commenced against Meridian to perform its obligations under the merger agreement. If the merger is not completed, Meridian cannot assure its stockholders that the risks described above will not materialize and will not materially affect the business and financial results of Meridian.

Meridian stockholders will not have dissenters’ rights in the merger.

Dissenters’ rights are statutory rights that, if applicable under law, enable stockholders to dissent from an extraordinary transaction, such as a merger, and to demand that the corporation pay the fair value for their shares as determined by a court in a judicial proceeding instead of receiving the consideration offered to stockholders in connection with the extraordinary transaction. Under the Maryland General Corporation Law, a stockholder may not dissent from a merger as to shares that are listed on a national securities exchange at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to vote upon the agreement of merger or consolidation.

Because Meridian common stock is listed on NASDAQ, a national securities exchange, and is expected to continue to be so listed on the record date, and because the merger otherwise satisfies the foregoing requirements of the Maryland General Corporation Law, holders of Meridian common stock will not be entitled to dissenters’ rights in the merger with respect to their shares of Meridian common stock.

Independent will be able to issue additional shares of its common stock in the future, which may adversely affect the market price of Independent common stock and dilute the holdings of existing shareholders.

In the future, Independent may issue additional shares of Independent common stock in connection with another acquisition, to increase its capital resources or if Independent’s or Rockland Trust’s capital ratios fall below or near the Basel III regulatory required minimums. Additional common stock offerings may dilute the holdings of Independent’s existing shareholders or reduce the market price of Independent common stock, or both. Independent may also issue shares of Independent preferred stock, which may be viewed as having adverse effects upon the holders of common stock.

Shareholder or stockholder litigation could prevent or delay the completion of the merger or otherwise negatively impact the business and operations of Independent and Meridian.

Shareholders of Independent and/or stockholders of Meridian may file lawsuits against Independent, Meridian and/or the directors and officers of either company in connection with the merger. One of the conditions to the closing is that no order, injunction or decree issued by any court or governmental entity of competent jurisdiction or other legal restraint preventing the consummation of the merger, the holdco merger, the bank merger or any of the other transactions contemplated by the merger agreement be in effect. If any plaintiff were successful in obtaining an injunction prohibiting Independent or Meridian defendants from completing the merger, the holdco merger, the bank merger or any of the other transactions contemplated by the merger agreement, then such injunction may delay or prevent the effectiveness of the merger and could result in significant costs to Independent and/or Meridian, including any cost associated with the indemnification of directors and officers of each company. Independent and Meridian may incur costs in connection with the defense or settlement of any shareholder lawsuits filed in connection with the merger. Such litigation could have an adverse effect on the financial condition and results of operations of Independent and Meridian and could prevent or delay the completion of the merger.

The COVID-19 pandemic’s impact on Independent’s business and operations following the completion of the merger is uncertain.

The extent to which the COVID-19 pandemic will negatively affect the business, financial condition, liquidity, capital and results of operations of Independent following the completion of the merger will depend on future developments, which are highly uncertain and cannot be predicted, including the scope and duration of the COVID-19 pandemic, the direct and indirect impact of the COVID-19 pandemic on employees, clients, counterparties and service providers, as well as other market participants, and actions taken by governmental authorities and other third parties in response to the COVID-19 pandemic. Given the ongoing and dynamic nature of the circumstances, it is difficult to predict the impact of the COVID-19 pandemic on Independent’s business, and there is no guarantee that efforts by Independent to address the adverse impacts of the COVID-19 pandemic will be effective.

Even after the COVID-19 pandemic has subsided, Independent may continue to experience adverse impacts to its business as a result of the COVID-19 pandemic’s global economic impact, including reduced availability of credit, adverse impacts on liquidity and the negative financial effects from any recession or depression that may occur.

Risks Related to Independent’s Business

You should read and consider risk factors specific to Independent’s business (including those related to the COVID-19 pandemic) that will also affect Independent after the merger. These risks are described in the sections entitled “Risk Factors” in Independent’s Annual Report on Form 10-K for the year ended December 31, 2020 and in other documents incorporated by reference into this joint proxy statement/prospectus. Please see the section entitled “Where You Can Find More Information” beginning on page 142 of this joint proxy statement/prospectus for the location of information incorporated by reference into this joint proxy statement/prospectus.

Risks Relating to Meridian’s Business

You should read and consider risk factors specific to Meridian’s business (including those related to the COVID-19 pandemic) that will also affect Independent following the completion of the merger. These risks are described in the sections entitled “Risk Factors” in Meridian’s Annual Report on Form 10-K for the year ended December 31, 2020 and in other documents incorporated by reference into this joint proxy statement/prospectus. Please see the section entitled “Where You Can Find More Information” beginning on page 142 of this joint proxy statement/prospectus for the location of information incorporated by reference into this joint proxy statement/prospectus.

SELECTED HISTORICAL FINANCIAL INFORMATION

Independent Selected Historical Financial and Operating Data

The following table provides summary historical consolidated financial condition data for Independent as of the end of each of the fiscal years in the five-year period ended December 31, 2020, and operating and per share data and operating ratios for each of the corresponding fiscal years and as of the end of each of the three months ended March 31, 2021 and March 31, 2020, and for the corresponding fiscal periods. The annual historical consolidated financial condition, operating and per share data and operating ratios have been derived in part from Independent’s audited financial statements and related notes incorporated by reference into this document. The historical consolidated financial condition, operating and per share data, and operating ratios as of the end of each of the three months ended March 31, 2021 and March 31, 2020 and for the corresponding fiscal periods have been derived from Independent’s unaudited financial statements and related notes incorporated by reference into this document and are not necessarily indicative of the results that may be expected for the full year. The following information is only a summary and you should read it in conjunction with Independent’s financial statements and related notes incorporated by reference into this document.

	At or for the Three Months Ended March 31,		At or for the Year Ended December 31,
	2021 (unaudited)	2020 (unaudited)	2020	2019	2018	2017	2016
	(Dollars in Thousands, Except Per Share Data)
FINANCIAL CONDITION DATA
Securities	$1,431,430	$1,236,780	$1,162,317	$1,190,670	$1,075,223	$946,510	$851,524
Loans	9,246,691	8,916,430	9,392,866	8,873,639	6,906,194	6,355,553	5,999,605
Allowance for credit losses	(107,549)	(92,736)	(113,392)	(67,740)	(64,293)	(60,643)	(61,566)
Goodwill and other intangibles	527,894	533,672	529,313	535,492	271,355	241,147	231,374
Total assets	13,773,914	11,980,240	13,204,301	11,395,165	8,851,592	8,082,029	7,709,375
Total deposits	11,593,524	9,416,198	10,993,170	9,147,367	7,427,120	6,729,253	6,412,253
Total borrowings	176,387	545,985	181,060	303,103	258,707	323,698	335,474
Stockholders’ equity	1,715,371	1,679,656	1,702,685	1,708,143	1,073,490	943,809	864,690
Nonperforming loans	59,201	48,040	66,861	48,049	45,418	49,638	57,407
Nonperforming assets	59,201	48,040	66,861	48,049	45,418	50,250	61,580
Shares outstanding	33,024,882	33,260,005	32,965,692	34,377,388	28,080,408	27,450,190	27,005,813

OPERATING DATA
Interest income	$99,637	$107,380	$402,069	$447,014	$323,701	$277,194	$246,637
Interest expense	4,053	13,076	34,341	53,879	25,536	18,334	18,793
Net interest income	95,584	94,304	367,728	393,135	298,165	258,860	227,844
Provision for credit losses	(2,500)	25,000	52,500	6,000	4,775	2,950	6,075
Noninterest income	25,246	26,435	111,440	115,294	88,505	82,994	82,428
Noninterest expenses	69,682	66,840	273,832	284,321	225,969	204,359	192,122
Net income	41,711	26,751	121,167	165,175	121,622	87,204	76,648

PER SHARE DATA
Net income—basic	$1.26	$0.78	$3.64	$5.03	$4.41	$3.19	$2.90
Net income—diluted	1.26	0.78	3.64	5.03	4.40	3.19	2.90
Cash dividends declared	0.48	0.46	1.84	1.76	1.52	1.28	1.16
Book value	51.94	50.50	51.65	46.69	38.23	34.38	32.02

OPERATING RATIOS
Return on average assets	1.26%	0.94%	0.96%	1.52%	1.46%	1.11%	1.04%
Return on average common equity	9.87%	6.22%	7.13%	10.85%	12.31%	9.55%	9.43%
Net interest margin (on a fully tax equivalent basis)	3.25%	3.74%	3.29%	4.04%	3.91%	3.60%	3.40%
Equity to assets	12.45%	14.02%	12.89%	14.99%	12.13%	11.68%	11.22%
Dividend payout ratio	36.35%	56.54%	50.21%	32.25%	33.03%	39.04%	38.76%

ASSET QUALITY RATIOS
Nonperforming loans as a percent of gross loans	0.64%	0.54%	0.71%	0.54%	0.66%	0.78%	0.96%
Nonperforming assets as a percent of total assets	0.43%	0.40%	0.51%	0.42%	0.51%	0.62%	0.80%
Allowance for loan losses as a percent of total loans	1.16%	1.04%	1.21%	0.76%	0.93%	0.95%	1.03%
Allowance for loan losses as a percent of nonperforming loans	181.67%	192.29%	169.59%	140.98%	141.56%	122.17%	107.24%

CAPITAL RATIOS
Tier 1 leverage capital ratio	9.63%	10.74%	9.56%	11.28%	10.69%	10.04%	9.77%
Common equity tier 1 capital ratio	13.16%	11.95%	12.67%	12.86%	11.92%	11.20%	10.82%
Tier 1 risk-based capital ratio	13.85%	12.60%	13.34%	13.53%	12.99%	12.31%	11.99%
Total risk-based capital ratio	15.61%	14.13%	15.13%	14.83%	14.45%	13.82%	13.60%

Meridian Selected Historical Consolidated Financial Data

The following table provides summary historical consolidated financial condition data for Meridian as of the end of each of the fiscal years in the five-year period ended December 31, 2020, and operating and per share data and operating ratios for each of the corresponding fiscal years and as of the end of each of the three months ended March 31, 2021 and March 31, 2020, and for the corresponding fiscal periods. The annual historical consolidated financial condition, operating and per share data and operating ratios have been derived in part from Meridian’s audited financial statements and related notes incorporated by reference into this document. The historical consolidated financial condition, operating and per share data, and operating ratios as of the end of each of the three months ended March 31, 2021 and March 31, 2020 and for the corresponding fiscal periods have been derived from Meridian’s unaudited financial statements and related notes incorporated by reference into this document and are not necessarily indicative of the results that may be expected for the full year. The following information is only a summary and you should read it in conjunction with Meridian’s financial statements and related notes incorporated by reference into this document.

	At or for the Three Months Ended March 31,		At or for the Year Ended December 31,
	2021 (unaudited)	2020 (unaudited)	2020	2019	2018	2017	2016
	(Dollars in Thousands, Except Per Share Data)
FINANCIAL CONDITION DATA
Securities, at fair value	$10,518	$13,820	$23,515	$30,319	$30,596	$38,364	$67,663
Loans, net of fees and costs	5,287,431	5,690,801	5,512,629	5,747,862	5,646,634	4,667,983	3,938,817
Loans, net	5,223,995	5,639,855	5,443,805	5,697,540	5,593,403	4,622,798	3,898,668
Allowance for credit losses	(63,436)	(50,946)	(68,824)	(50,322)	(53,231)	(45,185)	(40,149)
Goodwill and other intangibles	21,926	22,383	22,029	22,501	23,031	22,881	13,687
Total assets	6,503,925	6,348,554	6,619,848	6,343,694	6,178,683	5,299,455	4,436,002
Total deposits	5,097,369	4,821,949	5,081,167	4,921,533	4,884,184	4,107,861	3,475,837
Total borrowings	560,625	745,873	708,245	636,245	586,880	513,444	322,512
Stockholders’ equity	789,084	719,621	768,885	726,587	674,654	646,399	607,297
Nonperforming loans	3,121	3,189	3,164	3,405	6,906	8,363	13,436
Nonperforming assets	3,121	3,189	3,164	3,405	6,906	8,363	13,436
Shares outstanding	52,430,554	52,402,395	52,415,061	53,377,506	53,541,429	54,039,316	53,596,105

OPERATING DATA
Interest income	$57,721	$66,018	$252,113	$266,103	$227,672	$185,104	$149,692
Interest expense	9,320	20,920	59,380	93,165	63,237	38,912	27,137
Net interest income	48,401	45,098	192,733	172,938	164,435	146,192	122,555
Provision for credit losses	(5,236)	725	26,456	(2,561)	7,848	4,859	7,180
Noninterest income	4,931	(831)	17,266	13,313	9,003	23,064	14,190
Noninterest expenses	33,025	26,320	96,545	100,023	94,798	87,965	77,494
Net income	24,320	12,977	65,051	66,996	55,771	42,945	34,190

PER SHARE DATA
Net income—basic	$0.48	$0.26	$1.29	$1.31	$1.08	$0.84	$0.67
Net income—diluted	0.48	0.25	1.29	1.30	1.06	0.82	0.65
Cash dividends declared	0.10	0.08	0.32	0.29	0.22	0.17	0.12
Book value	15.05	13.73	14.67	13.61	12.60	11.96	11.33

OPERATING RATIOS
Return on average assets	1.46%	0.82%	1.01%	1.06%	0.99%	0.89%	0.87%
Return on average common equity	12.45%	7.09%	8.76%	9.56%	8.36%	6.82%	5.77%
Net interest margin (on a fully tax equivalent basis)	3.07%	2.99%	3.07%	2.81%	2.99%	3.12%	3.20%
Equity to assets	12.13%	11.34%	11.61%	11.45%	10.92%	12.20%	13.69%
Dividend payout ratio	16.48%	32.90%	24.64%	22.05%	20.24%	20.26%	17.91%

ASSET QUALITY RATIOS
Nonperforming loans as a percent of gross loans	0.06%	0.06%	0.06%	0.06%	0.12%	0.18%	0.34%
Nonperforming assets as a percent of total assets	0.05%	0.05%	0.05%	0.05%	0.11%	0.16%	0.30%
Allowance for loan losses as a percent of total loans	1.20%	0.89%	1.25%	0.87%	0.94%	0.97%	1.02%
Allowance for loan losses as a percent of nonperforming loans	2032.55%	1597.55%	2175.22%	1477.89%	770.79%	540.30%	298.82%

CAPITAL RATIOS
Tier 1 leverage capital ratio	11.60%	11.10%	11.59%	N/A	N/A	N/A	N/A
Common equity tier 1 capital ratio	N/A	N/A	N/A	11.77%	11.04%	12.67%	13.95%
Tier 1 risk-based capital ratio	N/A	N/A	N/A	11.77%	11.04%	12.67%	13.95%
Total risk-based capital ratio	N/A	N/A	N/A	12.62%	11.94%	13.60%	14.95%

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

The following unaudited pro forma condensed combined financial statements is based on the historical financial statements of Independent and Meridian and has been prepared to illustrate the financial effect of the merger of Meridian with and into Independent. The following unaudited pro forma condensed combined financial statements combines the historical consolidated financial position and results of operations of Independent and its subsidiaries and Meridian and its subsidiaries, as an acquisition by Independent of Meridian using the acquisition method of accounting and giving effect to the related pro forma adjustments described in the accompanying notes. Under the acquisition method of accounting, the assets and liabilities of Meridian will be recorded by Independent at their respective fair values as of the date the merger is completed.

The unaudited pro forma condensed combined balance sheet gives effect to the transaction as if the transaction had occurred on March 31, 2021. The unaudited pro forma condensed combined income statements for the three months ended March 31, 2021 and the year ended December 31, 2020 give effect to the transaction as if the transaction had become effective at January 1, 2020.

These unaudited pro forma condensed combined financial statements reflect the merger of Meridian with and into Independent based upon estimated preliminary acquisition accounting adjustments. Actual adjustments will be made as of the effective date of the merger and, therefore, may differ from those reflected in the unaudited pro forma condensed combined financial statements.

The unaudited pro forma condensed combined financial statements included in this joint proxy statement/prospectus are presented for informational purposes only and do not necessarily reflect the financial results of the combined company had the companies actually been combined at the beginning of each period presented. The adjustments included in these unaudited pro forma condensed financial statements are preliminary and may be revised. This information also does not reflect the benefits of the expected cost savings and expense efficiencies, opportunities to earn additional revenue, potential impacts of current market conditions on revenues or asset dispositions, among other factors, and includes various preliminary estimates and may not necessarily be indicative of the financial position or results of operations that would have occurred if the merger had been consummated on the date or at the beginning of the period indicated or which may be attained in the future. The unaudited pro forma combined condensed consolidated financial statements has been derived from and should be read in conjunction with the historical consolidated financial statements and the related notes of Independent, which have been separately filed by Independent with the SEC and are incorporated by reference in this joint proxy statement/prospectus, and Meridian, which have been separately filed by Meridian with the SEC and are incorporated by reference in this joint proxy statement/prospectus.

INDEPENDENT BANK CORP.

CONSOLIDATED PRO FORMA STATEMENTS OF FINANCIAL CONDITION (Unaudited)

(in thousands)

	March 31, 2021
	Independent Historical	Meridian Historical	Adjustments (1)(2)		Pro Forma
Assets
Cash and short term investments	$1,769,339	$1,034,107	$(15,226	)(3)	$2,788,220
Securities	1,431,430	19,418	—		1,450,848
Loans, net of deferred fees and costs	9,246,691	5,287,431	486	(4)	14,534,608
Allowance for credit losses	(107,549)	(63,436)	(48,287	)(5)	(219,272)
Bank premises and equipment	115,945	65,394	(15,600	)(6)	165,739
Goodwill	506,206	20,378	428,588	(7)	955,172
Identifiable intangible assets	21,689	1,548	8,077	(8)	31,314
Other assets	790,163	139,085	31,178	(9)	960,426

Total Assets	$13,773,914	$6,503,925	$389,216		$20,667,055

Liabilities
Deposits	$11,593,524	$5,097,369	$5,339	(10)	$16,696,232
Borrowings	176,387	560,625	24,285	(11)	761,297
Other liabilities	288,632	56,847	—		345,479
Stockholders’ equity	1,715,371	789,084	359,592	(12)	2,864,047

Total Liabilities and Shareholders’ Equity	$13,773,914	$6,503,925	$389,216		$20,667,055

INDEPENDENT BANK CORP.

CONSOLIDATED PRO FORMA STATEMENTS OF INCOME (Unaudited)

(in thousands, except for share data)

	Year Ended December 31, 2020
	Independent Historical	Meridian Historical	Adjustments (1)(2)		Pro Forma
INTEREST INCOME
Interest on Fed Funds Sold and Short Term Investments	$847	$3,268	—		$4,115
Interest and Dividends on Securities	30,168	846	—		31,014
Interest on Loans	371,054	247,999	97	(14)	619,150

Total Interest Income	402,069	252,113	97		654,279

INTEREST EXPENSE
Interest on Deposits	27,333	42,989	(5,339	)(15)	64,983
Interest on Borrowed Funds	7,008	16,391	(10,559	)(16)	12,840

Total Interest Expense	34,341	59,380	(15,897)		77,824

Net Interest Income	367,728	192,733	15,995		576,456
Less—Provision (credit) for Loan Losses	52,500	26,456	67,034	(17)	145,990

Net Interest Income after Provision for Loan Losses	315,228	166,277	(51,039)		430,466

NONINTEREST INCOME
Deposit account fees	15,121	8,593	—		23,714
Interchange and ATM Fees	15,834	—	—		15,834
Investment Management	29,432	—	—		29,432
Mortgage Banking Income	18,948	1,961	—		20,909
Increase in Cash Surrender Value of Life Insurance Policies	5,362	—	—		5,362
Other Noninterest Income	26,743	6,712	—		33,455

Total Noninterest Income	111,440	17,266	—		128,706

NONINTEREST EXPENSE
Salaries and Employee Benefits	152,460	57,902	—		210,362
Occupancy and Equipment Expenses	37,050	15,230	438	(18)	52,718
Data Processing and Facilities Management	6,265	8,671	—		14,936
FDIC Assessment	2,522	2,371	—		4,893
Other Noninterest Expense	75,535	12,371	(1,750	)(19)	86,156

Total Noninterest Expense	273,832	96,545	(1,312)		369,065

INCOME BEFORE INCOME TAXES	152,836	86,998	(49,727)		190,107
PROVISION FOR INCOME TAXES	31,669	21,947	(13,983	)(20)	39,633

NET INCOME	$121,167	$65,051	(35,744)		$150,474

BASIC EARNINGS PER SHARE	$3.64	$1.29	—		$3.17
DILUTED EARNINGS PER SHARE	$3.64	$1.29	—		$3.17
BASIC AVERAGE SHARES	33,259,643	50,283,704	(36,100,786)		47,442,561
DILUTED AVERAGE SHARES	33,285,289	50,418,169	(36,235,251)		47,468,207

INDEPENDENT BANK CORP.

CONSOLIDATED PRO FORMA STATEMENTS OF INCOME (Unaudited)

(in thousands, except for share data)

	Three Months Ended March 31, 2021
	Independent Historical	Meridian Historical	Adjustments (1)(2)		Pro Forma
INTEREST INCOME
Interest on Fed Funds Sold and Short Term Investments	$326	$370	$—		696
Interest and Dividends on Securities	6,632	189	—		6,821
Interest on Loans	92,679	57,162	24	(14)	149,865

Total Interest Income	99,637	57,721	24		157,382

INTEREST EXPENSE
Interest on Deposits	2,711	5,729	—	(15)	8,440
Interest on Borrowed Funds	1,342	3,591	(2,640	)(16)	2,293

Total Interest Expense	4,053	9,320	(2,640)		10,733

Net Interest Income	95,584	48,401	2,664		146,649
Less—Provision (credit) for Loan Losses	(2,500)	(5,236)	—	(17)	(7,736)

Net Interest Income after Provision for Loan Losses	98,084	53,637	2,664		154,385

NONINTEREST INCOME
Deposit account fees	3,584	2,199	—		5,783
Interchange and ATM Fees	2,720	—	—		2,720
Investment Management	8,304	—	—		8,304
Mortgage Banking Income	5,740	582	—		6,322
Increase in Cash Surrender Value of Life Insurance Policies	1,323	—	—		1,323
Other Noninterest Income	3,575	2,150	—		5,725

Total Noninterest Income	25,246	4,931	—		30,177

NONINTEREST EXPENSE
Salaries and Employee Benefits	39,889	15,516	—		55,405
Occupancy and Equipment Expenses	9,273	4,231	109	(18)	13,613
Data Processing and Facilities Management	1,665	2,241	—		3,906
FDIC Assessment	1,050	513	—		1,563
Other Noninterest Expense	17,805	3,042	(416	)(19)	20,432

Total Noninterest Expense	69,682	25,543	(306)		94,919

INCOME BEFORE INCOME TAXES	53,648	33,025	2,970		89,643
PROVISION FOR INCOME TAXES	11,937	8,705	(835	)(20)	19,807

NET INCOME	$41,711	$24,320	$2,135		$69,836

BASIC EARNINGS PER SHARE	$1.26	$0.48	$—		$1.48
DILUTED EARNINGS PER SHARE	$1.26	$0.48	$—		$1.48
BASIC AVERAGE SHARES	32,995,332	50,239,611	(36,056,693)		47,178,250
DILUTED AVERAGE SHARES	33,025,430	50,565,459	(36,382,541)		47,208,348

Notes to Pro Forma Combined Condensed Consolidated Financial Statements (Unaudited)

1.

Estimated merger costs of $50.4 million (net of $13.7 million of taxes) are excluded from the pro forma financial statements. It is expected that these costs will be recognized over time. These cost estimates for both Independent and Meridian are forward-looking. The type and amount of actual costs incurred could vary materially from these estimates if future developments differ from the underlying assumptions used by management in determining the current estimate of these costs. The current estimates of the merger costs, primarily comprised of anticipated cash charges, are as follows:

Change in control contract and severance contracts	$20,813
Vendor and system contracts Terminations	6,532
Facilities terminations	10,316
Professional and legal fees	17,800
Other acquisition related expenses	8,666

Pre-tax merger costs	64,127
Taxes	13,730

Total merger costs	$50,397

2.

Estimated expenses of approximately $32.1 million (based on the stock price of $84.19 as of March 31, 2021) associated with the termination and final allocation of Meridian’s employee stock ownership plan (“ESOP”) are excluded from the pro forma financial statements. The estimated expenses will be recognized, with an equal offsetting benefit to unearned compensation and additional paid in capital within equity. The tax benefit of this expense is estimated to be approximately $2.8 million and is reflected in the balance sheet as increase to capital and other assets accordingly.

3.	Represents cash paid for stock options.

4.

Adjustment to reflect acquired loans at their estimated fair value, including current interest rates and liquidity, as well as the allowance for credit losses gross-up for estimate of lifetime credit losses for purchased credit-deteriorated (“PCD”) loans and leases.

5.	Adjustments to the allowance for credit losses include the following:

Reversal of historical Meridian’s allowance for credit losses	$63,436
Increase in allowance for credit losses for gross-up of estimated lifetime credit losses for purchased credit-deteriorated (“PCD”) loans and leases	(44,689)
Provision for estimate of lifetime credit losses on non-PCD loans and leases	(67,034)

$(48,287)

6.	Adjustment to reflect bank premises and equipment values to their estimated fair value.

7.

Adjustment to eliminate historical Meridian goodwill of $20.4 million and to establish $449.0 of goodwill for amount of consideration paid in excess of fair value of assets received over liabilities assumed.

8.	Adjustment to reflect approximately $9.6 million of core deposit intangibles at the preliminary estimated fair value and eliminate Meridian’s intangible assets.

9.	Adjustment to net deferred tax assets due to the business combination.

10.	Adjustment to reflect the preliminary estimate of fair value on time deposits.

11.	Calculated to reflect the fair value adjustment of borrowings at current market rates.

12.	Adjustments to stockholders’ equity:

To eliminate Meridian’s stockholders’ equity	$(789,084)
To reflect issuance of Independent common stock in the merger	1,194,060
Adjustment to record provision for credit losses on non-PCD acquired loans and leases	(48,184)
To reflect the tax benefit associated with the ESOP termination expenses	2,800

$359,592

13.

Adjustment to eliminate shares of Meridian common stock outstanding, reduced for shares surrendered to extinguish the outstanding ESOP loan, and to record shares of Independent common stock outstanding using an exchange ratio of 0.275.

14.	Adjustment reflects the yield adjustment for interest income on loans.

15.	Adjustment reflects the yield adjustment for interest expense on deposits.

16.	Adjustment reflects the yield adjustment for interest expense on borrowings.

17.	Adjustment to record provision for credit losses on non-PCD acquired loans and leases.

18.	Adjustment reflects the estimated net increase associated with the fair value adjustment for the acquired bank premises and equipment.

19.	Adjustment reflects the net increase in amortization of other intangible assets for the acquired other intangible assets.

20.	Adjustment represents income tax expense on the pro-forma adjustments at an estimated rate of 28.12%.

Unaudited Comparative Per Share Data

The table that follows presents, for both Independent and Meridian, historical information with respect to earnings, dividends and book value on a per share basis. The table also presents preliminary pro forma information for both companies on a per share basis.

The unaudited pro forma combined per share data set forth below gives effect to the merger as if it had occurred on January 1, 2020, the beginning of the earliest period presented, in the case of continuing net income per share data, and as of March 31, 2021, in the case of book value per share data, assuming that each outstanding share of Meridian common stock had been converted into shares of Independent common stock based on the exchange ratio of 0.275 shares of Independent common stock for each share of Meridian common stock. The unaudited pro forma combined per share data has been derived from the unaudited interim consolidated financial statements for each of Independent and Meridian as of and for the three months ended March 31, 2021 and the audited consolidated financial statements for each of Independent and Meridian as of and for the year ended December 31, 2020.

The preliminary pro forma equivalent per share information shown for Meridian in the following table was obtained by multiplying the pro forma per share amounts shown for Independent by the exchange ratio of 0.275. The actual number of shares to be issued by Independent in the merger will also depend on the number of shares of Meridian common stock outstanding immediately prior to the effective date of the merger.

The preliminary pro forma financial information includes estimated adjustments to record Meridian’s assets and liabilities at their respective fair values based on Independent’s management’s best estimate using the information available at this time. The preliminary pro forma adjustments may be revised as additional information becomes available and as additional analyses are performed. The final allocation of the purchase price will be determined after the merger is completed and after the completion of a final analysis to determine the fair values of Meridian’s tangible and identifiable intangible assets and liabilities as of the closing date. The final purchase price adjustments may differ materially from the preliminary pro forma adjustments. Increases or decreases in the fair value of certain balance sheet amounts and other items of Meridian as compared to the information presented in this document may change the amount of the purchase price allocated to goodwill and other assets and liabilities and may impact the statement of income due to adjustments in yield and/or amortization of adjusted assets and liabilities.

It is anticipated that the merger will provide Independent with financial benefits, such as possible expense efficiencies and revenue enhancements, among other factors, although no assurances can be given that these benefits will actually be achieved. The impact of these benefits has not been reflected in the preliminary pro forma financial information. As required, the preliminary pro forma financial information includes adjustments that give effect to events that are directly attributable to the merger and factually supportable. As a result, any planned adjustments affecting the balance sheet, income statement, or shares of common stock outstanding subsequent to the assumed completion date of the merger have not been included.

The preliminary pro forma financial information is presented for illustrative purposes only and is not necessarily indicative of the financial results of the combined companies had the merger actually been completed as of or at the beginning of each period presented nor does it indicate future results for any interim or full-year period.

The information in the following table is derived from and should be read in conjunction with the historical consolidated financial statements and the notes thereto for Independent contained in this proxy statement/prospectus or incorporated into this document by reference.

Summary Financial Information

	At or for the Year Ended December 31, 2020	At or for the Three Months Ended March 31, 2021
Book value per share:
Independent historical	$51.65	$51.94
Meridian historical	14.67	15.05
Pro forma combined	60.05	60.67
Meridian pro forma equivalent	16.51	16.68

Tangible book value per share:
Independent historical	$35.59	$35.96
Meridian historical	14.25	14.63
Pro forma combined	39.09	39.77
Meridian pro forma equivalent	10.75	10.94

Cash dividends declared per share:
Independent historical	$1.84	$0.48
Meridian historical	0.32	0.10
Pro forma combined	1.84	0.48
Meridian pro forma equivalent	0.51	0.13

Basic net income per share:
Independent historical	$3.64	$1.26
Meridian historical	1.29	0.48
Pro forma combined	3.17	1.48
Meridian pro forma equivalent	0.87	0.41

Diluted net income per share:
Independent historical	$3.64	$1.26
Meridian historical	1.29	0.48
Pro forma combined	3.17	1.48
Meridian pro forma equivalent	0.87	0.41
Exchange Ratio	0.275	0.275

THE SPECIAL MEETING OF MERIDIAN STOCKHOLDERS

This section contains information for Meridian stockholders about the special meeting that Meridian has called to allow Meridian stockholders to consider and vote on the Meridian merger proposal and other related matters. This joint proxy statement/prospectus is accompanied by a notice of the Meridian special meeting, and a form of proxy card that the Meridian board of directors is soliciting for use by Meridian stockholders at the special meeting and at any adjournments or postponements of the special meeting.

Date, Time and Place of the Meridian Special Meeting

The Meridian special meeting will be held at 67 Prospect Street, Peabody, Massachusetts 01960 on [                ], 2021 at [                ], Eastern Time.

Purpose of the Meridian Special Meeting

At the Meridian special meeting, Meridian stockholders will be asked to consider and vote upon the following proposals:

•	the Meridian merger proposal;

•	the Meridian compensation proposal; and

•	the Meridian adjournment proposal.

Recommendation of Meridian’s Board of Directors

The Meridian board of directors recommends that you vote “FOR” the Meridian merger proposal, “FOR” the Meridian compensation proposal and “FOR” the Meridian adjournment proposal. See “The Merger—Meridian’s Reasons for the Merger” beginning on page 60 for a more detailed discussion of the Meridian board of directors’ recommendation.

Record Date; Shares Entitled to Vote

Meridian stockholders are entitled to vote if the records of Meridian show that they held shares of Meridian common stock as of the close of business on [●]. Beneficial owners of shares held in the name of a broker, bank or other nominee (“street name”) should instruct their record holder how to vote their shares. As of the close of business on the record date, [●] shares of Meridian common stock were outstanding. Each share of Meridian common stock has one vote on each matter presented to Meridian stockholders. If you are a beneficial owner of shares of Meridian common stock held in “street name” and you want to vote your shares in person at the Meridian special meeting, you will have to get a written proxy in your name from the broker, bank or other nominee who holds your shares.

Quorum

Meridian will have a quorum and will be able to conduct the business of the Meridian special meeting only if a majority of the shares of Meridian common stock outstanding and entitled to vote is represented in person or by proxy at the Meridian special meeting. If you return a valid proxy card or attend the Meridian meeting in person, your shares will be counted for determining whether there is a quorum, even if you abstain from voting. Broker non-votes also will be counted for determining the existence of a quorum. A broker non-vote occurs when a broker, bank or other nominee holding shares of Meridian common stock for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received voting instructions from the beneficial owner.

Vote Required; Treatment of Abstentions and Failure to Vote

Meridian merger proposal:

•

Vote required: Approval of the Meridian share issuance proposal requires the affirmative vote of the holders of a majority of the shares of common stock outstanding and eligible to vote by Meridian stockholders at the Meridian special meeting. Approval of the Meridian merger proposal is a condition to the completion of the merger.

•

Effect of abstentions and broker non-votes: If you mark “ABSTAIN” on your proxy, fail to submit a proxy or to vote at the Meridian special meeting, or fail to instruct your bank, broker, trustee or other nominee how to vote with respect to the Meridian share issuance proposal, such action will have the same effect as a vote against the Meridian merger proposal.

Meridian compensation proposal:

•

Vote required: Whether or not a quorum will be present at the meeting, approval of the Meridian compensation proposal requires the affirmative vote of a majority of the votes cast by Meridian stockholders at the Meridian special meeting. Approval of the Meridian compensation proposal is not a condition to the completion of the merger.

Effect of abstentions and broker non-votes: If you mark “ABSTAIN” on your proxy, fail to submit a proxy or to vote at the Meridian special meeting, or fail to instruct your bank, broker, trustee or other nominee how to vote with respect to the Meridian compensation proposal, you will not be deemed to have cast a vote with respect to the Meridian compensation proposal and it will have no effect on the Meridian compensation proposal.

Meridian adjournment proposal:

•

Vote required: Whether or not a quorum will be present at the meeting, approval of the Meridian adjournment proposal requires the affirmative vote of a majority of the votes cast by Meridian stockholders at the Meridian special meeting. Approval of the Meridian adjournment proposal is not a condition to the completion of the merger.

Effect of abstentions and broker non-votes: If you mark “ABSTAIN” on your proxy, fail to submit a proxy or to vote at the Meridian special meeting via the Meridian special meeting website, or fail to instruct your bank, broker, trustee or other nominee how to vote with respect to the Meridian adjournment proposal, you will not be deemed to have cast a vote with respect to the Meridian adjournment proposal and it will have no effect on the Meridian adjournment proposal.

Attending the Meridian Special Meeting

Subject to space availability, all Meridian stockholders as of the record date, or their duly appointed proxies, may attend the Meridian special meeting. Since seating is limited, admission to the Meridian special meeting will be on a first-come, first-served basis.

If you hold your shares of Meridian common stock in your name as a stockholder of record and you wish to attend the Meridian special meeting, please bring evidence of your stock ownership, such as your most recent account statement, to the Meridian special meeting. You should also bring a valid picture identification.

If your shares of Meridian common stock are held in “street name” in a stock brokerage account or by a bank, broker or other holder of record and you wish to attend the Meridian special meeting, you must obtain a legal proxy from the bank, broker or other holder of record and you will need to bring a copy of a bank or brokerage statement to the Meridian special meeting reflecting your stock ownership as of the record date. You should also bring a valid picture identification.

Voting of Proxies

Meridian stockholders may vote in person at the Meridian special meeting or by proxy. To ensure your representation at the Meridian special meeting, Meridian recommends that you vote by proxy even if you plan to attend the Meridian special meeting in person. You can always change your vote at the Meridian special meeting if you have already voted by proxy.

Meridian stockholders whose shares are held in “street name” by their broker, bank or other nominee must follow the instructions provided by their broker, bank or other nominee to vote their shares. Your broker or bank may allow you to deliver your voting instructions via the telephone or the Internet. If your shares are held in “street name” and you wish to vote in person at the special meeting, you will have to obtain a “legal proxy” from your record holder entitling you to vote at the Meridian special meeting.

Voting instructions are included on your Meridian proxy form. If you properly complete and timely submit your Meridian proxy, your shares will be voted as you have directed. If you are the record holder of your shares of Meridian common stock and submit your Meridian proxy without specifying a voting instruction, your shares of Meridian common stock will be voted “FOR” the Meridian merger proposal, “FOR” the Meridian compensation proposal and “FOR” the Meridian adjournment proposal. If you return an incomplete instruction card to your broker, bank or other nominee, that nominee will not vote your shares with respect to any matter.

Delivery of Proxy Materials

As permitted by applicable law, only one (1) copy of this joint proxy statement/prospectus is being delivered to Meridian stockholders residing at the same address, unless such Meridian stockholders have notified Meridian of their desire to receive multiple copies of the joint proxy statement/prospectus.

Meridian will promptly deliver, upon oral or written request, a separate copy of the joint proxy statement/prospectus to any Meridian stockholder residing at an address to which only one (1) copy of such document was mailed. Requests for additional copies should be directed to Meridian’s proxy solicitor, EQ Proxy Services, by calling toll-free at 1–(833) 434-0273.

How to Revoke Your Proxy

Meridian stockholders may revoke their proxy at any time before it is voted by:

•	filing with the Corporate Secretary of Meridian a duly executed revocation of proxy;

•	submitting a new executed proxy with a later date; or

•	voting in person at the Meridian special meeting.

Attendance at the Meridian special meeting will not, in and of itself, constitute a revocation of a proxy. All written notices of revocation and other communications with respect to the revocation of proxies should be addressed to:

Meridian Bancorp, Inc.

67 Prospect Street

Peabody, Massachusetts 01960

Attention: Edward J. Merritt, Corporate Secretary

Other Matters to Come Before the Meridian Special Meeting

Meridian management knows of no other business to be presented at the Meridian special meeting, but if any other matters are properly presented to the meeting or any adjournments thereof, the persons named in the proxies will vote upon them in accordance with the Meridian board of directors’ recommendations.

Proxy Solicitation

Meridian is soliciting your proxy. Meridian will pay for this proxy solicitation. In addition to soliciting proxies by mail, EQ Proxy Services, a proxy solicitation firm, will assist Meridian in soliciting proxies for the Meridian special meeting. Meridian will pay EQ Proxy Services $7,500 plus out-of-pocket expenses and charges for telephone calls made and received in connection with the solicitation. Additionally, directors, officers and employees of Meridian and East Boston may solicit proxies personally and by telephone. None of these persons will receive additional or special compensation for soliciting proxies. Meridian will, upon request, reimburse brokers, banks and other nominees for their expenses in sending proxy materials to their customers who are beneficial owners and obtaining their voting instructions.

PROPOSAL NO. 1

MERIDIAN MERGER AGREEMENT PROPOSAL

Meridian is asking its stockholders to approve and adopt the merger agreement, and to approve the merger. Meridian stockholders should read this joint proxy statement/prospectus carefully and in its entirety, including the annexes, for more detailed information concerning the merger agreement and the mergers. A copy of the merger agreement is attached to this joint proxy statement/prospectus as Annex A .

After careful consideration, the Meridian board of directors determined that the merger agreement and the transactions contemplated by the merger agreement are advisable and in the best interests of Meridian and its stockholders and unanimously approved and adopted the merger agreement, the mergers and the other transactions contemplated by the merger agreement. See “The Merger—Meridian’s Reasons for the Merger” beginning on page 60 for a more detailed discussion of the Meridian board of directors’ recommendation.

Approval of the Meridian merger proposal requires the presence of a quorum and the affirmative vote of the holders a majority of the common stock outstanding and entitled to vote. Abstentions and broker non-votes will have the same effect as a vote against this proposal.

The Meridian board of directors unanimously recommends a vote “FOR” the Meridian merger proposal.

PROPOSAL NO. 2

MERIDIAN COMPENSATION PROPOSAL

As required by Item 402(t) of Regulation S-K and Regulation 14A of the Securities Exchange Act of 1934, as amended, Meridian is providing its stockholders with the opportunity to cast an advisory, non-binding vote on the compensation that may become payable to its named executive officers in connection with the completion of the merger, as disclosed in the section of this joint proxy statement/prospectus captioned “The Merger—Interests of Meridian’s Executive Officers and Directors in the Merger,” beginning on page 88 of this joint proxy statement/prospectus, and the related table and narratives.

Meridian believes that the information regarding compensation that may become payable to its named executive officers in connection with the completion of the merger is reasonable and demonstrates that Meridian’s executive compensation program was designed appropriately and structured to ensure the retention of talented executives and a strong alignment with the long-term interests of Meridian’s stockholders. This vote is not intended to address any specific item of compensation, but rather the overall compensation that may become payable to Meridian’s named executive officers in connection with the completion of the merger. In addition, this vote is separate and independent from the vote of stockholders to approve the Meridian merger proposal.

Meridian asks that its stockholders vote “FOR” the following resolution:

RESOLVED, that the compensation that may become payable to Meridian’s named executive officers in connection with the completion of the merger, as disclosed in the section captioned “The Merger—Interests of Meridian’s Executive Officers and Directors in the Merger,” (beginning on page 88 of this joint proxy statement/prospectus and the related tables and narrative, is hereby APPROVED.

Approval of this proposal is not a condition to the completion of the merger. Additionally, this vote is advisory and, therefore, it will not be binding on Meridian, nor will it overrule any prior decision or require Meridian’s board of directors (or any committee thereof) to take any action. Accordingly, the merger-related compensation will be paid to Meridian’s named executive officers to the extent payable in accordance with the terms of their compensation agreements and other contractual arrangements even if Meridian stockholders do not approve the proposals to approve the merger-related executive compensation.

Approval of the Meridian compensation proposal requires the presence of a quorum and the affirmative vote of a majority of the votes cast on the proposal. Abstentions and broker non-votes will have no effect on the outcome of voting on this proposal.

Meridian’s board of directors unanimously recommends that Meridian stockholders vote “FOR” the approval of the Meridian compensation proposal.

PROPOSAL NO. 3

MERIDIAN ADJOURNMENT PROPOSAL

Meridian is submitting a proposal for consideration at the Meridian special meeting to authorize the named proxies to authorize the board of directors of Meridian to adjourn or postpone the special meeting, if necessary, to permit further solicitation of proxies in favor of the Meridian merger proposal or to ensure that any supplement or amendment to the accompanying joint proxy statement/prospectus is timely provided to Meridian stockholders. Even though a quorum may be present at the Meridian special meeting, it is possible that Meridian may not have received sufficient votes to approve the Meridian merger agreement proposal by the time of the meeting. In that event, the board of directors of Meridian would need to adjourn the Meridian special meeting in order to solicit additional proxies. This proposal relates only to authorization of the board of directors of Meridian to adjourn or postpone the special meeting, if necessary, to permit further solicitation of proxies in favor of the Meridian merger agreement proposal or to ensure that any supplement or amendment to the accompanying joint proxy statement/prospectus is timely provided to Meridian stockholders. If the Meridian special meeting is adjourned to a date not more than 120 days after the original record date, Meridian is not required to give notice of the time and place of the adjourned meeting. Meridian may also postpone the special meeting to a date not more than 120 days after the original record date. Notice of the date, time and place to which the special meeting is postponed must be given not less than ten days prior to such date.

Approval of the Meridian adjournment proposal requires the presence of a quorum and the affirmative vote of a majority of the votes cast on the proposal. Abstentions and broker non-votes will have no effect on the outcome of voting on this proposal.

Meridian’s board of directors unanimously recommends that Meridian stockholders vote “FOR” authorization of the board of directors of Meridian to adjourn or postpone the Meridian special meeting, if necessary, to permit further solicitation of proxies in favor of the Meridian merger proposal or to ensure that any supplement or amendment to the accompanying joint proxy statement/prospectus is timely provided to Meridian stockholders.

THE SPECIAL MEETING OF INDEPENDENT SHAREHOLDERS

This section contains information for Independent shareholders about the special meeting that Independent has called to allow Independent shareholders to consider and vote on the Independent share issuance proposal and other related matters. This joint proxy statement/prospectus is accompanied by a notice of the Independent special meeting, and a form of proxy card that the Independent board of directors is soliciting for use by Independent shareholders at the special meeting and at any adjournments or postponements of the special meeting.

Date, Time and Place of the Independent Special Meeting

The Independent special meeting will be held at [                 ] on [                ], 2021 at [                ], Eastern Time.

Purpose of the Independent Special Meeting

At the Independent special meeting, Independent shareholders will be asked to consider and vote upon the following proposals:

•	the Independent share issuance proposal; and

•	the Independent adjournment proposal.

Recommendation of Independent’s Board of Directors

The Independent board of directors recommends that you vote “FOR” the Independent share issuance proposal and “FOR” the Independent adjournment proposal. See “The Merger—Independent’s Reasons for the Merger” beginning on page 71 for a more detailed discussion of the Independent board of directors’ recommendation.

Record Date; Shares Entitled to Vote

Independent shareholders are entitled to vote if the records of Independent show that they held shares of Independent common stock as of the close of business on [●]. Beneficial owners of shares held in the name of a broker, bank or other nominee (“street name”) should instruct their record holder how to vote their shares. As of the close of business on the record date, [●] shares of Independent common stock were outstanding. Each share of Independent common stock has one vote on each matter presented to Independent shareholders. If you are a beneficial owner of shares of Independent common stock held in “street name” and you want to vote your shares in person at the Independent special meeting, you will have to get a written proxy in your name from the broker, bank or other nominee who holds your shares.

Quorum

Independent will have a quorum and will be able to conduct the business of the Independent special meeting only if a majority of the shares of Independent common stock outstanding and entitled to vote is represented in person or by proxy at the Independent special meeting. If you return a valid proxy card or attend the Independent meeting in person, your shares will be counted for determining whether there is a quorum, even if you abstain from voting. Broker non-votes also will be counted for determining the existence of a quorum. A broker non-vote occurs when a broker, bank or other nominee holding shares of Independent common stock for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received voting instructions from the beneficial owner.

Vote Required; Treatment of Abstentions and Failure to Vote

Independent share issuance proposal:

•

Vote required: Approval of the Independent share issuance proposal requires the affirmative vote of a majority of votes cast by Independent shareholders at the Independent special meeting. Approval of the Independent share issuance proposal is a condition to the completion of the merger.

•

Effect of abstentions and broker non-votes: If you mark “ABSTAIN” on your proxy, fail to submit a proxy or to vote at the Independent special meeting via the Independent special meeting website, or fail to instruct your bank, broker, trustee or other nominee how to vote with respect to the Independent share issuance proposal, you will not be deemed to have cast a vote with respect to the Independent share issuance proposal and it will have no effect on the Independent share issuance proposal.

Independent adjournment proposal:

•

Vote required: Whether or not a quorum will be present at the meeting, approval of the Independent adjournment proposal requires the affirmative vote of a majority of the votes cast by Independent shareholders at the Independent special meeting. Approval of the Independent adjournment proposal is not a condition to the completion of the merger.

Effect of abstentions and broker non-votes: If you mark “ABSTAIN” on your proxy, fail to submit a proxy or to vote at the Independent special meeting via the Independent special meeting website, or fail to instruct your bank, broker, trustee or other nominee how to vote with respect to the Independent adjournment proposal, you will not be deemed to have cast a vote with respect to the Independent adjournment proposal and it will have no effect on the Independent adjournment proposal.

Attending the Independent Special Meeting

Subject to space availability, all Independent shareholders as of the record date, or their duly appointed proxies, may attend the Independent special meeting. Since seating is limited, admission to the Independent special meeting will be on a first-come, first-served basis.

If you hold your shares of Independent common stock in your name as a stockholder of record and you wish to attend the Independent special meeting, please bring evidence of your stock ownership, such as your most recent account statement, to the Independent special meeting. You should also bring a valid picture identification.

If your shares of Independent common stock are held in “street name” in a stock brokerage account or by a bank, broker or other holder of record and you wish to attend the Independent special meeting, you must obtain a legal proxy from the bank, broker or other holder of record and you will need to bring a copy of a bank or brokerage statement to the Independent special meeting reflecting your stock ownership as of the record date. You should also bring a valid picture identification.

Voting of Proxies

Independent shareholders may vote in person at the Independent special meeting via the Independent special meeting website or by proxy. To ensure your representation at the Independent special meeting, Independent recommends that you vote by proxy even if you plan to attend the Independent special meeting via the Independent special meeting website. You can always change your vote at the Independent special meeting via the Independent special meeting website.

Independent shareholders whose shares are held in “street name” by their broker, bank or other nominee must follow the instructions provided by their broker, bank or other nominee to vote their shares. Your broker or bank may allow you to deliver your voting instructions via the telephone or the Internet. If your shares are held in “street name” and you wish to vote in person at the special meeting, you will have to obtain a “legal proxy” from your record holder entitling you to vote at the Independent special meeting.

Voting instructions are included on your Independent proxy form. If you properly complete and timely submit your Independent proxy, your shares will be voted as you have directed. If you are the record holder of your shares of Independent common stock and submit your Independent proxy without specifying a voting instruction, your shares of Independent common stock will be voted “FOR” the Independent merger agreement proposal and “FOR” the Independent adjournment proposal. If you return an incomplete instruction card to your broker, bank or other nominee, that nominee will not vote your shares with respect to any matter.

Delivery of Proxy Materials

As permitted by applicable law, only one (1) copy of this joint proxy statement/prospectus is being delivered to Independent shareholders residing at the same address, unless such Independent shareholders have notified Independent of their desire to receive multiple copies of the joint proxy statement/prospectus.

Independent will promptly deliver, upon oral or written request, a separate copy of the joint proxy statement/prospectus to any Independent shareholder residing at an address to which only one (1) copy of such document was mailed. Requests for additional copies should be directed Independent’s proxy solicitor, Georgeson LLC, by calling toll-free at 1-800-868-1390.

How to Revoke Your Proxy

Independent shareholders may revoke their proxy at any time before it is voted by:

•	filing with the Corporate Secretary of Independent a duly executed revocation of proxy;

•	submitting a new executed proxy with a later date; or

•	voting in person at the Independent special meeting.

Attendance at the Independent special meeting will not, in and of itself, constitute a revocation of a proxy. All written notices of revocation and other communications with respect to the revocation of proxies should be addressed to:

Independent Bank Corp.

288 Union Street

Rockland, Massachusetts 02370

Attention: Patricia M. Natale, Deputy General Counsel and Corporate Secretary

Other Matters to Come Before the Independent Special Meeting

Independent management knows of no other business to be presented at the Independent special meeting, but if any other matters are properly presented to the meeting or any adjournments thereof, the persons named in the proxies will vote upon them in accordance with the Independent board of directors’ recommendations.

Proxy Solicitation

Independent is soliciting your proxy. Independent will pay for this proxy solicitation. In addition to soliciting proxies by mail, Georgeson LLC, a proxy solicitation firm, will assist Independent in soliciting proxies for the Independent special meeting. Independent will pay approximately $10,000 for these services. Additionally, directors, officers and employees of Independent and Rockland Trust may solicit proxies personally and by telephone. None of these persons will receive additional or special compensation for soliciting proxies. Independent will, upon request, reimburse brokers, banks and other nominees for their expenses in sending proxy materials to their customers who are beneficial owners and obtaining their voting instructions.

PROPOSAL NO. 1

INDEPENDENT SHARE ISSUANCE PROPOSAL

Pursuant to the merger agreement, Independent is asking Independent shareholders to approve the issuance of Independent common stock to Meridian stockholders. Independent shareholders should read this joint proxy statement/prospectus carefully and in its entirety, including the annexes, for more detailed information concerning the merger agreement and the mergers. A copy of the merger agreement is attached to this joint proxy statement/prospectus as Annex A.

After careful consideration, the Independent board of directors determined that the merger agreement and the transactions contemplated by the merger agreement are advisable and in the best interests of Independent and its shareholders and unanimously adopted and approved the merger agreement, the mergers and the other transactions contemplated by the merger agreement. See “The Merger—Independent’s Reasons for the Merger” beginning on page 71 for a more detailed discussion of the Independent board of directors’ recommendation.

The Independent board of directors unanimously recommends a vote “FOR” the Independent share issuance proposal.

PROPOSAL NO. 2

INDEPENDENT ADJOURNMENT PROPOSAL

Independent is submitting a proposal for consideration at the Independent special meeting to authorize the named proxies to authorize the board of directors of Independent to adjourn or postpone the special meeting, if necessary, to permit further solicitation of proxies in favor of the Independent merger agreement proposal or to ensure that any supplement or amendment to the accompanying joint proxy statement/prospectus is timely provided to Independent shareholders. Even though a quorum may be present at the Independent special meeting, it is possible that Independent may not have received sufficient votes to approve the Independent merger agreement proposal by the time of the meeting. In that event, the board of directors of Independent would need to adjourn the Independent special meeting in order to solicit additional proxies. This proposal relates only to authorization of the board of directors of Independent to adjourn or postpone the special meeting, if necessary, to permit further solicitation of proxies in favor of the Independent merger agreement proposal or to ensure that any supplement or amendment to the accompanying joint proxy statement/prospectus is timely provided to Independent shareholders. If the Independent special meeting is adjourned for less than 30 days, Independent is not required to give notice of the time and place of the adjourned meeting if the new time and place is announced at the special meeting before adjournment, unless the board of directors of Independent fixes a new record date for the Independent special meeting.

Approval of the Independent adjournment proposal requires the presence of a quorum and the affirmative vote of a majority of the shares voted on the proposal. Abstentions and broker non-votes will have no effect on the outcome of voting on this proposal.

Independent’s board of directors unanimously recommends that Independent shareholders vote “FOR” authorization of the board of directors of Independent to adjourn or postpone the Independent special meeting, if necessary, to permit further solicitation of proxies in favor of the Independent merger agreement proposal or to ensure that any supplement or amendment to the accompanying joint proxy statement/prospectus is timely provided to Independent shareholders.

THE MERGER

The discussion in this joint proxy statement/prospectus of the merger and the principal terms of the merger agreement are subject to, and are qualified in their entirety by reference to, the merger agreement, a copy of which is attached to this joint proxy statement/prospectus as Annex A and is incorporated into this joint proxy statement/prospectus by reference.

Terms of the Merger

Each of Independent’s and Meridian’s respective board of directors has approved the merger agreement. The merger agreement provides that, pursuant to the terms and subject to the conditions set forth in the merger agreement, Merger Sub will merge with and into Meridian, with Meridian as the surviving entity, which is referred to as the merger, and as soon as reasonably practicable following the merger, Meridian will merge with and into Independent, with Independent as the surviving entity, which is referred to as the holdco merger. Immediately following the holdco merger, East Boston will merge with and into Rockland Trust, with Rockland Trust as the surviving bank, which is referred to as the bank merger.

In the merger, each share of Meridian common stock issued and outstanding immediately prior to the effective time of the merger (other than shares held as treasury stock or shares owned directly by Independent in trust accounts, managed accounts and the like) will be converted into the right to receive 0.275 of a share of Independent common stock (the “exchange ratio”). Independent will not issue any fractional shares of its common stock in the merger, but will instead pay cash (determined on the basis of the volume-weighted average trading price per share of Independent common stock for the five consecutive trading days ending on the fifth trading day immediately preceding the closing date, rounded to the nearest whole cent as provided by Bloomberg L.P.) for any fractional share a Meridian stockholder would otherwise receive after aggregating all of his or her shares (the exchange ratio and any cash in lieu of fractional shares collectively, the “merger consideration”).

Independent shareholders are being asked to approve the Independent share issuance proposal and Meridian stockholders are being asked to approve the merger agreement proposal. See the section entitled “The Merger Agreement” beginning on page 100 for additional and more detailed information regarding the legal documents that govern the merger, including information about the conditions to the completion of the merger and the provisions for terminating or amending the merger agreement.

Background of the Merger

Meridian’s predecessor mutual holding company converted from a mutual holding company structure in July 2014, which resulted in Meridian becoming the publicly traded holding company for East Boston. Over the course of the following years, Meridian managed its capital through organic growth, stock repurchases and cash dividends. Since the conversion, Meridian also has, from time to time, been presented with and reviewed opportunities to acquire or bid upon other financial institutions, including its acquisition of Meetinghouse Bancorp, Inc., which was completed in 2017.

Over the past few years, the Meridian board of directors has had numerous discussions with its management, industry analysts, and consultants regarding the future of the community banking industry, the appropriate size and scale of Meridian and the profitability targets that it should be attempting to achieve. These discussions have included the topics of competition, disintermediation risk, product requirements, technology investments, and prospective valuation risks in the future.

Additionally, Richard J. Gavegnano, President and Chief Executive Officer of Meridian, has had numerous conversations with the chief executive officers and investment banker representatives of various regional financial institutions that expressed possible interest in merging with or acquiring Meridian. In each conversation, discussions centered on obtaining an understanding of strategic and operational value of a combination, cultural alignment of the organizations and roles of employees, management and the board of directors. Conversations were shared with the Meridian board of directors to build awareness and an understanding of the relative differences among the institutions.

At a regular board meeting held January 28, 2020, representatives of Raymond James attended the meeting and participated in certain discussions regarding the strategic direction of Meridian. Raymond James is a nationally recognized investment banking firm with substantial experience advising financial institutions generally, including with respect to mergers and acquisitions. The board of directors reviewed various items, including information with respect to trends in the banking industry and for Massachusetts financial institutions, an overview of the mergers and acquisitions market, peer institution performance and market share information and matters related to strategic planning.

The COVID-19 pandemic began in the first quarter of 2020. The Board of Directors and management spent the remainder of 2020 focusing on East Boston’s operations, including the health and safety of employees and providing support to East Boston’s customers and local communities. Mr. Gavegnano continued to have informal discussions with representatives of financial institutions about the banking industry generally, including strategic initiatives, and, in some instances, mergers and acquisitions.

Independent’s board of directors and senior management regularly consider strategic direction and business objectives, including strategic growth opportunities, as part of continuous efforts to enhance value for shareholders and other constituencies. These reviews have focused on, among other things, prospects and developments in the financial services industry, regulatory environment, the economy generally and in Massachusetts specifically, and the implications of developments for financial institutions generally and Independent. In addition, Independent has regularly evaluated, pursued and completed acquisitions to further its strategic objectives. Independent’s senior management, including Christopher Oddleifson, its Chief Executive Officer, periodically has informal discussions with senior management and investment banker representatives of other financial institutions, including Mr. Gavegnano and Raymond James. Mr. Oddleifson updates Independent’s board of directors regarding those discussions regularly, and the Independent board has authorized Mr. Oddleifson and senior management to pursue discussions with financial institutions who have been identified as potential acquisition targets.

In early January, 2021, as part of customary marketing efforts, Raymond James representatives met with Independent representatives and discussed a number of topics regarding the banking industry and the Massachusetts market, including the competitive landscape. During these conversations, and consistent with informal discussions in prior years, Raymond James and Independent discussed, in a general and exploratory fashion, possible strategic advantages of a potential future merger between Meridian and Independent. Following the meeting, Raymond James provided a summary of this discussion to Mr. Gavegnano.

Representatives of Raymond James continued discussions with Mr. Gavegnano over the next few weeks. In addition, on January 14, 2021, Mr. Gavegnano reviewed matters with respect to Independent with the executive committee of the Meridian board of directors. Following these discussions, on January 21, 2021, a Raymond James representative left a message for Mr. Oddleifson regarding Meridian. On January 22, 2021, Mr. Oddleifson spoke to the Raymond James representative who inquired as to Independent’s continued interest in a potential merger transaction with Meridian. Mr. Oddleifson conveyed that Independent may be interested but had other ongoing potential projects that it was currently focused on. Mr. Oddleifson stated that he would get back to Raymond James.

Over the next few days, senior management of Independent discussed the potential strategic and financial benefits of a potential acquisition of Meridian and potential financial terms for such a transaction and determined to indicate a willingness to engage in preliminary exploratory discussions with Meridian and its representatives.

Beginning on January 24, 2021 and continuing through February 2, 2021, Mr. Oddleifson and Independent senior management had numerous discussions with Raymond James regarding a possible merger between Independent and Meridian, including possible pricing terms for a potential transaction. On January 29, 2021, Independent proposed an initial range of exchange ratios of Independent common stock for each share of Meridian common stock of 0.2735 to 0.275, which implied a pricing range of between $20.91 and $21.03, based upon the closing price for Independent common stock on January 28, 2021. Mr. Oddleifson notified the Chair of Independent’s board of directors that these discussions were occurring.

Raymond James reported the details of these discussions to Mr. Gavegnano, who then provided information regarding the discussions to the Meridian board of directors. Representatives of Raymond James indicated to Independent that the proposed pricing range was inadequate and discussions were discontinued on February 2, 2021 after Independent indicated it was unwilling to increase the proposed pricing range.

On February 23, 2021, KBW, Independent’s financial advisor, contacted Raymond James to discuss the possibility of resuming transaction discussions. On February 24, 2021, KBW reported this discussion to Independent senior management and at the direction of Independent, KBW then contacted Raymond James to indicate Independent’s continued interest in pursuing a merger transaction. Later that same day, Independent provided Meridian a non-binding indication of interest, including a fixed exchange ratio of 0.275 shares of Independent common stock for each share of Meridian common stock, representing an implied price of $24.21 per share based on the then-current market price for Independent common stock, as well as a request for exclusive negotiating rights with Meridian through April 30, 2021.

On March 1, 2021, the Meridian board of directors held a special meeting to consider the proposal from Independent. The board discussed with special legal counsel, Luse Gorman, PC (“Luse Gorman”), the board’s fiduciary duties in a merger transaction. Raymond James updated the Meridian board regarding the merger market, and discussed the financial aspects of the proposal from Independent in comparison to recent transactions. Raymond James also reviewed with the board the prices that could potentially be paid by other possible merger partners, based on Raymond James’ knowledge of the merger market and these entities. The presentation and discussion also included information concerning other potential merger partners, their capacity to engage in a strategic transaction with Meridian and pro forma analyses of the combination of Meridian and Independent. After reviewing the information and consulting with Raymond James, Meridian’s board of directors authorized Mr. Gavegnano to enter into the indication of interest and the exclusivity agreement requested by Independent, subject to requiring that the exclusivity be mutual.

On March 4, 2021, Independent and Meridian entered into the non-binding indication of interest, mutual exclusivity agreement, and a mutual nondisclosure agreement. Commencing March 5, 2021 the parties began conducting detailed due diligence reviews of each other and members of each organization’s executive management teams, along with the parties’ respective advisors, met several times as part of the parties’ diligence investigations and to discuss the terms of the proposed transaction.

On March 18, 2021, at a regularly scheduled meeting of the Independent board of directors, Independent senior management updated the board regarding the potential transaction with Meridian, including the strategic and financial benefits of the proposed merger. Independent’s board expressed its support for senior management to proceed with its due diligence review and negotiation of the proposed merger.

On April 1, 2021, Wachtell, Lipton, Rosen & Katz (“Wachtell Lipton”), legal counsel to Independent, shared with Luse Gorman a first draft of the proposed merger agreement. From April 1, 2021 through April 22, 2021, Independent and Meridian and their respective legal advisors negotiated the proposed merger agreement and other ancillary documents and agreements.

On April 15, 2021, Raymond James reviewed with the Meridian board of directors at a special meeting the financial aspects of the proposed merger, including in comparison to the potential future performance of Meridian as reviewed with Meridian’s management on a stand-alone basis. The board of directors reviewed in detail with representatives of Luse Gorman and Raymond James the merger agreement and ancillary documents, including the voting agreement to be entered into by Meridian’s directors and executive officers. The board was also presented with the due diligence findings of the management team and Meridian’s legal and financial advisors and various pro forma analyses of the combined entity.

On April 20, 2021, Independent’s board of directors held a special meeting to discuss the proposed Meridian merger. The meeting was attended by senior management and representatives of KBW and Wachtell Lipton. Prior to the meeting, the directors received a summary of the terms of the draft merger agreement and ancillary agreements from Wachtell Lipton. Management began its presentation of due diligence findings of Meridian, with the remainder to be completed at the board meeting scheduled for April 22, 2021, and legal counsel reviewed the board’s fiduciary duties and the proposed terms of the merger agreement.

The parties finalized the negotiations of the merger agreement and ancillary agreements over the next two days, including the consulting agreements and other employment arrangements for Mr. Gavegnano and certain other Meridian employees.

At a special meeting of Meridian’s board of directors held on April 22, 2021, the board of directors met to discuss the proposed merger and review the final merger agreement and ancillary documents. At that meeting, representatives from Luse Gorman and Meridian management summarized the results of Meridian’s due diligence investigation of Independent and Luse Gorman again discussed with the board the board’s fiduciary duties with respect to the transaction. Raymond James also reviewed the financial aspects of the proposed merger and rendered to the Meridian board of directors an opinion to the effect that, as of April 22, 2021, and subject to the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Raymond James, as set forth in its opinion, the exchange ratio in the proposed merger was fair, from a financial point of view, to the holders of Meridian common stock. Legal counsel also discussed the proposed resolutions regarding the proposed merger that the independent members of the board (all directors except for Messrs. Gavegnano and Merritt) would be requested to approve, as well as the proposed resolutions regarding the proposed merger that the full board would be requested to approve. After further discussion, the independent members of Meridian’s board of directors voted unanimously to approve the merger agreement with Independent in substantially the form presented and voted unanimously to approve the executive compensation arrangements of senior officers, including Messrs. Gavegnano and Merritt. Following this vote, and taking into consideration the factors described under “—Meridian’s Reasons for the Merger,” the board of directors voted unanimously to approve the merger agreement in substantially the form presented, to recommend that Meridian stockholders vote to approve the merger agreement and the merger, and to authorize management, with the assistance of counsel, to finalize and execute the merger agreement and all related documents.

On April 22, 2021, at a regularly scheduled meeting the Independent board of directors continued its review and consideration of the proposed Meridian merger. Senior management updated the board of directors on the final negotiations and finished its presentation of the due diligence investigation of Meridian. KBW also reviewed the financial aspects of the proposed merger and rendered to the Independent board of directors its opinion (which was initially rendered verbally and subsequently confirmed by delivery of KBW’s written opinion dated April 22, 2021) to the effect that, as of that date, and subject to the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by KBW, as set forth in its written opinion, the exchange ratio in the proposed merger was fair, from a financial point of view, to Independent. Following further discussion, during which the directors considered the matters reviewed and discussed at that meeting and all prior meetings, including the factors described under “—Independent’s Reasons for the Merger,” the board of directors unanimously determined that the merger agreement and the transactions contemplated by the merger agreement, including the share issuance, were advisable and fair to and in the best interests of Independent and its shareholders, and approved the merger agreement, the merger and the other transactions contemplated by the merger agreement, and recommended that Independent shareholders vote to approve the share issuance in connection with the merger.

Thereafter, the parties executed and delivered the merger agreement and ancillary documents. A joint press release announcing the approval, adoption, and execution of the merger agreement was then issued on April 22, 2021 and Independent and Meridian each filed a Current Report on Form 8-K with the SEC.

Recommendation of Meridian’s Board of Directors

Meridian’s board of directors has unanimously approved the merger agreement and unanimously recommends that Meridian stockholders vote “FOR” the approval of the Meridian merger agreement proposal.

Meridian’s Reasons for the Merger

In determining to unanimously adopt and approve the merger agreement and the merger, the boards of directors of Meridian evaluated the merger and the merger agreement in consultation with certain of Meridian’s senior management and with Meridian’s financial advisor and legal counsel, drew on the directors’ knowledge of the business, operations, properties, assets, financial condition, operating results, and prospects of Meridian, and also considered the following factors in favor of the decision to enter into the merger agreement:

•

the Meridian board of directors’ and senior management’s knowledge of Meridian’s business, operations, properties, assets, financial condition, operating results and prospects, and its and their understanding of Independent’s business, operations, properties, assets, financial condition, operating results, historical market prices and prospects, including information obtained through due diligence and meetings between the parties;

•

the fact that the consideration that Meridian stockholders will receive in the proposed merger is Independent common stock and the potential for Meridian stockholders, who will own approximately 30% of the combined company, to participate in the future earnings and growth of the combined company;

•

the expected pro forma financial impact of the transaction, taking into account anticipated cost savings and other factors, on both Meridian stockholders and Independent shareholders, especially the fact that the transaction is expected to be immediately accretive to the tangible book value per share and the earnings per share of the combined company;

•	the expectation of the Meridian board of directors that the combined company will have a strong capital position upon completion of the transaction;

•	the complementary nature of the operations, geographic footprint and balance sheets of the parties and the synergies that could be achieved by a combination of the parties;

•	the similarities in the corporate cultures of Meridian and Independent and their approach to their employees and servicing of the customers, markets and communities in which they operate;

•

the understanding of the Meridian board of directors of the current and prospective environment in which Meridian operates, including national and local economic conditions, the interest rate environment, increasing operating costs resulting from regulatory initiatives, compliance mandates and investments in technology, the competitive environment for financial institutions generally and the likely effect of these factors on Meridian with and without the proposed transaction;

•

conditions and activity in the mergers and acquisition market providing a unique window of opportunity with respect to a merger of Meridian and delivering accelerated and enhanced stockholder value, as compared to through organic growth;

•

the strong stock price performance of Independent’s common stock compared to its peers and the industry as a whole, and the potential for stock appreciation in the combined company for Meridian stockholders;

•

the greater market capitalization of the combined organization and trading volume and liquidity of Independent common stock in the event Meridian stockholders desire to sell the shares of Independent common stock to be received by them upon completion of the Merger;

•	Independent’s successful track record in executing mergers and the likelihood of receipt of regulatory approvals and completion of the merger in a timely manner;

•

the fact that the exchange ratio is fixed, which the Meridian board of directors believes is consistent with market practice for transactions of this type and with the strategic purpose of the transaction;

•

the financial presentation and the opinion, dated April 22, 2021, of Raymond James & Associates, Inc. (“Raymond James”) to the Meridian board of directors as to the fairness, from a financial point of view, and as of the date of such opinion, to the holders of Meridian common stock of the merger consideration in the proposed merger, as more fully described below under “Opinion of Meridian’s Financial Advisor;”

•	the efforts made to negotiate a merger agreement favorable to Meridian and its stockholders and the terms and conditions of the merger agreement;

•

the analyses presented by Luse Gorman, PC as to the structure of the merger, the merger agreement, the fiduciary and legal obligations applicable to directors when considering a sale or merger of a company, and the process that Meridian (including its board of directors) employed in considering the merger;

•

under the terms of the merger agreement, the ability of the Meridian board of directors, in response to an unsolicited third-party proposal or an intervening event, to change or withhold its recommendation to the Meridian stockholders if it concludes in good faith (after receiving the advice of its outside counsel, and with respect to financial matters, its financial advisor) that failure to take such actions would be reasonably likely to result in a violation of its fiduciary duties under applicable law;

•	the effects of the merger on Meridian’s employees, including the prospects for continued employment and the severance and other benefits agreed to be provided by Independent; and

•

the impact of the merger on depositors, customers and communities served by Meridian and the expectation that the combined entity will continue to provide quality service to the communities and customers currently served by Meridian.

Meridian’s board of directors also weighed the factors described above against certain factors and potential risks associated with entering into the merger agreement, including, among others, the following:

•	the fact that the integration of Meridian and Independent may be complex and time consuming and may require substantial resources and effort;

•

the risk that, if the combined bank is not successfully integrated, the anticipated strategic and other benefits of the merger may not be realized fully, realized at all or may take longer to realize than expected;

•	the fact that the exchange ratio is fixed, which could result in a decrease in the value of the merger consideration in the event of a decrease in the trading price of Independent’s common stock;

•

the potential for diversion of management and employee attention and for increased employee attrition during the period prior to the completion of the merger, and the potential effect of the merger on Meridian’s customers and business relationships;

•

the restrictions on the conduct of Meridian’s business prior to the completion of the merger, requiring Meridian to conduct its business only in the ordinary course, subject to specific limitations, which could delay or prevent Meridian from undertaking business opportunities that may arise pending completion of the merger and could negatively impact Meridian’s customers and business relationships;

•

the fact that the merger agreement contains certain restrictions on the ability of Meridian to solicit proposals for alternative transactions or engage in discussions regarding such proposals, including the requirement for Meridian to pay Independent a termination fee of $44.1 million in certain circumstances;

•	the possibility of litigation in connection with the merger;

•	the transaction costs to be incurred by Meridian in connection with the merger; and

•	the various other applicable risks associated with Meridian, Independent and the merger, including the risks described in “Risk Factors,” beginning on page 27 of this joint proxy statement/prospectus.

During its consideration of the merger agreement, the Meridian board of directors also considered that certain Meridian officers and directors may have financial interests in the merger that are different from, or are in addition to, the interests of Meridian stockholders. See “The Merger—Interests of Meridian’s Executive Officers and Directors in the Merger,” beginning on page 88.

The discussion of the information and factors considered by the Meridian board of directors is not exhaustive, but includes all material factors considered by the Meridian board of directors. Based on the factors described above, the Meridian board of directors determined that the merger with Independent would be advisable and in the best interests of Meridian stockholders and approved the merger agreement and related transactions it contemplates. In view of the wide variety and complexity of factors considered by the Meridian board of directors in connection with its evaluation of the merger, the Meridian board of directors did not consider it practical, and did not attempt, to quantify, rank or otherwise assign relative weights to the specific factors it considered in reaching its decision and did not undertake to make any specific determination as to whether any particular factor, or any aspect of any factor, was favorable or unfavorable to the ultimate determination of the Meridian board of directors. Rather, the Meridian board of directors made its recommendation based on the totality of information presented to, and the investigation conducted by, it. In considering the factors discussed above, individual directors may have given different weights to different individual factors.

Opinion of Meridian’s Financial Advisor

Meridian retained Raymond James as financial advisor on March 5, 2021. Meridian selected Raymond James as a financial advisor because it is a globally-recognized investment banking firm offering a full range of investment banking services to its clients. In the ordinary course of its investment banking business, Raymond James is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions. Pursuant to that engagement, the Meridian board of directors requested that Raymond James evaluate the fairness, from a financial point of view, to the holders of Meridian’s outstanding common stock (other than the Exception Shares) of the exchange ratio to be received by such holders in the merger pursuant to the merger agreement.

At the April 22, 2021 meeting of the Meridian board of directors, representatives of Raymond James rendered its opinion, subsequently confirmed in writing and dated April 22, 2021, to the Meridian board of directors (in its capacity as such), as to the fairness, as of such date, from a financial point of view, to the holders of Meridian’s outstanding common stock (other than the Exception Shares) of the exchange ratio to be received by such holders in the merger pursuant to the merger agreement, based upon and subject to the assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of review undertaken by Raymond James in connection with the preparation of its opinion.

The full text of the written opinion of Raymond James is attached as Annex B to this joint proxy statement/prospectus. The summary of the opinion of Raymond James set forth in this joint proxy statement/prospectus is qualified in its entirety by reference to the full text of such written opinion. Holders of Meridian common stock are urged to read this opinion in its entirety. The opinion of Raymond James speaks only as of the date of the opinion and does not reflect any developments that may occur or may have occurred after the date of its opinion and prior to the completion of the merger.

Raymond James provided its opinion for the information of the Meridian board of directors (in its capacity as such) in connection with, and for purposes of, its consideration of the exchange ratio to be received by holders of Meridian’s outstanding common stock (other than the Exception Shares) in the merger pursuant to the merger agreement and its opinion only addresses whether the exchange ratio in the merger pursuant to the merger agreement was fair, from a financial point of view, to the holders of Meridian common stock (other than the Exception Shares). The opinion of Raymond James does not address any other term or aspect of the merger agreement or the merger contemplated thereby. The Raymond James opinion does not constitute a recommendation to the Meridian board of directors or to any holder of Meridian common stock as to how the

Meridian board of directors, such stockholder or any other person should vote or otherwise act with respect to the merger or any other matter. Raymond James does not express any opinion as to the likely trading range of Independent common stock following the merger, which may vary depending on numerous factors that generally impact the price of securities or on the financial condition of Independent at that time.

In connection with its review of the proposed merger and the preparation of its opinion, Raymond James, among other things:

•	reviewed the financial terms and conditions as stated in the draft of the Agreement and Plan of Merger by and between Independent and Meridian dated as of April 21, 2021 (the “merger agreement”);

•

reviewed certain information related to the historical condition and prospects of Meridian and Independent, as made available to Raymond James by or on behalf of Meridian, including, but not limited to, (a) financial projections for each of Meridian and Independent that were prepared using consensus analyst estimates for the years 2021 and 2022 with further years extrapolated based on appropriate growth rates, which were reviewed and approved for our use by the management of Meridian (together, the “Projections”) and (b) certain forecasts and estimates of potential cost savings, operating efficiencies, revenue effects, and other pro forma financial adjustments expected to result from the merger, as approved and directed for our use by management of Meridian (the “Pro Forma Financial Adjustments”);

•

reviewed Meridian’s and Independent’s audited financial statements for the years ended December 31, 2019 and December 31, 2020 and unaudited financial statements for the three month period ended March 31, 2021;

•	reviewed Meridian’s and Independent’s recent public filings and certain other publicly available information regarding Meridian and Independent;

•	reviewed the financial and operating performance of Meridian and Independent and those of other selected public companies that Raymond James deemed to be relevant;

•	considered certain publicly available financial terms of certain transactions Raymond James deemed to be relevant;

•

reviewed the then-current and historical market prices for shares of Meridian common stock and shares of Independent common stock, and the then-current market prices of the publicly traded securities of certain other companies that Raymond James deemed to be relevant;

•	conducted such other financial studies, analyses and inquiries and considered such other information and factors as Raymond James deemed appropriate;

•

received a certificate addressed to Raymond James from a member of senior management of Meridian regarding, among other things, the accuracy of the information, data and other materials (financial or otherwise) provided to, or discussed with, Raymond James by or on behalf of Meridian; and

•

discussed with members of the senior management of Meridian certain information relating to the aforementioned and any other matters which Raymond James deemed relevant to its inquiry including, but not limited to, the past and then-current business operations of Meridian and the financial condition and future prospects and operations of Meridian.

With Meridian’s consent, Raymond James assumed and relied upon the accuracy and completeness of all information supplied by or on behalf of Meridian or otherwise reviewed by or discussed with Raymond James, and Raymond James did not undertake any duty or responsibility to, nor did Raymond James, independently verify any of such information. Furthermore, Raymond James undertook no independent analysis of any potential or actual litigation, regulatory action, possible unasserted claims or other contingent liabilities, to which Meridian or Independent was a party or may have been subject, or of any governmental investigation of any possible unasserted claims or other contingent liabilities to which Meridian or Independent was a party or may become subject. With Meridian’s consent, the opinion of Raymond James made no assumption concerning, and therefore did not consider, the potential effects of any such litigation, claims or investigations or possible assertions. Raymond James did not make or obtain an independent appraisal of the assets or liabilities (contingent or otherwise) of Meridian or Independent. With respect to the Projections, Pro Forma Financial Adjustments, and any other information and data provided to or otherwise reviewed by or discussed with Raymond James, Raymond James, with Meridian’s consent, assumed that the Projections, Pro Forma Financial Adjustments and such other information and data were reasonably prepared in good faith on bases reflecting (or, in the case of the Projections with respect to 2021 and 2022, which were prepared using consensus analyst estimates for the years 2021 and 2022, are consistent with) the best then-currently available estimates and judgments of management of Meridian, and Raymond James relied upon Meridian to advise Raymond James promptly if any information previously provided became inaccurate or was required to be updated during the period of its review. Raymond James expressed no opinion with respect to the Projections, the Pro Forma Financial Adjustments or the assumptions on which they were based. Raymond James assumed that the final form of the merger agreement would be substantially similar to the draft reviewed by Raymond James, and that the merger would be consummated in accordance with the terms of the merger agreement without waiver or amendment of any conditions thereto. Furthermore, Raymond James assumed, in all respects material to its analysis, that the representations and warranties of each party contained in the merger agreement were true and correct and that each such party would perform all of the covenants and agreements required to be performed by it under the merger agreement without being waived. Raymond James relied upon and assumed, without independent verification, that (i) the merger would be consummated in a manner that complies in all respects with all applicable international, federal and state statutes, rules and regulations, and (ii) all governmental, regulatory and other consents and approvals necessary for the consummation of the merger would be obtained and that no delay, limitations, restrictions or conditions would be imposed or amendments, modifications or waivers made that would have an effect on the merger, Independent or Meridian that would be material to its analyses or opinion.

Raymond James expressed no opinion as to the underlying business decision to effect the merger, the structure or tax consequences of the merger, or the availability or advisability of any alternatives to the merger. Raymond James provided advice to the Meridian board of directors with respect to the proposed merger. Raymond James did not, however, recommend any specific amount of consideration or that any specific consideration constituted the only appropriate consideration for the merger. Raymond James did not solicit indications of interest with respect to a transaction involving Meridian. The opinion of Raymond James did not express any opinion as to the likely trading range of Independent common stock following the merger, which may vary depending on numerous factors that generally impact the price of securities or on the financial condition of Independent at that time. The Raymond James opinion was limited to the fairness, from a financial point of view, of the exchange ratio to be received by the holders of Meridian common stock (other than the Exception Shares).

Raymond James expressed no opinion with respect to any other reasons, legal, business, or otherwise, that may support the decision of the Meridian board of directors to approve or consummate the merger. Furthermore, no opinion, counsel or interpretation was intended by Raymond James on matters that require legal, accounting or tax advice. Raymond James assumed that such opinions, counsel or interpretations had been or would be obtained from appropriate professional sources. Furthermore, Raymond James relied, with the consent of the Meridian board of directors, on the fact that Meridian was assisted by legal, accounting and tax advisors, and, with the consent of the Meridian board of directors, relied upon and assumed the accuracy and completeness of the assessments by Meridian and its advisors, as to all legal, accounting and tax matters with respect to Meridian and the merger, including, without limitation, that Meridian’s and Independent’s financial statements had been prepared in accordance with GAAP and that the merger would qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended. Raymond James was not an expert in the evaluation of allowances for loan and lease losses and had not independently verified such allowances or reviewed or examined any individual loan or credit files. Raymond James assumed, with Meridian’s consent, that the allowance for loan and lease losses (i) set forth in the respective financial statements of Meridian and Independent were adequate to cover such losses, (ii) would be adequate on a pro forma basis for the combined entity and (iii) complied fully with applicable law, regulatory policy and sound banking practices as of the date of such financial statements.

In formulating its opinion, Raymond James considered only what it understood to be the exchange ratio to be received by the holders of Meridian common stock (other than the Exception Shares), and Raymond James did not consider, and did not express an opinion on, the fairness of the amount or nature of any compensation to be paid or payable to any of Meridian’s officers, directors or employees, or class of such persons, whether relative to the compensation to be received by the holders of Meridian common stock (other than the Exception Shares) or otherwise. Raymond James was not requested to opine as to, and its opinion did not express an opinion as to or otherwise address, among other things: (1) the fairness of the merger to the holders of any class of securities, creditors or other constituencies of Meridian, or to any other party, except and only to the extent expressly set forth in the last sentence of its opinion or (2) the fairness of the merger to any one class or group of Meridian’s or any other party’s security holders or other constituents vis-à-vis any other class or group of Meridian’s or such other party’s security holders or other constituents (including, without limitation, the allocation of any consideration to be received in the merger amongst or within such classes or groups of security holders or other constituents). Raymond James expressed no opinion as to the impact of the merger on the solvency or viability of Meridian or Independent or the ability of Meridian or Independent to pay their respective obligations when they come due.

Material Financial Analyses

The following summarizes the material financial analyses reviewed by Raymond James with the Meridian board of directors at its meeting on April 22, 2021, which material was considered by Raymond James in rendering its opinion. No company or transaction used in the analyses described below is identical or directly comparable to Meridian, Independent or the contemplated merger.

Contribution Analysis. Raymond James analyzed the relative contribution of Meridian and Independent to certain financial and operating metrics for the pro forma combined company resulting from the merger. The financial and operating metrics included: (i) market capitalization; (ii) total assets; (iii) gross loans; (iv) non-interest bearing deposits; (v) core deposits; (vi) total deposits; (vii) tangible common equity; (viii) last twelve months net interest income; (ix) last twelve months operating fee income; (x) last twelve months net income; (xi) consensus estimated 2021 net income; and (xii) consensus estimated 2022 net income. Forward net income estimates were based on median consensus estimates as shown by S&P Global Market Intelligence. The estimates published by Wall Street research analysts were not prepared in connection with the merger or at the request of Raymond James and may or may not prove to be accurate. The relative contribution analysis did not give effect to any synergies as a result of the merger. The results of this analysis are summarized in the table below:

	Relative Contribution		Implied Exchange Ratio
	Independent	Meridian
Market Capitalization	73.7%	26.3%	0.229x
Total Assets	67.9%	32.1%	0.301x
Gross Loans	63.7%	36.3%	0.363x
Non-Interest Bearing Deposits	84.6%	15.4%	0.119x
Core Deposits	73.2%	26.8%	0.235x
Total Deposits	69.5%	30.5%	0.281x
Tangible Common Equity	60.8%	39.2%	0.411x
LTM Net Interest Income	65.3%	34.7%	0.339x
LTM Operating Fee Income	90.0%	10.0%	0.074x
LTM Net Income	64.1%	35.9%	0.358x
2021 Estimated Net Income	64.8%	35.2%	0.347x
2022 Estimated Net Income	65.0%	35.0%	0.344x

Exchange Ratio in the Merger			0.275x

Discounted Cash Flow Analysis. Raymond James performed a discounted cash flow analysis of Meridian and Independent based on the Projections. Consistent with the periods included in the Projections, Raymond James used estimated calendar year 2026 as the final year for the analysis and applied multiples, ranging from 12.0x to 14.0x for Meridian and 18.0x to 22.0x for Independent, to estimated calendar year 2026 earnings in order to derive a range of estimated terminal values for Meridian and Independent in 2025.

For Independent, Raymond James used discount rates ranging from 10.1% to 12.1%. For Meridian, Raymond James used discount rates ranging from 10.5% to 12.5%. Raymond James arrived at its discount rate ranges by using the 2020 Duff & Phelps Valuation Handbook. Raymond James reviewed the ranges of implied per share values indicated by the discounted cash flow analysis for each of Independent and Meridian and calculated a range of implied exchange ratios by dividing the maximum implied per share value of Meridian common stock by the minimum implied per share value of Independent common stock to calculate the maximum implied exchange ratio, and by dividing the minimum implied per share value of Meridian common stock by the maximum implied per share value of Independent common stock to calculate the minimum implied exchange ratio. The results of the discounted cash flow analysis are summarized in the table below:

	Implied Per Share Value				Implied Exchange Ratio
	Independent		Meridian
	Low	High	Low	High	Low/High		High/Low
Net Income Terminal Multiple	$68.37	$85.70	$19.32	$22.46	0.225x	-	0.328x

Exchange Ratio in the Merger					0.275x

Selected Companies Analysis. Raymond James reviewed certain data for selected companies with publicly traded equity securities that it deemed relevant for its analysis. The selected group represents companies Raymond James believed to be relevant to each of Independent and Meridian. Raymond James selected certain companies that: (i) are headquartered in New England (Connecticut, Maine, Massachusetts, New Hampshire, Rhode Island and Vermont) or the Mid-Atlantic (Delaware, Maryland, New Jersey, New York, Washington D.C. and Pennsylvania); (ii) have total assets between $8.0 billion and $20.0 billion for Independent and between $3.0 billion and $10.0 billion for Meridian; (iii) have tangible common equity to tangible assets greater than 7.00%; (iv) have a most recent quarter return on average assets of greater than 1.00% for Independent and greater than 0.75% for Meridian; and (v) are traded on the NASDAQ or NYSE. The aforementioned financial characteristics were shown for the bank subsidiary if consolidated data was unavailable, and the financial characteristics were based on the most recent quarter period reported as of March 31, 2021, if available, otherwise for the quarter period reported as of December 31, 2020. The selected groups exclude mutual holding companies and targets of announced mergers. The Meridian selected group also excludes The Bancorp, Inc. due to its unique business model. No company used in the analysis described below is identical or directly comparable to either Independent or Meridian. The selected companies Raymond James deemed relevant include the following:

Selected Companies for Independent

• WSFS Financial Corp. (DE)	• Eagle Bancorp, Inc. (MD)
• Community Bank System, Inc. (NY)	• NBT Bancorp Inc. (NY)
• Northwest Bancshares, Inc. (PA)	• First Commonwealth Financial Corp. (PA)
• Provident Financial Services (NJ)	• S&T Bancorp, Inc. (PA)
• Sandy Spring Bancorp, Inc. (MD)	• Brookline Bancorp, Inc. (MA)
• OceanFirst Financial Corp. (NJ)

Selected Companies for Meridian

• First Commonwealth Financial Corp. (PA)	• Northfield Bancorp, Inc. (NJ)
• S&T Bancorp, Inc. (PA)	• Financial Institutions, Inc. (NY)
• Brookline Bancorp, Inc. (MA)	• Camden National Corporation (ME)
• Lakeland Bancorp, Inc. (NJ)	• HarborOne Bancorp, Inc. (MA)
• Tompkins Financial Corporation (NY)	• Metropolitan Bank Holding Corp (NY)
• ConnectOne Bancorp, Inc. (NJ)	• Cambridge Bancorp (MA)
• Kearny Financial Corp. (NJ)	• The First Long Island Corporation (NY)
• Univest Financial Corporation (PA)	• Enterprise Bancorp, Inc. (MA)
• Amalgamated Financial Corp. (NY)	• Bar Harbor Bankshares (ME)
• TrustCo Bank Corp NY (NY)	• Arrow Financial Corporation (NY)
• Washington Trust Bancorp, Inc. (RI)

Raymond James calculated various financial multiples for each selected public company, including price per share at close on April 21, 2021 compared to: (i) basic tangible book value (“TBV”) per share at March 31, 2021 or December 31, 2020 as shown by S&P Global Market Intelligence; (ii) estimated 2021 earnings per share (“2021 EPS”) based on consensus estimates as shown by S&P Global Market Intelligence; and (iii) estimated 2022 earnings per share (“2022 EPS”) based on consensus estimates as shown by S&P Global Market Intelligence. The estimates published by Wall Street research analysts were not prepared in connection with the Merger or at the request of Raymond James and may not prove to be accurate. Raymond James reviewed the median and the 100th percentile relative valuation multiples of the selected public companies for Independent and the 25th percentile and the 75th percentile relative valuation multiples of the selected public companies for Meridian. The results of the selected companies’ analysis for each of Independent and Meridian are summarized below:

	Independent Multiples				Meridian Multiples
	Median		100th Pctl.		25th Pctl.		75th Pctl.
Tangible Book Value	165%		329%		126%		162%
2021 EPS	13.7	x	25.3	x	12.0	x	14.7	x
2022 EPS	13.5	x	25.4	x	12.0	x	14.3	x

Taking into account the results of the selected companies analysis, Raymond James applied the median and 100th percentile of the price to tangible book value per share ratio and earnings per share multiples to corresponding financial data for Independent and applied the 25th and 75th percentiles of the price to tangible book value per share ratio and earnings per share multiples to the corresponding financial data for Meridian. Raymond James reviewed the ranges of implied per share values and calculated a range of implied exchange ratios by dividing the higher implied per share value of Meridian by the lower implied per share value of Independent to calculate the implied exchange ratio, and by dividing the lower implied per share value of Meridian by the higher implied per share value of Independent to calculate the low implied exchange ratio. The results of the selected companies’ analysis are summarized below:

	Implied Per Share Value				Implied Exchange Ratio
	Independent		Meridian
	Median	100th Pctl.	25th Pctl.	75th Pctl.	Low/High		High/Low
Tangible Book Value	$59.18	$118.16	$18.48	$23.75	0.156x	-	0.401x
2021 EPS	$54.52	$100.60	$17.26	$21.14	0.172x	-	0.388x
2022 EPS	$55.32	$104.40	$17.62	$20.98	0.169x	-	0.388x

Exchange Ratio in the Merger					0.275x

Selected Transaction Analysis. Raymond James analyzed publicly available information relating to selected national and regional transactions announced since January 1, 2019 involving targets headquartered in (i) the United States (excluding Puerto Rico) or (ii) New England (Connecticut, Maine, Massachusetts, New Hampshire, Rhode Island and Vermont) or the Mid-Atlantic (Delaware, Maryland, New Jersey, New York, Washington D.C. and Pennsylvania), in each case, with target assets between $3.0 billion and $10.0 billion. The selected groups exclude mergers of equals transactions. Financial data for the selected targets was based on the most recent last twelve month period reported prior to announcement of the respective transaction. The selected national and regional transactions (with respective transaction announcement dates shown) used in the analysis included:

Selected National Transactions

•	Acquisition of Century Bancorp Inc. by Eastern Bankshares Inc. (4/7/21)

•	Acquisition of Bryn Mawr Bank Corp. by WSFS Financial Corp. (3/10/21)

•	Acquisition of Boston Private Financial by SVB Financial Group (1/4/21)

•	Acquisition of Opus Bank by Pacific Premier Bancorp (2/3/20)

•	Acquisition of Franklin Financial Network Inc. by FB Financial Corp. (1/21/20)

•	Acquisition of Carolina Financial Corp. by United Bankshares Inc. (11/18/19)

•	Acquisition of Mutual of Omaha Bank by CIT Group Inc. (8/13/19)

•	Acquisition of Landrum Co. by Simmons First National Corp. (7/31/19)

•	Acquisition of Old Line Bancshares Inc. by WesBanco Inc. (7/23/19)

•	Acquisition of United Financial Bancorp by People’s United Financial Inc. (7/15/19)

•	Acquisition of Oritani Financial Corp. by Valley National Bancorp (6/26/19)

•	Acquisition of LegacyTexas Financial Group Inc. by Prosperity Bancshares Inc. (6/17/19)

Selected Regional Transactions

•	Acquisition of Century Bancorp Inc. by Eastern Bankshares Inc. (4/7/21)

•	Acquisition of Bryn Mawr Bank Corp. by WSFS Financial Corp. (3/10/21)

•	Acquisition of Boston Private Financial by SVB Financial Group (1/4/21)

•	Acquisition of Old Line Bancshares Inc. by WesBanco Inc. (7/23/19)

•	Acquisition of United Financial Bancorp by People’s United Financial Inc. (7/15/19)

•	Acquisition of Oritani Financial Corp. by Valley National Bancorp (6/26/19)

Raymond James examined valuation multiples of transaction value compared to the target companies’(i) most recent quarter basic TBV per share as shown by S&P Global Market Intelligence; (ii) premium to tangible book value divided by core deposits (total deposits less time deposits greater than $100,000) (“Premium to Core Deposits”); (iii) last twelve months earnings per share (“LTM EPS”) as shown by S&P Global Market Intelligence; (iv) current fiscal year earnings per share (“Current FY EPS”); and (v) next fiscal year earnings per share (“Next FY EPS”). Forward net income estimates for the Current FY EPS and Next FY EPS multiples were based on mean consensus analyst estimates as shown by S&P Global Market Intelligence. The estimates published by Wall Street research analysts and the companies involved in the selected transaction analysis were not prepared in connection with the Merger or at the request of Raymond James and may or may not prove to be accurate. Raymond James applied the 25th percentile and 75th percentile TBV multiple, Premium to Core Deposits multiple and earnings multiples to the corresponding Meridian metrics to create the range of exchange ratios used for its analysis based on Independent’s closing stock price on April 21, 2021 of $79.57. The results of the selected national and regional transactions analyses, respectively, are summarized below:

National Transactions

	Meridian Statistic	Percentiles				Implied Exchange Ratio
		25th		75th		25th Pctl.	75th Pctl.
Tangible Book Value	$14.63	135%		187%		0.248x - 0.345x
Premium to Core Deposits ($000)	$4,402,692	4.9%		12.7%		0.236x - 0.318x
LTM EPS	$1.52	13.4	x	16.4	x	0.256x - 0.313x
Current FY EPS	$1.44	14.0	x	16.6	x	0.253x - 0.300x
Next FY EPS	$1.47	13.2	x	15.6	x	0.243x - 0.288x

Exchange Ratio in the Merger						0.275x

Regional Transactions

	Meridian Statistic	Percentiles				Implied Exchange Ratio
		25th		75th		25th Pctl.	75th Pctl.
Tangible Book Value	$14.63	128%		176%		0.236x - 0.324x
Premium to Core Deposits ($000)	$4,402,692	4.7%		11.8%		0.233x - 0.308x
LTM EPS	$1.52	13.8	x	19.9	x	0.262x - 0.379x
Current FY EPS	$1.44	14.2	x	17.8	x	0.256x - 0.321x
Next FY EPS	$1.47	13.6	x	16.5	x	0.250x - 0.305x

Exchange Ratio in the Merger						0.275x

Pro Forma Impact Analysis. For informational purposes only, Raymond James performed a pro forma financial impact analysis that combined projected balance sheet and 2022 and 2023 estimated EPS information of Independent and Meridian. Using (i) closing balance sheet estimates as of December 31, 2021 for each of Independent and Meridian; (ii) financial forecasts and projections of each of Independent and Meridian for the year ending 2022 based on consensus analyst estimates, which were authorized and reviewed by management of Meridian, and the year ending 2023, extrapolated based on appropriate growth rates, which were authorized and reviewed by management of Meridian; and (iii) pro forma assumptions (including, without limitation, the cost savings expected to result from the merger, as well as the purchase accounting adjustments), each of which were authorized and reviewed by management of Meridian. Raymond James analyzed the estimated financial impact of the merger on certain projected financial results. This analysis indicated that the merger could be accretive to Independent’s estimated tangible book value per share at December 31, 2021, and accretive to Independent’s estimated 2022 and 2023 earnings per share. The analysis also indicated that the merger could be accretive to Meridian’s estimated 2022 dividend per share, as adjusted for the exchange ratio. For all of the above analyses, the actual results achieved by the pro forma company following the merger may vary from the projected results, and the variations may be material.

Additional Considerations. The preparation of a fairness opinion is a complex process and is not susceptible to a partial analysis or summary description. Raymond James believes that its analyses must be considered as a whole and that selecting portions of its analyses, without considering the analyses taken as a whole, would create an incomplete view of the process underlying its opinion. In addition, Raymond James considered the results of all such analyses and did not assign relative weights to any of the analyses, but rather made qualitative judgments as to the significance and relevance of each analysis and factor, so the ranges of valuations resulting from any particular analysis described above should not be taken to be the view of Raymond James as to the actual value of Meridian.

In performing its analyses, Raymond James made numerous assumptions with respect to industry performance, general business, economic and regulatory conditions and other matters, many of which are beyond the control of Meridian. The analyses performed by Raymond James are not necessarily indicative of actual values, trading values or actual future results which might be achieved, all of which may be significantly more or less favorable than suggested by such analyses. Such analyses were provided to the Meridian board of directors (in its capacity as such) and were prepared solely as part of the analysis of Raymond James of the fairness, from a financial point of view, to the holders of Meridian common stock of the exchange ratio in the proposed merger pursuant to the merger agreement. The analyses do not purport to be appraisals or to reflect the prices at which companies may actually be sold, and such estimates are inherently subject to uncertainty. The opinion of Raymond James was one of many factors taken into account by the Meridian board of directors in making its determination to approve the merger. Neither Raymond James’ opinion nor the analyses described above should be viewed as determinative of the Meridian board of directors’ or Meridian management’s views with respect to Meridian, Independent or the merger. Raymond James provided advice to Meridian with respect to the proposed merger. Raymond James did not, however, recommend any specific amount of consideration to the Meridian board of directors or that any specific consideration constituted the only appropriate consideration for the merger. Meridian placed no limits on the scope of the analysis performed, or opinion expressed, by Raymond James.

The Raymond James opinion was necessarily based upon market, economic, financial and other circumstances and conditions existing and disclosed to it as of April 21, 2021, and any material change in such circumstances and conditions may affect the opinion of Raymond James, but Raymond James does not have any obligation to update, revise or reaffirm that opinion. As the Meridian board of directors was aware, the credit, financial and stock markets had been experiencing unusual volatility and Raymond James expressed no opinion or view as to any potential effects of such volatility on the merger, Meridian, or Independent and the Raymond James opinion did not purport to address potential developments in any such markets. As the Meridian board of directors was aware, there was significant uncertainty as to the potential direct and indirect business, financial, legal, economic and social implications and consequences of the spread of the coronavirus and associated illnesses and the actions and measures that countries, governments, regulatory agencies, central banks, international financing and funding organizations, stock markets, businesses and individuals may take to address the spread of the coronavirus and associated illnesses including, without limitation, those actions and measures pertaining to fiscal or monetary policies, legal and regulatory matters and the credit, financial and stock markets (collectively, the “Pandemic Effects”). Raymond James expressed no opinion or view as to the potential impact of the Pandemic Effects on its analysis, its opinion, the merger, Meridian or Independent. Raymond James relied upon and assumed, without independent verification, that, other than as had been disclosed to Raymond James, there had been no change in the business, assets, liabilities, financial condition, results of operations, cash flows or prospects of Meridian of Independent since the respective dates of the most recent financial statements and other information, financial or otherwise, provided to Raymond James that would be material to its analyses or its opinion, and that there was no information or any facts that would make any of the information reviewed by Raymond James incomplete or misleading in any material respect.

For services rendered in connection with the delivery of its opinion, Meridian paid Raymond James a fee of $500,000 upon delivery of its opinion. Meridian will also pay Raymond James a customary fee for advisory services in connection with the merger equal to approximately $12.2 million (less the fee paid upon the delivery of the opinion), which is contingent upon the closing of the merger. Meridian also agreed to reimburse Raymond James for its expenses incurred in connection with its services, including the fees and expenses of its counsel, and will indemnify Raymond James against certain liabilities arising out of its engagement.

Raymond James is actively involved in the investment banking business and regularly undertakes the valuation of investment securities in connection with public offerings, private placements, business combinations and similar transactions. In the ordinary course of business, Raymond James may trade in the securities of Meridian and Independent for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities. In the two year period preceding the date of its opinion letter, Raymond James did not receive any fees from Meridian. In the two year period preceding the date of its opinion letter, Raymond James engaged in fixed income trading activity with Independent and/or certain of its affiliates, for which is had earned income. Furthermore, Raymond James may provide investment banking, financial advisory and other financial services to Meridian and/or Independent or other participants in the merger in the future, for which Raymond James may receive compensation.

Recommendation of Independent’s Board of Directors

Independent’s board of directors has unanimously approved the merger agreement and unanimously recommends that Independent’s shareholders vote “FOR” the approval of the Independent share issuance proposal.

Independent’s Reasons for the Merger

After careful consideration, the Independent board of directors, at a special meeting held on April 22, 2021, (i) determined that the merger agreement and the transactions contemplated by the merger agreement (including the mergers and the Independent share issuance) were advisable and fair to and in the best interests of Independent and its shareholders, (ii) approved and adopted the merger agreement and the transactions contemplated by the merger agreement (including the mergers and the Independent share issuance), and (iii) recommended the approval and adoption by Independent shareholders of the Independent share issuance proposal and the other matters to be voted upon at the Independent special meeting in accordance with the merger agreement. In reaching this decision, the Independent board of directors evaluated the merger agreement, the mergers and the other matters contemplated by the merger agreement in consultation with Independent’s senior management, as well as with Independent’s legal and financial advisors, and considered a number of factors, including the following:

•	each of Independent’s and Meridian’s business, operations, financial condition, asset quality, earnings and prospects;

•	the strategic rationale for the merger, which will create the premier community focused commercial bank in Massachusetts;

•	the fact that the merger will increase Independent’s presence in the Boston metro area, an attractive area for growth;

•	the complementary footprints of Independent and Meridian;

•

the fact that the transaction continues Independent’s successful acquisition philosophy of expanding into contiguous geography to build market share and generate significant cost savings opportunities;

•	the complementary nature of the products, customers and markets of the two companies, which Independent believes should provide the opportunity to mitigate risks and increase potential returns;

•	the compatibility of Independent’s and Meridian’s cultures, including their shared commitment to local communities, relationship-focused banking;

•

the anticipated pro forma financial impact of the merger on Independent, including potential tangible book value accretion, as well as positive impact on earnings, return on equity, asset quality, liquidity and regulatory capital levels;

•	the expectation of cost synergies resulting from the merger;

•	the expectation that the merger will offer potentially significant revenue synergies across multiple business lines;

•

its review and discussions with Independent’s senior management concerning Independent’s due diligence examination of, among other areas, the operations, financial condition and compliance programs and prospects of Meridian;

•

its review of the financial terms of the merger in consultation with Independent’s financial advisor and its review of the other terms of the merger agreement, including the representations, covenants, deal protection and termination provisions in consultation with Independent’s legal advisor;

•

the opinion of KBW, dated April 22, 2021, to the Independent board of directors as to the fairness, from a financial point of view and as of the date of the opinion, to Independent of the exchange ratio in the proposed merger, as more fully described below in the section “—Opinion of Independent’s Financial Advisor” beginning on page 73 ;

•

the fact that the exchange ratio would be fixed, which the Independent board of directors believed was consistent with market practice for transactions of this type and with the strategic purpose of the transaction;

•	its expectation that the required regulatory approvals could be obtained in a timely fashion;

•

Independent’s past record of integrating acquisitions and of realizing expected financial and other benefits of such acquisitions and the strength of Independent’s management and infrastructure to successfully complete the integration process.

The Independent board of directors also considered the potential risks related to the transaction. The board concluded that the anticipated benefits of combining with Meridian were likely to outweigh these risks substantially. These potential risks included:

•

the risk that, because the exchange ratio under the merger agreement would not be adjusted for changes in the market price of Independent common stock or Meridian common stock, the implied market value of the shares of Independent common stock to be issued to Meridian stockholders upon the completion of the merger could be significantly more than the implied market value of such shares immediately prior to the announcement of the parties’ entry into the merger agreement;

•

the risk that the regulatory and other approvals required in connection with the mergers may not be received in a timely manner or at all or may impose conditions that may adversely affect the anticipated operations, synergies and financial results of Independent following the completion of the merger;

•

the possibility that the anticipated benefits of the transaction will not be realized when expected or at all, including as a result of the impact of, or difficulties arising from, the integration of the two companies or as a result of the strength of the economy, general market conditions and competitive factors in the areas where Independent and Meridian operate businesses;

•

the substantial costs to be incurred in connection with the merger and the integration of Meridian’s business into Independent and the possibility that the transaction and the integration may be more expensive to complete than anticipated, including as a result of unexpected factors or events;

•	the possibility of encountering difficulties in achieving anticipated cost savings and synergies in the amounts currently estimated or within the time frame currently contemplated;

•	the possibility of encountering difficulties in successfully integrating the businesses, operations and workforces of Independent and Meridian;

•	the risk of losing key Independent or Meridian employees during the pendency of the merger and following the closing;

•	the possible diversion of management focus and resources from the operation of Independent’s business while working to implement the transaction and integrate the two companies;

•	the potential for legal claims challenging the merger; and

•	the other risks described under the sections entitled “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements.”

The foregoing discussion of the information and factors considered by the Independent board of directors is not intended to be exhaustive, but includes the material factors considered by the board. Independent’s board of directors evaluated the factors described above, including by asking questions of Independent’s management and Independent’s legal and financial advisors, and reached the unanimous decision that the merger agreement and the transactions contemplated thereby (including the mergers and the Independent share issuance) were advisable and fair to and in the best interests of Independent and its shareholders. This discussion of the factors considered by Independent’s board of directors is not exhaustive. Independent’s board of directors considered these factors as a whole, and overall considered them to be favorable to, and to support, its determination. Independent’s board of directors did not consider it practical to, nor did it attempt to, quantify, rank or otherwise assign relative weights to the specific factors that it considered in reaching its decision. In considering the factors described above, individual members of Independent’s board of directors may have given different weights to different factors. Independent’s board of directors considered these factors as a whole, and overall considered them to be favorable to, and to support, its determination.

In considering the recommendation of the Independent board of directors, you should be aware that certain directors and executive officers of Independent may have interests in the merger that are different from, or in addition to, interests of Independent shareholders generally and may create potential conflicts of interest.

It should be noted that this explanation of the reasoning of the Independent board of directors and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed in the section entitled “Cautionary Statement Regarding Forward-Looking Statements” on page 25.

Opinion of Independent’s Financial Advisor

Independent engaged Keefe, Bruyette & Woods, Inc. (“KBW”) to render financial advisory and investment banking services to Independent, including an opinion to the Independent board of directors as to the fairness, from a financial point of view, to Independent of the exchange ratio in the proposed merger. Independent selected KBW because KBW is a nationally recognized investment banking firm with substantial experience in transactions similar to the transaction. As part of its investment banking business, KBW is continually engaged in the valuation of financial services businesses and their securities in connection with mergers and acquisitions.

As part of its engagement, representatives of KBW attended the meeting of the Independent board held on April 22, 2021 at which the Independent board evaluated the proposed transaction. At this meeting, KBW reviewed the financial aspects of the proposed merger and rendered an opinion to the Independent board of directors to the effect that, as of such date and subject to the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by KBW as set forth in such opinion, the exchange ratio in the proposed merger was fair, from a financial point of view, to Independent. The Independent board approved the merger agreement at this meeting.

The description of the opinion set forth herein is qualified in its entirety by reference to the full text of the opinion, which is attached as Annex C to this document and is incorporated herein by reference, and describes the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by KBW in preparing the opinion.

KBW’s opinion speaks only as of the date of the opinion. The opinion was for the information of, and was directed to, the Independent board (in its capacity as such) in connection with its consideration of the financial terms of the transaction. The opinion addressed only the fairness, from a financial point of view, of the exchange ratio in the merger to Independent. It did not address the underlying business decision of Independent to engage in the transaction or enter into the merger agreement or constitute a recommendation to the Independent board in connection with the transaction, and it does not constitute a recommendation to any holder of Independent common stock or any shareholder or stockholder of any other entity as to how to vote in connection with the transaction or any other matter, nor does it constitute a recommendation as to whether or not any such shareholder or stockholder should enter into a voting, shareholders’, affiliates’ or other agreement with respect to the transaction or exercise any dissenters’ or appraisal rights that may be available to such shareholder or stockholder.

KBW’s opinion was reviewed and approved by KBW’s Fairness Opinion Committee in conformity with its policies and procedures established under the requirements of Rule 5150 of the Financial Industry Regulatory Authority.

In connection with the opinion, KBW reviewed, analyzed and relied upon material bearing upon the financial and operating condition of Independent and Meridian and bearing upon the transaction, including, among other things:

•	an execution version of the merger agreement, dated as of April 22, 2021;

•	the audited financial statements and the Annual Reports on Form 10-K for the three fiscal years ended December 31, 2020 of Independent;

•	certain preliminary and unaudited quarterly financial results for the quarter ended March 31, 2021 of Independent (provided by Independent);

•	the audited financial statements and the Annual Reports on Form 10-K for the three fiscal years ended December 31, 2020 of Meridian;

•	certain preliminary and unaudited quarterly financial results for the quarter ended March 31, 2021 of Meridian (provided by Meridian);

•

certain regulatory filings of Independent and Meridian and their respective subsidiaries, including the quarterly reports on Form FRY-9C and quarterly call reports filed with respect to each quarter during the three year period ended December 31, 2020;

•	certain other interim reports and other communications of Independent and Meridian to their respective shareholders or stockholders; and

•

other financial information concerning the respective businesses and operations of Independent and Meridian furnished to KBW by Independent and Meridian or which KBW was otherwise directed to use for purposes of its analyses.

KBW’s consideration of financial information and other factors that it deemed appropriate under the circumstances or relevant to its analyses included, among others, the following:

•	the historical and current financial position and results of operations of Independent and Meridian;

•	the assets and liabilities of Independent and Meridian;

•	the nature and terms of certain other merger transactions and business combinations in the banking industry;

•	a comparison of certain financial and stock market information of Independent and Meridian with similar information for certain other companies, the securities of which were publicly traded;

•

publicly-available consensus “street estimates” of Independent and Meridian, as well as assumed Independent long-term growth rates and financial and operating forecasts and projections of Meridian for periods beyond 2022 provided to KBW by Independent management, all of which information was discussed with KBW by such management and used and relied upon by KBW at the direction of such management and with the consent of the Independent board; and

•

estimates regarding certain pro forma financial effects of the transaction on Independent (including without limitation the cost savings, related expenses and operating synergies expected to result or be derived from the transaction) that were prepared by, and provided to and discussed with KBW by, Independent management, and used and relied upon by KBW at the direction of such management and with the consent of the Independent board.

KBW also performed such other studies and analyses as it considered appropriate and took into account its assessment of general economic, market and financial conditions and its experience in other transactions, as well as its experience in securities valuation and knowledge of the banking industry generally. KBW also participated in discussions held by the managements of Independent and Meridian regarding the past and current business operations, regulatory relations, financial condition and future prospects of their respective companies and such other matters as KBW deemed relevant to its inquiry.

In conducting its review and arriving at its opinion, KBW relied upon and assumed the accuracy and completeness of all of the financial and other information that was provided to it or that was publicly available and KBW did not independently verify the accuracy or completeness of any such information or assume any responsibility or liability for such verification, accuracy or completeness. KBW relied upon Independent management as to the reasonableness and achievability of the publicly available consensus “street estimates” of Independent and Meridian, the assumed Independent long-term growth rates, the financial and operating forecasts and projections of Meridian for periods beyond 2022, and the estimates regarding certain pro forma financial effects of the transaction on Independent (including, without limitation, the cost savings, related expenses and operating synergies expected to result or be derived from the transaction), all as referred to above (and the assumptions and bases for all such information), and KBW assumed that all such information was reasonably prepared and represented, or in the case of the Independent and Meridian “street estimates” referred to above that such estimates were consistent with, the best currently available estimates and judgments of Independent management and that the forecasts, projections and estimates reflected in such information would be realized in the amounts and in the time periods estimated.

It is understood that the portion of the foregoing financial information of Independent and Meridian that was provided to KBW was not prepared with the expectation of public disclosure and that all of the foregoing financial information, including the publicly available consensus “street estimates” of Independent and Meridian referred to above, was based on numerous variables and assumptions that are inherently uncertain (including, without limitation, factors related to general economic and competitive conditions, and in particular, assumptions regarding the ongoing COVID-19 pandemic) and, accordingly, actual results could vary significantly from those set forth in such information. KBW assumed, based on discussions with the management of Independent and with the consent of the Independent board, that all such information provided a reasonable basis upon which KBW could form its opinion and KBW expressed no view as to any such information or the assumptions or bases therefor. Among other things, such information has assumed that the ongoing COVID-19 pandemic could have an adverse impact, which has been assumed to be limited, on Independent and Meridian. KBW relied on all such information without independent verification or analysis and did not in any respect assume any responsibility or liability for the accuracy or completeness thereof.

KBW also assumed that there were no material changes in the assets, liabilities, financial condition, results of operations, business or prospects of either Independent or Meridian since the date of the last financial statements of each such entity that were made available to KBW. KBW is not an expert in the independent verification of the adequacy of allowances for loan and lease losses and KBW assumed, without independent verification and with Independent’s consent, that the aggregate allowances for loan and lease losses for Independent and Meridian are adequate to cover such losses. In rendering its opinion, KBW did not make or obtain any evaluations or appraisals or physical inspection of the property, assets or liabilities (contingent or otherwise) of Independent or Meridian, the collateral securing any of such assets or liabilities, or the collectability of any such assets, nor did KBW examine any individual loan or credit files, nor did it evaluate the solvency, financial capability or fair value of Independent or Meridian under any state or federal laws, including those relating to bankruptcy, insolvency or other matters. Estimates of values of companies and assets do not purport to be appraisals or necessarily reflect the prices at which companies or assets may actually be sold. Such estimates are inherently subject to uncertainty and should not be taken as KBW’s view of the actual value of any companies or assets.

KBW assumed, in all respects material to its analyses:

•

the transaction and any related transactions (including, without limitation, the bank merger) would be completed substantially in accordance with the terms set forth in the merger agreement (the final terms of which KBW assumed would not differ in any respect material to its analyses from the execution version of the merger agreement reviewed by KBW and referred to above), with no adjustments to the exchange ratio and with no other consideration or payments in respect of Meridian common stock;

•	the representations and warranties of each party in the merger agreement and in all related documents and instruments referred to in the merger agreement were true and correct;

•	each party to the merger agreement and all related documents would perform all of the covenants and agreements required to be performed by such party under such documents;

•

there are no factors that would delay or subject to any adverse conditions, any necessary regulatory or governmental approval for the transaction or any related transactions and all conditions to the completion of the transaction and any related transactions would be satisfied without any waivers or modifications to the merger agreement or any of the related documents; and

•

in the course of obtaining the necessary regulatory, contractual, or other consents or approvals for the transaction and any related transactions, no restrictions, including any divestiture requirements, termination or other payments or amendments or modifications, would be imposed that would have a material adverse effect on the future results of operations or financial condition of Independent, Meridian or the pro forma entity or the contemplated benefits of the transaction, including without limitation the cost savings, related expenses and operating synergies expected to result or be derived from the transaction.

KBW assumed that the transaction would be consummated in a manner that complied with the applicable provisions of the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and all other applicable federal and state statutes, rules and regulations. KBW was further advised by representatives of Independent that Independent relied upon advice from its advisors (other than KBW) or other appropriate sources as to all legal, financial reporting, tax, accounting and regulatory matters with respect to Independent, Meridian, the transaction and any related transaction and the merger agreement. KBW did not provide advice with respect to any such matters.

KBW’s opinion addressed only the fairness, from a financial point of view, as of the date of such opinion, of the exchange ratio in the merger to Independent. KBW expressed no view or opinion as to any other terms or aspects of the transaction or any term or aspect of any related transaction (including the bank merger), including without limitation, the form or structure of the transaction or any such related transaction, any consequences of the transaction to Independent, its shareholders, creditors or otherwise, or any terms, aspects, merits or implications of any employment, consulting, voting, support, shareholder, charitable giving or other agreements, arrangements or understandings contemplated or entered into in connection with the transaction, any such related transaction, or otherwise. KBW’s opinion was necessarily based upon conditions as they existed and could be evaluated on the date of such opinion and the information made available to KBW through such date. There has been widespread disruption, extraordinary uncertainty and unusual volatility arising from the effects of the COVID-19 pandemic, including the effect of evolving governmental interventions and non-interventions. Developments subsequent to the date of KBW’s opinion may have affected, and may affect, the conclusion reached in KBW’s opinion and KBW did not and does not have an obligation to update, revise or reaffirm its opinion. KBW’s opinion did not address, and KBW expressed no view or opinion with respect to:

•	the underlying business decision of Independent to engage in the transaction or enter into the merger agreement;

•	the relative merits of the transaction as compared to any strategic alternatives that are, have been or may be available to or contemplated by Independent or the Independent board;

•

any business, operational or other plans with respect to Meridian or the pro forma entity that may be contemplated by Independent or the Independent board or that may be implemented by Independent or the Independent board subsequent to the closing of the transaction;

•

the fairness of the amount or nature of any compensation to any of Independent’s officers, directors or employees, or any class of such persons, relative to any compensation to the holders of Independent common stock or relative to the exchange ratio;

•

the effect of the transaction or any related transaction on, or the fairness of the consideration to be received by, holders of any class of securities of Independent, Meridian or any other party to any transaction contemplated by the merger agreement;

•	the actual value of Independent common stock to be issued in the merger;

•

the prices, trading range or volume at which Independent common stock or Meridian common stock would trade following the public announcement of the transaction or the prices, trading range or volume at which Independent common stock would trade following the consummation of the merger;

•	any advice or opinions provided by any other advisor to any of the parties to the transaction or any other transaction contemplated by the merger agreement; or

•

any legal, regulatory, accounting, tax or similar matters relating to Independent, Meridian, any of their respective shareholders or stockholders, or relating to or arising out of or as a consequence of the transaction or any related transaction (including the bank merger), including whether or not the transaction would qualify as a tax-free reorganization for United States federal income tax purposes.

In performing its analyses, KBW made numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, which are beyond the control of KBW, Independent and Meridian. Any estimates contained in the analyses performed by KBW are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by these analyses. Additionally, estimates of the value of businesses or securities do not purport to be appraisals or to reflect the prices at which such businesses or securities might actually be sold. Accordingly, these analyses and estimates are inherently subject to substantial uncertainty. In addition, the KBW opinion was among several factors taken into consideration by the Independent board in making its determination to approve the merger agreement and the merger. Consequently, the analyses described below should not be viewed as determinative of the decision of the Independent board with respect to the fairness of the exchange ratio. The type and amount of consideration payable in the merger were determined through negotiation between Independent and Meridian and the decision of Independent to enter into the merger agreement was solely that of the Independent board.

The following is a summary of the material financial analyses presented by KBW to the Independent board in connection with its opinion. The summary is not a complete description of the financial analyses underlying the opinion or the presentation made by KBW to the Independent board, but summarizes the material analyses performed and presented in connection with such opinion. The financial analyses summarized below include information presented in tabular format. The tables alone do not constitute a complete description of the financial analyses. The preparation of a fairness opinion is a complex analytic process involving various determinations as to appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. Therefore, a fairness opinion is not readily susceptible to partial analysis or summary description. In arriving at its opinion, KBW did not attribute any particular weight to any analysis or factor that it considered, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, KBW believes that its analyses and the summary of its analyses must be considered as a whole and that selecting portions of its analyses and factors or focusing on the information presented below in tabular format, without considering all analyses and factors or the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the process underlying its analyses and opinion.

For purposes of the financial analyses described below, KBW utilized an implied transaction value for the proposed merger of $21.88 per outstanding share of Meridian common stock, or $1,146.6 million in the aggregate (inclusive of the indicative value of in-the-money Meridian stock options), based on the 0.275x exchange ratio in the proposed merger and the closing price of Independent common stock on April 21, 2021. In addition to the financial analyses described below, KBW reviewed with the Independent board of directors for informational purposes, among other things, an implied transaction multiple for the proposed merger (based on the implied transaction value for the merger of $21.88 per outstanding share of Meridian common stock) of 15.2x

Meridian’s estimated calendar year 2021 earnings per share (“EPS”) using the publicly available calendar year 2021 EPS consensus “street estimate” of Meridian.

Independent Selected Companies Analysis. Using publicly available information, KBW compared the financial performance, financial condition and market performance of Independent to 13 selected major exchange-traded banks that are headquartered in the Mid-Atlantic region (defined as Delaware, the District of Columbia, Maryland, New Jersey, New York and Pennsylvania) and the Northeast region (defined as Connecticut, Maine, Massachusetts, New Hampshire, Rhode Island and Vermont) with total assets between $8 billion and $16 billion. Merger targets and Puerto Rico banks were excluded from the selected companies.

The selected companies were as follows:

Eastern Bankshares, Inc.	Eagle Bancorp, Inc.
Community Bank System, Inc.	NBT Bancorp, Inc.
Northwest Bancshares, Inc.	TriState Capital Holdings, Inc.
Provident Financial Services, Inc.	First Commonwealth Financial Corporation
Berkshire Hills Bancorp, Inc.	S&T Bancorp, Inc.
Sandy Spring Bancorp, Inc	Brookline Bancorp, Inc.
OceanFirst Financial Corp.

To perform this analysis, KBW used profitability and other financial information for the most recent completed fiscal quarter (“MRQ”) publicly reported or as of the end of such period and market price information as of April 21, 2021. In the case of Independent, KBW also used profitability and other financial information provided by Independent for the quarter ended or as of March 31, 2021. In addition, KBW used 2021 and 2022 EPS estimates taken from publicly available consensus “street estimates” for Independent and the selected companies. Certain financial data prepared by KBW, and as referenced in the tables presented below, may not correspond to the data presented in Independent’s historical financial statements, or the data prepared by Raymond James & Associates, Inc. presented under the section “The Merger — Opinion of Meridian’s Financial Advisor,” as a result of the different periods, assumptions and methods used by KBW to compute the financial data presented.

KBW’s analysis showed the following concerning the financial performance of Independent and the selected companies:

	Independent		Selected Companies
	For Q1 2021	For Q4 2020	25th Percentile	Median	Average	75th Percentile
MRQ Core Return on Average Assets(1)	1.28%	1.15%	0.72%	1.21%	1.12%	1.39%
MRQ Core Return on Average Tangible Common Equity(1)	14.51%	12.97%	10.53%	14.00%	13.03%	14.74%
MRQ Net Interest Margin	3.19%	3.10%	2.97%	3.05%	2.98%	3.26%
MRQ Fee Income / Revenue Ratio(2)	20.7%	22.5%	17.3%	23.7%	22.8%	28.3%
MRQ Efficiency Ratio	56.6%	58.0%	68.0%	58.5%	58.6%	54.8%

(1)	Core income excluded extraordinary items, non-recurring items, gains/losses on sale of securities and amortization of intangibles as calculated by S&P Global Market Intelligence.
(2)	Excluded gains/losses on sale of securities and assets and income from bank owned life insurance.

KBW’s analysis also showed the following concerning the financial condition of Independent and the selected companies:

	Independent		Selected Companies
	As of March 31, 2021	As of December 31, 2020	25th Percentile	Median	Average	75th Percentile
Tangible Common Equity / Tangible Assets	8.96%	9.26%	8.48%	8.86%	9.48%	9.27%
Total Capital Ratio	15.65%	15.13%	13.93%	15.60%	16.33%	16.64%
Loans / Deposits	79.8%	85.4%	82.4%	90.7%	89.2%	97.4%
Loan Loss Reserve / Loans	1.16%	1.20%	1.03%	1.40%	1.25%	1.57%
Nonperforming Assets / Loans + OREO(1)	0.64%	0.89%	1.11%	0.91%	0.99%	0.81%
MRQ Net Charge-offs / Average Loans	0.15%	0.09%	0.28%	0.15%	0.23%	0.10%

(1)	NPAs included nonaccrual loans, accruing troubled debt restructured loans, loans 90+ days past due, and other real estate owned as defined by S&P Global Market intelligence

In addition, KBW’s analysis showed the following concerning the market performance of Independent and the selected companies:

	Independent(1)		Selected Companies
			25th Percentile		Median		Average		75th Percentile
One-Year Stock Price Change	19.8%		43.4%		57.4%		56.3%		75.0%
Year-To-Date Stock Price Change	8.9%		23.5%		27.5%		26.1%		28.9%
Price / Tangible Book Value per Share	2.21	x	1.47	x	1.56	x	1.68	x	1.80	x
Price / 2021 EPS Estimate	19.7	x	13.5	x	14.2	x	16.4	x	17.1	x
Price / 2022 EPS Estimate	19.6	x	12.5	x	13.6	x	14.7	x	13.9	x
Dividend Yield	2.4	x	2.2	x	3.0	x	2.7	x	3.1	x
2021 Dividend Payout Ratio	47.6%		39.3%		43.8%		42.3%		51.5%

(1)	Unless otherwise indicated, based on Independent data for the period ended or as of March 31, 2021.

No company used as a comparison in the above selected companies analysis is identical to Independent. Accordingly, an analysis of these results is not mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies involved.

Meridian Selected Companies Analysis. Using publicly available information, KBW compared the financial performance, financial condition and market performance of Independent to 11 selected major exchange-traded banks that are headquartered in the Northeast region with total assets between $2 billion and $10 billion. Merger targets were excluded from the selected companies.

The selected companies were as follows:

Brookline Bancorp, Inc.	Bar Harbor Bankshares
Washington Trust Bancorp, Inc.	Hingham Institution for Savings
Camden National Corporation	Western New England Bancorp, Inc.
HarborOne Bancorp, Inc.	The First Bancorp, Inc.
Enterprise Bancorp, Inc.	Bankwell Financial Group, Inc.
Cambridge Bancorp

To perform this analysis, KBW used profitability and other financial information for the latest 12 months (“LTM”) or the most recent completed fiscal quarter (“MRQ”) publicly reported or as of the end of such periods and market price information as of April 21, 2021. In the case of Meridian, KBW also used profitability and other financial information provided by Meridian for the quarter ended or as of March 31, 2021. In addition, KBW used 2021 and 2022 EPS estimates taken from consensus “street estimates” for Meridian and the selected companies to the extent publicly available (consensus “street” estimates were not publicly available for four of the selected companies). Certain financial data prepared by KBW, and as referenced in the tables presented below, may not correspond to the data presented in Meridian’s historical financial statements, or the data prepared by Raymond James & Associates, Inc. presented under the section “The Merger — Opinion of Meridian’s Financial Advisor,” as a result of the different periods, assumptions and methods used by KBW to compute the financial data presented.

KBW’s analysis showed the following concerning the financial performance of Meridian and the selected companies:

	Meridian		Selected Companies
	For Q1 2021	For Q4 2020	25th Percentile	Median	Average	75th Percentile
MRQ Core Return on Average Assets(1)	1.38%	0.97%	1.00%	1.24%	1.23%	1.47%
MRQ Core Return on Average Tangible Common Equity(1)	12.15%	8.63%	11.84%	13.91%	13.70%	16.69%
MRQ Net Interest Margin	3.02%	3.24%	3.00%	3.22%	3.13%	3.38%
MRQ Fee Income / Revenue Ratio(2)	5.8%	5.5%	8.8%	22.4%	21.6%	29.3%
MRQ Efficiency Ratio	49.6%	43.4%	59.4%	55.9%	54.7%	53.9%

(1)	Core income excluded extraordinary items, non-recurring items, gains/losses on sale of securities and amortization of intangibles as calculated by S&P Global Market Intelligence.
(2)	Excluded gains/losses on sale of securities and assets and income from bank owned life insurance.

KBW’s analysis also showed the following concerning the financial condition of Meridian and the selected companies:

	Meridian		Selected Companies
	As of March 31, 2021	As of December 31, 2020	25th Percentile	Median	Average	75th Percentile
Tangible Common Equity / Tangible Assets	11.84%	11.32%	8.21%	8.86%	9.13%	8.99%
Leverage Ratio	11.55%	11.60%	8.42%	8.92%	9.34%	9.24%
Total Capital Ratio	— (2)	— (2)	13.54%	13.93%	14.64%	14.74%
Loans / Deposits	103.9%	108.5%	87.4%	92.7%	93.6%	97.8%
Loan Loss Reserve / Loans	1.20%	1.25%	1.07%	1.14%	1.16%	1.37%
Nonperforming Assets / Loans + OREO(1)	0.06%	0.09%	1.20%	0.78%	0.94%	0.41%
MRQ Net Charge-offs / Average Loans	0.01%	0.00%	0.16%	0.02%	0.06%	(0.01%)

(1)	NPAs included nonaccrual loans, accruing troubled debt restructured loans, loans 90+ days past due, and other real estate owned as defined by S&P Global Market intelligence
(2)	Not reported by Meridian.

In addition, KBW’s analysis showed the following concerning the market performance of Meridian and the selected companies (excluding the impact of the LTM EPS multiple for one of the selected companies, which multiple was considered to be not meaningful because it was greater than 30.0x):

	Meridian(1)		Selected Companies
			25th Percentile		Median		Average		75th Percentile
One-Year Stock Price Change	72.3%		48.8%		67.8%		69.1%		84.5%
Year-To-Date Stock Price Change	20.2%		15.7%		30.6%		26.5%		34.0%
Price / Tangible Book Value per Share	1.22	x	1.30	x	1.58	x	1.53	x	1.63	x
Price / LTM EPS	11.9	x	12.7	x	13.3	x	15.2	x	17.0	x
Price / 2021 EPS Estimate	12.5	x	12.1	x	12.4	x	13.1	x	14.3	x
Price / 2022 EPS Estimate	12.2	x	12.3	x	12.9	x	13.3	x	14.9	x
Dividend Yield	1.9%		2.1%		2.7%		2.6%		3.0%
LTM Dividend Payout Ratio	22.5%		32.2%		43.7%		43.6%		51.0%

No company used as a comparison in the above selected companies analysis is identical to Meridian. Accordingly, an analysis of these results is not mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies involved.

Selected Transactions Analysis. KBW reviewed publicly available information related to eight selected U.S. whole bank transactions announced since January 1, 2019 with announced transaction values between $500 million and $2 billion.

The selected transactions were as follows:

Acquiror	Acquired Company
Eastern Bankshares, Inc.	Century Bancorp, Inc.
WSFS Financial Corporation	Bryn Mawr Bank Corporation
SVB Financial Group	Boston Private Financial Holdings, Inc.
Pacific Premier Bancorp, Inc.	Opus Bank
FB Financial Corporation	Franklin Financial Network, Inc.
United Bankshares, Inc.	Carolina Financial Corporation
People’s United Financial, Inc.	United Financial Bancorp, Inc.
Valley National Bancorp	Oritani Financial Corp.

For each selected transaction, KBW derived the following implied transaction statistics, in each case based on the transaction consideration value paid for the acquired company and using financial data based on the acquired company’s then latest publicly available financial statements prior to the announcement of the respective transaction and, to the extent then publicly available, EPS consensus “street estimates” for the acquired company prior to the announcement of the respective transaction:

•	Price per common share to tangible book value per share of the acquired company;

•	Price per common share to LTM EPS of the acquired company;

•

Price per common share to the estimated EPS of the acquired company in the first full calendar year following the announcement of the transaction (“forward EPS”) in the case of the seven selected transactions in which consensus “street estimates” for the acquired company were then available; and

•	Tangible equity premium to core deposits (total deposits less time deposits greater than $250,000) of the acquired company, referred to as core deposit premium.

KBW also reviewed the price per common share paid for the acquired company in the selected transactions as a premium to the closing price of the acquired company one day prior to the announcement of the acquisition (expressed as a percentage and referred to as the one-day market premium). The resulting transaction statistics for the selected transactions were compared with the corresponding transaction statistics for the proposed merger based on the implied transaction value for the proposed merger of $21.88 per outstanding share of Meridian common stock and using historical financial information for Independent as of or for the 12-month period ended March 31, 2021, the publicly available EPS consensus “street estimate” of Meridian for 2022 and the closing price of Meridian common stock on April 21, 2021.

The results of the analysis are set forth in the following table (excluding the impact of the LTM EPS multiple for one of the selected transactions, which multiple was considered to be not meaningful because it was greater than 30.0x):

	Independent /Meridian		25th Percentile		Median		Average		75th Percentile
Price / Tangible Book Value per Share	1.50	x	1.35	x	1.45	x	1.60	x	1.83	x
Price / LTM EPS	15.0	x	14.5	x	16.3	x	18.0	x	19.0	x
Price / Forward EPS	14.9	x	14.9	x	15.3	x	15.5	x	16.2	x
Core Deposit Premium	8.6%		4.9%		6.2%		9.4%		10.7%
One-Day Market Premium	22.1%		3.5%		14.3%		12.5%		17.0%

No company or transaction used as a comparison in the above selected transaction analysis is identical to Meridian or the proposed merger. Accordingly, an analysis of these results is not mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies involved.

Relative Contribution Analysis. KBW analyzed the relative standalone contribution of Independent and Meridian to various pro forma balance sheet and income statement items and the combined market capitalization of the combined entity. This analysis did not include purchase accounting adjustments or synergies. To perform this analysis, KBW used (i) balance sheet data for Independent and Meridian as of March 31, 2021, (ii) publicly available consensus “street estimates” of Independent and Meridian, and (iii) market price information as of April 21, 2021. The results of KBW’s analysis are set forth in the following table, which also compares the results of KBW’s analysis with the implied pro forma ownership percentages of Independent and Meridian shareholders in the combined company based on the 0.275x exchange ratio provided for in the merger agreement:

	Independent % of Total	Meridian % of Total
Ownership at 0.275x merger exchange ratio:	69.9%	30.1%
Market Information
Pre-Transaction Market Capitalization	74.5%	25.5%

Balance Sheet:
Assets	67.9%	32.1%
Gross Loans Held for Investment	63.6%	36.4%
Deposits	69.5%	30.5%
Tangible Common Equity	60.8%	39.2%

Income Statement:
2021 Earnings	65.1%	34.9%
2022 Earnings	65.4%	34.6%

Forecasted Pro Forma Financial Impact Analysis. KBW performed a pro forma financial impact analysis that combined projected income statement and balance sheet information of Independent and Meridian. Using (i) closing balance sheet estimates as of December 31, 2021 for Independent and Meridian taken from publicly available consensus “street estimates,” (ii) publicly available EPS consensus “street estimates” of Independent and Meridian, (iii) assumed Independent long-term growth rates and financial and operating forecasts and projections of Meridian for 2023 provided by Independent management, and (iv) pro forma assumptions (including, without limitation, the cost savings and related expenses expected to result from the merger and certain purchase accounting and other merger-related adjustments and restructuring charges assumed with respect thereto) provided by Independent management, KBW analyzed the potential financial impact of the transaction on certain projected financial results of Independent. This analysis indicated the transaction could be accretive to Independent’s estimated 2022 EPS and estimated 2023 EPS and could be accretive to Independent’s estimated tangible book value per share at closing as of December 31, 2021. Furthermore, the analysis indicated that, pro forma for the transaction, each of Independent’s tangible common equity to tangible assets ratio, Tier 1 Leverage Ratio, and Common Equity Tier 1 Ratio at closing as of December 31, 2021 could be higher, and each of Independent’s Tier 1 Capital Ratio and Total Risk Based Capital Ratio at closing as of December 31, 2021 could be lower. For all of the above analysis, the actual results achieved by Independent following the transaction may vary from the projected results, and the variations may be material.

Independent Dividend Discount Model Analysis. KBW performed a dividend discount model analysis of Independent to estimate ranges for the implied equity value of Independent. In this analysis, KBW used publicly available consensus “street estimates” for Independent and assumed long-term growth rates for Independent provided by Independent, and KBW assumed discount rates ranging from 10.0% to 12.0%. The ranges of values were derived by adding (i) the present value of implied future excess capital available for dividends that Independent could generate over the period from March 31, 2021 to December 31, 2026 as a standalone company, and (ii) the present value of Independent’s implied terminal value at the end of such period. KBW assumed that Independent would maintain a tangible common equity tier 1 ratio of 10.00% and would retain sufficient earnings to maintain that level. KBW derived implied terminal values using two methodologies, one based on estimated 2027 earnings multiples and the other based on estimated December 31, 2026 tangible book value multiples. In calculating the terminal value of Independent, KBW applied a range of 16.0x to 20.0x Independent’s estimated 2027 earnings and a range of 1.90x to 2.30x Independent’s estimated December 31, 2026 tangible book value. This dividend discount model analysis resulted in a range of implied values per share of Independent common stock of $67.07 per share to $84.35 per share based on estimated 2027 earnings multiples and a range of implied values per share of Independent common stock of $76.15 per share to $94.40 per share based on estimated December 31, 2026 tangible book value multiples.

The dividend discount model analysis is a widely used valuation methodology, but the results of such methodology are highly dependent on the assumptions that must be made, including asset and earnings growth rates, terminal values, and discount rates. The foregoing dividend discount model analysis did not purport to be indicative of the actual values or expected values of Independent or the pro forma combined company.

Meridian Dividend Discount Model Analysis. KBW performed a dividend discount model analysis of Meridian to estimate a range for the implied equity value of Meridian, taking into account pro forma assumptions (including, without limitation, the cost savings and related expenses expected to result from the merger and certain purchase accounting and other merger-related adjustments and restructuring charges assumed with respect thereto). In this analysis, KBW used publicly available consensus “street estimates” of Meridian, financial and operating forecasts and projections of Meridian for periods beyond 2022 provided by Independent management, and pro forma assumptions provided by Independent management, and KBW assumed discount rates ranging from 10.0% to 12.0%. The range of values was derived by adding (i) the present value of implied future excess capital available for dividends that Meridian could generate over the period from March 31, 2021 to December 31, 2026 and (ii) the present value of Meridian’s implied terminal value at the end of such period, in each case applying estimated cost savings and related expenses and other pro forma assumptions. KBW assumed that Meridian would maintain a tangible common equity tier 1 ratio of 10.00% and would retain sufficient earnings to maintain that level. In calculating the terminal value of Meridian, KBW applied a range of 12.0x to 14.0x Meridian’s estimated 2027 earnings (after applying estimated cost savings and related expenses and other pro forma assumptions). This dividend discount model analysis resulted in a range of implied values per share of Meridian common stock (taking into account pro forma assumptions) of $24.43 per share to $28.52 per share.

The dividend discount model analysis is a widely used valuation methodology, but the results of such methodology are highly dependent on the assumptions that must be made, including asset and earnings growth rates, terminal values, and discount rates. The foregoing dividend discount model analysis did not purport to be indicative of the actual values or expected values of Meridian.

Miscellaneous. KBW acted as financial advisor to Independent in connection with the proposed merger and did not act as an advisor to or agent of any other person. As part of its investment banking business, KBW is continually engaged in the valuation of bank and bank holding company securities in connection with acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for various other purposes. As specialists in the securities of banking companies, KBW has experience in, and knowledge of, the valuation of banking enterprises. Further to certain existing sales and trading relationships between Independent and each of KBW and a KBW broker-dealer affiliate, and otherwise in the ordinary course of KBW and its affiliates’ broker-dealer businesses, KBW and its affiliates may from time to time purchase securities from, and sell securities to, Independent and Meridian. In addition, as a market maker in securities, KBW and its affiliates may from time to time have a long or short position in, and buy or sell, debt or equity securities of Independent or Meridian for its and their own respective accounts and for the accounts of its and their respective customers and clients.

Pursuant to the KBW engagement agreement, Independent has agreed to pay KBW a total cash fee of $4,750,000, $750,000 of which became payable to KBW with the rendering of KBW’s opinion and the balance of which is contingent upon the consummation of the transaction. Independent also has agreed to reimburse KBW for reasonable out-of-pocket expenses and disbursements incurred in connection with its engagement and to indemnify KBW against certain liabilities relating to or arising out of KBW’s engagement or KBW’s role in connection therewith. Other than the present engagement, in the past two years preceding the date of the opinion, KBW did not provide investment banking or financial advisory services to Independent. In the two years preceding the date of KBW’s opinion, KBW did not provide investment banking or financial advisory services to Meridian. KBW may in the future provide investment banking and financial advisory services to Independent or Meridian and receive compensation for such services.

Certain Unaudited Prospective Financial Information

Independent and Meridian do not, as a matter of course, publicly disclose forecasts or internal projections as to their respective future performance, revenues, earnings, financial condition or other results given, among other reasons, the inherent uncertainty of the underlying assumptions and estimates, other than, from time to time, estimated ranges of certain expected financial results for the current year and certain future years in its earnings investor presentations and other investor materials.

However, Independent and Meridian are including in this joint proxy statement/prospectus certain unaudited prospective financial information for Independent and Meridian that was made available as described below. We refer to this information collectively as the “prospective financial information.” A summary of certain significant elements of this information is set forth below and is included in this joint proxy statement/prospectus solely for the purpose of providing Independent shareholders and Meridian stockholders access to certain nonpublic information made available to Independent and Meridian and their respective boards of directors and financial advisors, as the case may be.

Neither Independent nor Meridian endorses the prospective financial information as necessarily predictive of actual future results. Furthermore, although presented with numerical specificity, the prospective financial information reflects numerous estimates and assumptions made by Independent senior management or Meridian senior management, as applicable, at the time such prospective financial information was prepared or approved for the financial advisors to use. The prospective financial information represents Independent senior management’s or Meridian senior management’s respective evaluation of Independent’s and Meridian’s expected future financial performance on a stand-alone basis, without reference to the merger (except as expressly set forth below under “—Certain Estimated Synergies Attributable to the Merger”). In addition, since the prospective financial information covers multiple years, such information by its nature becomes subject to greater uncertainty with each successive year. These and the other estimates and assumptions underlying the prospective financial information involve judgments with respect to, among other things, economic, competitive, regulatory and financial market conditions and future business decisions that may not be realized and that are inherently subject to significant business, economic, competitive and regulatory uncertainties and contingencies, including, among other things, the inherent uncertainty of the business and economic conditions affecting the industries in which Independent and Meridian operate and the risks and uncertainties described under “Risk Factors” beginning on page 27 of this joint proxy statement/prospectus and “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 25 of this joint proxy statement/prospectus and in the reports that Independent and Meridian file with the SEC from time to time, all of which are difficult to predict and many of which are outside the control of Independent and Meridian and will be beyond the control of Independent following the completion of the merger. There can be no assurance that the underlying assumptions or projected results will be realized, and actual results could differ materially from those reflected in the prospective financial information, whether or not the merger is completed. Further, these assumptions do not include all potential actions that the senior management of Independent or Meridian could or might have taken during these time periods. The inclusion in this joint proxy statement/prospectus of the prospective financial information below should not be regarded as an indication that Independent, Meridian or their respective boards of directors or advisors considered, or now consider, this prospective financial information to be material information to any Independent shareholders or Meridian stockholders, as the case may be, particularly in light of the inherent risks and uncertainties associated with such prospective financial information, or that it should be construed as financial guidance, and it should not be relied on as such. This information was prepared solely for internal use and is subjective in many respects and thus is susceptible to multiple interpretations and periodic revisions based on actual experience and business developments. The prospective financial information is not fact and should not be relied upon as necessarily indicative of actual future results. The prospective financial information also reflects numerous variables, expectations and assumptions available at the time it was prepared as to certain business decisions that are subject to change and does not take into account any circumstances or events occurring after the date it was prepared, including the transactions contemplated by the merger agreement or the possible financial and other effects on Independent or Meridian of the merger, and does not attempt to predict or suggest actual future results of Independent following the completion of the merger or give effect to the merger, including the effect of negotiating or executing the merger agreement, the costs that may be incurred in connection with consummating the merger, the potential synergies that may be achieved by Independent as a result of the merger (except as expressly set forth below under “—Certain Estimated Synergies Attributable to the Merger”), the effect on Independent or Meridian of any business or strategic decision or action that has been or will be taken as a result of the merger agreement having been executed, or the effect of any business or strategic decisions or actions which would likely have been taken if the merger agreement had not been executed, but which were instead altered, accelerated, postponed or not taken in anticipation of the merger (in each case, except as expressly set forth below under “—Certain Estimated Synergies Attributable to the Merger”). Further, the prospective financial information does not take into account the effect of any possible failure of the merger to occur. No assurances can be given that if the prospective financial information and the underlying assumptions had been prepared as of the date of this joint proxy statement/prospectus, similar assumptions would be used. In addition, the prospective financial information may not reflect the manner in which Independent would operate after the merger.

The accompanying prospective financial information was not prepared for the purpose of, or with a view toward, public disclosure or with a view toward complying with the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information, published guidelines of the SEC regarding forward-looking statements or generally accepted accounting principles.

Neither Ernst & Young LLP (Independent’s independent registered public accounting firm), Wolf & Company, P.C. (Meridian’s independent registered public accounting firm), nor any other independent registered public accounting firm, has audited, reviewed, examined, compiled or applied agreed-upon procedures with respect to the accompanying prospective financial information and, accordingly, each of Ernst & Young LLP and Wolf & Company, P.C. does not express an opinion or any other form of assurance with respect thereto or its achievability and assumes no responsibility for the prospective financial information and disclaims any association with the prospective financial information. The reports by Ernst & Young LLP and Wolf & Company, P.C. incorporated by reference in this joint proxy statement/prospectus relate to Independent’s and Meridian’s previously issued financial statements. They do not extend to the prospective financial information and should not be read to do so.

Certain Stand-Alone Independent Prospective Financial Information used by Raymond James

The following table presents the median consensus Wall Street research estimates for Independent’s 2021 and 2022 net income available to Independent’s common shareholders, diluted EPS and total assets, that were used by Raymond James, as reviewed and approved for Raymond James’ use by the management of Meridian, in the financial analyses performed in connection with Raymond James’ opinion as described in “— Opinions of Meridian’ Financial Advisor” beginning on page 62.

(Dollars in millions, except per share data)	2021E	2022E
Net Income to Common Shareholders	$131.4	$135.4
Diluted Earnings Per Share	$3.98	$4.10
Total Assets	$13,265	$13,432

For purposes of extrapolating Independent’s financial results, Meridian’s management provided Raymond James with, among other things, estimated long-term annual growth rates of 5.0% for Independent’s net income for 2023 through 2026, an estimated annual growth rate for loans of 5.0% for 2023 through 2025, an estimated annual growth rate for deposits of 5.0% for 2023 through 2025, an estimated pre-tax cost of cash of 1.00% and an estimated marginal tax rate of 21.0%.

Certain Stand-Alone Meridian Prospective Financial Information used by Raymond James

The following table presents the median consensus Wall Street research estimates for Meridian’s 2021 and 2022 net income available to Meridian common shareholders, diluted EPS and total assets, that were used by Raymond James, as reviewed and approved for Raymond James’ use by the management of Meridian, in the financial analyses performed in connection with Raymond James’ opinion as described in “—Opinion of Meridian’s Financial Advisor” beginning on page 62.

(Dollars in millions, except per share data)	2021E	2022E
Net Income to Common Stockholders	$71.5	$73.0
Diluted Earnings Per Share	$1.44	$1.47
Total Assets	$6,867	$7,078

For purposes of extrapolating Meridian’s financial results for 2023 through 2026, Meridian’s management directed Raymond James to use, among other things, estimated long-term annual growth rates of 5.0% for Meridian’s net income for 2023 through 2026, an estimated annual growth rate for loans of 5.0% for 2023 through 2025, an estimated annual growth rate for deposits of 5.0% for 2023 through 2025, an estimated pre-tax cost of cash of 1.00% and an estimated marginal tax rate of 21.0%.

Certain Stand-Alone Meridian Prospective Financial Information used by KBW

The following table presents the consensus Wall Street research estimates for Meridian’s 2021 and 2022 net income available, diluted EPS and total assets, that were used by KBW at the direction of Independent’s management in the financial analyses performed in connection with KBW’s opinion as described in “— Opinion of Independent’s Financial Advisor” beginning on page 73.

(Dollars in millions, except per share data)	2021E	2022E
Net Income	$71.5	$71.2
Diluted Earnings Per Share	$1.44	$1.47
Total Assets	$6,620	$6,820

Independent’s management provided KBW with, among other things, estimated Meridian net income for each of 2023 and 2024 of $76.6 million and, for purposes of extrapolating Meridian’s financial results, a long-term annual growth rates of 3.0% for Meridian’s net income for 2025 and thereafter, a long-term annual growth rate of 0% for Meridian’s assets through 2024 and 3.0% for 2025 and thereafter, an estimated pre-tax cost of cash of 1.00% and an estimated marginal tax rate of 28.1%.

Certain Stand-Alone Independent Prospective Financial Information used by KBW

The following table presents the consensus Wall Street research estimates for Independent’s 2021 and 2022 net income and diluted EPS and members of Independent’s senior management’s estimates of Independent’s total assets, that were used by KBW at the direction of Independent’s management in the financial analyses performed in connection with KBW’s opinion as described in “— Opinion of Independent’s Financial Advisor” beginning on page 73.

(Dollars in millions, except per share data)	2021E	2022E
Net Income	$133.4	$134.7
Diluted Earnings Per Share	$4.03	$4.07
Total Assets	$13,807	$14,270

For purposes of extrapolating Independent financial results, Independent’s management provided KBW with, among other things, estimated long-term annual growth rates of 5.0% for Independent’s net income for 2023 and thereafter and 5.0% for Independent’s assets for 2023 and thereafter, an estimated pre-tax cost of cash of 1.00% and an estimated marginal tax rate of 28.1%.

Certain Estimated Synergies Attributable to the Merger

Independent management developed and provided to its board of directors certain prospective financial information relating to the anticipated cost synergies to be realized by Independent following the completion of the merger beginning in 2021. Such prospective financial information also was (i) provided to Meridian, (ii) provided to Raymond James and approved by Meridian for Raymond James’ use and reliance as described in this joint proxy statement/prospectus under “—Opinion of Meridian’s Financial Advisor,” and (iii) provided to KBW and approved by Independent for KBW’s use and reliance in connection with its financial analyses and opinion as described in this joint proxy statement/prospectus under “—Opinion of Independent’s Financial Advisor.”

The cost synergies consisted of fully phased-in estimated annual cost savings of approximately 45% of Meridian’s 2020 operating non-interest expense, phased in approximately 80% in 2022 and 100% thereafter. The cost synergies assumed a hypothetical December 31, 2021 closing date for the merger.

See above in this section for further information regarding the uncertainties underlying the synergy estimates as well as the sections entitled “Cautionary Statement Regarding Forward-Looking Statements” and “Risk Factors” beginning on pages 25 and 27, respectively, for further information regarding the uncertainties and factors associated with realizing synergies in connection with the merger.

General

The stand-alone prospective financial information for Independent and Meridian was prepared separately using, in some cases, different assumptions, and is not intended to be added together. Adding the financial forecasts together for the two companies is not intended to represent the results Independent will achieve if the merger is completed and is not intended to represent forecasted financial information for Independent if the merger is completed.

By including in this joint proxy statement/prospectus a summary of the prospective financial information, neither Independent or Meridian nor any of their respective representatives has made or makes any representation to any person regarding the ultimate performance of Independent or Meridian compared to the information contained in the prospective financial information. Neither Independent nor Meridian undertakes any obligation to update or otherwise revise the prospective financial information to reflect circumstances existing since their preparation or to reflect the occurrence of subsequent or unanticipated events, even in the event that any or all of the underlying assumptions are shown to be inappropriate, or to reflect changes in general economic or industry conditions. None of Independent, Meridian or their respective advisors or other representatives has made, makes or is authorized in the future to make any representation to any Independent shareholders, Meridian stockholders or other person regarding Independent’s and Meridian’s ultimate performance compared to the information contained in the prospective financial information or that the results reflected in the prospective financial information will be achieved. The prospective financial information included above is provided because it was made available to and considered, as the case may be, by Independent and Meridian, as the case may be, and their respective boards of directors and financial advisors in connection with the merger.

In light of the foregoing, and considering that the Independent and Meridian special meetings will be held several months after the prospective financial information was prepared, as well as the uncertainties inherent in any forecasted information, Independent shareholders and Meridian stockholders are cautioned not to place unwarranted reliance on such information, and are urged to review Independent’s and Meridian’s most recent SEC filings for a description of their reported financial results and the financial statements of Independent and Meridian incorporated by reference in this joint proxy statement/prospectus. See the section entitled “Where You Can Find More Information” beginning on page 142. The prospective financial information summarized in this section is not included in this joint proxy statement/prospectus in order to induce any holder of Independent common stock to vote in favor of the Independent share issuance proposal or any of the other proposals to be voted on at the Independent special meeting or to induce any holder of Meridian common stock to vote in favor of the Meridian merger proposal or any of the other proposals to be voted on at the Meridian special meeting.

Interests of Meridian’s Executive Officers and Directors in the Merger

In considering the recommendation of the board of directors of Meridian, Meridian’s stockholders should be aware that Meridian’s directors and executive officers have interests in the merger that may be different from, or in addition to, the interests of other Meridian stockholders generally. The board of directors of Meridian was aware of these interests and considered them, among other matters, when it approved the merger agreement. These interests, to the extent material, are described below.

Ownership of Meridian

The directors and executive officers of Meridian currently own Meridian common stock, some of whom have also been granted Meridian stock options and restricted stock. As of June 1, 2021, such directors and executive officers beneficially owned an aggregate of 2,795,425 shares of Meridian common stock, which total includes shares of Meridian common stock underlying Meridian stock options exercisable within 60 days of such date and restricted shares of Meridian common stock that have vested or vest within 60 days of such date.

Treatment of Meridian Equity Awards

The executive officers and directors of Meridian and East Boston participate in Meridian’s equity-based compensation plans and hold outstanding stock options and restricted stock granted under the plans.

The merger agreement provides that Meridian equity awards that are outstanding immediately prior to the effective time will be treated as follows:

Stock Options. Each stock option, whether vested or unvested, will fully vest and be cancelled at the effective time of the merger. On the closing date of the merger, East Boston or Meridian will pay to the holders of such stock options cash in an amount equal to the product of (i) the number of shares of Meridian common stock provided for in each such stock option, multiplied by (ii) the excess, if any, of (x) the per share cash equivalent consideration (as defined below) over (y) the exercise price. Any stock option for which the exercise price per share of Meridian common stock provided for in such stock option exceeds the per share cash equivalent consideration will be cancelled at the effective time of the merger without payment. The cash payment will be paid within five business days after the closing date of the merger, without interest and less applicable withholding taxes. For purposes of the merger agreement, “per share cash equivalent consideration” means the product (rounded to the nearest cent) obtained by multiplying (i) the exchange ratio by (ii) the volume-weighted average trading price of a share of the Independent common stock on Nasdaq for the consecutive period of five full trading days ending on the day immediately preceding the closing date.

Restricted Stock Awards. Each share of restricted stock will fully vest at the effective time of the merger and be considered an outstanding share of Meridian common stock entitled to receive the merger consideration. The merger consideration will be issued within five business days after the closing date of the merger, without interest and less applicable withholding taxes.

Stock Options. The following table sets forth, based on outstanding awards under Meridian’s equity-based compensation plans as of June 1, 2021, the number and value of all outstanding and unexercised Meridian stock options held by each of the directors and executive officers of Meridian.

	Number of Shares Underlying Stock Options			Estimated Dollar Value of Stock Options ($)(1)
Name	Unvested	Vested	Total	Unvested	Vested	Total
Cynthia L. Carney	3,000	4,989	7,989	$14,250	$28,676	$42,926
John A. Carroll	6,012	49,427	55,439	28,557	439,827	468,384
Marilyn A. Censullo	6,000	46,172	52,172	28,500	376,263	404,763
Russell L. Chin	3,000	4,500	7,500	14,250	21,375	35,625
Anna R. DiMaria	6,000	44,948	50,948	28,500	357,989	386,489
Kenneth R. Fisher	9,500	13,150	22,650	92,965	106,724	199,689
Domenic A. Gambardella	6,000	37,400	43,400	28,500	275,630	304,130
Richard J. Gavegnano	75,000	487,500	562,500	356,250	3,609,375	3,965,625
Thomas J. Gunning	6,000	44,948	50,948	28,500	357,989	386,489
Edward J. Merritt	6,012	42,082	48,094	28,557	317,373	345,930
John Migliozzi	12,006	28,265	40,271	60,179	207,561	267,740
Joyce A. Murphy	4,500	3,000	7,500	13,950	9,300	23,250
Gregory F. Natalucci	6,000	39,000	45,000	28,500	288,750	317,250
Frank P. Romano	6,012	69,014	75,026	28,557	765,008	793,565
Peter F. Scolaro	4,500	3,000	7,500	13,950	9,300	23,250

	159,542	917,395	1,076,937	$793,965	$7,171,139	$7,965,104

(1)

Based on a cash payment for each stock option equal to the product of (i) the number of shares of Meridian common stock provided for in each stock option, and (ii) the excess, if any, of (i) a price per share of Meridian common stock of $22.40 (the average closing market price of Meridian common stock over the first five business days following the public announcement of the merger on April 22, 2021), over (y) the exercise price per share of Meridian common stock provided for in such stock option, assuming each stock option is outstanding based on the closing date of the merger occurring on June 1, 2021.

Restricted Stock. The following table sets forth, based on outstanding awards under Meridian’s equity-based compensation plans as of June 1, 2021, the number and value of all unvested shares of Meridian restricted stock held by each of the directors and executive officers of Meridian:

Name	Number of Shares of Unvested Restricted Stock	Estimated Dollar Value of Restricted Stock ($)(1)
Cynthia L. Carney	1,200	$26,880
John A. Carroll	9,900	221,760
Marilyn A. Censullo	2,400	53,760
Russell L. Chin	1,200	26,880
Anna R. DiMaria	2,400	53,760
Kenneth R. Fisher	4,600	103,040
Domenic A. Gambardella	2,400	53,760
Richard J. Gavegnano	30,000	672,000
Thomas J. Gunning	2,400	53,760
Edward J. Merritt	6,900	154,560
John Migliozzi	11,700	262,080
Joyce A. Murphy	1,800	40,320
Gregory F. Natalucci	2,400	53,760
Frank P. Romano	6,900	154,560
Peter F. Scolaro	1,800	40,320

	88,000	$1,971,200

(1)

Based on a price per share of Meridian common stock of $22.40 (the average closing market price of Meridian common stock over the first five business days following the public announcement of the merger on April 22, 2021), a closing date of June 1, 2021, and assuming each share of restricted stock is exchanged for the merger consideration.

Prior Agreements with Meridian Executive Officers

Employment and Change in Control Agreements with Meridian Executive Officers

East Boston previously entered into an employment agreement with Richard J. Gavegnano. Pursuant to the merger agreement, Independent has agreed to honor in accordance with its terms all benefits payable under Mr. Gavegnano’s employment agreement. Under the employment agreement, if Mr. Gavegnano’s employment is terminated by East Boston without “cause” or he resigns for “good reason”, within one year following the closing of the merger, then, in addition to receiving his accrued but unpaid compensation, he will receive a lump sum cash severance payment equal to 2.99 times his “base amount” (as defined for purposes of Section 280G of the Code). Mr. Gavegnano’s employment agreement provides for a reduction in payments or benefits to the extent necessary to avoid such payments or benefits being subject to Section 280G of the Code. For an estimate of the amount that would be payable to Mr. Gavegnano under the employment agreement, see “—Quantification of Potential Payments to Meridian’s Named Executive Officers in Connection with the Merger” below.

East Boston previously entered into substantially similar change in control agreements with John A. Carroll, Kenneth R. Fisher, Edward J. Merritt, John Migliozzi and Frank P. Romano. Pursuant to the merger agreement, Independent has agreed to honor in accordance with their terms all benefits payable under these change in control agreements. The change in control agreements provide that if an executive officer’s employment is terminated by East Boston without “cause” or the executive officer resigns for “good reason”, within two years following the closing of the merger, then, in addition to receiving his accrued but unpaid compensation, the executive officer will receive (i) a lump sum cash severance payment equal to two times the sum of the executive officer’s (x) annual base salary and (y) highest level of incentive cash compensation paid over the prior three most recent calendar years ended before or simultaneously with the change in control and (ii) the executive officer’s continued medical and life insurance coverage for 24 months following the date of termination, or if such participation under the East Boston’s benefit plans is not permitted or would result in East Boston incurring penalties, a lump sum cash payment in an amount equal to such benefits, payable within 10 business days following the executive officer’s termination. The existing change in control agreements with Messrs. Carroll, Fisher, Merritt, Migliozzi and Romano provide for a reduction in payments or benefits to the extent necessary to avoid such payments or benefits being subject to Section 280G of the Code. It is estimated that Mr. Carroll will be paid $837,800 under his change in control agreement. For an estimate of the amount that would be payable to Messrs. Fisher, Merritt, Migliozzi and Romano under the change in control agreements, see “—Quantification of Potential Payments to Meridian’s Named Executive Officers in Connection with the Merger” below.

Supplemental Executive Retirement Agreements with Richard J. Gavegnano and Edward J. Merritt

East Boston previously entered into a supplemental executive retirement agreement with Richard J. Gavegnano, which agreement was amended and restated, effective July 28, 2014 (which is referred to in this document as the SERP). Pursuant to the merger agreement, Independent has agreed to honor in accordance with its terms all benefits payable under the SERP. Under the SERP, if Mr. Gavegnano terminates employment for any reason other than for cause, he will receive an annual benefit (paid monthly) equal to 70% of his final average compensation. For purposes of the SERP, final average compensation equals the three years’ base salary that results in the highest average. The annual benefit is generally payable in the form of an unreduced life annuity with a 50% spousal survivor annuity, or the actuarial equivalent of this benefit as a single lump sum distribution. Mr. Gavegnano elected to receive a lump sum payment in compliance with Section 409A of the Code. Mr. Gavegnano, who is fully vested in the SERP, will receive an estimated lump sum cash payment of $7,215,167 as of the closing date of the merger.

East Boston previously entered into a supplemental executive retirement agreement with Edward J. Merritt, which agreement was amended and restated, effective July 28, 2014 (which is referred to in this document as the Merritt SERP). Pursuant to the merger agreement, Independent has agreed to honor in accordance with its terms all benefits payable under the Merritt SERP. Under the terms of the agreement, Mr. Merritt is entitled to the value of the accumulation account upon his termination of employment, death or disability. This accumulation account had a beginning balance of $716,921 and East Boston credited the accumulation account with an additional $50,000, as of each December 31st. A final contribution was made on December 31, 2015, as East Boston and Mr. Merritt agreed to freeze the accumulation of this benefit as of such date. Mr. Merritt, who is fully vested in the Merritt SERP, will receive an estimated lump sum cash payment of $1,016,921 as of the closing date of the merger.

Supplemental Retirement Agreements with Non-Employee Directors Domenic A. Gambardella and Gregory F. Natalucci

East Boston previously entered into supplemental retirement agreements with each of Messrs. Gambardella and Natalucci. Under the agreements, if the director terminates service for any reason, the director will receive an annual benefit equal to 50% of his final average compensation. For purposes of the agreements, a director’s final average compensation equals the average of the director’s annual fees from East Boston and Meridian for the three years during which the director’s annual fees were the highest. The annual benefit is generally payable in the form of an unreduced life annuity with a 50% spousal survivor annuity, or the actuarial equivalent of this benefit as a lump sum distribution. Both of the directors elected to receive a lump sum payment in compliance with Section 409A of the Code. Messrs. Gambardella and Natalucci, who are fully vested in their benefits, will receive an estimated lump sum cash payment of $470,091, and $572,132, respectively, as of the closing date of the merger.

Split Dollar Agreement with Richard J. Gavegnano

East Boston previously entered into a split dollar agreement with Richard J. Gavegnano, effective January 8, 2009. Pursuant to the merger agreement, Independent has agreed to honor in accordance with its terms all benefits payable under Mr. Gavegnano’s split dollar agreement. The agreement provides that upon Mr. Gavegnano’s death while employed with East Boston, Mr. Gavegnano’s beneficiary will be entitled to a portion of the death proceeds of the life insurance policies, payable in a single cash lump sum distribution, in an amount equal to five and one-half (5.5) times Mr. Gavegnano’s most recent annual base salary. Upon Mr. Gavegnano’s death after his termination of employment with East Boston, Mr. Gavegnano’s beneficiary will be entitled to a portion of the death proceeds of the life insurance policies, payable in a single cash lump sum distribution, in an amount equal to four and one-half (4.5) times Mr. Gavegnano’s most recent annual base salary. Mr. Gavegnano’s beneficiary will receive an estimated lump sum cash payment of $4,792,500 upon Mr. Gavegnano’s death following the closing date of the merger.

Non-Qualified Supplemental Employee Stock Ownership Plan

East Boston maintains the East Boston Savings Bank Non-Qualified Supplemental Employee Stock Ownership Plan, a non-qualified plan, for the purpose of providing restorative payments to executives designated by the compensation committee of East Boston’s board of directors who are prevented from receiving the full benefits contemplated by the employee stock ownership plan’s benefit formula due to limitations under the Code. Mr. Gavegnano is the only participant in the plan. The restorative payment under the plan consist of phantom stock units in lieu of shares that cannot be allocated to the participant’s account under the employee stock ownership plan due to the legal limitations imposed on tax-qualified plans. The plan does not provide an additional benefit upon a change in control. As of December 31, 2020, 21,723.8691 phantom units were credited to Mr. Gavegnano’s account. Based on a price per share of Meridian common stock of $22.40 (the average closing market price of Meridian common stock over the first five business days following the public announcement of the merger on April 22, 2021), a closing date of June 1, 2021, the value of the phantom units is

$486,615. Mr. Gavegnano will be entitled to receive the value of his account balance, payable in cash, upon the closing date of the merger.

New Agreements with Meridian Executive Officers

Consulting Agreement with Richard J. Gavegnano

In connection with the merger agreement, Rockland Trust entered into a consulting agreement, dated as of April 22, 2021, with Mr Gavegnano, pursuant to which he will serve as a consultant to Rockland Trust. Pursuant to the terms of the consulting agreement, Mr. Gavegnano’s employment will be terminated without cause at the effective time, entitling him to a payment in an amount equal to $9,435,623 in settlement of his entitlements under his existing employment agreement. The consulting term begins on the closing date of the merger and continues through the third anniversary of the date of the closing, at which time the consulting agreement will terminate. In exchange for his services, Mr. Gavegnano will receive a consulting fee of $2,000,000 for each twelve (12)-month period during the three-year term, payable in equal monthly installments and commencing on the first business day of the month following the closing date of the merger and continuing on the first business day of each calendar month thereafter.

In consideration of the payments that Rockland Trust will make to Mr. Gavegnano under the consulting agreement, Mr. Gavegnano agreed to restrictive covenants related to non-competition and non-solicitation of employees and customers for a period of four years following the closing date of the merger.

In the event of the involuntary termination of Mr. Gavegnano’s consulting services without cause (as such term is defined in the agreement) or due to Mr. Gavegnano’s permanent and total disability, Rockland Trust will continue to pay the monthly consulting fee through the remainder of the four-year consulting term, subject to Mr. Gavegnano’s continued compliance with the restrictive covenants and the timely execution of a release of claims in favor of Rockland Trust. In the event of termination of services due to death, Mr. Gavegnano’s estate will be paid the remaining portion of the unpaid consulting fees through the end of the four-year term in a lump sum within thirty (30) days following the date of death. Upon Mr. Gavegnano’s termination of consulting services for any other reason, Mr. Gavegnano will be paid only the earned but unpaid portion of the consulting fees through the termination date.

Consulting Agreements with Messrs. Merritt and Romano

In connection with the merger agreement, Rockland Trust entered into consulting agreements with Messrs. Merritt and Romano.

In connection with the merger agreement, Rockland Trust entered into a consulting agreement, dated as of April 22, 2021, with Mr. Merritt, pursuant to which he will serve as a consultant to Rockland Trust. The term of Mr. Merritt’s consulting agreement will begin on the closing date and continues through the second anniversary thereof. Pursuant to Mr. Merritt’s consulting agreement, his employment will be terminated without cause at the effective time, entitling him to a payment of $788,260 under his change in control agreement. In consideration for Mr. Merritt’s services during the consulting term, he will be entitled to annual renumeration of $120,000, payable in equal monthly installments. The consulting agreement also subjects Mr. Merritt to covenants concerning non-solicitation of customers and employees for one year post-closing. In the event of the involuntary termination of Mr. Merritt’s consulting services without cause (as such term is defined in the agreement), Rockland Trust will continue to pay the monthly consulting fee through the remainder of the two-year consulting term, subject to Mr. Merritt’s continued compliance with the restrictive covenants and the timely execution of a release of claims in favor of Rockland Trust. Upon Mr. Merritt’s termination of consulting services for any other reason, Mr. Merritt will be paid only the earned but unpaid portion of the consulting fees through the termination date.

In connection with the merger agreement, Rockland Trust entered into a consulting agreement, dated as of April 22, 2021, with Mr. Romano. The term of Mr. Romano’s consulting agreement will begin on the closing date and continues through the second anniversary thereof. Pursuant to Mr. Romano’s consulting agreement, his employment will be terminated without cause at the effective time, entitling him to a payment of $826,742. In consideration for Mr. Romano’s services during the consulting term, he will be entitled to annual renumeration of $180,000, payable in equal monthly installments. The consulting agreement also subjects Mr. Romano to covenants concerning non-solicitation of customers and employees for one year post-closing. In the event of the involuntary termination of Mr. Romano’s consulting services without cause (as such term is defined in the agreement), Rockland Trust will continue to pay the monthly consulting fee through the remainder of the two-year consulting term, subject to Mr. Romano’s continued compliance with the restrictive covenants and the timely execution of a release of claims in favor of Rockland Trust. Upon Mr. Romano’s termination of consulting services for any other reason, Mr. Romano will be paid only the earned but unpaid portion of the consulting fees through the termination date.

The payments and benefits to Messrs. Gavegnano, Merritt and Romano under their consulting agreements will be reduced if necessary to avoid such payments or benefits being subject to Section 280G of the Code.

Offer Letter with John Migliozzi

In connection with the merger agreement, Rockland Trust entered into an offer letter, dated as of April 22, 2021, with John Migliozzi. Pursuant to Mr. Migliozzi’s offer letter to join Rockland Trust as Senior Vice President, Managing Director, his term begins on the date of the closing of the transactions contemplated by the merger agreement and continues through the third anniversary of the date of the closing. In exchange for his employment with Rockland Trust, Mr. Migliozzi will receive a payout under his existing employment agreement consistent with a termination without cause, which entitles him to receive an aggregate payment of $978,404, subject to the straight 280G cutback in his change in control agreement. During the three-year term of his employment, he will be entitled to receive an annual base salary of $400,000, and a maximum annual bonus opportunity of $150,000. Mr. Migliozzi is also entitled to participate in Rockland Trust employee benefit plans generally available to similarly situated employees. In consideration of the payments that Rockland Trust will make to Mr. Migliozzi under the offer letter, Mr. Migliozzi agreed to a one-year post-closing non-solicitation of customers and employees covenants.

In the event of an involuntary termination of Mr. Migliozzi’s employment by the Rockland Trust with cause, (i) (x) if before the third anniversary of the closing date, he receives 12 months of base pay, or (x) if after the third anniversary and before the fourth anniversary of the closing date, 6 months of base pay, in each case, payable in a lump sum within 60 days of his termination, and (ii) 12 months of continued medical and dental coverage, or if continued coverage is not permitted under the Rockland Trust health plans or by law, a lump sum payment equal to the cost of his COBRA premiums for 12 months.

If Mr. Migliozzi resigns for any other reason (except for cause) before the third anniversary of the closing date, he will receive (i) 12 months of base salary, payable in a lump sum within 60 days following the date of his termination and (ii) 12 months of continued medical and dental coverage, or if continued coverage is not permitted under the Rockland Trust health plans or by law, a lump sum payment equal to the cost of his COBRA premiums for 12 months.

2021 Pro-Rata Bonuses

The merger agreement provides that Meridian may pay pro-rata bonuses to reflect the level of achievement of performance under the East Boston Savings Bank – Meridian Interstate Bancorp Incentive Compensation Plan in respect of the portion of the 2021 performance year elapsed prior to the closing date of the merger (or on a projected year end basis based on reasonable assumptions), which performance determination shall be made based on the available data as of the latest practicable date prior to the closing date of the merger and otherwise in the ordinary course consistent with past practices. Such individual bonus amounts will be prorated to reflect the number of days elapsed from January 1, 2021 through the day prior to the closing date of the merger. It is estimated that the value of the 2021 pro-rata bonus payable to Mr. Carroll will be $106,633 and for an estimate of the 2021 pro-rata bonuses payable to Messrs. Gavegnano, Fisher, Merritt, Migliozzi and Romano, see

“—Quantification of Potential Payments to Meridian’s Named Executive Officers in Connection with the Merger” below.

2021 Restricted Stock Awards

The merger agreement provides that Meridian may grant restricted stock awards to certain individuals prior to the closing date of the merger. It is expected that Messrs. Carroll, Merritt, Migliozzi and Romano, respectively, will each receive a grant of 7,500, 4,500, 4,500 and 4,500, respectively, restricted stock awards, which will provide for accelerated vesting upon the closing date of the merger. It is estimated that the value of the restricted stock award grant to Mr. Carroll will be $168,600 and for an estimate of the value of the restricted stock award grants to Messrs. Merritt, Migliozzi and Romano, see “—Quantification of Potential Payments to Meridian’s Named Executive Officers in Connection with the Merger” below.

East Boston ESOP Termination

The East Boston ESOP will be terminated at least five business days and no more than seven business days prior to the closing date of the merger. The East Boston ESOP was funded through a loan to purchase shares of Meridian common stock, which shares are allocated to participants as the loan is repaid. The unallocated shares are held in a separate unallocated stock fund. Participants’ account balances will become fully vested in connection with the termination of the East Boston ESOP. On the date the East Boston ESOP is terminated, East Boston will direct the trustee of the East Boston ESOP to remit a sufficient number of shares of Meridian common stock held in the ESOP unallocated stock fund back to Meridian to repay the outstanding ESOP loan in full. All remaining shares of Meridian common stock held by the East Boston ESOP as of immediately prior to the closing date of the merger, including any unallocated shares held in the East Boston ESOP unallocated stock fund (which will not include any shares of Meridian common stock used for purposes of repaying or forgiving the East Boston ESOP loan) will be converted into the right to receive the merger consideration. Following the closing date of the merger, the unallocated merger consideration (and any other remaining unallocated assets) will be allocated on a pro rata basis to all participants with an account balance under the East Boston ESOP based on each participant’s account balance on the termination date.

For an estimate of the amounts related to the termination of the East Boston ESOP that would be allocated to Meridian’s named executive officers’ account balances in the East Boston ESOP, see “—Quantification of Potential Payments to Meridian’s Named Executive Officers in Connection with the Merger” and the aggregate estimated amount that would be allocated to Meridian’s executive officers, based on account levels as of December 31, 2020, and a price per share of Meridian common stock of $22.40 (the average closing market price of Meridian common stock over the first five business days following the public announcement of the merger on April 22, 2021) who are not named executive officers in connection with the termination of the East Boston ESOP would be $132,655.

Transition Advisory Board

Following the merger, Independent will invite all of the independent directors serving on Meridian’s board of directors immediatley prior to the merger to become members of a transition advisory board for two years following the closing. The members of the transition advisory boards will be entitled to receive annual compensation of $12,000.

Indemnification and Insurance

Pursuant to the terms of the merger agreement, Meridian non-employee directors and executive officers will be entitled to certain ongoing indemnification and coverage under directors’ and officers’ liability insurance policies following the transaction. Such indemnification and insurance coverage is further described in the section entitled “The Merger Agreement—Director and Officer Indemnification and Insurance” beginning on page 111 of this Form S-4.

Quantification of Potential Payments to Meridian’s Named Executive Officers in Connection with the Merger

This section sets forth the information required by Item 402(t) of the SEC’s Regulation S-K regarding compensation for each named executive officer of Meridian that is based on, or otherwise relates to, the merger. This compensation is referred to as “golden parachute” compensation by the applicable SEC disclosure rules, and in this section such term is used to describe the merger-related compensation payable to Meridian’s named executive officers. The “golden parachute” compensation payable to these individuals is subject to a non-binding advisory vote of holders of Meridian common stock, as described in the section entitled “Proposal No. 2 - Meridian Compensation Proposal.” The table below sets forth, for the purposes of this golden parachute disclosure, the amount of payments and benefits (on a pre-tax basis) that each of Meridian’s named executive officers would receive, using the following assumptions:

•

the effective time of the merger will occur on June 1, 2021 (which is the assumed date solely for purposes of this golden parachute compensation disclosure and which is the last practicable date prior to the date of this joint proxy statement/prospectus);

•

a termination of each named executive officer’s employment without cause, as of immediately following the effective time of the merger and the payment of Mr. Migliozzi’s cash severance pursuant to the terms of the offer letter (as described above);

•	the named executive officer’s base salary rate remaining unchanged from those in place as of June 1, 2021;

•	for purposes of calculating the value of non-vested equity awards that will become vested as of the effective time of the merger, equity awards are those that are outstanding as of June 1, 2021; and

•

a price per share of Meridian common stock of $22.40 (the average closing market price of Meridian common stock over the first five business days following the public announcement of the merger on April 22, 2021).

The calculations in the tables set forth below do not include amounts that Meridian’s named executive officers were already entitled to receive or that were vested as of the date of this joint proxy statement/prospectus. The calculations in the table also do not include certain compensation that may become payable after the closing date of the merger, such as consulting fees, since such payments are contingent upon services to be provided to Independent following the closing date of the merger. In addition, these amounts do not attempt to forecast any additional equity award grants, issuances or forfeitures that may occur prior to the completion of the merger except for the proposed grant of restricted stock awards in 2021 (as described above). As a result of the foregoing assumptions, which may or may not actually occur or be accurate on the relevant date, including the assumptions described in the footnotes to the tables below, the actual amounts, if any, to be received by a named executive officer may materially differ from the amounts set forth below.

Name	Cash ($)(1)	Equity ($)(2)	Perquisites/ Benefits ($)(3)	Other ($)(4)	Total ($)
Richard J. Gavegnano	9,879,373	514,125	—	425,134	10,818,632
Kenneth Fisher	600,673	185,723	37,986	170,031	994,413
Edward Merritt	886,547	141,959	37,986	272,820	1,339,311
John Migliozzi	1,102,904	301,679	47,394	251,468	1,703,445
Frank Romano	930,032	141,959	38,821	236,498	1,347,309

(1)

Represents: (a) the estimated cash severance amounts pursuant to the terms of Mr. Gavegnano’s employment agreement and Messrs. Fisher, Merritt, Migliozzi and Romano’s change in control agreements, which are considered a “double trigger” benefit since the severance amounts are payable if the executive’s employment is terminated without cause or for good reason following a change in control of Meridian or East Boston, and (b) the estimated 2021 pro-rata bonus, which is considered a “single trigger” benefit since the amount is payable in connection with a change in control of Meridian without regard to termination of employment. The following is a break-out of the amounts reported in the above table:

Name	Cash Severance ($)	2021 Pro-Rata Bonus ($)
Richard J. Gavegnano	9,435,623	443,750
Kenneth Fisher	527,340	73,333
Edward Merritt	788,260	98,287
John Migliozzi	978,404	124,500
Frank Romano	826,742	103,290

(2)

Represents the estimated value of the non-vested stock options and non-vested restricted stock awards that become vested at the effective time of the merger, which are considered a “single trigger” benefit since the amounts are payable upon a change in control of Meridian without regard to termination of employment. The value is based on a per share price of Meridian common stock of $22.40, which is the average closing market price of Meridian common stock over the five business days following the public announcement of the merger. The following is a break-out of the amounts reported in the above table:

Name	Stock Options ($)	Restricted Stock Awards ($)	Proposed 2021 Grant of Restricted Stock Awards ($)
Richard J. Gavegnano	178,125	336,000	—
Kenneth Fisher	89,403	96,320	—
Edward Merritt	14,279	26,880	100,800
John Migliozzi	53,039	147,840	100,800
Frank Romano	14,279	26,880	100,800

(3)

Represents the estimated value of continued health and medical insurance coverage pursuant to the terms of Mr. Gavegnano’s employment agreement and Messrs. Fisher, Merritt, Migliozzi and Romano’s change in control agreements, which are considered a “double trigger” benefit since the insurance coverages are provided if the executive’s employment is terminated without cause or for good reason following a change in control of Meridian or East Boston.

(4)

Represents the estimated dollar value of additional allocations to the named executive officers in connection with the termination of the East Boston ESOP and repayment of the outstanding East Boston ESOP loan balance prior to the closing date of the merger. Following the repayment of the East Boston ESOP loan with unallocated shares, the remaining shares in the East Boston ESOP unallocated stock fund will be exchanged for the merger consideration and will be allocated on a pro rata basis to all participants with an account balance under the East Boston ESOP based on each participant’s account balance on the termination date.

Regulatory Approvals Required to Complete the Merger

Completion of the merger is subject to the condition that all consents and approvals of any governmental authority required to consummate the merger and the other transactions contemplated by the merger agreement shall have been obtained and remain in full force and effect and all statutory waiting periods in respect thereof shall have expired or been terminated. The merger also is subject to the condition that none of the required regulatory approvals shall impose a “Burdensome Condition,” which is defined in the merger agreement to mean any prohibition, limitation or other requirement that would prohibit or materially limit the ownership or operation by Meridian or any of its subsidiaries, or by Independent or any of its subsidiaries, of all or any material portion of the business or assets of Meridian or any of its subsidiaries or Independent or its subsidiaries, or compel Independent or any of its subsidiaries to dispose of or hold separate all or any material portion of the business or assets of Meridian or any of its subsidiaries or Independent or any of its subsidiaries.

The consents and approvals of governmental authorities that Independent and Meridian have determined required to consummate the merger and the the merger of East Boston with Rockland Trust (which is referred to in this document as the bank merger) include:

•	the approval of or waiver of the Federal Reserve Board under the Bank Holding Company Act of 1956, as amended;

•	the FDIC’s approval under the Bank Merger Act; and

•	the approval of the Massachusetts Division of Banks under relevant Massachusetts law (Massachusetts General Laws, Chapter 167I).

In order to consummate the bank merger, Independent and Meridian must also receive (1) confirmation from the Massachusetts Housing Partnership Fund (which is referred to in this document as the Housing Partnership Fund) that Independent has made arrangements satisfactory to the Housing Partnership Fund; and (2) confirmation from the Massachusetts Depositors Insurance Fund (which is referred to in this document as the Massachusetts DIF) that arrangements satisfactory to the Massachusetts DIF have been made in connection with the termination of Massachusetts DIF deposit insurance coverage for East Boston Savings Bank in excess of FDIC deposit insurance.

Federal Reserve. Certain of the transactions contemplated by the merger agreement are subject to approval by the Federal Reserve pursuant to section 3 of the Bank Holding Company Act. In considering the approval of a transaction such as the conversion to a bank holding company and the merger, the Bank Holding Company Act, requires the Federal Reserve to review: (1) the competitive impact of the transaction, (2) the financial condition and future prospects, including capital positions and managerial resources, (3) the convenience and needs of the communities to be served and the record of the insured depository institution subsidiaries of the bank holding companies under the Community Reinvestment Act (the “CRA”), (4) the effectiveness of the companies and the depository institutions concerned in combating money-laundering activities, and (5) the extent to which the proposal would result in greater or more concentrated risks to the stability of the U.S. banking or financial system. In connection with its review, the Federal Reserve provides an opportunity for public comment on the application and is authorized to hold a public meeting or other proceeding if they determine that such meeting or other proceeding would be appropriate.

Under the CRA, the Federal Reserve must take into account the record of performance of the companies and the depository institutions concerned in meeting the credit needs of the entire community, including low- and moderate-income neighborhoods, served by such companies and depository institutions. Depository institutions are periodically examined for compliance with the CRA by their primary federal supervisor and are assigned ratings. In evaluating the record of performance of an institution in meeting the credit needs of the entire community served by the institution, the Federal Reserve considers the institution’s record of compliance with the CRA, including the most recent rating assigned by its primary federal supervisor. As of their last respective CRA examinations, Rockland Trust was rated “Outstanding” and East Boston was rated “Satsifactory” with respect to CRA compliance.

The federal Bank Merger Act also mandates that the prior approval of the FDIC, the primary federal regulator of the resulting bank, is required to merge East Boston Bank with and into Rockland Bank. In evaluating an application filed under the Bank Merger Act, the FDIC generally considers: (1) the competitive impact of the transaction, (2) financial and managerial resources of the banks party to the bank merger or mergers, (3) the convenience and needs of the community to be served and the record of the banks under the CRA, including their CRA ratings, (4) the banks’ effectiveness in combating money-laundering activities and (5) the extent to which the bank merger or mergers would result in greater or more concentrated risks to the stability of the U.S. banking or financial system. In connection with its review, the FDIC also provides an opportunity for public comment on the application and is authorized to hold a public meeting or other proceeding if they determine it to be appropriate.

Massachusetts Division of Banks. Certain of the transactions contemplated by the merger agreement are subject to approval by the Massachusetts Division of Banks pursuant to Chapter 167I of the Massachusetts General Laws. In evaluating a merger application under these sections, the Massachusetts Division of Banks will review a proposed merger to determine whether competition among banking institutions will be unreasonably affected and whether public convenience and advantage will be promoted. In making such determination, the commissioner shall consider, at a minimum, a showing of net new benefits. Net new benefits may include for example, initial capital investments, job creation plans, consumer and business services, and commitments to maintain and open branch offices within the continuing institution’s assessment area.

The parties have filed or will file certain applications and notice materials necessary to obtain these regulatory approvals or confirmations in accordance with applicable law. The merger cannot be completed until all the required approvals and confirmations have been obtained, are in full force and effect and all statutory waiting periods in respect thereof have expired, and the bank merger cannot be completed until after both approvals listed above have been obtained. The merger may not be consummated until 30 days after the approval of the Federal Reserve Board (or such shorter period as the Federal Reserve Board may prescribe with the concurrence of the United States Department of Justice, but not less than 15 days), during which time the Department of Justice may challenge the merger on antitrust grounds. The bank merger may not be consummated until 30 days after the approval of the FDIC (or such shorter period as the FDIC may prescribe with the concurrence of the United States Department of Justice, but not less than 15 days), during which time the Department of Justice may challenge the bank merger on antitrust grounds. The commencement of an antitrust action by the Department of Justice would stay the effectiveness of the Federal Reserve Board or FDIC approval, as the case may be, unless a court specifically orders otherwise. In reviewing the merger and the bank merger, the Department of Justice could analyze the merger’s effect on competition differently than the Federal Reserve Board and the FDIC, and it is possible that the Department of Justice could reach a different conclusion than the applicable banking regulator regarding the merger’s (or the bank merger’s) competitive effects.

Independent and Meridian cannot assure you that all required regulatory approvals, waivers or consents will be obtained, when they will be obtained or whether there will be burdensome conditions in the approvals or any litigation challenging the approvals. Independent and Meridian also cannot assure you that the United States Department of Justice or the Attorney General of the Commonwealth of Massachusetts will not attempt to challenge the merger on antitrust grounds, or what the outcome will be if such a challenge is made. Independent and Meridian are not aware of any other government approvals or actions that are required prior to the parties’ consummation of the merger. It is currently contemplated that if any additional governmental approvals or actions are required, such approvals or actions will be sought. There can be no assurance, however, that any of the additional approvals or actions will be obtained.

Accounting Treatment

Independent has determined that the merger represents a business combination and will account for the merger by applying the acquisition method of accounting, in accordance with the provisions of Topic 805 “Business Combinations” of the Financial Accounting Standards Board Accounting Standard Codification. As of the date of the merger, Independent will recognize the assets acquired, including intangible assets, and liabilities assumed at their respective estimated fair values. To the extent that the purchase price exceeds the estimated fair value of the net assets acquired, Independent will allocate the excess purchase price to goodwill. The goodwill resulting from the merger will not be amortized to expense, but instead will be reviewed for impairment at least annually. To the extent goodwill is impaired, its carrying value would be written down to its implied fair value and a charge would be made to earnings. Core deposit and other intangibles with definite useful lives will be amortized to expense over their estimated useful lives.

The financial statements of Independent issued after the merger will reflect the results attributable to the acquired operations of Meridian beginning on the date the merger is completed.

Stock Exchange Listings

Independent common stock is listed for trading on the NASDAQ under the symbol “INDB.” Meridian common stock is listed on NASDAQ under the symbol “EBSB.” In the merger, the Meridian common stock currently listed on the NASDAQ will be delisted from such exchange and deregistered under the Exchange Act.

Under the terms of the merger agreement, Independent will cause the shares of Independent common stock to be issued in the merger to be approved for listing on the NASDAQ, subject to official notice of issuance. The merger agreement provides that neither Independent nor Meridian will be required to complete the merger if such shares are not authorized for listing on the NASDAQ, subject to notice of issuance. Following the merger, shares of Independent common stock will continue to be traded on the NASDAQ.

No Appraisal or Dissenters’ Rights in the Merger

Under Section 3-202(c) of the MGCL, holders of Meridian common stock do not have the right to receive the appraised value of their shares in connection with the merger because they are listed on the NASDAQ.

Because the merger is of Merger Sub with and into Meridian and holders of Independent common stock will continue to hold their shares following completion of the merger, holders of Independent common stock are not entitled to appraisal rights in connection with the merger.

THE MERGER AGREEMENT

The following summary describes certain aspects of the merger, including material provisions of the merger agreement. This summary is not complete and is qualified in its entirety by reference to the merger agreement, a copy of which is attached as Annex A to this document and is incorporated into this joint proxy statement/prospectus by reference. We urge you to read the merger agreement carefully and in its entirety, as it is the legal document governing the merger.

Explanatory Note Regarding the Merger Agreement

The merger agreement and this summary of terms are included to provide you with information regarding the terms of the merger agreement. Factual disclosures about Independent and Meridian contained in this joint proxy statement/prospectus or in the public reports of Independent or Meridian filed with the SEC may supplement, update or modify the factual disclosures about Independent and Meridian contained in the merger agreement. The merger agreement contains representations and warranties by Independent, Rockland Trust and Merger Sub, on the one hand, and by Meridian and East Boston, on the other hand, made solely for the benefit of the other. The representations, warranties and covenants made in the merger agreement by Independent, Rockland Trust, Merger Sub, Meridian and East Boston were qualified and subject to important limitations agreed to by Independent, Rockland Trust, Merger Sub, Meridian and East Boston in connection with negotiating the terms of the merger agreement. In particular, in your review of the representations and warranties contained in the merger agreement and described in this summary, it is important to bear in mind that the representations and warranties were negotiated with the principal purpose of establishing circumstances in which a party to the merger agreement may have the right not to consummate the merger if the representations and warranties of the other party prove to be untrue due to a change in circumstance or otherwise, and allocating risk between the parties to the merger agreement, rather than establishing matters as facts. The representations and warranties also may be subject to a contractual standard of materiality different from that generally applicable to shareholders and reports and documents filed with the SEC, and some were qualified by the matters contained in the confidential disclosure schedules that Independent and Meridian each delivered in connection with the merger agreement and certain documents filed with the SEC. Moreover, information concerning the subject matter of the representations and warranties, which do not purport to be accurate as of the date of this joint proxy statement/prospectus, may have changed since the date of the merger agreement. Accordingly, the representations and warranties in the merger agreement should not be relied on by any persons as characterizations of the actual state of facts about Independent and Meridian at the time they were made or otherwise.

Structure of the Merger

Each of Meridian’s and Independent’s respective boards of directors has unanimously adopted and approved the merger agreement. Pursuant to the terms and subject to the conditions set forth in the merger agreement, at the effective time of the merger, Merger Sub will merge with and into Meridian, with Meridian as the surviving entity. As soon as reasonably practicable following the merger and as part of a single integrated transaction for purposes of the Code, the holdco merger will occur in which Meridian will merge with and into Independent, with Independent as the surviving entity. The merger agreement further provides that immediately following the holdco merger, the bank merger will occur in which East Boston will merge with and into Rockland Trust, with Rockland Trust as the surviving bank.

Effective Time and Closing of the Merger

The merger will become effective at such date and time as specified in the articles of merger to be filed with the Maryland State Department of Assessments and Taxation. Unless otherwise mutually agreed to by the parties, the closing of the merger will take place by electronic (PDF), facsimile, or overnight courier exchange of executed documents or at the offices of Wachtell, Lipton, Rosen & Katz on a date (the “closing date”) which is five business days following the last to occur of the receipt of all necessary regulatory and governmental approvals and consents and the expiration of all statutory waiting periods and the satisfaction or waiver of all of the conditions set forth in the merger agreement (other than the delivery of certificates, opinions and other instruments and documents to be delivered at closing) (such date, the “approval date”), provided, however, that if the approval date occurs during the month immediately prior to the start of Independent’s next fiscal quarter the closing will occur on the last business day of the month in which the approval date occurs with an effective time as of 12:01 a.m. on the first day of the month of Independent’s next fiscal quarter.

We currently expect that the merger will be completed in the fourth quarter of 2021, subject to approval of the share issuance by shareholders of Independent and the approval of the merger agreement and the transactions it contemplates by the stockholders of Meridian, the receipt of all necessary regulatory approvals and/or waivers, and the expiration of all regulatory waiting periods. However, there can be no assurances as to whether, or when, Meridian and Independent will obtain the required approvals or complete the merger.

Merger Consideration

Each share of Meridian common stock issued and outstanding immediately prior to the effective time of the merger (other than shares held as treasury stock or shares owned directly by Independent in trust accounts, managed accounts and the like) will be converted into the right to receive 0.275 of a share of Independent common stock (the “exchange ratio”). Each share of Independent common stock issued and outstanding immediately prior to the effective time of the merger will remain issued and outstanding as one share of common stock of Independent.

If Independent changes (or establishes a record date for changing) the number of, or provides for the exchange of, shares of Independent common stock issued and outstanding prior to the effective time as a result of a stock split, reverse stock split, stock dividend, recapitalization, reclassification, or similar transaction with respect to the outstanding Independent common stock, the exchange ratio will be proportionately and appropriately adjusted so as to provide the holders of Meridian common stock the same economic benefit as contemplated by merger agreement prior to that event; provided that no adjustment will be made with regard to Independent common stock if (i) Independent issues additional shares of Independent common stock and receives consideration for such shares (including upon the exercise of outstanding stock options or other equity awards) or (ii) Independent issues employee or director stock grants or similar equity awards pursuant to an Independent benefit plan.

Independent will not issue any fractional shares of its common stock in the merger, but will instead pay cash (determined on the basis of the volume-weighted average trading price per share of Independent common stock for the five consecutive trading days ending on the fifth trading day immediately preceding the closing date, rounded to the nearest whole cent as provided by Bloomberg L.P.) for any fractional share a Meridian stockholder would otherwise receive after aggregating all of his or her shares (the exchange ratio and any cash in lieu of fractional shares collectively, the “merger consideration”).

Governing Documents

At the effective time, the articles of incorporation and bylaws of Merger Sub, in each case as in effect immediately prior to the effective time, will be the articles of incorporation and bylaws of the surviving entity of the, except that, in each case, references to the name of Merger Sub will be replaced by “Meridian Bancorp, Inc.”

The articles of organization and the bylaws of Independent, in each case as in effect immediately prior to the effective time of the holdco merger, will remain the articles of organization and bylaws of Independent following the consummation of the holdco merger.

Treatment of Meridian Equity Awards

Meridian Options

At the effective time, each stock option granted under Meridian’s equity-based compensation plans, whether vested or unvested, which is outstanding immediately prior to the effective time of the merger and which has not been exercised or canceled prior thereto, will fully vest and be cancelled at the effective time of the merger. On the closing date of the merger, East Boston or Meridian will pay to the holders of such stock options cash in an amount equal to the product of (i) the number of shares of Meridian common stock provided for in each such stock option, and (ii) the excess, if any, of (x) the per share cash equivalent consideration over (y) the exercise price. Any stock option for which the exercise price per share of Meridian common stock provided for in such stock option exceeds the per share cash equivalent consideration will be cancelled at the effective time of the merger without payment. The cash payment will be paid within five business days after the closing date of the merger, will be made without interest and will be net of all applicable withholding taxes.

Meridian Restricted Stock Awards

At the effective time, all unvested shares of restricted stock awarded under Meridian’s equity-based compensation plans will automatically vest in full, to the extent not previously forfeited, and will be considered outstanding shares of Meridian common stock entitled to receive the merger consideration.

Exchange of Meridian Shares

Exchange Procedures

On or prior to the closing date of the merger, Independent will cause to be delivered to the exchange agent certificates representing the shares of Independent common stock, or evidence of the shares in book entry form, to be issued in the merger. In addition, Independent will deliver to the exchange agent an aggregate amount of cash equal to the estimated amount of cash payable in lieu of fractional shares of Independent common stock. Independent has selected Computershare Limited to act as the exchange agent in connection with the merger.

The conversion of Meridian common stock into the right to receive the merger consideration will occur automatically at the effective time of the merger. For shares of Meridian common stock held in book entry form, Independent will establish procedures for delivery which are be reasonably acceptable to Meridian.

As promptly as practicable after the effective time, and in any event within five business days thereafter, the exchange agent will mail to each Meridian stockholder of record at the effective time of the merger who did not previously surrender his or her Meridian stock certificates, a letter of transmittal and instructions for use in surrendering the stockholder’s Meridian stock certificates. When Meridian stockholders deliver their Meridian stock certificates to the exchange agent along with a properly completed and duly executed letter of transmittal and any other required documents, their Meridian stock certificates will be cancelled and in exchange they will receive:

•

Independent stock certificates or evidence of shares in book entry form representing the number of whole shares of Independent common stock that they are entitled to receive under the merger agreement; and/or

•	a check representing the amount of cash that they are entitled to receive in lieu of fractional shares, if any.

No interest will be paid or accrued on any cash payable in lieu of fractional shares of Independent common stock.

Independent will issue a stock certificate for Independent common stock (or evidence of the shares in book entry form) or a check for cash in lieu of a fractional share in a name other than the name in which a surrendered

Meridian stock certificate is registered only if the exchange agent is presented with all documents required to show and effect the unrecorded transfer of ownership, together with evidence that any applicable stock transfer taxes have been paid.

Dividends and Distributions

Meridian stockholders are not entitled to receive any dividends or other distributions on Independent common stock with a record date after the closing date of the merger until they have surrendered their Meridian stock certificates in exchange for an Independent stock certificate representing the shares of Independent common stock they are entitled to receive (or evidence of the shares in book entry form). After the surrender of their Meridian stock certificates, Meridian stockholders of record will be entitled to receive any dividend or other distribution, without interest, which had become payable with respect to their Independent common stock and any unpaid dividend with respect to their Meridian common stock with a record date that is prior to the effective time.

Withholding

Independent (through the exchange agent) will be entitled to deduct and withhold, from any amounts otherwise payable under the merger agreement to any holder of Meridian common stock the amounts it is required to deduct and withhold under the Code or any provision of state, local, or foreign tax law. Any such amounts deducted and withheld will be treated for all purposes of the merger agreement as having been paid to the holder from whom they were withheld.

Representations and Warranties

The merger agreement contains representations and warranties made by Meridian and East Boston to Independent and Merger Sub and by Independent and Merger Sub to Meridian and East Boston relating to a number of matters, including the following:

•	corporate matters, including due organization, standing, qualification and minute books;

•	capital stock;

•	their authority to execute and deliver the merger agreement and the absence of conflicts with, or violations of, organizational documents or other obligations as a result of the merger;

•	the filing of securities and regulatory reports;

•	the absence of agreements with regulatory agencies or investigations by regulatory agencies;

•	governmental filings and regulatory approvals and consents necessary to complete the merger;

•	financial statements and the absence of undisclosed liabilities;

•	SEC reports;

•	absence of certain changes or events;

•	compliance with applicable laws;

•	regulatory capitalization;

•	loan, non-performing and classified assets;

•	trust business and fiduciary accounts;

•	the Community Reinvestment Act and anti-money laundering requirements;

•	legal proceedings;

•	broker’s fees payable in connection with the merger;

•	employee benefit matters;

•	labor and employment matters;

•	environmental matters;

•	tax matters;

•	intellectual property;

•	information security;

•	opinion from each party’s respective financial advisor;

•	reserves;

•	questionable payments; and

•	the accuracy of information supplied for inclusion in this document and other similar documents.

In addition, Meridian has made other representations and warranties about itself and its subsidiaries to Independent and Merger Sub as to:

•	organization and ownership of subsidiaries;

•	matters relating to certain material contracts;

•	investment securities, borrowings and deposits;

•	derivative transactions;

•	investment management;

•	repurchase agreements;

•	transactions with affiliates and insiders;

•	tangible properties and assets;

•	insurance;

•	the inapplicability of state anti-takeover laws;

•	indemnification; and

•	transaction costs.

The representations and warranties in the merger agreement are (i) subject, in some cases, to specified exceptions and qualifications contained in the confidential disclosure schedules delivered by Independent and Meridian, respectively, and (ii) qualified by the reports of Independent or Meridian, as applicable, filed with the SEC during the since December 31, 2020 through the time prior to the execution and delivery of the merger agreement (excluding, in each case, any risk factor disclosures in the risk factor section or any “forward-looking statements” disclaimer or any other statements that are similarly non-specific or cautionary, predictive or forward-looking in nature).

In addition, certain representations and warranties of Independent, Merger Sub and Meridian are qualified as to “materiality” or “material adverse effect.” For purposes of the merger agreement, a “material adverse effect,” when used in reference to either Meridian, Independent or Independent as the surviving entity in the merger, means any effect, circumstance, occurrence or change (i) that is material and adverse to the financial position, results of operations, or business of such entity and its subsidiaries, taken as a whole, or (ii) which does or would materially impair the ability of such entity to perform its obligations under the merger agreement or otherwise materially impairs the ability of such entity to timely consummate the transactions contemplated by the merger agreement.

However, with respect to clause (i), a material adverse effect will not be deemed to include the impact of:

•

changes, after the date of the merger agreement, in banking and similar laws of general applicability or interpretations of banking and similar laws of general applicability by governmental authorities (including with respect any quarantine, “shelter in place,” “stay at home”, workforce reduction, social distancing, shut down, closure, sequester or other directives, guidelines or recommendations promulgated by any governmental entity, including the Centers for Disease Control and Prevention and the World Health Organization, in each case, in connection with or in response to the outbreaks, epidemics or pandemics relating to SARS-CoV-2 or COVID-19);

•	changes, after the date of the merger agreement, in GAAP or regulatory accounting requirements applicable to banks or bank holding companies generally;

•

any modifications or changes to Meridian valuation policies and practices in connection with the transactions contemplated by the merger agreement or restructuring charges taken in connection with the transactions contemplated by the merger agreement, in each case in accordance with GAAP and with Independent’s prior written consent or at the direction of Independent;

•

changes after the date of the merger agreement in general economic or capital market conditions affecting financial institutions or their market prices generally, including, but not limited to, changes in levels of interest rates generally;

•	the effects of the expenses incurred by Meridian or Independent in negotiating, documenting, effecting, and consummating the transactions contemplated by the merger agreement;

•

any action or omission required by the merger agreement or taken, after the date of the merger agreement, by Meridian with the prior written consent of Independent, and vice versa, or as otherwise expressly permitted or contemplated by the merger agreement or at the written direction of Independent;

•

the public announcement of the merger agreement (including the impact of such announcement on relationships with customers or employees (including the loss of personnel subsequent to the date of the merger agreement);

•

changes, after the date hereof, in national or international political or social conditions, including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon or within the United States; or

•	natural disasters, pandemics (including the outbreaks, epidemics or pandemics relating to SARS-CoV-2 or COVID-19, and the governmental and other responses thereto) or other force majeure events;

except, with respect to the first, second, fourth, eighth or ninth bullets described above, to the extent that the effects of such change are disproportionately adverse to the business, properties, assets, liabilities, results of operations or financial condition of such party and its subsidiaries, taken as a whole, as compared to other companies in the industry in which such party and its subsidiaries operate).

The representations and warranties in the merger agreement do not survive the effective time.

Covenants and Agreements

Conduct of Businesses Prior to the Consummation of the Merger

From the date of the merger agreement until the effective time (or earlier termination of the merger agreement), except as expressly contemplated or permitted by the merger agreement, as required by applicable law or with the prior written consent of Independent, Meridian will, and will cause its subsidiaries to (a) carry on its business in the ordinary course consistent with past practice and (b) use commercially reasonable efforts to (i) preserve its business organization intact, (ii) keep available to itself and Independent the present services of the current officers and employees of Meridian and its subsidiaries and (iii) preserve for itself and Independent the goodwill of the customers of Meridian and others with whom business relationships exist.

Additionally, prior to the effective time (or earlier termination of the merger agreement), except as expressly contemplated or permitted by the merger agreement, or with the prior written consent of Independents, and subject to additional specified exceptions, Meridian will not, and will not permit any of its subsidiaries to:

•

issue, sell or otherwise permit to become outstanding, or authorize the creation of, or enter into an agreement with respect to the foregoing, any additional shares of common stock, except pursuant to stock options or stock-based awards outstanding as of the date of the merger agreement, accelerate the vesting of any rights to acquire shares of common stock, or change the number of, or provide for the exchange of, shares of Meridian stock, any securities convertible into or exchangeable for any additional shares of stock, any rights issued and outstanding prior to the effective date of the merger as a result of a stock split, stock dividend, recapitalization, reclassification, or similar transaction with respect to its outstanding stock or any other such securities;

•

make, declare, set aside or pay any dividends on or distributions in respect of any shares of its capital stock, other than dividends paid by any of the wholly owned subsidiaries of Meridian to Meridian or to any of its wholly owned subsidiaries and regular quarterly cash dividends on Meridian common stock of no more than $0.10 per share of Meridian common stock;

•

enter into or amend or renew any employment, consulting, severance, retention, change in control or similar agreements or arrangements with any director, officer, or employee of Meridian or any of its subsidiaries, or grant any salary or wage increase or increase any employee benefit plan or grant any equity compensation or pay any incentive, commission or bonus payments, subject to certain exceptions primarily intended to permit increases in compensation and the payment of bonuses in the ordinary course of business;

•

hire any person except for at will employees at an annual rate of salary not to exceed $100,000 to fill vacancies that may arise from time to time in the ordinary course of business, or promote any employee, except to fill vacancies that may arise in the ordinary course of business or to satisfy contractual obligations existing as of the date of the merger agreement, unless Independent consents in writing (which consent will not be unreasonably withheld, conditioned or delayed);

•

with certain exceptions, enter into, establish, adopt, amend, modify or terminate any benefit plan or other pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any related trust agreement, in respect of any current or former director, officer or employee;

•

except pursuant to agreements in effect as of the date of the merger agreement and with certain exceptions, pay, loan or advance any amount to, or sell, transfer or lease any properties or assets to, or enter into any agreement or arrangement with, any of its officers or directors or any of their immediate family members or any affiliates or associates of any of its officers or directors other than compensation or business expense reimbursement in the ordinary course of business consistent with past practice;

•

with certain exceptions, in the ordinary course of business consistent with past practice, sell, transfer, mortgage, pledge, encumber or otherwise dispose or discontinue any of its assets, deposits, business or properties, other real estate owned, or cancel or release any indebtedness owed to Meridian or any of its subsidiaries;

•

other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary course of business and consistent with past practice, acquire all or any portion of the assets, business, deposits or properties of any other entity;

•

make or commit to make any capital expenditures other than in the ordinary course of business consistent with past practice (including expenditures reasonably necessary to maintain existing assets in good repair) not exceeding more than $150,000 in the aggregate, unless Independent consents in writing (which consent will not be unreasonably withheld, conditioned or delayed);

•	amend its articles of incorporation or bylaws or any equivalent documents of any Meridian subsidiary;

•

implement or adopt any change in its financial accounting principles, practices or methods, other than as may be required by applicable laws, generally accepted accounting principles in the United States of America or at the written direction of a governmental authority;

•	enter into, materially amend, modify, terminate or waive any material provision of any material contract, lease, or insurance policy;

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other with respect to matters related to taxes, enter into any settlement or similar agreement with respect to any action, suit, proceeding, order or investigation to which Meridian or any of its subsidiaries or directors or executive officers is a party or becomes a party after the date of the merger agreement, which settlement or agreement involves payment of an amount exceeding $100,000 individually or $200,000 in the aggregate (provided that, in connection with the settlement or agreement, the aggregate amount is exclusive of any amount of proceeds indirectly paid under any insurance policy, but is inclusive of any amount of proceeds paid by Meridian or any of its subsidiaries as a deductible or retention) and/or would impose any material restriction on the business of Meridian or any of its subsidiaries, unless Independent acting through its Chief Financial Officer or his designee(s) consents in writing;

•

enter into any new material line of business or change in any material respect its lending, investment, underwriting, risk and asset liability management and other banking and operating policies, except as required by applicable law imposed by any governmental authority, or file any application or make any contract or commitment with respect to branching or site location or relocation;

•	enter into any derivatives transactions, other than in the ordinary course of business consistent with past practice;

•

incur, modify, extend or renegotiate any indebtedness for borrowed money (other than deposits, borrowing from the Federal Home Loan Bank of Boston or federal funds purchased, in each case in the ordinary course of business consistent with past practice) or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other person, unless consented to in writing by Independent (which consent will not be unreasonably withheld, conditioned or delayed);

•

other than by way of foreclosures or acquisitions in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith and in the ordinary course of business and consistent with past practice, acquire, sell or otherwise dispose of any debt security or equity investment;

•

make any changes in deposit pricing that are not in the ordinary course of business consistent with recent past practice, unless consented to in writing by Independent (which consent will not be unreasonably withheld, conditioned or delayed);

•

take any action with respect to loans, except that East Boston may make or renew certain loans within specified dollar limits, provided that the loans are made in the ordinary course of business in a manner consistent with the policies, procedures and recent past practice of East Boston;

•	make any investment or commitment to invest in real estate or in any real estate development project other than by way of foreclosure or deed in lieu of foreclosure;

•	make, change or revoke any income tax election, change any tax accounting period, adopt or change any tax accounting method, file any amended tax return, enter into any closing agreement, settle or compromise any liability with respect to taxes, agree to any adjustment of any tax attribute, file any claim for a refund of taxes, consent to any extension or waiver of the limitation period applicable to any tax claim or assessment, or knowingly take any action or fail to take any action which action or failure to act could reasonably be expected to prevent or impede the merger and the holdco merger, taken together, or the bank merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code;

•

commit any act or omission which constitutes a material breach or default of an agreement with any governmental authority or any other material agreement, lease or license to which Meridian is a party or by which it or its properties is bound or under which it or its assets, business, or operations receives benefits;

•

except for foreclosures in process as of the date of the merger agreement, foreclose on or take a deed or title to any real estate other than single-family residential properties without first conducting a Phase I environmental assessment of the property or foreclose on or take a deed or title to any real estate other than single-family residential properties if the environmental assessment indicates the presence of hazardous substances or any other material environmental issue;

•

except as may be required by applicable law or regulation, or by GAAP, take or fail to take, or adopt any resolutions of its board of directors in support of, any action which is intended or is reasonably likely to result in (1) a material delay in the consummation of the merger or the transactions contemplated by the merger agreement, (2) any material impediment to Meridian’s ability to consummate the merger of the transactions contemplated by the merger agreement, or (3) any of the conditions to the consummation of the merger set forth in the merger agreement not being satisfied;

•	directly or indirectly repurchase, redeem or otherwise acquire any shares of Meridian capital stock or any securities convertible into or exercisable for any shares of Meridian capital stock;

•	merge or consolidate itself or any of its subsidiaries with any other person, or restructure, reorganize or completely or partially liquidate or dissolve it or any of its subsidiaries;

•

except as may be required by applicable law or regulation, or otherwise expressly contemplated by the merger agreement, make application for the opening, relocation or closing of any, or open, relocate, or close any, branch office, loan production or servicing facility or automated banking facility;

•

compromise, resolve, or otherwise “workout” any delinquent or troubled loan other than (i) in the ordinary course of business, consistent with the current policies and procedures and recent past practice of East Boston Hills or (ii) unless consented to in writing by Independent (which consent will not be unreasonably withheld, conditioned or delayed); or

•	enter into any contract with respect to, or otherwise agree or commit to do, any of the foregoing.

Independent has agreed that, except as expressly contemplated or permitted by the merger agreement or as required by applicable law, Independent will use commercially reasonable efforts to maintain and preserve intact its business organization, properties, leases, employees and advantageous business relationships and retain the service of its officer and key employees.

Independent has also agreed that, except as expressly contemplated or permitted by the merger agreement, without Meridian’s prior written consent, Independent will not, and will cause each of its subsidiaries not to undertake the following actions:

•

except as may be required by applicable law, regulation or GAAP, take any action or fail to take any action that is intended or reasonably likely to result in: a material delay in the consummation of the merger or the transactions contemplated by the merger agreement; any material impediment to its ability to consummate the merger or the transactions contemplated by the merger agreement; or any of the conditions to the consummation of the merger contained in the merger agreement not being satisfied;

•

amend its articles of organization or bylaws in a manner that would adversely affect the economic benefits of the merger to the holders of Meridian common stock or materially change the rights, terms or preferences of Independent common stock;

•

knowingly take any action or fail to take any action which action or failure to act could reasonably be expected to prevent or impede the merger and the holdco merger, taken together, or the bank merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code;

•	take certain actions with respect to dividends or distributions;

•	enter into any contract with respect to, or otherwise agree to do any of the foregoing actions;

•

acquire (other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary and usual course of business consistent with past practice) all or any portion of the assets, business, deposits, or properties of (i) any entity whose (x) assets exceed 20% of Independent’s consolidated assets as of the date of the merger agreement, (y) gross revenues for the year ended December 31, 2020 exceed 20% of Independent’s consolidated gross revenues for the year ended December 31, 2020 or (z) annual net income for the year ended December 31, 2020 exceed 20% of Independent’s consolidated gross revenues for the year ended December 31, 2020, or (ii) any FDIC-insured financial institution and/or its holding company;

•

(i) issue, sell or otherwise permit to become outstanding (or enter into any agreement with respect to), or authorize the creation of, any additional shares of its stock, any rights, or any securities (including units of beneficial ownership interest in any partnership or limited liability company), (ii) accelerate the vesting of any existing rights, or (iii) change (or establish a record date for changing) the number of, or provide for the exchange of, shares of its stock, any securities (including units of beneficial ownership interest in any partnership or limited liability company) convertible into or exchangeable for any additional shares of stock, any rights issued and outstanding prior to the effective time as a result of a stock split, stock dividend, recapitalization, reclassification, or similar transaction with respect to its outstanding stock or any other such securities; provided, however, Independent will not be prevented from engaging in (1) any transaction between any subsidiary of Independent and Independent, (2) any grant or acceleration of vesting of any stock options or stock-based awards pursuant to any Independent equity plan or the issuance of shares in respect thereof, (3) the withholding of shares of Independent common stock in satisfaction of the taxes or the exercise price (if any) upon the vesting, exercise or settlement of any stock options or stock-based awards in respect of Independent common stock or (4) any shares of Independent common stock issued or purchased pursuant to any dividend reinvestment plan; or

•	enter into any contract with respect to, or otherwise agree or commit to do, any of the foregoing.

Regulatory Matters

Independent and Meridian have agreed to cooperate with each other and use their respective commercially reasonable efforts (1) to promptly prepare all documentation, to effect all filings, to obtain all permits, consents, approvals and authorizations of all third parties and governmental authorities necessary to consummate the transactions contemplated by the merger agreement, including, all regulatory approvals and all other consents and approvals of a governmental authority required to consummate the merger (including Independent agreeing to use commercially reasonable efforts to file the requisite applications with the FDIC and the Massachusetts Commissioner of Banks within fifty (50) days after the date of the merger agreement, (2) to comply with the terms and conditions of such permits, consents, approvals and authorizations and (3) to cause the transactions contemplated by the merger agreement to be consummated as expeditiously as practicable (including by avoiding or setting aside any preliminary or permanent injunction or other order of any United States federal or state court of competent jurisdiction or any other governmental authority); provided, however, that in no event will Independent be required to agree to any prohibition, limitation, or other requirement which would prohibit or materially limit the ownership or operation by Independent or any of its subsidiaries, of all or any material portion of the business or assets of Meridian or any of its subsidiaries or Independent or its subsidiaries, or compel Independent or any of its subsidiaries to dispose of or hold separate all or any material portion of the business or assets of Meridian or any of its subsidiaries or Independent or any of its subsidiaries. Independent and Meridian have also agreed to furnish each other with all information reasonably necessary or advisable in connection with any statement, filing, notice or application to any governmental entity in connection with the mergers and the other transactions contemplated by the merger agreement, as well as to keep each other apprised of the status of matters related to the consummation of the transactions contemplated by the merger agreement. Independent and Meridian have further agreed to promptly advise the other party with respect to substantive matters that are addressed in any meeting or conference with any governmental entity in connection with or affecting the transactions contemplated by the merger agreement which the other party does not attend or participate in, to the extent permitted by such governmental entity and subject to applicable law and the merger agreement

Buyer and Company will furnish each other and each other’s counsel with all information concerning themselves, their Subsidiaries, directors, trustees, officers and stockholders and such other matters as may be necessary or advisable in connection with the Joint Proxy Statement-Prospectus and any application, petition, or any other statement or application made by or on behalf of Buyer or Company to any Governmental Authority in connection with the transactions contemplated by this Agreement. Provided that Company has cooperated as required by this Agreement, Buyer agrees to use commercially reasonable efforts to file the requisite applications with the FDIC and the Massachusetts Commissioner of Banks within fifty (50) days after the date of this Agreement. Each party shall have the right to review and approve in advance all characterizations of the information relating to it and any of its Subsidiaries that appear in any filing made in connection with the transactions contemplated by this Agreement with any Governmental Authority and Buyer and Company shall each furnish to the other for review a copy of each such filing made in connection with the transactions contemplated by this Agreement with any Governmental Authority prior to its filing, in each case subject to applicable Laws relating to the exchange of information.

East Boston Employee Stock Ownership Plan

The East Boston ESOP will be terminated at least five business days and no more than seven business days prior to the effective time of the merger. The East Boston ESOP is funded through a loan to purchase shares of Meridian common stock, which shares are allocated to participants as the loan is repaid. The unallocated shares are held in a separate unallocated stock fund. Participants’ account balances will become fully vested in connection with the termination of the East Boston ESOP. On the date the East Boston ESOP is terminated, East Boston will direct the trustee of the East Boston ESOP to remit a sufficient number of shares of Meridian common stock held in the ESOP loan suspense account back to East Boston to repay the outstanding ESOP loan in full. All remaining shares of Meridian common stock held by the East Boston ESOP as of immediately prior to the effective time, including any unallocated shares held in the East Boston ESOP loan suspense account (which will not include any shares of Meridian common stock used for purposes of repaying or forgiving the East Boston ESOP loans) will be converted into the right to receive the merger consideration. Following the effective time, the unallocated merger consideration (and any other remaining unallocated assets) will be allocated on a pro rata basis to all participants with an account balance under the East Boston ESOP based on the size of each participant’s account balance on the termination date.

Charitable Foundation

Meridian will use its best efforts to take all necessary action to, effective as of the effective time, (i) have the then current directors and officers of the East Boston Savings Bank Charitable Foundation resign, (ii) appoint the individuals who then serve as directors and officers of the Rockland Trust Charitable Foundation to also serve as directors and officers of the East Boston Savings Bank Charitable Foundation, (iii) also appoint two individuals designated by Meridian to serve as directors of the East Boston Savings Bank Charitable Foundation, and (iv) change the name of the East Boston Savings Bank Charitable Foundation to “Rockland Trust – East Boston Savings Bank Charitable Foundation.

If the effective time occurs prior to the East Boston Savings Bank Charitable Foundation making grant decisions and/or grants in response to applications submitted to the East Boston Savings Bank Charitable Foundation by the August 31, 2021 deadline (the “2021 grant applications”), Rockland Trust will use its best efforts to take all necessary action to have “Rockland Trust—East Boston Savings Bank Charitable Foundation” make grant decisions and grants in response to the 2021 Grant Applications as directed in writing by the person who served as CEO of the East Boston immediately prior to the effective time.

Advisory Board

Following the closing, Independent will invite each of the independent members (under the NASDAQ listing standards) of the Meridian board of directors as of immediately prior to the closing (the “Meridian transition board directors”) to serve as members of a Transition Advisory Board (the “Advisory Board”) of Independent for a term beginning promptly following the closing and ending on the second anniversary of the closing date. Independent may consult with the Advisory Board with respect to integration matters, and the East Boston transition board directors who serve on the Advisory Board will be entitled to annual compensation of $12,000 for their service.

Director and Officer Indemnification and Insurance

The merger agreement provides that after the effective time, Independent as the surviving entity in the merger will indemnify and hold harmless all present and former directors and officers of Meridian and its subsidiaries against, and will advance expenses as incurred to such persons in respect of, all costs and liabilities arising out of the fact that such person is or was a director or officer of Meridian or its subsidiaries or is or was serving at the request of Meridian or its subsidiaries as a director or officer of another person and pertaining to matters existing or occurring at or prior to the effective time of the merger, in each case to the fullest extent permitted by applicable law, the Meridian articles of incorporation, the Meridian bylaws and the governing or organizational documents of any subsidiary of Meridian; provided, that in the case of advancement of expenses, any such person provides an undertaking to repay such advances if it is ultimately determined that such person is not entitled to indemnification. All rights to indemnification as provided in any indemnification agreement in existence on the date of the merger will survive the merger and be honored by Independent as the surviving entity in the merger.

Prior to the closing, Meridian will (and if Meridian is unable to prior to closing, Independent will cause the surviving company to) obtain and fully pay the premium for the extension of Meridian’s existing directors’ and officers’ insurance policies, in each case for a claims reporting or discovery period of at least six (6) years from and after the effective time from an insurance carrier with the same or better credit rating as Meridian’s current insurance carrier with respect to directors’ and officers’ liability insurance with terms, conditions, retentions, and limits of liability that are at least as favorable to the indemnified parties thereunder as Meridian’s existing policies with respect to any actual or alleged error, misstatement, misleading statement, act, omission, neglect, breach of duty or any matter claimed against a director or officer of Meridian or any of its subsidiaries. However, in no event will Meridian expend, or Independent or the surviving company be required to expend, for such “tail” policy in the aggregate a premium amount in excess of an amount equal to 200% of the annual premiums paid by Meridian for directors and officers insurance in effect as of the date of the merger agreement.

Certain Additional Covenants

The merger agreement also contains mutual covenants relating to the preparation of this document, access to information of the other company, public announcements with respect to the transactions contemplated by the merger agreement, notification of certain changes, board packages and director resignations, litigation, information systems conversion, coordination of agreements by Meridian and coordination of dividends, de-listing of Meridian common stock from Nasdaq, allowing Independent access to Meridian’s customers and suppliers and to conduct environmental assessments of certain real property owned by Meridian and certain reporting requirements of individuals affiliated with Meridian under Section  16(a) of the Exchange Act.

Employee Benefits Matters

Benefit Plans

The merger agreement provides that following the closing date of the merger, Independent may choose to maintain any or all of Meridian’s benefit plans in its sole discretion. If any Meridian benefit plan terminated for which there is a comparable Independent benefit plan of general applicability, those individuals who are employees of Meridian and its subsidiaries and who continue as employees of Independent or any of its subsidiaries will be entitled to participate in the Independent benefit plan to the same extent as similarly-situated employees of Independent or Rockland Trust. In addition, continuing Meridian employees who experience a qualifying termination of employment within one year following the effective time and who are not otherwise covered by a contractual severance arrangement would be eligible, subject to the execution of a release of claims in favor of Rockland Trust, for severance pay in a lump sum equal to the amount determined under the East Boston Amended and Restated Employee Severance Compensation Plan (subject to a minimum of eight weeks of base compensation).

With respect to the comparable Independent benefit plan, for purposes of determining eligibility to participate, vesting, entitlement to benefits and vacation entitlement (but not for accrual of benefits under any Independent benefit plan, including any post-retirement welfare benefit plan but excluding any severance, vacation and/or paid time off plans), service by a Meridian employee will be recognized to the same extent such service was recognized immediately prior to the effective time of the merger under a comparable employee benefit plan in which such Meridian employee was a participant immediately prior to the effective time, or, if there is no comparable employee benefit plan, to the same extent such service was recognized under the Meridian 401(k) plan immediately prior to the effective time of the merger to the extent applicable; provided, however, that such service shall not be recognized to the extent recognition would result in a duplication of benefits.

Independent will cause each benefit plan providing medical, health or dental benefits to continuing employees to waive any preexisting condition limitations relating to any conditions that were covered under the applicable medical, health or dental plans of Meridian and its subsidiaries, use commercially reasonable efforts to provide full credit for any deductible, co-payment and out-of-pocket expenses incurred by the employees and their beneficiaries during the portion of the plan year prior to participation, and use commercially reasonable efforts to waive any waiting period limitation or evidence of insurability requirement which would otherwise be applicable to the continuing employee, in each case to the extent the employee had satisfied any similar limitation or requirement under an analogous plan prior to the effective time of the merger for the plan year in which the effective time of the merger occurs.

Independent will continue to be obligated to perform all vested benefit obligations to, and contractual rights of, continuing employees existing as of the effective time, as well as all employment, severance, deferred compensation, retirement or “change-in-control” agreements, plans, or policies of East Boston.

Stockholder Approval; Board Recommendations

Each of Independent and Meridian has agreed to call a meeting of its shareholders and stockholders, respectively, for the purpose of voting upon the adoption of the merger agreement (in the case of the Meridian stockholders) (the “requisite Meridian vote”) and the Independent share issuance (in the case of the Independent shareholders) (the “requisite Independent vote”), and to use reasonable best efforts to cause the meetings to occur as soon as reasonably practicable after this registration statement is declared effective and on the same date, with the Meridian special meeting occurring prior to the Independent special meeting. Each of Independent and Meridian and their respective boards of directors has agreed to use its reasonable best efforts to obtain from Independent shareholders and Meridian stockholders, respectively, the vote required to approve the adoption of the merger agreement (in the case of the Meridian stockholders) and the vote required to approve the Independent share issuance (in the case of the Independent shareholders), including by communicating to Independent shareholders and Meridian stockholders respectively the Independent board recommendation that Independent shareholders approve and adopt the Independent share issuance (the “Independent board recommendation”) and the Meridian board recommendation that Meridian stockholders adopt the merger agreement (the “Meridian board recommendation”), as applicable. Each of Independent and Meridian has agreed that each of Independent and Meridian and their respective boards of directors will not withhold, withdraw, amend, or modify their recommendation in any manner adverse to the other party the Independent board recommendation, in the case of Independent, or the Meridian board recommendation, in the case of Meridian.

However, subject to certain termination rights described in “—Termination of the Merger Agreement” below, if the Independent board of directors or the Meridian board of directors in response to (1) a material event, fact, circumstance, development or occurrence which is unknown and not reasonably foreseeable to or by the board of directors of Independent or Meridian, as applicable, as of the date hereof (and does not relate to a superior proposal), but becomes known to or by the board of directors of Independent or Meridian, as applicable, prior to obtaining the Independent requisite vote or the Meridian requisite vote, as applicable (such event, an “intervening event”), or (2) a superior proposal (as defined in “—Termination of the Merger Agreement” below), after receiving the advice of its outside counsel and, with respect to financial matters, its financial advisors, determines in good faith that it would be reasonably likely to result in a violation of its fiduciary duties under applicable law to make or continue to make the Independent board recommendation or the Meridian board recommendation, as applicable, then, in the case of Independent, prior to the receipt of the requisite Independent vote, and in the case of Meridian, prior to the receipt of the requisite Meridian vote, such board of directors may withhold or withdraw or modify or qualify in a manner adverse to the other party such recommendation (a “recommendation change”) and submit the merger agreement to its shareholders or stockholders, respectively, without recommendation and may communicate the basis for its lack of a recommendation to its shareholders or stockholders, as applicable, to the extent required by law, provided that (i) it gives the other party at least four (4) business days’ prior written notice of its intention to take such action and a reasonable description of the event or circumstances giving rise to its determination to take such action (including, in the event such action is taken in response to an acquisition proposal, the latest material terms and conditions and the identity of the third party in any such acquisition proposal, or any amendment or modification thereof, or a description in reasonable detail of such other event or circumstances) and (ii) at the end of such notice period, it takes into account any amendment or modification to the merger agreement proposed by the other party and, after receiving the advice of its outside counsel and, with respect to financial matters, its financial advisors, determines in good faith that it would nevertheless be reasonably likely to result in a violation of its fiduciary duties under applicable law to make or continue to make the Independent board recommendation or the Meridian board recommendation, as the case may be. Any material amendment to any acquisition proposal will require a new notice period.

Independent and Meridian must adjourn or postpone the Independent shareholders meeting or the Meridian stockholders meeting, as applicable, if there are insufficient shares of Independent common stock or Meridian common stock, as the case may be, represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such meeting, or if on the date of such meeting Meridian or Independent, as applicable, has not received proxies representing a sufficient number of shares necessary to obtain the requisite Meridian vote or the requisite Independent vote. Independent and Meridian will only be required to adjourn or postpone the Independent special meeting or Meridian special meeting, as applicable two (2) times, for aggregate adjournments or postponements not exceeding sixty (60) calendar days, with any further adjournments or postponements of the Independent special meeting or Meridian special meeting, as applicable, requiring the prior written consent of the other party. Notwithstanding any recommendation change by the Independent board of directors or the Meridian board of directors, but subject to the obligation to adjourn or postpone such meetings as described in the immediately preceding sentence, unless the merger agreement has been terminated in accordance with its terms, each party is required to convene a meeting of its shareholders or stockholders, as applicable, and to submit the Independent share issuance proposal (in the case of the Independent shareholders) and the Meridian merger proposal (in the case of the Meridian stockholders) to a vote of such shareholders or stockholders, as applicable

No Solicitation of Alternative Transactions by Meridian

Meridian has agreed that it will, and will cause each of its subsidiaries and will cause its and their respective representatives to, immediately cease, any discussions or negotiations with any parties conducted prior to the date of the merger agreement with respect to any acquisition proposal.

Meridian has also agreed that following the execution of the merger agreement, it will not, and will cause each of its subsidiaries and its and their respective directors, officers, agents, advisors and representatives not to, directly or indirectly, (i) solicit, initiate or encourage any inquiry with respect to an acquisition proposal, (ii) participate or engage in any negotiations with any person with, or furnish any nonpublic information relating to any acquisition proposal, (iii) engage or participate in any discussions with any person regarding any acquisition, (except, in each, to notify a person that has made or, to the knowledge of such party, is making inquiries with respect to, or is considering making, an acquisition proposal, of the existence of such duties) or (iv) enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, or other agreement (other than an acceptable confidentiality agreement entered into in accordance with the merger agreement) in connection with or relating to any acquisition proposal.

For purposes of the merger agreement, an “acquisition proposal” means, (i) with respect to Meridian, other than the transactions contemplated by the merger agreement, any offer, inquiry or proposal relating to, or any third party indication of interest in, (a) any acquisition or purchase, direct or indirect, of 20% or more of the consolidated assets of Meridian and its subsidiaries or 20% or more of any class of equity or voting securities of Meridian or its subsidiaries whose assets, individually or in the aggregate, constitute 20% or more of the consolidated assets of Meridian, (b) any tender offer or exchange offer that, if consummated, would result in such third party beneficially owning 20% or more of any class of equity or voting securities of Meridian or its subsidiaries whose assets, individually or in the aggregate, constitute 20% or more of the consolidated assets of Meridian, or (c) a merger, consolidation, share exchange or other business combination, reorganization or similar transaction involving Meridian or its subsidiaries whose assets, individually or in the aggregate, constitute 20% or more of the consolidated assets of Meridian; and (ii) with respect to Independent, other than the transactions contemplated by the merger agreement, any offer, inquiry or proposal relating to, or any third party indication of interest in described in subclauses (a) through (c) of clause (i) of this sentence, substituting “Independent” for “Meridian” thereof.

However, in the event that after the date of the merger agreement and prior to the receipt of the requisite Meridian vote, Meridian receives an unsolicited bona fide written acquisition proposal, it may, and may permit its subsidiaries and its and their subsidiaries’ officers, directors, agents, advisors and representatives to, furnish or cause to be furnished confidential or nonpublic information or data and participate in such negotiations or discussions to the extent that the Meridian board of directors concludes in good faith (after receiving the advice of its outside counsel, and with respect to financial matters, its financial advisor) that such acquisition proposal is reasonably likely to lead to a superior proposal and failure to take such actions would be reasonably likely to result in a violation of its fiduciary duties under applicable law; provided that, prior to or concurrently with providing any such nonpublic information permitted to be provided, Meridian will provide such information to Independent, and will enter into a confidentiality agreement with such third party on terms no less favorable to it than the confidentiality agreement between Independent and Meridian, and such confidentiality agreement may not provide such person with any exclusive right to negotiate with Meridian.

Meridian has also agreed to (i) promptly (and, in any event, within one (1) business day) advise Independent following receipt of any acquisition proposal or any inquiry which could reasonably be expected to lead to a superior proposal, and the substance thereof (including the material terms and conditions of and the identity of the person making such inquiry or acquisition proposal), and will keep Independent reasonably apprised of any related developments, discussions and negotiations on a current basis, including any amendments to or revisions of the material terms of such inquiry or acquisition proposal. Meridian will also use its reasonable best efforts, subject to applicable law and the fiduciary duties of the Meridian board of directors, to enforce any existing confidentiality or standstill agreements to which it or any of its subsidiaries is a party in accordance with the terms thereof.

For purposes of the merger agreement, a “superior proposal” means, (i) with respect to Meridian, any unsolicited bona fide written acquisition proposal with respect to more than 50% of the outstanding shares of capital stock of Meridian or substantially all of the assets of Meridian that is (a) on terms which the board of directors of Meridian determines in good faith (after taking into account all the terms and conditions of the acquisition proposal and the merger agreement (including any proposal by Independent to adjust the terms and conditions of the merger agreement), including any break-up fees, expense reimbursement provisions, conditions to and expected timing and risks of consummation, the form of consideration offered and the ability of the person making such proposal to obtain financing for such acquisition proposal, after consultation with its financial advisor, to be more favorable from a financial point of view to Meridian’s stockholders than the transactions contemplated by the merger agreement, (b) that constitutes a transaction that, in the good faith judgment of the board of directors of Meridian, is reasonably likely to be consummated on the terms set forth, taking into account all legal, financial, regulatory, and other aspects of the proposal, and (c) for which financing, to the extent required, is then committed pursuant to a written commitment letter; and (ii) with respect to Independent any unsolicited bona fide written acquisition proposal with respect to more than 50% of the outstanding shares of capital stock of Independent or substantially all of the assets of Independent that is described in subclauses (a) through (c) of clause (i) of this sentence, substituting “Independent” for “Meridian” and “Meridian” for “Independent” thereof.

Conditions to Complete the Merger

Our respective obligations to complete the merger are subject to the fulfillment or waiver if legally permitted (except for the condition set forth in the third bullet below, which may not be waived in any circumstance) of mutual conditions, including:

•	the requisite Independent vote and the requisite Meridian vote having been obtained;

•

the effectiveness of the registration statement of which this document is a part, with respect to the Independent common stock to be issued in the merger under the Securities Act and the absence of any stop order or proceedings initiated or threatened by the SEC or any other governmental authority for that purpose;

•	the receipt and effectiveness of all regulatory approvals, registrations and consents and the expiration or termination of all waiting periods required to complete the merger;

•

the absence of any judgment, order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of any of the transactions contemplated by the merger agreement, as well as the absence of any statute, rule, regulation, order, injunction or decree in effect by any court or other governmental authority that prohibits or makes illegal the consummation of any of the transactions contemplated by the merger agreement;

•	the authorization for listing on NASDAQ of the shares of Independent common stock issuable pursuant to the merger, subject to official notice of issuance

•

the accuracy of the representations and warranties of the other party contained in the merger agreement as of the date on which the merger agreement was entered into and as of the date on which the merger is completed, subject to the materiality standards provided in the merger agreement (and the receipt by each party of an officers’ certificate from the other party to such effect);

•

the performance by the other party in all material respects of all obligations, covenants and agreements required to be performed by it under the merger agreement at or prior to the date on which the merger is completed (and the receipt by each party of an officers’ certificate from the other party to such effect); and

•

receipt by such party of an opinion of legal counsel to the effect that on the basis of facts, representations and assumptions set forth or referred to in such opinion, the merger and the holdco merger, taken together, will qualify as a “reorganization” within the meaning of Section 368(a) of the Code..

Neither Independent nor Meridian can provide assurance as to when or if all of the conditions to the merger can or will be satisfied or waived by the appropriate party.

Termination of the Merger Agreement

The merger agreement can be terminated at any time prior to consummation of the merger, whether before or after the receipt of the requisite Meridian vote or the requisite Independent vote, by the mutual consent of Independent and Meridian if authorized by each of their boards of directors, as determined by a majority vote of each, or in the following circumstances:

•

by either Independent or Meridian if any governmental entity that must grant a requisite regulatory approval has denied approval of the merger, the holdco merger or the bank merger and such denial has become final and nonappealable or any governmental entity of competent jurisdiction has issued a final and nonappealable order, injunction, decree or other legal restraint or prohibition permanently enjoining or otherwise prohibiting or making illegal the merger, the holdco merger or the bank merger, unless the failure to obtain a requisite regulatory approval is due to the failure of the party seeking to terminate the merger agreement to perform or observe its obligations, covenants and agreements under the merger agreement;

•

by either Independent or Meridian (provided that the terminating party is not then in material breach of any representation, warranty, obligation, covenant or other agreement contained in the merger agreement) if there is a breach of any of the obligations, covenants or agreements or any of the representations or warranties (or any such representation or warranty ceases to be true) set forth in the merger agreement on the part of Meridian, in the case of a termination by Independent, or Independent or Merger Sub, in the case of a termination by Meridian, which either individually or in the aggregate would constitute, if occurring or continuing on the date the merger is completed, the failure of a closing condition of the terminating party and which is not cured within thirty (30) days following written notice to the party committing such breach, or by its nature or timing cannot be cured during such period (or such fewer days as remain prior to the end date);

•

by either Independent or Meridian if the merger has not been completed on or before April 22, 2022, unless the failure of the merger to be completed by such date is due to the failure of the party seeking to terminate the merger agreement to perform or observe its obligations, covenants and agreements under the merger agreement;

•

by either Meridian or Independent (provided Independent is not in material breach of its obligations related to shareholder approval and the Independent board recommendation), if the approval of the Independent share issuance proposal is not obtained because of the failure to obtain the required vote at the Independent special meeting;

•

by either Independent or Meridian (provided Meridian is not in material breach of its obligations related to non-solicitation of acquisition proposals or the Meridian stockholder approval and board recommendation), if the approval of the Meridian merger proposal is not obtained because of the failure to obtain the required vote at the Meridian special meeting;

•

by Meridian, if, prior to the requisite Independent vote being obtained, Independent or the Independent board of directors (1) withholds, withdraws, modifies or qualifies in a manner adverse to Meridian the Independent board recommendation, (2) fails to make the Independent board recommendation in the joint proxy statement/prospectus, (3) adopts, approves, recommends or endorses an acquisition proposal with respect to Independent or publicly announces an intention to adopt, approve, recommend or endorse an acquisition proposal with respect to Independent, (4) fails to publicly and without qualification (A) recommend against any acquisition proposal with respect to Independent or (B) reaffirm the Independent board recommendation, in each case within ten (10) Business Days (or such fewer number of days as remains prior to the Independent special meeting) after an acquisition proposal with respect to Independent is made public or any request by Meridian to do so, or (5) materially breaches its obligations with respect to the Independent shareholder approval and board recommendation; or

•

by Independent, if prior to the requisite Meridian vote being obtained, Meridian or the Meridian board of directors (1) withholds, withdraws, modifies or qualifies in a manner adverse to Independent the Meridian board recommendation, (2) fails to make the Meridian board recommendation in the joint proxy statement/prospectus, (3) adopts, approves, recommends or endorses an acquisition proposal with respect to Meridian or publicly announces an intention to adopt, approve, recommend or endorse an acquisition proposal with respect to Meridian, (4) fails to publicly and without qualification (A) recommend against any acquisition proposal with respect to Meridian or (B) reaffirm the Meridian board recommendation, in each case within ten (10) Business Days (or such fewer number of days as remains prior to the Meridian special meeting) after an acquisition proposal with respect to Meridian is made public or any request by Independent to do so, or (5) materially breaches its obligations relating to non-solicitation of acquisition proposals or the Meridian stockholder approval and board recommendation.

Termination Fees

Meridian will pay Independent a termination fee equal to $44,145,000 in cash (the “termination fee”) if the merger agreement is terminated in the following circumstances:

•

in the event that the merger agreement is terminated by Independent pursuant to the last bullet set forth under “—Termination of the Merger Agreement” above. In such case, the termination fee must be paid to Independent within three (3) business days of the date of termination.

•

in the event, after the date of the merger agreement and prior to the termination of the merger agreement, a bona fide acquisition proposal has been communicated to or otherwise made known to the Meridian board of directors or Meridian’s senior management or has been made directly to the Meridian stockholders generally, or any person has publicly announced (and not withdrawn at least two (2) business days prior to the Meridian special meeting) an acquisition proposal with respect to Meridian, and (i) (a) thereafter the merger agreement is terminated by either Independent or Meridian because (1) the merger has not been completed prior to the end date, and Meridian has not obtained the requisite Meridian vote or (2) Meridian has not received the requisite Meridian vote as a result of the failure to obtain such vote at the Meridian special meeting or (b) thereafter the merger agreement is terminated by Independent pursuant to the second bullet set forth under “—Termination of the Merger Agreement” above, and (ii) prior to the date that is twelve (12) months after the date of such termination, Meridian enters into a definitive agreement or consummates a transaction with respect to an acquisition proposal (whether or not the same acquisition proposal as that referred to above), provided that for purposes of the foregoing, all references in the definition of acquisition proposal to “twenty percent (20%)” will instead refer to “fifty percent (50%).” In such case, the termination fee must be paid to Independent on the earlier of the date Meridian enters into such definitive agreement and the date of consummation of such transaction.

Independent will pay Meridian the termination fee if the merger agreement is terminated in the following circumstances:

•

in the event that the merger agreement is terminated by Meridian pursuant to the second to last bullet set forth under “—Termination of the Merger Agreement” above. In such case the termination fee must be paid to Meridian within three (3) business days of the date of termination.

•

in the event, after the date of the merger agreement and prior to the termination of the merger agreement, a bona fide acquisition proposal has been communicated to or otherwise made known to the Independent board of directors or Independent’s senior management or has been made directly to the Independent shareholders generally, or any person has publicly announced (and not withdrawn at least two (2) business days prior to the Independent special meeting) an acquisition proposal with respect to Independent, and (i) (a) thereafter the merger agreement is terminated by either Meridian or Independent because (1) the merger has not been completed prior to the end date, and Independent has not obtained the requisite Independent vote or (2) Independent has not received the requisite Independent vote as a result of the failure to obtain such vote at the Independent special meeting or (b) thereafter the merger agreement is terminated by Meridian pursuant to the second bullet set forth under “—Termination of the Merger Agreement” above, and (ii) prior to the date that is twelve (12) months after the date of such termination, Independent enters into a definitive agreement or consummates a transaction with respect to an acquisition proposal (whether or not the same acquisition proposal as that referred to above), provided that for purposes of the foregoing, all references in the definition of acquisition proposal to “twenty percent (20%)” will instead refer to “fifty percent (50%).” In such case, the termination fee must be paid to Meridian on the earlier of the date Independent enters into such definitive agreement and the date of consummation of such transaction.

Effect of Termination

If the merger agreement is terminated, it will become void and have no effect, except that none of the parties will be relieved or released from any liabilities or damages arising out of its fraud or any willful and material breach of any provision of the merger agreement; provided that in no event will a party be liable for any punitive damages. For purposes of the merger agreement, “willful and material breach” means a material breach that is a consequence of an act undertaken by the breaching party with the knowledge (actual or constructive) that the taking of such act would, or would be reasonably expected to, cause a breach of the merger agreement.

Waiver or Amendment of the Merger Agreement

Subject to compliance with applicable law, the merger agreement may be amended by the parties at any time before or after the receipt of the requisite Independent vote or the requisite Meridian vote, except that after the receipt of the requisite Independent vote or the requisite Meridian vote, there may not be, without further approval of Independent shareholders or Meridian stockholders, as applicable, any amendment of the merger agreement that requires such further approval under applicable law.

At any time prior to the effective time, each of the parties may, to the extent legally allowed, extend the time for the performance of any of the obligations or other acts of the other parties, waive any inaccuracies in the representations and warranties of the other parties contained in the merger agreement or in any document delivered by such other parties pursuant to the merger agreement, and waive compliance with any of the agreements or satisfaction of any conditions for its benefit contained in the merger agreement, except that after the receipt of the requisite Independent vote or the requisite Meridian vote, there may not be, without further approval of Independent shareholders or Meridian stockholders, as applicable, any extension or waiver of the merger agreement or any portion thereof that requires such further approval under applicable law.

Fees and Expenses

Except as otherwise described above, each party will bear all expenses incurred by it in connection with the merger agreement and the transactions it contemplates, including fees and expenses of its own financial consultants, accountants and legal counsel, provided that nothing contained in the merger agreement shall limit either party’s rights to recover any liabilities or damages arising out of the other party’s willful breach of any provision of the merger agreement.

Governing Law

The merger agreement is governed by and will be construed in accordance with the laws of the Commonwealth of Massachusetts, without regard to any applicable conflicts of law principles.

Specific Performance

Independent and Meridian will be entitled to an injunction or injunctions to prevent breaches or threatened breaches of the merger agreement or to enforce specifically the performance of the terms and provisions of the merger agreement (including the parties’ obligations to consummate the merger), in addition to any other remedy to which they are entitled at law or in equity.

VOTING AGREEMENTS

The following section summarizes material provisions of the separate voting agreements (each, a “voting agreement”), dated as of April 22, 2021, by and between Independent and the directors and executive officers of Meridian. A form of the voting agreements is attached to this proxy statement as Annex D and is incorporated by reference herein in its entirety, and qualifies the following summary in its entirety. The rights and obligations of parties to the voting agreements are governed by the voting agreement and not by this summary or any other information contained in or incorporated by reference into this joint proxy statement/prospectus. Independent shareholders and Meridian stockholders are urged to read the form of voting agreement carefully and in its entirety, as well as this joint proxy statement/prospectus and the information incorporated by reference into this joint proxy statement/prospectus, before making any decisions regarding the proposals.

Pursuant to the separate voting agreements between Independent and each of the Meridian directors and executive officers, which were executed concurrently with the execution of the merger agreement, the directors and executive officers of Meridian agreed, with respect to shares of Meridian common stock that they own solely or jointly or have direct or indirect control over, to:

•	restrict their ability to sell, transfer, pledge, assign or dispose of their shares of Meridian common stock during the term of the voting agreement;

•	appear at the Meridian stockholder meeting or otherwise cause their shares of Meridian common stock to be counted as present at the stockholder meeting for purposes of calculating a quorum;

•	vote their shares of Meridian common stock in favor of adoption and approval of the merger agreement and the transactions it contemplates;

•

vote their shares of Meridian common stock against any action or agreement that would reasonably be expected to result in a breach of any covenant, representation or warranty, or other obligation or agreement, of Meridian contained in the merger agreement or of the director or executive officer contained in his or her respective voting agreement;

•

vote their shares of Meridian common stock against any proposal to acquire Meridian by any person other than Independent or against any action, agreement or transaction that is intended, or could reasonably be expected, to impede, interfere or be inconsistent with, delay, postpone, discourage or materially and adversely affect the consummation of the transactions contemplated by the merger agreement; and

•

not to vote or execute any written consent to rescind or amend in any manner any prior vote or written consent, as a stockholder of Meridian, to approve or adopt the merger agreement unless the merger agreement is terminated in accordance with its terms.

The voting agreements were executed as a condition of Independent’s willingness to enter into the merger agreement.

On the record date of [●], these directors and executive officers solely or jointly and directly or indirectly owned an aggregate of [●] shares, which they have agreed to vote in favor of the merger agreement at the Meridian stockholder meeting. These shares represent approximately [●]% of the outstanding shares of Meridian common stock.

No separate consideration was paid to any of the directors or executive officers for entering into these voting agreements. However, the directors and executive officers of Meridian may be deemed to have interests in the merger as directors and executive officers that are different from or in addition to those of other Meridian stockholders. See “The Merger—Interests of Meridian’s Executive Officers and Directors in the Merger” beginning on page 88 of this proxy statement/prospectus.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER AND THE HOLDCO MERGER

The following section describes the anticipated material U.S. federal income tax consequences of the merger and the holdco merger to U.S. holders (as defined below) of Meridian common stock. This discussion addresses only those holders that hold their Meridian common stock as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment), and does not address all of the U.S. federal income tax consequences that may be relevant to particular holders in light of their individual circumstances or to holders that are subject to special rules, such as, for example:

•	financial institutions;

•	insurance companies;

•	retirement plans;

•	individual retirement and other tax-deferred accounts;

•	mutual funds;

•	persons subject to the alternative minimum tax provisions of the Code;

•	entities treated as partnerships or other flow-through entities for U.S. federal income tax purposes or investors in such partnerships or other flow-through entities;

•	tax-exempt organizations or government organizations;

•	dealers or brokers in securities or foreign currencies;

•	controlled foreign corporations or passive foreign investment companies;

•	persons whose functional currency is not the U.S. dollar;

•	traders in securities that elect to use a mark to market method of accounting;

•	regulated investment companies, real estate investment trusts and regulated mortgage investment conduits;

•	persons whose Meridian common stock is qualified small business stock for purposes of Section 1202 of the Code;

•	certain former U.S. citizens or long-term residents of the United States;

•	persons that immediately before the merger actually or constructively own at least five percent of Meridian common stock (by vote or value);

•	persons required to accelerate the recognition of any item of gross income as a result of such income being recognized on an applicable financial statement;

•	persons that hold Meridian common stock as part of a straddle, hedge, constructive sale or conversion transaction; or

•

persons who acquired their shares of Meridian common stock through the exercise of an employee stock option or otherwise as compensation, through the exercise of warrants, or through a tax-qualified retirement plan.

In addition, this discussion does not address the tax consequences of the merger and the holdco merger to holders of Meridian stock other than U.S. holders.

The following is based upon the Code, its legislative history, Treasury regulations promulgated pursuant to the Code and published rulings and decisions, all as currently in effect as of the date of this document, and all of which are subject to change, possibly with retroactive effect, and to differing interpretations. Any such change or differing interpretation could affect the accuracy of the statements and conclusions set forth in this discussion. Tax considerations under state, local and foreign laws, or federal laws other than those pertaining to U.S. federal income tax, and any tax consequences arising under the unearned income Medicare contribution tax, are not addressed in this discussion.

For purposes of this discussion, the term “U.S. holder” means a beneficial owner of Meridian common stock that is:

•	an individual U.S. citizen or resident, as determined for U.S. federal income tax purposes;

•	a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States or any of its political subdivisions;

•

a trust that is a U.S. resident trust for U.S. federal income tax purposes, i.e., a trust if (i) a court within the United States is able to exercise primary supervision over the administration of the trust and the control over all substantial decisions of such trust is vested in one or more U.S. persons or (ii) such trust has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person for U.S. federal income tax purposes; or

•	an estate the income of which is subject to U.S. federal income tax regardless of its source.

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds Meridian common stock, the U.S. federal income tax consequences of a partner in such a partnership generally will depend on the status of the partner and the activities of the partnership. Any entity treated as a partnership for U.S. federal income tax purposes that holds Meridian common stock, and any partners in such partnership, should consult their own tax advisors regarding the tax consequences of the merger and the holdco merger to their specific circumstances.

The following discussion is a summary of material U.S. federal income tax consequences of the merger and the holdco merger under current law and is for general information only. This discussion is not intended to be tax advice to any particular holder of Meridian common stock. Tax matters regarding the merger and the holdco merger are complicated, and the tax consequences of the merger and the holdco merger to each Meridian stockholder will depend on their particular situation. Meridian stockholders are urged to consult their tax advisors as to the particular tax consequences of the merger and the holdco merger to them, including the application and effect of state, local, federal, foreign and other tax laws.

Tax Consequences of the Merger Generally

Independent and Meridian have structured the merger and the holdco merger, taken together, to qualify as a reorganization within the meaning of Section 368(a) of the Code, and it is anticipated that they will qualify as such. It is a condition to Independent’s obligation to complete the merger that Independent receive an opinion of its legal counsel, Wachtell, Lipton, Rosen & Katz, dated as of the closing date of the merger, to the effect that the merger and the holdco merger, taken together, will be treated as a reorganization within the meaning of Section 368(a) of the Code. It is a condition to Meridian’s obligation to complete the merger that Meridian receive an opinion of its legal counsel, Luse Gorman, PC, dated as of the closing date of the merger, to the effect that the merger and the holdco merger, taken together, will be treated as a reorganization within the meaning of Section 368(a) of the Code. These opinions will be based on, among other things, certain facts, assumptions, representations, warranties and covenants, including those contained in the merger agreement and in letters and certificates provided by Meridian and Independent. If any of the facts, assumptions, representations, warranties or covenants upon which the opinions are based are inaccurate or inconsistent with the actual facts, the U.S. federal income tax consequences of the merger and the holdco merger could be adversely affected. None of the tax opinions given in connection with the merger and the holdco merger or the opinions described below will be binding on the Internal Revenue Service. Neither Independent nor Meridian has requested or intends to request any ruling from the Internal Revenue Service as to the U.S. federal income tax consequences of the merger and the holdco merger. Consequently, no assurance can be given that the Internal Revenue Service will not assert, or that a court would not sustain, a position contrary to any of those set forth below.

Assuming that the merger and the holdco merger, taken together, qualify as a reorganization within the meaning of Section 368(a) of the Code, the material U.S. federal income tax consequences of the merger and the holdco merger will generally be as follows:

Exchange of Meridian Common Stock for Independent Common Stock. Meridian stockholders generally will not recognize any gain or loss for federal income tax purposes on the receipt of Independent common stock in exchange for Meridian common stock, except with respect to any cash received instead of a fractional share of Independent common stock (as discussed below). The aggregate adjusted tax basis of the shares of Independent common stock received by the Meridian stockholder (including any fractional shares deemed received and redeemed for cash as described below) generally will equal the basis of the shares of Meridian common stock surrendered in exchange for the shares of Independent common stock. The holding period for shares of Independent common stock received by the Meridian stockholder (including any fractional share deemed received and sold for cash as described below) generally will include the stockholder’s holding period for the Meridian common stock surrendered in exchange for the Independent common stock.

If a U.S. holder of Meridian common stock acquired different blocks of Meridian common stock at different times or different prices, any gain or loss will be determined separately with respect to each block of Meridian common stock and the U.S. holder’s bases and holding periods in their shares of Independent common stock may be determined with reference to each block of Meridian common stock. Any such holders should consult their tax advisors regarding the manner in which Independent common stock received in the merger should be allocated among different blocks of Meridian common stock and regarding their bases and holding periods in the particular shares of Independent common stock received in the merger.

Cash in Lieu of Fractional Shares. Meridian stockholders who receive cash in lieu of a fractional share of Independent common stock in the merger generally will be treated as having received such fractional share in the merger and then having sold such fractional share for cash. Gain or loss generally will be recognized based on the difference between the amount of cash received in lieu of the fractional share and the basis in the fractional share (determined as set forth above). Such gain or loss generally will be capital gain or loss and will be long-term capital gain or loss if the stockholder’s holding period for such fractional share (including the holding period of the shares of Meridian common stock surrendered therefor) exceeds one year at the effective time of the merger. Long-term capital gains of individuals are generally eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.

Information Reporting and Backup Withholding

Meridian stockholders generally will be subject to information reporting and, under certain circumstances, U.S. federal backup withholding (currently at a rate of 24%), on cash received pursuant to the merger. Backup withholding will not apply, however, to Meridian stockholders who (1) furnish a correct taxpayer identification number, certify that they are not subject to backup withholding and otherwise comply with all the applicable requirements of the backup withholding rules; or (2) provide proof that they are otherwise exempt from backup withholding. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or credited against the Meridian stockholder’s U.S. federal income tax liability, provided that the Meridian stockholder timely furnishes the required information to the Internal Revenue Service.

THE PRECEDING DISCUSSION IS A SUMMARY OF THE MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER AND THE HOLDCO MERGER UNDER CURRENT LAW AND DOES NOT PURPORT TO BE A COMPLETE ANALYSIS OR DISCUSSION OF ALL POTENTIAL TAX CONSEQUENCES RELEVANT THERETO. STOCKHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISERS AS TO THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE MERGER AND THE HOLDCO MERGER, INCLUDING THE APPLICATION AND EFFECT OF U.S. FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX LAWS AND ANY PROPOSED CHANGES TO APPLICABLE TAX LAWS.

INFORMATION ABOUT THE COMPANIES

INDEPENDENT

Independent is a Massachusetts chartered bank holding company headquartered in Rockland, Massachusetts that was incorporated under Massachusetts law in 1985. Independent is registered with the Federal Reserve as a bank holding company under the Bank Holding Company Act. Independent is the sole shareholder of Rockland Trust and its primary business is serving as the holding company of Rockland Trust.

Rockland Trust is a Massachusetts-chartered trust company. Rockland Trust was chartered in 1907. Rockland Trust’s deposits are insured by the Deposit Insurance Fund of the FDIC up to applicable limits. Rockland Trust offers a full range of banking services through a network of approximately 100 retail branches, commercial and residential lending centers, and investment management offices in eastern Massachusetts, including Greater Boston, the South Shore, Cape Cod and Islands, Worcester County, and Rhode Island. Rockland Trust provides investment management and trust services to individuals, institutions, small businesses, and charitable institutions throughout eastern Massachusetts and Rhode Island.

At March 31, 2021, Independent had total consolidated assets of approximately $13.8 billion, net loans of approximately $9.1 billion, total deposits of approximately 11.6 billion, and total shareholders’ equity of approximately $1.7 billion.

You can find more information about Independent in Independent’s filings with the Securities and Exchange Commission referenced in the sections in this document titled “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference” beginning on page 142.

MERIDIAN

Meridian is a Maryland corporation headquartered in Peaboby, Massachusetts that was incorporated under Maryland law in 2014. Meridian is registered with the Federal Reserve as a bank holding company under the Bank Holding Company Act. Meridian is the sole shareholder of East Boston and its primary business is serving as the holding company of East Boston.

East Boston is a Massachusetts savings bank that was chartered in 1848. East Boston’s deposits are insured by the Deposit Insurance Fund of the FDIC up to applicable limits, and fully insured through East Boston’s membership in the Massachusetts Depositors Insurance Fund, which insures all deposits in excess of the FDIC’s insurance limits. East Boston offers a full range of banking services through a network of approximately 42 branch offices, one mobile branch and three loan centers in the greater Boston metropolitan area.

At March 31, 2021, Meridian had total consolidated assets of approximately $6.5 billion, net loans of approximately $5.2 billion, total deposits of approximately $5.1 billion, and total stockholders’ equity of approximately $789.1 million.

You can find more information about Meridian in Meridian’s filings with the Securities and Exchange Commission referenced in the sections in this document titled “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference” beginning on page 142.

MERGER SUB

Merger Sub, a direct, wholly owned subsidiary of Independent, is a Maryland corporation that was incorporated for the sole purpose of effecting the merger. In the merger, Merger Sub will merge with and into Meridian, with Meridian surviving as a direct, wholly owned subsidiary of Independent and the separate corporate existence of Merger Sub will cease.

Its principal executive office is located at c/o Independent Bank Corp., 288 Union Street, Rockland, Massachusetts 02370, and its telephone number is (781) 878-6100.

DESCRIPTION OF INDEPENDENT’S CAPITAL STOCK

Independent is authorized to issue up to 75,000,000 shares of common stock, par value $0.01 per share, with 33,024,882 shares outstanding as of March 31, 2021. Independent is also authorized to issue up to 1,000,000 shares of preferred stock, par value $0.01 per share, none of which was issued as of March 31, 2021. The capital stock of Independent does not represent or constitute a deposit account and is not insured by the FDIC or by the Depositors Insurance Fund.

The following description of the Independent capital stock does not purport to be complete and is qualified in all respects by reference to Independent’s articles of organization and bylaws, and the Massachusetts Business Corporation Act.

Common Stock

General

Each share of Independent common stock has the same relative rights and is identical in all respects with each other share of common stock.

Voting Rights

Each holder of Independent common stock is entitled to one vote in person or by proxy for each share held on all matters voted upon by shareholders. Shareholders are not permitted to cumulate votes in elections of directors.

Preemptive Rights

Holders of common stock do not have any preemptive rights with respect to any shares that may be issued by Independent in the future. Thus, Independent may sell shares of its common stock without first offering them to the then holders of common stock.

Liquidation

In the event of any liquidation or dissolution of Independent, whether voluntary or involuntary, the holders of Independent common stock would be entitled to receive pro rata, after payment of all debts and liabilities of Independent (including all deposits of subsidiary banks and interest on those deposits), all assets of Independent available for distribution, subject to the rights of the holders of any preferred stock which may be issued with a priority in liquidation or dissolution over the holders of common stock.

Preferred Stock

The Independent board of directors is authorized, subject to limitations by its articles of organization and by applicable law, to issue preferred stock in one or more series. The Independent board of directors may fix the dividend, redemption, liquidation and conversion rights of each series of preferred stock, and may provide for a sinking fund or redemption or purchase account to be provided for the preferred stock. The board of directors may also grant voting rights to the holders of any series of preferred stock, subject to certain limitations in Independent’s articles of organization. Specifically, the holders of any series of preferred stock may not be given the right to more than one vote per share on any matters requiring the approval or vote of the holders of Independent common stock, except as otherwise required by applicable law, the right to elect more than two Independent directors or, together with the holders of all other series of preferred stock, the right to elect in the aggregate more than six Independent directors.

Other Provisions

The articles of organization and bylaws of Independent contain a number of provisions that may have the effect of discouraging or delaying attempts to gain control of Independent, including provisions:

•	classifying the Independent board of directors into three classes to serve for three years, with one class being elected annually;

•	authorizing the Independent board of directors to fix the size of the Independent board of directors;

•	limiting for removal of directors by a majority of shareholders to removal for cause; and

•	increasing the amount of stock required to be held by shareholders seeking to call a special meeting of shareholders above the minimum established by statute.

Massachusetts has adopted a “business combination” statute (Chapter 110F of the Massachusetts Business Corporation Act) that may also have additional anti-takeover effects to provisions in Independent’s articles of organization and bylaws. Massachusetts has also adopted a “control share” statute (Chapter 110D of the Massachusetts Business Corporation Act), the provisions of which Independent has provided in its bylaws shall not apply to “control share acquisitions” of Independent within the meaning of said Chapter 110D.

Transfer Agent

The transfer agent and registrar for Independent common stock is Computershare Limited.

COMPARISON OF RIGHTS OF SHAREHOLDERS OF INDEPENDENT AND STOCKHOLDERS OF MERIDIAN

This section describes the differences between the rights of holders of Meridian common stock and the rights of holders of Independent common stock. While we believe that the description covers the material differences between the rights of the holders, this summary may not contain all of the information that is important to you. You should carefully read this entire document and refer to the other documents discussed below for a more complete understanding of the differences between your rights as a holder of Meridian common stock and your rights as a holder of Independent common stock.

As a stockholder of Meridian, a Maryland corporation, your rights are governed by Maryland law, Meridian’s articles of incorporation, as currently in effect, and Meridian’s bylaws, as currently in effect. When the merger becomes effective and you receive Independent common stock in exchange for your Meridian shares, you will become a shareholder of Independent, a Massachusetts corporation. Independent’s common stock is listed on NASDAQ under the symbol “INDB.” As an Independent shareholder, your rights will be governed by Massachusetts law, Independent’s articles of organization, as in effect from time to time, and Independent’s bylaws, as in effect from time to time.

The following discussion of the rights of Meridian stockholders under Maryland law and Independent shareholders under Massachusetts law, and the similarities and material differences between (i) the rights of Meridian stockholders under the articles of organization and bylaws of Meridian and (ii) the rights of Independent shareholders under the articles of organization and bylaws of Independent. This discussion is only a summary of some provisions and is not a complete description of these similarities and differences. This discussion is qualified in its entirety by reference to Maryland and Massachusetts law and the full texts of the articles of incorporation and bylaws of Meridian and of the articles of organization and bylaws of Independent.

	Meridian	Independent
Capitalization	The total authorized capital stock of Meridian consists of 100,000,000 shares of common stock, $0.01 par value per share, and 50,000,000 shares of preferred stock, no par value per share. As of the record date, there were [●] shares of common stock outstanding, including shares held in the East Boston ESOP, [●] shares reserved for issuance under existing stock options, [●] shares of unvested restricted stock and [●] shares reserved for future issuance under Meridian’s equity-based compensation plan, and no shares of preferred stock outstanding.	The total authorized capital stock of Independent consists of 75,000,000 shares of common stock, par value $0.01 per share and 1,000,000 shares of preferred stock, par value $0.01 per share. As of the record date, there were [●] shares of common stock outstanding, including [●] shares in the form of unvested performance based restricted stock awards without dividend or voting rights and [●] shares reserved for future issuance pursuant to outstanding options granted under Independent’s benefit plans and no shares of preferred stock outstanding.

Preemptive Rights	A preemptive right allows a shareholder to maintain its proportionate share of ownership of a corporation by permitting the shareholder to purchase a proportionate share of any new stock issuances. Preemptive rights protect the shareholders from dilution of value and control upon new stock issuances. For a Maryland corporation incorporated on or after October 1, 1995, unless the articles of incorporation expressly grants such rights to the stockholder, a stockholder does not have any preemptive rights. Under Massachusetts law, unless the articles of organization say otherwise, shareholders have no preemptive rights.

	Meridian’s articles of incorporation state that stockholders will not have preemptive rights except for those approved by the board of directors pursuant to a resolution approved	Independent does not have a provision authorizing preemptive rights; in fact, Independent’s articles of organization contain provisions specifically denying them.

	Meridian	Independent
	by a majority of the directors then in office. Currently, Meridian’s stockholders do not have preemptive rights.	Accordingly, Independent’s shareholders do not have preemptive rights.

Limitations on Voting Rights	Meridian’s articles of incorporation provide that no record holders of any outstanding common stock of Meridian that is beneficially owned, directly or indirectly, by a person who beneficially owns more than 10% of the then-outstanding shares of common stock of Meridian will be permitted to vote any shares held in excess of the 10% limit unless, before the person acquired beneficial ownership of such shares in excess of the 10% limit, such acquisition of shares was approved by a majority of Meridian’s unaffiliated directors. This limitation does not apply to directors or officers acting solely in their capacities as directors and officers, or to any employee stock ownership or similar plan of Meridian or any of its subsidiaries or to trustees of such plans solely by reason of their capacity as trustees. In addition, Meridian’s board of directors has the power to construe and apply the provisions in the articles of incorporation regarding the 10% limitation on voting rights and to make all determinations necessary or desirable to implement these provisions.	Neither of Independent’s articles of organization or bylaws contain limitations on the voting rights of the equity securities of Independent, nor are such limitations applicable to Independent’s equity securities under Massachusetts corporate law.

Dividends and Other Stock Rights	Holders of Meridian common stock are entitled to receive such dividends as the board of directors may declare out of funds legally available for such payment, subject to the rights of holders of preferred stock. The Meridian board of directors is also authorized to issue “blank check” preferred stock to: (i) provide for the issuance of the shares of preferred stock in series, (ii) establish from time to time the number of shares to be included in each such series, and (iii) fix the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption of the shares of each such series.	Independent can also pay dividends on its common stock in accordance with Massachusetts law. Independent’s board of directors is also authorized to issue “blank check” preferred stock to (i) designate preferred stock, (ii) set dividend rates or the amount of dividends to be paid on the preferred stock, (iii) determine voting powers of the preferred stock, (iv) determine whether the preferred stock is redeemable by Independent, (v) determine the amount or amounts payable upon the preferred stock in the event of a voluntary or involuntary liquidation, dissolution or winding up of Independent, (vi) determine whether the preferred stock is entitled to the benefits of a sinking or retirement fund to be applied to the preferred stock, (vii) determine whether the preferred stock is convertible or exchangeable for shares of another class of Independent stock, (viii) determine the purchase price of the preferred stock, and

	Meridian	Independent

(ix) make other determinations with respect to preferred stock.

When and if a quarterly cash dividend is declared by the board of directors, if any Independent shares of preferred stock are outstanding, the holders of shares of preferred stock will be entitled to receive dividends in an amount per share described in Independent’s articles of organization, subject to the rights of the holders of any shares of any series of preferred stock ranking prior and superior to Independent preferred stock with respect to dividends.

Right to Call Special Meetings of Stockholders of Meridian and of Shareholders of Independent

Special meetings may be called:

•  by the president;

•  by the chairperson of the board of directors;

•  by the board of directors pursuant to a resolution adopted by the majority of the total number of directors that Meridian would have if there were no vacancies on the board of directors; or

•  by the secretary at the written request of stockholders entitled to cast at least a majority of all the votes entitled to be cast at the meeting.

Special meetings may be called:

•  by the chairman of the board, if any;

•  by the president;

•  by a majority of the directors; or

•  by the secretary, or in case of the death, absence, incapacity or refusal of the secretary, by any other officer, at the written direction of the holders of at least two-thirds of the capital stock of the Independent entitled to vote at the meeting.

For shareholders to call a special meeting, Independent requires the written application of the holders of at least two-thirds of the capital stock, as opposed to the written request of stockholders entitled to cast at least a majority of all the votes entitled to be cast at the meeting that is required for Meridian stockholders to call a special meeting. Therefore, it may be more difficult for Independent’s shareholders to call a special meeting.

Notice of Stockholder Meetings	Meridian requires that notice of stockholder meetings be given not less than 10 nor more than 90 days before the meeting.	Independent requires that notice of shareholder meetings be given not less than 7 days nor more than 60 days before the meeting.

Board of Directors–Number and Term of Office	Meridian’s articles of incorporation and bylaws provide that the number of directors of Meridian shall, by virtue of Meridian’s election made to be governed by Section 3-804(b) of the Maryland General Corporation Law (which is referred to in this document as the MGCL), be fixed from time	Independent’s bylaws and articles of organization provide that the number of directors shall be between three and 25 as fixed from time to time by vote of the board of directors at any regular or special meeting thereof. The board of directors may increase or decrease the number of directors in one or

Meridian	Independent

to time exclusively by vote of the board of directors; provided, however, that such number shall never be less than the minimum number of directors required by the MGCL. Currently, Meridian’s board of directors is set at 11 directors.

Meridian’s articles of incorporation and bylaws provide further that the directors, other than those who may be elected by the holders of preferred stock, shall be divided into three classes, as nearly equally as possible, creating a staggered board of directors. At each annual meeting of stockholders, directors elected to succeed those directors whose terms expire will be elected for a term of office to expire at the third succeeding annual meeting of stockholders after their election or for such shorter period of time as the board of directors may determine, with each director to hold office until his or her term expires and until his or her successor has been duly elected and qualified. The vote of a plurality of the votes cast at a meeting is required to elect directors of Meridian. Stockholders are not permitted to cumulate their votes in the election of directors.

Meridian’s bylaws also provide that any vacancy occurring in the board of directors, including vacancies resulting from an increase in the number of directors or the death, resignation or removal of a director, may be filled only by the affirmative vote of two-thirds of the remaining directors then in office, even if such directors do not constitute a quorum. A director elected to fill a vacancy will be elected to serve for the remainder of the full term of the class of directors in which the vacancy occurred and until the director’s successor is elected and qualified.

Among the eligibility criteria set forth in Section 12 of Meridian’s bylaws is the requirement that no person can be qualified to serve as a director of Meridian after December 31 in the year such person reaches the age of 75.

more classes to ensure that the three classes shall be as nearly equal as possible. “Preference Stock Directors” are those who may be elected by the holders of any class or series of stock having a preference over the common stock as to dividends or upon liquidation. Directors other than Preference Stock Directors shall be divided into three classes as nearly equally as possible, creating a staggered board of directors.

Independent’s bylaws and governance principles provide for majority voting in uncontested director elections. In an uncontested election, if an incumbent director standing for election is not reelected by a majority of the votes cast, the director is required to promptly tender a notice of resignation to the board of directors. The resignation is not effective unless accepted by the board of directors. The nominating committee would then recommend whether the board of directors should accept or reject a tendered resignation. In determining whether to accept a tendered resignation, the board of directors would consider the potential impact of the resignation on compliance with applicable legal and listing standards and any other factors deemed relevant. An election is uncontested if the number of persons nominated does not exceed the number of director positions to be filled at the meeting. In contested elections, the vote standard would be a plurality of votes cast.

No director shall continue to serve once he or she attains the age of 72. Except for Preference Stock Directors, newly created directorships and vacancies on the board of directors shall be filled by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum. Any director so elected shall hold office for the remainder of the full term of the class of directors in which the new directorship was created or the vacancy occurred.

	Meridian	Independent

Board of Director Nominations

Meridian’s articles of incorporation provide that advance notice of stockholder nomination for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of Meridian shall be given in the manner provided in the bylaws. The bylaws, in turn, provide that nominations of persons for the election to the board of directors may be made at a meeting of stockholders at which directors are to be elected only: (i) by or at the direction of the board of directors; or (ii) by any stockholder of Meridian who (1) is a stockholder of record on the date the stockholder gives notice as described below and on the record date for the determination of stockholders entitled to vote at such meeting, and (2) complies with the notice procedures as set forth below.

Nominations, other than those made by or at the direction of the board of directors, must be made by timely notice in writing to the secretary of Meridian. To be timely, a stockholder’s notice must be delivered or mailed to an received by the secretary at the principal executive office of Meridian not less than 110 days nor more than 120 days prior to the anniversary of the prior year’s annual meeting of stockholders; provided, however, that if the date of the annual meeting is advanced more than 30 days prior to the anniversary of the preceding year’s annual meeting, a stockholder’s written notice will be timely only if delivered or mailed to and received by the secretary of the corporation at the principal executive office of Meridian no earlier than the day on which public disclosure of the date of the annual meeting is first made and no later than the tenth day following the day on which public disclosure of the date of the annual meeting is first made.

Once established by the initial notice or public disclosure of a date for the annual meeting of stockholders, these advance notice periods shall remain in effect regardless of whether a subsequent notice or public disclosure provides that the meeting has been adjourned or that the date of the

Nominations for election to the board of directors at the annual meeting of shareholders may be made by or at the direction of the board of directors, the nominating committee, or by any shareholder entitled to vote for the election of directors at the time of the nomination and at the time of the meeting who provides appropriate written notice to the secretary. Notice shall be delivered to or mailed and received at the principal executive offices of the corporation not less than 75 nor more than 125 days prior to the anniversary date of the immediately preceding annual meeting of shareholders; provided, however, that in the event that the meeting is called for a date more than 75 days prior to such anniversary date, notice must be so received not later than the close of business on the 20th day following the day on which notice of the date of the meeting was mailed or public disclosure of the date of the meeting was made, whichever first occurs.

The notice shall set forth (a) as to each person whom the shareholder proposes to nominate for election or re-election as a director, (i) the name, age, business address and residence address of the person, (ii) the principal occupation or employment of the person, (iii) the class and number of shares of capital stock of Independent, if any, which are beneficially owned by the person, (iv) any other information regarding the nominee as would be required to be included in a proxy statement or other filings required to be filed pursuant to the proxy rules, and (v) the consent of each nominee to serve if elected; and (b) as to the shareholder giving notice, (i) the name and record address of the shareholder, (ii) the class and number of shares of capital stock of Independent beneficially owned by the shareholder as of the record date for the meeting (if the date has been made publicly available) and as of the date of the notice, (iii) a representation that the shareholder intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice, (iv) a representation that the shareholder (and any party on whose behalf

Meridian	Independent

meeting has been postponed or otherwise changed from the date provided in the initial notice or public disclosure. No adjournment or postponement of a meeting of stockholders shall constitute a new period for giving notice.

A stockholder’s notice must be in writing and set forth (i) as to each person whom the stockholder proposes to nominate for election as a director, (1) all information relating to the proposed nominee that would indicate such person’s qualification to serve on the board of directors of Meridian; (2) an affidavit that the person would not be disqualified under the provisions of Article II, Section 12 of the bylaws; (3) such information relating to the person that is required to be disclosed in connection with solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act, or any successor rule or regulation; and (4) a written consent of each proposed nominee to be named as a nominee and to serve as a director if elected; and (ii) as to the stockholder giving notice: (1) the name and address of the stockholder as they appear on the books of Meridian and of the beneficial owner, if any, on whose behalf the nomination is made; (2) the class or series and number of shares of capital stock of Meridian that are owned beneficially or of record by the stockholder and the beneficial owner; (3) a description of all arrangements or understandings between the stockholder and each proposed nominee and any other person or persons (including their names) pursuant to which the nomination(s) are to be made by the stockholder; (4) a representation that the stockholder intends to appear in person or by proxy at the meeting to nominate the person(s) named in its notice; and (5) any other information relating to the stockholder that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Regulation 14A under the Exchange Act or any successor rule or regulation.

or in concert with whom the shareholder is acting) is qualified at the time of giving notice to have the individual serve as the nominee of the shareholder (and any party on whose behalf or in concert with whom the shareholder is acting) if the individual is elected, accompanied by copies of any notification or filings with, or orders or other actions by, any governmental authority which are required in order for the shareholder (and any party on whose behalf the shareholder is acting) to be so qualified, (v) a description of all arrangements or understandings between the shareholder and each nominee and any other person or persons (naming the person or persons) pursuant to which the nomination or nominations are to be made by the shareholder, and (vi) such other information regarding the shareholder as would be required to be included in a proxy statement or other filings required to be filed pursuant to the proxy rules contained in the securities laws.

	Meridian	Independent

No person will be eligible for election as a director of Meridian unless nominating in accordance with these provisions. The chairperson of the meeting shall, if the facts warrant, determine that a nomination was not made in accordance with these provisions and, if he or she should so determine, he or she shall declare that the nomination was not made in accordance with these provisions to the meeting and the defective nomination shall be discarded.

For purposes of the foregoing notice procedures, the term “public disclosure” means disclosure (i) in a press release issued by a nationally recognized news service, (ii) in a document publicly filed or furnished by Meridian with the SEC, or (iii) on a web site maintained by Meridian.

Removal and Resignation of Directors

Meridian’s bylaws provide that a director may resign at any time by giving written notice of such resignation to the president or secretary of Meridian at Meridian’s principal office. Unless otherwise specified in the written notice, the resignation will take effect upon receipt of the written notice.

Meridian’s articles of incorporation provide that, subject to the rights of the holders of any series of preferred stock then outstanding, any director, or the entire board of directors, may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of at least two-thirds of the voting power of all of the then-shares of capital stock of Meridian outstanding and entitled to vote generally in the election of directors (after giving effect to the restrictions on voting rights described above),voting together as a single class.

Independent does not make specific provision for a method of resignation, but the bylaws do provide that vacancies can arise from resignation. A director may be removed for cause by the affirmative vote of the holders of a majority of all shares of the corporation outstanding and then entitled to vote generally in the election of directors.

Amendment of Bylaws	Meridian’s articles of incorporation provide that the bylaws may be amended or repealed by the approval of a majority of the total number of directors that Meridian would have if there were no vacancies on the board of directors at the time any such resolution is presented to the board of directors for adoption (which is referred to as the whole board). The bylaws may also be amended or repealed by an affirmative vote of the holders of at least 80% of the voting power of all of

The bylaws may be amended by the shareholders if appropriate notice has been given setting forth the substance of the proposed amendment. The board of directors may alter, amend, repeal, adopt or otherwise modify the bylaws, except those provisions that specify otherwise or as prohibited by the bylaws, the articles or organization or law.

Independent’s bylaws provide further that any bylaws adopted by the directors may be amended or repealed by the shareholders.

	Meridian	Independent
the then-outstanding shares of capital stock of Meridian entitled to vote generally in the election of directors (after giving effect to the restrictions on voting rights described above), voting together as a single class, in addition to any vote of the holders of any class or series of stock of Meridian required by law or by the articles of incorporation.

Amendment of Articles of Incorporation and Articles of Organization

Meridian’s articles of incorporation provide that Meridian reserves the right to amend or repeal any provision of the articles of incorporation as prescribed by the MGCL, including any amendment altering the terms or contract rights, as expressly set forth in the articles of incorporation, of any of the outstanding stock by classification, reclassification or otherwise, and no stockholder approval shall be required if the approval of stockholders is not required for the proposed amendment or repeal by the MGCL, and all rights conferred upon stockholders are granted subject to this reservation. The board of directors, pursuant to a resolution approved by a majority of the whole board (rounded up to the nearest whole number), and without action by the stockholders, may amend the articles of incorporation to increase or decrease the aggregate number of shares of stock or the number of shares of stock of any class or series that Meridian has authority to issue.

No proposed amendment or repeal of any provision of the articles of incorporation will be submitted to a stockholder vote unless the board of directors has (i) approved the proposed amendment or repeal, (ii) determined that it is advisable, and (iii) directed that it be submitted for consideration at either an annual or special meeting of the stockholders pursuant to a resolution approved by the board of directors. Any proposed amendment or repeal of any provision of the articles of incorporation may be abandoned by the board of directors at any time before its effective time upon the adoption of a resolution approved by a majority of the whole board (rounded up to the nearest whole number).

Generally, the articles of organization of Independent may be amended or repealed only by a majority vote of the shareholders. Sections 4 and 5 of Article VI, dealing with preemptive rights and the amendment of the articles of organization, may be amended or repealed only by a two-thirds majority vote of the shareholders.

	Meridian	Independent

The amendment or repeal of any provision of the articles of incorporation must be approved by at least two-thirds of all votes entitled to be cast by the holders of shares of capital stock of Meridian entitled to vote on the matter (after giving effect to the restrictions on voting rights described above), except that the proposed amendment or repeal of a provision of the articles of incorporation need only be approved by the vote of a majority of all the votes entitled to be cast by the holders of shares of capital stock entitled to vote on the matter (after giving effect to the restrictions on voting rights described above), if the amendment or repeal of such provision is approved by the board of directors pursuant to a resolution approved by at least two-thirds of the whole board (rounded up to the nearest whole number).

Notwithstanding any other provision of the articles of incorporation or any provision of law that might otherwise permit a lesser vote or no vote, but in addition to any vote of the holders of any class or series of the stock of Meridian required by law or by the articles of incorporation, the affirmative vote of the holders of at least 80% of the voting power of all of the then-outstanding shares of the capital stock of Meridian entitled to vote generally in the election of directors (after giving effect to the restrictions on voting rights described above), voting together as a single class, is required to amend or repeal certain provisions of the articles of incorporation.

Limitation of Liability and Indemnification	Meridian’s articles of incorporation provide for the limitation of liability of officers and directors. Under the articles of incorporation, an officer or director of Meridian, as such, will not be liable to Meridian or its stockholders for money damages, except (i) to the extent that it is proved that the officer or director actually received an improper benefit or profit in money, property or services, for the amount of the benefit or profit in money, property or services actually received, or (ii) to the extent that a judgment or other final adjudication adverse to the director or officer is entered in a proceeding	Independent’s bylaws and articles of organization provide for the limitation of liability of directors and officers. Under the articles of organization, a director or officer shall not be personally liable to Independent or its shareholders for monetary damages for breach of fiduciary duty as a director or officer; provided, however, that the articles of organization do not eliminate or limit the liability of a director (i) for any breach of the director’s or officer’s duty of loyalty to Independent or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing

Meridian	Independent

based on a finding in the proceeding that the director’s or officer’s action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding; or (iii) to the extent otherwise provided by the MGCL. However, if the MGCL is amended to further eliminate or limit the personal liability of officers and directors, then the liability of officers and directors of Meridian will be eliminated or limited to the fullest extent permitted by the MGCL, as so amended; provided, that, any repeal or modification of the foregoing by the stockholders of Meridian will not adversely affect any right or protection of a director or officer of Meridian existing at the time of such repeal or modification.

Meridian’s articles of incorporation also provide for indemnification of (i) Meridian’s current and former directors and officers, whether serving Meridian or at its request any other entity, to the fullest extent required or permitted by the MGCL, including the advancement of expenses under the procedures and to the fullest extent permitted by law; and (ii) other employees and agents to such extent as authorized by the board of directors and permitted by law; provided, however, that, except as provided in Article 10, Section B of the articles of incorporation with respect to proceedings to enforce rights to indemnification, Meridian will indemnify any indemnitee in connection with a proceeding (or part thereof) initiated by the indemnitee only if the proceeding (or part thereof) was authorized by Meridian’s board of directors.

Maryland law applicable to Meridian generally provides that a corporation may indemnify a director or officer who is a party to a threatened, pending or completed proceeding unless it is established that (i) the director’s act or omission was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty; (ii) the director actually received an improper personal benefit in money, property, or services; or (iii) in the case of any criminal violation of law, (iii) for improper distributions under Section 6.40 of Chapter 156D of the General Laws of Massachusetts, or (iv) for any transaction from which the director or officer derived an improper personal benefit. The stated intention of the provision of the articles of organization is to limit the liability of a director or officer to the maximum extent allowed by law. To that end, the articles of organization further provide that if the Massachusetts Business Corporation Act is amended to authorize the further elimination of, or limitation on, the liability of directors or officers, then the liability of a director or officer of Independent, in addition to the limitation of personal liability provided herein, shall be limited to the full extent permitted by the amendment or amendments.

Independent’s bylaws and articles of organization provide for indemnification of a director or officer by Independent against all liabilities incurred or suffered by the director or officer or on his or her behalf in connection with any threatened, pending, or completed proceeding (without regard to whether the basis of such proceeding is alleged action in an official capacity as a director or officer or in any other capacity for or on behalf of the corporation while serving as a director or officer) or any claim, issue or matter therein, which proceeding such director or officer is, or is threated to be made, a party to or participant by reason of such director’s or officer’s corporate status, but only if (i)(A) the director or officer conducted himself or herself in good faith; (B) he or she reasonably believed that his or her conduct was in the best interests of Independent or that his or her conduct was at least not opposed to the best interests of Independent; and (C) in the case of any criminal proceeding, he or she had no reasonable cause to believe his or her conduct was unlawful; or (ii) the director or officer engaged in conduct for which he or she shall not be liable under Section 7 of Article VI of the articles of organization.

However, Independent is not required to indemnify or advance expenses to a director

Meridian	Independent
proceeding, the director had reasonable cause to believe that the act or omission was unlawful.

or officer in connection with a proceeding initiated by the director or officer (including, without limitation, any cross-claim or counterclaim), unless the initiation of such proceeding was authorized by the board of directors. The rights of indemnification continue as to a director or officer and inure to the benefit of his or her heirs, estate, executors, administrators and personal representatives. As with the limitation on liability of directors and officers, the articles of organization provide that, if the Massachusetts Business Corporation Act is amended, then the indemnification of a director or officer, in addition to the indemnification provided in the articles of organization, shall be provided to the fullest extent permitted by the amendment or amendments.

In addition, the termination of a proceeding by judgment, order, settlement or conviction, or upon a plea of nolo contendere or its equivalent, is not, of itself, determinative that the director or officer did not meet the relevant standard described above.

The bylaws and articles of organization further provide that a director’s or officer’s conduct with respect to an employee benefit plan for a purpose he or she reasonably believed to be in the interests of the participants in, and the beneficiaries of, the plan is conduct that satisfies the requirement that his or her conduct was at least not opposed to the best interests of Independent.

Except in the circumstances described above, Independent may only indemnify a director or officer if so ordered by a court.

The determination of whether an officer or director has met the requirements for indemnification shall be made (i) if there are two or more disinterested directors, by the board of directors by a majority vote of all the disinterested directors, a majority of whom shall constitute a quorum, or by a majority of the members of a committee of two or more disinterested directors appointed by vote; (ii) by special legal counsel selected in the manner prescribed in the articles or organization and the bylaws; (iii) by the shareholders, but shares owned by or voted

	Meridian	Independent
under the control of a director who at the time does not qualify as a disinterested director may not be voted on the determination. Independent may, in some circumstances, advance expenses to a director or officer who is a party to a proceeding.

Approval of Business Combinations	The articles of incorporation of Meridian provide that any action, including business combinations, will be valid and effective upon the affirmative vote of the holders of a majority of the total number of shares of all classes of Meridian stock outstanding and entitled to vote on the matter.	The bylaws and articles of organization of Independent do not contain any special provisions relating to the approval of business combinations, and therefore business combinations requiring a vote of Independent’s shareholders are subject to the default rule under the Massachusetts Business Corporation Act requiring the affirmative vote of two-thirds of the outstanding shares entitled to vote thereon.

LEGAL MATTERS

The validity of the shares of Independent common stock to be issued in connection with the merger will be passed upon for Independent by Patricia M. Natale, Deputy General Counsel and Corporate Secretary of Independent.

Wachtell, Lipton, Rosen & Katz, counsel for Independent, and Luse Gorman, PC, counsel for Meridian, will provide, prior to the effective time, opinions regarding certain federal income tax consequences of the mergers for Independent and Meridian, respectively.

EXPERTS

Independent

The consolidated financial statements of Independent Bank Corp. appearing in Independent Bank Corp.’s Annual Report (Form 10-K) for the year ended December 31, 2020, and the effectiveness of Independent Bank Corp.’s internal control over financial reporting as of December 31, 2020 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

Meridian

The consolidated financial statements of Meridian, appearing in Meridian’s Annual Report (Form 10-K) for the year ended December 31, 2020, and the effectiveness of Independent’s internal control over financial reporting as of December 31, 2020, have been audited by Wolf & Company, P.C., independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

ANNUAL MEETING SHAREHOLDER AND STOCKHOLDER PROPOSALS

Independent

If you are interested in submitting a proposal for inclusion in the proxy statement for the 2022 annual meeting of shareholders of Independent, you need to follow the procedures outlined in Rule 14a-8 of the Exchange Act. Any shareholder who wishes to submit a proposal for inclusion in the proxy statement for the 2022 annual meeting of shareholders will be required, pursuant to Rule 14a-8, to deliver the proposal to Independent no later than December 8, 2021.

For business to be brought before the 2022 annual meeting by a shareholder (other than a proposal submitted in accordance with Rule 14a-8), you must give timely notice to Independent, which must be delivered to or mailed and received at the principal executive offices of Independent not less than 75 nor more than 125 days prior to the anniversary date of the immediately preceding annual meeting (i.e., not later than March 6, 2022 or earlier than January 15, 2022) and must otherwise satisfy the requirements set forth in Independent’s bylaws. In the event Independent receives notice of a shareholder proposal to take action at the 2022 annual meeting of shareholders that is not submitted for inclusion in Independent’s proxy materials, the persons named in the proxy sent by Independent to its shareholders intend to exercise their discretion to vote on the shareholder proposal in accordance with their best judgment. Please forward any shareholder proposals or notices of business, in writing, to Patricia M. Natale, Deputy General Counsel and Corporate Secretary, Independent Bank Corp., 288 Union Street, Rockland, Massachusetts 02370.

Meridian

If you are interested in submitting a proposal for inclusion in the proxy statement for the 2022 annual meeting of stockholders of Meridian, you need to follow the procedures outlined in Rule 14a-8 of the Exchange Act. Any stockholder who wishes to submit a proposal for inclusion in the proxy statement for the 2022 annual meeting of stockholders will be required, pursuant to Rule 14a-8, to deliver the proposal to Meridian no later than December 10, 2021. However, if the 2022 annual meeting of stockholders is held on a date more than 30 calendar days from May 16, 2019, a stockholder proposal must be received by a reasonable time before Meridian begins to print and mail its proxy solicitation for such annual meeting..

Meridian’s bylaws provide that, in order for a stockholder to make proposals for business to be brought before the annual meeting, a stockholder must deliver notice of such proposal(s) to the Secretary not less than 120 days nor more than 150 days prior to the anniversary of the prior year’s annual meeting of stockholders. For the 2022 annual meeting of stockholders, the notice would have to be received between November 10, 2021 and December 10, 2021. If the 2022 annual meeting is held on a date more than 30 calendar days from May 19, 2022, a Meridian stockholder’s notice must be received not later than the close of business on the 10th calendar day following the day on which notice of the date of the scheduled annual meeting is publicly disclosed. The stockholder must also provide certain information in the notice, as set forth in the Company’s Bylaws. Failure to comply with these advance notice requirements will preclude such nominations or new business from being considered at the meeting.

WHERE YOU CAN FIND MORE INFORMATION

Independent and Meridian file annual, quarterly and current reports, proxy and information statements, and other information with the SEC. These reports, proxy and information statements, and other information that Independent and Meridian file electronically with the SEC are available at the web site maintained by the SEC at http://www.sec.gov.

Reports, proxy and information statements, and other information filed by Independent with the SEC are also available at Independent’s web site at www.RocklandTrust.com under the tab “Investor Relations” and then under the heading “SEC Filings.” The reports, proxy and information statements, and other information filed by Meridian with the SEC are available at Meridian’s web site at www.ebsb.com under the sections “Investor Relations” and “SEC Filings” and “SEC Corporate Filings.” The web addresses of the SEC, Independent and Meridian are included as inactive textual references only. Except as specifically incorporated by reference into this joint proxy statement/prospectus, information on those web sites is not part of this joint proxy statement/prospectus.

Independent has filed a registration statement on Form S-4 with the SEC under the Securities Act to register the Independent common stock to be issued to Meridian stockholders in the merger. This joint proxy statement/prospectus is a part of that registration statement and constitutes a prospectus of Independent in addition to constituting a proxy statement for Independent shareholders and Meridian stockholders. As allowed by SEC rules, this document does not contain all the information you can find in Independent’s registration statement or the exhibits to the registration statement. Statements made in this document as to the content of any contract, agreement or other document referenced are not necessarily complete. With respect to each of those contracts, agreements or other documents to be filed or incorporated by reference as an exhibit to the registration statement, you should refer to the corresponding exhibit, when it is filed, for a more complete description of the matter involved and read all statements in this document in light of that exhibit.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows Independent and Meridian to incorporate by reference information in this joint proxy statement/prospectus. This means that Independent and Meridian can disclose important information to you by referring you to other documents filed separately with the SEC that are legally considered to be part of this document, and later information that is filed by Independent and Meridian with the SEC will automatically update and supersede the information in this document and the documents listed below.

For purposes of this joint proxy statement/prospectus, any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated herein by reference modifies or supersedes the statement in the document.

Independent and Meridian incorporate by reference the specific documents listed below and any future filings that Independent and Meridian make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act between the date of this joint proxy statement/prospectus and, in the case of Independent, the date of the Independent special meeting of shareholders, and, in the case of Meridian, the date of the Meridian special meeting of stockholders, provided that Independent and Meridian are not incorporating by reference any information furnished to, but not filed with, the SEC.

Independent SEC Filings (SEC File No. 001-09047)

•	Annual Report on Form 10-K for the year ended December 31, 2020, filed with the Securities and Exchange Commission on February 26, 2021;

•	Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2021, filed with the Securities and Exchange Commission on May 6, 2021;

•

Current Reports on Form 8-K filed with the Securities and Exchange Commission on January  21, 2021, March  18, 2021, April  22, 2021, April  26, 2021 and May 24, 2021 (except, with respect to each of the foregoing, for portions of such reports which were deemed to be furnished and not filed); and

•	Definitive proxy statement on Schedule 14A for the 2021 annual meeting of shareholders, filed with the Securities and Exchange Commission on April 6, 2021.

Meridian SEC Filings (SEC File No. 001-36573)

•	Annual Report on Form 10-K for the year ended December 31, 2020, filed with the Securities and Exchange Commission on March 1, 2021;

•	Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2021, filed with the Securities and Exchange Commission on May 10, 2021;

•

Current Reports on Form 8-K filed with the Securities and Exchange Commission on February  5, 2021, April  23, 2021, April  28, 2021 and May 19, 2021 (except, with respect to each of the foregoing, for portions of such reports which were deemed to be furnished and not filed); and

•	Definitive proxy statement on Schedule 14A for the 2021 annual meeting of stockholders, filed with the Securities and Exchange Commission on April 9, 2021.

You can obtain any of the Independent documents or Meridian documents incorporated by reference into this joint proxy statement/prospectus, and any exhibits specifically incorporated by reference as an exhibit in this document, at no cost, by requesting them in writing or by telephone from the appropriate company at the following address and phone number:

Independent Bank Corp. 288 Union Street Rockland, Massachusetts 02370 Attention: Patricia M. Natale, Deputy General Counsel (781) 878-6100	Meridian Bancorp, Inc. 67 Prospect Street Peabody, Massachusetts 01960 Attention: Edward J. Merritt Corporate Secretary (617) 567-1500

You should rely only on the information contained or incorporated by reference into this document. Independent has supplied all information contained or incorporated by reference into this document relating to Independent. Meridian has supplied all information contained in this document relating to Meridian. Neither Independent nor Meridian has authorized anyone to provide you with information that is different from what is contained in this document. This document is dated [●], 2021. You should not assume that the information contained in this document is accurate as of any date other than that date. Neither the mailing of this document to shareholders of Independent or stockholders of Meridian nor the issuance of Independent common stock in the merger creates any implication to the contrary.

Annex A

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

DATED AS OF APRIL 22, 2021

BY AND AMONG

INDEPENDENT BANK CORP.,

ROCKLAND TRUST COMPANY,

BRADFORD MERGER SUB INC.

MERIDIAN BANCORP, INC.,

AND

EAST BOSTON SAVINGS BANK

i

ii

iii

This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is dated as of April 22, 2021, by and among Independent Bank Corp. (“Buyer”), Bradford Merger Sub Inc., a wholly owned subsidiary of Buyer (“Merger Sub”), Rockland Trust Company, a wholly owned subsidiary of Buyer (“Buyer Bank”), Meridian Bancorp, Inc. (“Company”), and East Boston Savings Bank, a wholly owned subsidiary of Company (“Company Bank”). Capitalized terms used in this Agreement have the meaning set forth in Article VIII.

W I T N E S S E T H

WHEREAS, the boards of directors of Buyer, Buyer Bank, Company, Company Bank and Merger Sub have each (i) determined that this Agreement and the business combination and related transactions it contemplates are in the best interests of their respective entities and stockholders; and (ii) approved this Agreement;

WHEREAS, in accordance with the terms of this Agreement, (i) Merger Sub will merge with and into the Company (the “Merger”), so that the Company is the surviving entity in the Merger (hereinafter sometimes referred to in such capacity as the “Interim Surviving Entity”), (ii) as soon as reasonably practicable following the Merger and as part of a single integrated transaction for purposes of the Code, the Interim Surviving Entity will, merge with and into Buyer (the “Holdco Merger”), so that Buyer is the surviving entity in the Holdco Merger (hereinafter sometimes referred to in such capacity as the “Surviving Entity”), and (iii) immediately following the Holdco Merger the Company Bank will merge with and into Buyer Bank, with Buyer Bank the surviving entity (the “Bank Merger”);

WHEREAS, as a material inducement to Buyer, Buyer Bank and Merger Sub to enter into this Agreement, each director and Executive Officer of Company has entered into a voting agreement with Buyer dated as of this date (a “Voting Agreement”), substantially in the form attached as Exhibit A, pursuant to which each has agreed to vote all Shares of Company Common Stock (as defined in this Agreement) he or she owns in favor of the approval of this Agreement and the transactions it contemplates;

WHEREAS, as a material inducement to Buyer and Buyer Bank to enter into this Agreement, concurrently with the execution of this Agreement, Buyer Bank is entering into a consulting agreement or offer letter agreement with certain Company employees, which agreements contain or contemplate certain restrictive covenants applicable to the foregoing individuals;

WHEREAS, the parties intend that the Merger and the Holdco Merger, taken together, shall qualify as a “reorganization” within the meaning of Section 368(a) of the Code (as defined in this Agreement) and relevant Treasury Regulations, and that this Agreement shall constitute a “plan of reorganization” for purposes of Sections 354 and 361 of the Code and relevant Treasury Regulations; and

WHEREAS, the parties desire to make certain representations, warranties, and agreements and prescribe certain conditions in connection with the transactions described in this Agreement.

NOW, THEREFORE, in consideration of the mutual promises in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which is acknowledged, the parties agree as follows:

ARTICLE I

THE TRANSACTIONS

Section 1.01 The Transactions.

(a) The Merger. Subject to the terms and conditions of this Agreement, at the Effective Time, Merger Sub shall merge with and into the Company in accordance with the Maryland General Corporation Law (the

“MGCL”), regulatory requirements, and other applicable Law. Upon consummation of the Merger, the separate corporate existence of Merger Sub shall cease and the Company shall survive and continue to exist as a corporation incorporated under the MGCL. (Company, as the surviving entity in the Merger, is sometimes referred to in this Agreement as the “Interim Surviving Entity”.)

(b) The Holdco Merger. Subject to the terms and conditions of this Agreement, as soon as reasonably practicable following the Merger and as part of a single integrated transaction for purposes of the Code, Buyer shall cause the Interim Surviving Entity to be, and the Interim Surviving Entity shall be, merged with and into Buyer in accordance with the Massachusetts Business Corporation Act (the “MBCA”) and the MGCL. Upon consummation of the HoldCo Merger, the separate corporate existence of the Interim Surviving Entity shall cease and Buyer shall survive and continue to exist as a corporation incorporated under the MBCA. (Buyer, as the surviving entity in the Holdco Merger, is sometimes referred to in this Agreement as the “Surviving Entity”.) To the extent necessary, Buyer and the Interim Surviving Entity shall enter into a separate agreement and plan of merger to effect the Holdco Merger.

(c) The Bank Merger. Buyer, Buyer Bank, Company and Company Bank agree to take all action necessary and appropriate, including (i) causing Buyer Bank and Company Bank to enter into an appropriate Plan of Bank Merger and (ii) Buyer and Company approving the Plan of Bank Merger and the Bank Merger as the sole shareholder of Buyer Bank and Company Bank, respectively, to cause Company Bank to merge with Buyer Bank in accordance with applicable Laws and the terms of the Plan of Bank Merger immediately following the Holdco Merger Effective Time.

Section 1.02 Closing. Unless otherwise mutually agreed to by the parties, the closing of the Merger (the “Closing”) shall take place by electronic (PDF), facsimile, or overnight courier exchange of executed documents or at the offices of Wachtell, Lipton, Rosen & Katz, 51 West 52nd Street, New York, NY 10019, on a date (the “Closing Date”) which is five (5) Business Days following the last to occur of the receipt of all necessary regulatory and governmental approvals and consents and the expiration of all statutory waiting periods and the satisfaction or waiver of all of the conditions to the consummation of the Merger specified in Article VI of this Agreement (other than the delivery of certificates, opinions and other instruments and documents to be delivered at Closing) (the “Approval Date”), provided, however, that if the Approval Date occurs during the month immediately prior to the start of Buyer’s next fiscal quarter the Closing shall occur on the last Business Day of the month in which the Approval Date occurs with an Effective Time as of 12:01 a.m. on the first day of the month of the Buyer’s next fiscal quarter. At the Closing, there shall be delivered to Buyer and Company the certificates and other documents required to be delivered under Article VI of this Agreement.

Section 1.03 Effective Times.

(a) Effective Time. Subject to the terms and conditions of this Agreement, Buyer, Merger Sub and Company shall make all such filings as may be required to consummate the Merger by applicable Laws. The Merger shall become effective as set forth in the articles of merger related to the Merger (the “Articles of Merger”) that shall be filed with the Maryland State Department of Assessments and Taxation on the Closing Date. The “Effective Time” of the Merger shall be the date and time when the Merger becomes effective as set forth in the Articles of Merger.

(b) Holdco Merger Effective Time. Subject to the terms and conditions of this Agreement, Buyer, Merger Sub and Company shall make all such filings as may be required to consummate the Holdco Merger by applicable Laws. The Holdco Merger shall become effective as set forth in the articles of merger related to the Holdco Merger (the “Articles of Holdco Merger”) that shall be filed with the Secretary of the Commonwealth of Massachusetts and the Maryland State Department of Assessments and Taxation on the Closing Date. The “Holdco Effective Time” of the Holdco Merger shall be the date and time when the Holdco Merger becomes effective as set forth in the Articles of Holdco Merger.

Section 1.04 Organizational Documents.

(a) Articles of Incorporation and Bylaws of the Interim Surviving Entity. At the Effective Time, the Articles of Incorporation and Bylaws of the Interim Surviving Entity shall be amended and restated to be the Articles of Incorporation and Bylaws of Merger Sub as in effect immediately prior to the Effective Time, except that references to the name of Merger Sub shall be replaced by “MERIDIAN BANCORP, INC.”.

(b) Articles of Organization and Bylaws of the Surviving Entity. At the Holdco Merger Effective Time, the Articles of Organization and Bylaws of Buyer as in effect immediately prior to the Holdco Merger Effective Time, shall be the Articles of Organization and Bylaws of the Surviving Entity until thereafter amended in accordance with applicable Law.

Section 1.05 Directors and Officers.

(a) Directors and Officers of the Interim Surviving Entity. At the Effective Time, the directors and officers of Merger Sub as of immediately prior to the Effective Time shall, at and after the Effective Time, be the directors and officers, respectively, of the Interim Surviving Entity, and each such individual shall hold office until his or her successor is elected and qualified or otherwise in accordance with the Articles of Incorporation and Bylaws of the Interim Surviving Entity.

(b) Directors and Officers of the Surviving Entity. At the Holdco Merger Effective Time, the directors and officers of Buyer as of immediately prior to the Holdco Merger Effective Time shall, at and after the Holdco Merger Effective Time, be the directors and officers, respectively, of the Surviving Entity, such individuals to serve in such capacities until such time as their respective successors shall have been duly elected or appointed and qualified or until their respective earlier death, resignation or removal from office.

Section 1.06 Tax Consequences. It is intended that the Merger and the Holdco Merger, taken together, shall qualify as a “reorganization” within the meaning of Section 368(a) of the Code and relevant Treasury Regulations, and that this Agreement shall constitute, and is adopted as, a “plan of reorganization” for purposes of Sections 354 and 361 of the Code and relevant Treasury Regulations. From and after the date of this Agreement and until the Closing, each party shall use its reasonable best efforts to cause the Merger and the Holdco Merger, taken together, and the Bank Merger each to qualify as a “reorganization” within the meaning of Section 368(a) of the Code and shall refrain from taking or failing to take any action that could reasonably be expected to cause the Merger and the Holdco Merger, taken together, and the Bank Merger each to fail to so qualify.

Section 1.07 Additional Actions. If, at any time after the Effective Time, Buyer shall consider or be advised that any further deeds, documents, assignments, or assurances in Law or any other acts are necessary or desirable to (i) vest, perfect or confirm, of record or otherwise, in Buyer its right, title or interest in, to or under any of the rights, properties, or assets of Company or any Company Subsidiary, or (ii) otherwise carry out the purposes of this Agreement, Company and its officers and directors shall be deemed to have granted to Buyer an irrevocable power of attorney to execute and deliver all deeds, assignments, documents, or assurances in Law and to perform any other acts as are necessary or desirable to (a) vest, perfect, or confirm, of record or otherwise, in Buyer its right, title or interest in, to or under any of the rights, properties, or assets of Company or (b) otherwise carry out the purposes of this Agreement, and the officers and directors of Buyer are authorized in the name of Company or otherwise to take any and all additional actions they deem necessary or advisable.

ARTICLE II

MERGER CONSIDERATION; EXCHANGE PROCEDURES

Section 2.01 Merger Consideration; Effects on Capital Stock of the Merger. Subject to the provisions of this Agreement, automatically by virtue of the Merger and without any action on the part of Buyer, Merger Sub, Company or any stockholder of Company:

(a) Each share of Buyer Common Stock that is issued and outstanding immediately prior to the Effective Time shall remain outstanding following the Effective Time and shall be unchanged by the Merger.

(b) Each share of Merger Sub Common Stock issued and outstanding immediately prior to the Effective Time shall at the Effective Time be converted into and become one share of common stock, no par value, of the Interim Surviving Entity.

(c) Each share of Company Common Stock (i) held as treasury stock or (ii) owned directly by Buyer (other than, in the case of clause (ii), shares in trust accounts, managed accounts and the like for the benefit of customers or shares held in satisfaction of a debt previously contracted) shall be cancelled and retired immediately prior to the Effective Time without any conversion, and no payment shall be made with respect to them.

(d) Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares described in Section 2.01(c) above) shall become and be converted into, as provided in and subject to the limitations set forth in this Agreement, the right to receive 0.275 of a share (the “Exchange Ratio”) of Buyer Common Stock (the “Consideration”). The Consideration and any cash in lieu of fractional shares paid pursuant to Section 2.04 are sometimes referred to collectively as the “Merger Consideration.”

Section 2.02 Effects on Capital Stock of the Holdco Merger. Subject to the provisions of this Agreement, automatically by virtue of the Holdco Merger and without any action on the part of Buyer, Merger Sub, Company or any stockholder of Company:

(a) Each share of Buyer Common Stock that is issued and outstanding immediately prior to the Holdco Effective Time shall remain outstanding following the Holdco Effective Time and shall be unchanged by the Holdco Merger.

(b) Each share of common stock, no par value, of the Interim Surviving Entity, in each case that is issued and outstanding immediately prior to the Holdco Merger Effective Time, shall, at the Holdco Merger Effective Time, solely by virtue and as a result of the Holdco Merger and without any action on the part of any holder thereof, automatically be cancelled and retired for no consideration and shall cease to exist.

Section 2.03 Rights as Stockholders; Stock Transfers. All shares of Company Common Stock, if and when converted as provided in Section 2.01(d), shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each Certificate previously evidencing them shall represent only the right to receive for each share of Company Common Stock, the Merger Consideration. After the Effective Time, there shall be no transfers on the stock transfer books of Company of shares of Company Common Stock.

Section 2.04 Fractional Shares. Notwithstanding any other provision of this Agreement, no fractional shares of Buyer Common Stock will be issued in the Merger. Buyer shall instead pay to each holder of a fractional share of Buyer Common Stock an amount of cash (without interest) determined by multiplying the fractional share interest to which such holder would otherwise be entitled by the VWAP of the Buyer Common Stock for the five (5) consecutive trading days ending on the fifth trading day immediately preceding the Closing Date, rounded to the nearest whole cent as provided by Bloomberg L.P.

Section 2.05 Exchange Procedures.

(a) On or prior to the Closing Date, for the benefit of the holders of Certificates, (i) Buyer shall cause to be delivered to the Exchange Agent, for exchange in accordance with this Article II, certificates representing the shares of Buyer Common Stock issuable pursuant to this Article II or evidence of shares in book entry form (“New Certificates”) and (ii) Buyer shall deliver, or shall cause to be delivered, to the Exchange Agent cash equal to the estimated amount of cash to be paid in lieu of fractional shares of Buyer Common Stock (that cash and New Certificates, being referred to as the “Exchange Fund”).

(b) As promptly as practicable, but in any event no later than five (5) Business Days following the Effective Time, and provided that Company has delivered, or caused to be delivered, to the Exchange Agent all information that is necessary for the Exchange Agent to perform its obligations, the Exchange Agent shall mail to each holder of record of a Certificate or Certificates who has not previously surrendered their Certificate of Certificates, a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent) and instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration as provided for in this Agreement. Upon proper surrender of a Certificate for exchange and cancellation to the Exchange Agent, together with a properly completed letter of transmittal, duly executed, the holder of the Certificate shall be entitled to receive in exchange, as applicable, (i) a New Certificate representing that number of shares of Buyer Common Stock to which the former holder of Company Common Stock shall have become entitled pursuant to this Agreement, and/or (ii) a check representing the amount of cash (if any) payable in lieu of a fractional share of Buyer Common Stock which the former holder has the right to receive in respect of the Certificate surrendered pursuant to this Agreement, and the Certificate so surrendered shall be cancelled. Until surrendered as contemplated by this Section 2.05(b), each Certificate (other than Certificates representing shares described in Section 2.01(c)) shall be deemed at any time after the Effective Time to represent only the right to receive upon surrender the Merger Consideration as provided for in this Agreement and any unpaid dividends and distributions as provided in paragraph (c) of this Section 2.05 and any unpaid dividend with respect to the Company Common Stock with a record date that is prior to the Effective Time. No interest shall be paid or accrued on any cash in lieu of fractional shares or on any unpaid dividends and distributions payable to holders of Certificates. For shares of Company Common Stock held in book entry form, Buyer shall establish procedures for delivery which shall be reasonably acceptable to Company.

(c) No dividends or other distributions with a record date after the Effective Time with respect to Buyer Common Stock shall be paid to the holder of any unsurrendered Certificate until the holder shall surrender his or her Certificate in accordance with this Section 2.05. After the surrender of a Certificate in accordance with this Section 2.05, the record holder shall be entitled to receive any dividends or other distributions, without any interest, which had become payable with respect to shares of Buyer Common Stock represented by the Certificate. None of Buyer, Company or the Exchange Agent shall be liable to any Person in respect of any shares of Company Common Stock (or dividends or distributions with respect to them) or cash from the Exchange Fund delivered, as required by Law, to a public official pursuant to any applicable abandoned property, escheat, or similar Law.

(d) The Exchange Agent and Buyer, as the case may be, shall not be obligated to deliver cash and a New Certificate or New Certificates representing shares of Buyer Common Stock to which a holder of Company Common Stock would otherwise be entitled as a result of the Merger until such holder surrenders the Certificate or Certificates representing the shares of Company Common Stock for exchange as provided in this Section 2.05, or an appropriate affidavit of loss and indemnity agreement and a bond in such amount as shall be required in each case by Buyer (but not more than the amount required under Buyer’s contract with its transfer agent). If any New Certificates evidencing shares of Buyer Common Stock are to be issued in a name other than that in which the Certificate evidencing Company Common Stock surrendered in exchange is registered, it shall be a condition of the issuance that the Certificate so surrendered shall be properly endorsed or accompanied by an executed form of assignment separate from the Certificate and otherwise in proper form for transfer, and that the Person requesting the exchange pay to the Exchange Agent any transfer or other recordation Tax required by reason of the issuance of a New Certificate for shares of Buyer Common Stock in any name other than that of the registered holder of the Certificate surrendered or otherwise establish to the satisfaction of the Exchange Agent that any Tax has been paid or is not payable.

(e) Any portion of the Exchange Fund that remains unclaimed by the stockholders of Company for twelve (12) months after the Effective Time (as well as any interest or proceeds from any investment of the Exchange Fund) shall be delivered by the Exchange Agent to Buyer. Any stockholders of Company who have not complied with Section 2.05(b) shall thereafter look only to the Surviving Entity for the Merger Consideration deliverable in respect of each share of Company Common Stock the stockholder holds as determined pursuant to this Agreement, in each case without any interest. If outstanding Certificates for shares of Company Common Stock are not surrendered or the payment for them is not claimed prior to the date on which such shares of Buyer Common Stock or cash would otherwise escheat to or become the property of any governmental unit or agency, the unclaimed items shall, to the extent permitted by abandoned property and any other applicable Law, become the property of Buyer (and to the extent not in its possession shall be delivered to it), free and clear of all claims or interest of any Person previously entitled to the property. Neither the Exchange Agent nor any party to this Agreement shall be liable to any holder of shares of Company Common Stock represented by any Certificate for any consideration paid to a public official pursuant to applicable abandoned property, escheat, or similar Laws. Buyer and the Exchange Agent shall be entitled to rely upon the stock transfer books of Company to establish the identity of those Persons entitled to receive the Merger Consideration specified in this Agreement, which books shall be deemed conclusive. In the event of a dispute with respect to ownership of any shares of Company Common Stock represented by any Certificate, Buyer and the Exchange Agent shall be entitled to tender to the custody of any court of competent jurisdiction any Merger Consideration represented by the Certificate and file legal proceedings interpleading all parties to such dispute, and will thereafter be relieved with respect to any claims.

(f) Buyer (through the Exchange Agent, if applicable) and any other applicable withholding agent shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock any amounts as Buyer (or any other applicable withholding agent) is required to deduct and withhold under applicable Law. Any amounts so deducted and withheld shall be treated for all purposes of this Agreement as having been paid to the holder of Company Common Stock for whom the deduction and withholding was made by Buyer (or any other applicable withholding agent).

Section 2.06 Anti-Dilution Provisions. In the event Buyer changes (or establishes a record date for changing) the number of, or provides for the exchange of, shares of Buyer Common Stock issued and outstanding prior to the Effective Time as a result of a stock split, reverse stock split, stock dividend, recapitalization, reclassification, or similar transaction with respect to the outstanding Buyer Common Stock, the Exchange Ratio shall be proportionately and appropriately adjusted so as to provide the holders of the Company Common Stock the same economic benefit as contemplated by this Agreement prior to that event; provided that, for the avoidance of doubt, no adjustment shall be made with regard to Buyer Common Stock if (i) Buyer issues additional shares of Buyer Common Stock and receives consideration for such shares (including, without limitation, upon the exercise of outstanding stock options or other equity awards) or (ii) Buyer issues employee or director stock grants or similar equity awards pursuant to a Buyer Benefit Plan.

Section 2.07 Options and Restricted Stock.

(a) Each option to purchase Company Common Stock (each sometimes referred to as an “Option,” and collectively sometimes referred to as the “Options”) granted under the Company’s 2008 Equity Incentive Plan and 2015 Equity Incentive Plan (the “Company Equity Plans”), whether vested or unvested, which is outstanding immediately prior to the Effective Time and which has not been exercised or canceled prior thereto shall, at the Effective Time, fully vest (to the extent not vested) and be canceled and, on the Closing Date, Company or Company Bank shall pay to the holder thereof cash in an amount equal to the product of (i) the number of shares of Company Common Stock provided for in each such Option, and (ii) the excess, if any, of (x) the Per Share Cash Equivalent Consideration over (y) the Exercise Price (the “Cash Payment”). Any Option for which the Exercise Price exceeds the Per Share Cash Equivalent Consideration shall be cancelled as of the Effective Time without payment. For purposes of this Section 2.07(a), “Exercise Price” shall mean the exercise price per share of Company Common Stock provided for with respect to such Option. The Cash Payment shall be paid in cash within five (5) Business Days after the Closing Date, shall be made without interest and shall be less applicable tax withholdings. Company shall prohibit the exercise of any Option beginning on and after the fifth (5th) trading day immediately preceding the Closing Date.

(b) Each award in respect of a share of Company Common Stock subject to vesting, repurchase or other lapse restrictions granted under a Company Equity Plan that is outstanding immediately prior to the Effective Time (a “Company Restricted Stock Award”) shall automatically vest in full at the Effective Time and shall be considered outstanding shares of Common Stock entitled to receive the Merger Consideration. The Buyer shall issue the consideration described in this Section 2.07(b), less applicable tax withholdings, within five (5) Business Days following the Closing Date.

(c) At or prior to the Effective Time, Company, the board of directors of Company and its compensation committee, as applicable, shall adopt any resolutions and take any actions that are necessary for the treatment of the Options and Company Restricted Stock Awards and to effectuate the provisions of this Section 2.07.

Section 2.08 No Dissenters’ Rights. Consistent with the relevant provisions of the MGCL and Company’s Articles of Incorporation, no stockholder of Company shall have appraisal rights with respect to the Merger.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF COMPANY

Section 3.01 Making of Representations and Warranties.

(a) Concurrently with the execution of this Agreement, Company has delivered to Buyer a schedule (the “Company Disclosure Schedule”) setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision of this Agreement or as an exception to one or more representations or warranties contained in Article III or to one or more of its covenants contained in Article V; provided, however, that the mere inclusion of an item on the Company Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by Company that such item represents a material exception or fact, event or circumstance or that the item disclosed is or would reasonably be expected to have a Material Adverse Effect with respect to Company.

(b) Except (i) as set forth on the Company Disclosure Schedule; provided that any disclosures made with respect to a section of this Article III shall be deemed only to qualify (1) any other section of this Article III specifically referenced or cross-referenced and (2) other sections of this Article III to the extent it is reasonably apparent on its face (notwithstanding the absence of a specific cross reference) from a reading of the disclosure that such disclosure applies to such other sections, or (ii) as disclosed in any reports, forms, schedules, registration statements and other documents publicly filed by Company with the SEC since December 31, 2020 and prior to the date hereof (but disregarding risk factor disclosures contained under the heading “Risk Factors,” or disclosures of risks set forth in any “forward-looking statements” disclaimer or any other statements that are similarly non-specific or cautionary, predictive or forward-looking in nature) Company and Company Bank represent and warrant as follows:

Section 3.02 Organization, Standing and Authority.

(a) Company is a Maryland corporation duly organized, validly existing, and in good standing under the Laws of the State of Maryland, and is duly registered with the FRB as a bank holding company under the BHC Act and meets the applicable requirements for qualification as a bank holding company under the BHC Act and the regulations of the FRB. Company has full corporate power and authority to carry on its business as now conducted. Company is duly licensed or qualified to do business in the Commonwealth of Massachusetts and each other foreign jurisdiction where its ownership or leasing of property or the conduct of its business requires such qualification, except for those jurisdictions where failure to be so qualified would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) Company Bank is a Massachusetts chartered state bank duly organized, validly existing, and in good standing under the Laws of the Commonwealth of Massachusetts. Company Bank’s deposits are insured by the FDIC and the Massachusetts Deposit Insurance Fund (“DIF”) in the manner and to the full extent permitted by law, and all premiums and assessments required to be paid to the FDIC have been paid by Company Bank when due. Company Bank is a member in good standing of the FHLB.

Section 3.03 Capital Stock. The authorized capital stock of Company consists of 50,000,000 shares of Company Preferred Stock and 100,000,000 shares of Company Common Stock. As of the date of this Agreement, there were (i) no shares of Company Preferred Stock outstanding, (ii) 52,448,494 shares of Company Common Stock outstanding (including shares held in the ESOP and 124,155 shares of unvested restricted stock), (iii) 2,139,117 shares reserved for issuance under existing Options (iv) no shares held in treasury, (v) no shares held by Company Subsidiaries, and (vi) 1,753,012 shares reserved for future issuance pursuant to the Company Equity Plan. The outstanding shares of Company Common Stock have been duly authorized and are validly issued and are fully paid and non-assessable. Company Disclosure Schedule 3.03 sets forth the name of each holder of an unvested restricted stock award or outstanding Option granted under the Company Equity Plan, identifying the nature of the award; the aggregate amount of unvested restricted stock awards and outstanding Options and the weighted average strike price of outstanding Options; as to Options, the number of shares of Company Common Stock subject to each Option, the grant, vesting and expiration dates and the exercise price relating to the Options held; and for restricted stock awards, the number of shares of Company Common Stock subject to each award, and the grant and vesting dates. There are no options, warrants or other similar rights, convertible or exchangeable securities, “phantom stock” rights, stock appreciation rights, stock based performance units, agreements, arrangements, commitments or understandings to which Company is a party, whether or not in writing, of any character relating to the issued or unissued capital stock or other securities of Company or any of Company’s Subsidiaries or obligating Company or any of Company’s Subsidiaries to issue (whether upon conversion, exchange or otherwise) or sell any share of capital stock of, or other equity interests in or other securities of, Company or any of Company’s Subsidiaries other than those listed in Company Disclosure Schedule 3.03. All shares of Company Common Stock subject to issuance as set forth in this Section 3.03 or Company Disclosure Schedule 3.03 shall, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, be duly authorized, validly issued, fully paid and nonassessable. There are no obligations, contingent or otherwise, of Company or any of Company’s Subsidiaries to repurchase, redeem or otherwise acquire any shares of Company Common Stock or capital stock of any of Company’s Subsidiaries or any other securities of Company or any of Company’s Subsidiaries or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any such Subsidiary or any other entity. All of the outstanding shares of capital stock of each of Company’s Subsidiaries are duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights, and all such shares are owned by Company or another Subsidiary of Company free and clear of all security interests, liens, claims, pledges, taking actions, agreements, limitations in Company’s voting rights, charges or other encumbrances of any nature whatsoever. Neither Company nor any of its Subsidiaries has any trust capital securities or other similar securities outstanding. No bonds, debentures, notes or other indebtedness issued by Company or any of its Subsidiaries (i) having the right to vote on any matters on which shareholders of Company may vote (or which is convertible into, or exchangeable for, securities having such right), or (ii) the value of which is directly based upon or derived from the capital stock, voting securities or other ownership interests of Company, are issued or outstanding.

Section 3.04 Subsidiaries.

(a) (i) Company Disclosure Schedule 3.04 sets forth a complete and accurate list of all of Company’s Subsidiaries, including the jurisdiction of organization of each Subsidiary, (ii) Company owns, directly or indirectly, all of the issued and outstanding equity securities of each Subsidiary, (iii) no equity securities of any of Company’s Subsidiaries are or may become required to be issued (other than to Company) by reason of any contractual right, preemptive right, or otherwise, (iv) there are no contracts, commitments, understandings, or arrangements by which any of such Subsidiaries is or may be bound to sell or otherwise transfer any of its equity securities (other than to Company or a wholly-owned Subsidiary of Company), (v) there are no contracts, commitments, understandings, or arrangements relating to Company’s rights to vote or to dispose of the securities of any Subsidiary and (vi) all of the equity securities of each Subsidiary held by Company, directly or indirectly, are validly issued, fully paid and nonassessable, are not subject to preemptive or similar rights and are owned by Company free and clear of all Liens.

(b) Except as set forth in Company Disclosure Schedule 3.04(b), Company does not own (other than in a bona fide fiduciary capacity or in satisfaction of a debt previously contracted) beneficially, directly or indirectly, any equity securities or similar interests of any Person, or any interest in a partnership or joint venture of any kind.

(c) Each of Company’s Subsidiaries has been duly organized and qualified and is in good standing under the Laws of the jurisdiction of its organization and, as applicable, is duly qualified to do business and is in good standing in the jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified, except for those jurisdictions where failure to be so qualified would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. A complete and accurate list of all such jurisdictions, as applicable, is set forth on Company Disclosure Schedule 3.04.

Section 3.05 Corporate Power; Minute Books. Company and each of its Subsidiaries has the corporate power and authority to carry on its business as it is now being conducted and to own all its properties and assets; and each of Company and Company Bank has the corporate power and authority to execute, deliver, and perform its obligations under this Agreement and to consummate the contemplated transactions, subject to receipt of all necessary approvals of Governmental Authorities and the approval of Company’s stockholders of this Agreement and Company of the Plan of Bank Merger. Company has made available to Buyer complete and correct copies of the minutes of all meetings of the board of directors and each committee of the board of directors of Company and the board of directors and each committee of the boards of directors of Company’s Subsidiaries held between January 1, 2019 and February 28, 2021 provided, that such minutes did not contain any discussions related to deliberations of the boards of directors of Company and Company’s Subsidiaries with respect to the consideration of the sale of Company to Buyer and were redacted to exclude any discussions of regulatory examination ratings or other confidential supervisory information and other merger and acquisition opportunities. The minute books of Company and each of its Subsidiaries contain true, complete and accurate records of all corporate actions taken by stockholders of Company and each of its Subsidiaries and the boards of directors of Company and each of its Subsidiaries (including committees of such boards of directors).

Section 3.06 Corporate Authority. Subject only to the approval of the Merger and this Agreement by the holders of at least a majority of the Company Common Stock outstanding and entitled to vote thereon (the “Requisite Company Stockholder Approval”) and the approval of the Bank Merger and Plan of Bank Merger by Company, the sole stockholder of Company Bank, this Agreement and the transactions contemplated by this

Agreement have been authorized by all necessary corporate action of Company and Company Bank and Company’s and Company Bank’s board of directors on or prior to the date of this Agreement. Company’s board of directors has directed that this Agreement be submitted to Company’s stockholders for approval and, except for the receipt of the Requisite Company Stockholder Approval in accordance with the MGCL, Company’s Articles of Incorporation and Bylaws, no other vote of the stockholders of Company is required by Law, Company’s Articles of Incorporation or Bylaws to approve this Agreement and the transactions contemplated by this Agreement. Each of Company and Company Bank has duly executed and delivered this Agreement and, assuming due authorization, execution, and delivery by Buyer and Buyer Bank, this Agreement is a valid and legally binding obligation of Company and Company Bank, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer, and similar Laws of general applicability relating to or affecting creditors’ rights or by general equity principles).

Section 3.07 Regulatory Approvals; No Defaults.

(a) No consents or approvals of, or waivers by, or filings or registrations with, any Governmental Authority or with any third party are required to be made or obtained by Company or any of its Subsidiaries in connection with the execution, delivery, or performance by Company of this Agreement or to consummate the contemplated transactions (including the Holdco Merger and the Bank Merger), except for (i) as applicable, filings of, applications or notices with, and consents, approvals or waivers by, or the making of satisfactory arrangements with, the FRB, the FDIC, the Massachusetts Commissioner of Banks, the Massachusetts Housing Partnership Fund and the Depositors Insurance Fund; (ii) the Requisite Company Stockholder Approval, (iii) the approval of the Bank Merger and the Plan of Bank Merger by Company, the sole stockholder of Company Bank; (iv) the filing and effectiveness of the Registration Statement with the SEC, (v) the approval of the listing on The Nasdaq Global Select Market (“Nasdaq”) of the Buyer Common Stock to be issued in the Merger (the “Buyer Share Issuance”), (vi) the filing of the Articles of Merger with the Maryland Department of Assessments and Taxation and (vii) the filing of the Articles of Holdco Merger with the Secretary of the Commonwealth of Massachusetts and the Maryland Department of Assessments and Taxation. Each consent, approval, receipt, or waiver by the FRB, the FDIC, the Massachusetts Commissioner of Banks and the Depositors Insurance Fund as referred to in clause (i) is a “Regulatory Approval.” To Company’s Knowledge as of the date of this Agreement, there is no fact or circumstance relating to Company that would reasonably be expected to result in any of the approvals set forth above and referred to in Section 6.01(b) not being received in order to permit consummation of the Merger and Bank Merger on a timely basis.

(b) Subject to receipt, or the making, of the consents, approvals, waivers and filings referred to in the immediately preceding paragraph and the expiration of the related waiting periods, the execution, delivery, and performance of this Agreement by Company and Company Bank, as applicable, and the consummation of the transactions contemplated by this Agreement do not and will not (i) constitute a breach or violation of, or a default under, the Articles of Incorporation or Bylaws (or similar governing documents) of Company or any of its Subsidiaries or Affiliates, (ii) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Company or any of its Subsidiaries, or any of their respective properties or assets or (iii) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Company or any of its Subsidiaries or Affiliates under, any of the terms, conditions, or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, contract, agreement or other instrument or obligation to which Company or any of its Subsidiaries or Affiliates is a party, or by which they or any of their respective properties or assets may be bound or affected, except, in the case of clauses (ii) and (iii) above, for such violations, conflicts, breaches, defaults, terminations, cancellations, accelerations or creations which would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect with respect to Company.

Section 3.08 SEC Documents; Other Reports; Internal Controls.

(a) Company has filed all required reports, forms, schedules, registration statements and other documents with the SEC since December 31, 2017 (the “Company Reports”) and has paid all associated fees and assessments due and payable. As of their respective dates of filing with the SEC (or, if amended or superseded by a subsequent filing, as of the date of that subsequent filing), the Company Reports complied as to form in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC applicable to such Company Reports, and none of the Company Reports when filed with the SEC, and if amended, as of the date of the amendment, contained any untrue statement of a material fact or omitted to state a material fact required to be stated or necessary to make the statements, in light of the circumstances under which they were made, not misleading. There are no outstanding comments from or unresolved issues raised by the SEC, as applicable, with respect to any of the Company Reports. None of Company’s Subsidiaries is required to file periodic reports with the SEC pursuant to Section 13 or 15(d) of the Exchange Act.

(b) Except as set forth in Company Disclosure Schedule 3.08(b), Company and each of its Subsidiaries have timely filed all reports, forms, schedules, registrations, statements and other documents, together with any amendments, that they were required to file since December 31, 2017 with any Governmental Authority (other than Company Reports) and have paid all fees and assessments due and payable in connection with any filings Company was required to make. Except for normal examinations conducted by a Governmental Authority in the regular course of the business of Company and its Subsidiaries or as set forth on Company Disclosure Schedule 3.08(b), no Governmental Authority has notified Company that it has initiated any proceeding or, to Company’s Knowledge, threatened any investigation into the business or operations of Company or any of its Subsidiaries since December 31, 2017. There is no material unresolved violation or exception by any Governmental Authority with respect to any report, form, schedule, registration, statement or other document filed by, or relating to any examinations by any such Governmental Authority of, Company or any of its Subsidiaries. Company Disclosure Schedule 3.08(b) lists all examinations of Company Bank conducted by the Massachusetts Commissioner of Banks and the FDIC, and all examinations of Company conducted by the FRB, since January 1, 2017 and the dates of any responses thereto submitted by Company Bank and Company, respectively. Notwithstanding the foregoing, nothing in this Section 3.08(b) or this Agreement shall require Company to provide Buyer with any confidential regulatory supervisory information of Company Bank or Company.

(c) Based on its most recent evaluation prior to the date of this Agreement, Company has not had to disclose to Company’s outside auditors and the audit committee of Company’s board of directors (i) any significant deficiencies or material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect in any material respect Company’s ability to record, process, summarize, and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Company’s internal controls over financial reporting.

(d) The records, systems, controls, data and information of Company and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Company or its Subsidiaries or accountants (including all means of access to them), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a Material Adverse Effect on the system of internal accounting controls described in the following sentence. Company and its Subsidiaries have devised and maintained and currently maintain a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP.

(e) Company has designed, implemented, and has maintained and currently maintains disclosure controls and procedures (within the meaning of Rules 13a-15(e) and 15d-15(e) of the Exchange Act) to ensure that material information relating to Company and its Subsidiaries is made known to the management of Company by others within those entities as appropriate to allow timely decisions regarding required disclosure and to make the certifications required by the Exchange Act with respect to the Company Reports.

(f) Since December 31, 2017, (x) neither Company nor any of its Subsidiaries nor, to Company’s Knowledge, any director, officer, employee, auditor, accountant or representative of Company or any of its Subsidiaries, has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of Company or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (y) no attorney representing Company or any of its Subsidiaries, whether or not employed by Company or any of its Subsidiaries, has reported evidence of a material violation of securities Laws, breach of fiduciary duties or similar violation by Company or any of its officers, directors, employees, or agents to the board of directors of Company or any committee of the board of directors or, to Company’s Knowledge, to any director or officer of Company.

Section 3.09 Financial Statements; Undisclosed Liabilities.

(a) The financial statements of Company (including any related notes and schedules) included in the Company Reports complied as to form, as of their respective dates of filing with the SEC (or, if amended or superseded by a subsequent filing prior to the date of this Agreement, as of the date of such subsequent filing), in all material respects, with all applicable accounting requirements and with the published rules and regulations of the SEC (except in the case of unaudited statements, as permitted by the rules of the SEC), have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be expressly disclosed in the financial statements or in the notes thereto), and fairly present, in all material respects, the consolidated financial position of Company and its Subsidiaries and the consolidated results of operations, changes in stockholders’ equity and cash flows of Company and its Subsidiaries as of the dates and for the periods shown. The books and records of Company and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions.

(b) Except for (i) those liabilities that are fully reflected or reserved for in the audited consolidated financial statements of Company included in its Annual Report filed on Form 10-K for the fiscal year ended December 31, 2020, as filed with the SEC, (ii) liabilities or obligations incurred in the ordinary course of business since December 31, 2020 in amounts consistent with past practice (including such liabilities contained in the Company Reports); (iii) liabilities that have been discharged or paid in full before the Effective Date; (iv) liabilities or obligations incurred directly as a result of this Agreement, neither Company nor any of its Subsidiaries has incurred any liability of any nature whatsoever (whether absolute, accrued or contingent or otherwise and whether due or to become due) or (v) as set forth in Company Disclosure Schedule 3.09(b), and there is no existing condition, situation or set of circumstances that would reasonably be expected to result in such a liability, other than pursuant to or as contemplated by this Agreement or that, either alone or when combined with all other liabilities of a type not described in clause (i) or (ii), has had, or would be reasonably expected to have, a Material Adverse Effect with respect to Company.

(c) Company Disclosure Schedule 3.09(c) includes a copy of Company’s Consolidated Financial Statements for Bank Holding Companies (on Form FRY 9C) as of December 31, 2020 which includes information regarding “off-balance sheet arrangements” effected by Company.

(d) Wolf & Company, P.C., which has expressed its opinion with respect to the financial statements of Company and its Subsidiaries (including the related notes), is and has been throughout the periods covered by such financial statements “independent” with respect to Company within the meaning of the rules of applicable bank regulatory authorities and the Public Company Accounting Oversight Board.

Section 3.10 Absence of Certain Changes or Events.

(a) Since December 31, 2020 (the “Company Balance Sheet Date”), there has not been (i) any change or development in the business, operations, assets, liabilities, condition (financial or otherwise), results of operations, cash flows, or properties of Company or any of its Subsidiaries which has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect with respect to Company, and to the Knowledge of the Company, no fact or condition exists which is reasonably likely to cause a Material Adverse Effect with respect to the Company in the future, (ii) any change by Company or any of its Subsidiaries in its accounting methods, principles or practices, other than changes required by applicable Law or GAAP or regulatory accounting as concurred in by Company’s independent accountants, (iii) any declaration, setting aside or payment of any dividend or distribution in respect of any capital stock of Company or any of its Subsidiaries or any redemption, purchase or other acquisition of any of its securities, other than in the ordinary course of business consistent with past practice, (iv) any material election made by Company or any of its Subsidiaries for federal or state income tax purposes, (v) any material change in the credit policies or procedures of Company or any of its Subsidiaries, the effect of which was or is to make any such policy or procedure less restrictive, (vi) other than loans and loan commitments, investment securities, and other real estate owned in the ordinary course of business and consistent with past practice, any material acquisition or disposition of any assets or properties, or any contract for any acquisition or disposition entered into, or (vii) any material lease of real or personal property entered into, other than in connection with foreclosed property or in the ordinary course of business consistent with past practice.

(b) Except as otherwise expressly permitted or expressly contemplated by this Agreement, and except as set forth in Company Disclosure Schedule 3.10(b), since the Company Balance Sheet Date, the Company and its Subsidiaries have carried on its business in the ordinary course consistent with past practice and there has not been: (i) any entry by Company or any of its Subsidiaries into any contract or commitment of more than (A) $150,000 in the aggregate or (B) $150,000 per annum with a term of more than one year, other than borrowings, loans and loan commitments in the ordinary course of business, or (ii) any increase in or establishment of any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option (including, without limitation, the granting of stock options, stock appreciation rights, performance awards, or restricted stock awards), stock purchase or other employee benefit plan, or any other increase in the compensation payable or to become payable to any directors, officers or employees of Company or any of its Subsidiaries, or any grant of severance or termination pay, or any contract or arrangement entered into to make or grant any severance or termination pay, any payment of any bonus, or the taking of any action not in the ordinary course of business with respect to the compensation or employment of directors, officers, or employees of Company or any of its Subsidiaries.

Section 3.11 Legal Proceedings.

(a) Except as set forth in Company Disclosure Schedule 3.11, neither Company nor any of its Subsidiaries is a party to any, nor are there any pending or, to Company’s Knowledge, threatened, civil, criminal, administrative or regulatory actions, suits, demand letters, claims, hearings, notices of violation, arbitrations, investigations, orders to show cause, market conduct examinations, notices of non-compliance or other proceedings of any nature against Company or any of its Subsidiaries that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect with respect to Company, or challenge the validity or propriety of the transactions contemplated by this Agreement.

(b) There is no injunction, order, judgment, or decree imposed upon Company, any of its Subsidiaries, or the assets of Company or any of its Subsidiaries, and neither Company nor any of its Subsidiaries has been advised of, or is aware of, the threat of any such action.

Section 3.12 Compliance With Laws.

(a) Except as set forth in Company Disclosure Schedule 3.12, Company and each of its Subsidiaries is and since December 31, 2017 has been in compliance in all material respects with all applicable federal, state, local statutes, Laws, regulations, ordinances, rules, judgments, orders or decrees or applicable to Company, its Subsidiaries and their respective employees, including without limitation, all Laws related to data protection or privacy, the USA PATRIOT Act, Bank Secrecy Act, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Fair Credit Reporting Act, the Truth in Lending Act and any other Law relating to discriminatory lending, financing or leasing practices, Sections 23A and 23B of the Federal Reserve Act, the Sarbanes-Oxley Act and the Dodd-Frank Act.

(b) Company and each of its Subsidiaries has all material permits, licenses, authorizations, orders and approvals of, and have made all filings, applications and registrations with, all Governmental Authorities that are required in order to permit it to own or lease their properties and to conduct their business as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to Company’s Knowledge, no suspension or cancellation of any of them is threatened.

(c) Except as set forth in Company Disclosure Schedule 3.12(c), neither Company nor any of its Subsidiaries has received, since December 31, 2017, notification or communication from any Governmental Authority (i) asserting that it is not in compliance with any of the statutes, regulations or ordinances which such Governmental Authority enforces or (ii) threatening to revoke any license, franchise, permit or governmental authorization (nor, to Company’s Knowledge, do any grounds for any of the foregoing exist).

(d) Company has not engaged in any activities permissible only for a financial holding company under Section 4(k) of the BHC Act.

Section 3.13 Material Contracts; Defaults.

(a) Other than as set forth on Company Disclosure Schedule 3.13(a), neither Company nor any of its Subsidiaries is a party to, bound by or subject to any agreement, contract, arrangement, commitment or understanding (whether written or oral) or amendment thereto (i) with respect to the employment of any directors, officers, employees or consultants, (ii) which would entitle any present or former director, officer, employee or agent of Company or any of its Subsidiaries to indemnification from Company or any of its Subsidiaries, (iii) the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement, (iv) which grants any right of first refusal, right of first offer, or similar right with respect to any material assets or properties of Company and or Subsidiaries, (v) which provides for payments to be made by Company or any of its Subsidiaries upon a change in control, (vi) which provides for the lease of personal property having a value in excess of $150,000 individually or $150,000 in the aggregate, (vii) which relates to capital expenditures and involves future payments in excess of $150,000 individually or $150,000 in the aggregate, (viii) which relates to the disposition or acquisition of assets or any interest in any business enterprise outside the ordinary course of Company’s business, (ix) which is not terminable on sixty (60) days or less notice and involving the payment of more than $150,000 per annum, or (x) which materially restricts the conduct of any business by Company of any of its Subsidiaries (collectively, “Material Contracts”). Company has previously made available to Buyer true, complete, and correct copies of each Material Contract.

(b) (i) Each Material Contract is valid and binding on Company or its applicable Subsidiary and in full force and effect, and, to the Knowledge of Company, is valid and binding on the other parties thereto, (ii) Company and each of its Subsidiaries and, to the Knowledge of Company, each of the other parties thereto, has in all material respects performed all obligations required to be performed by such party to date under each Material Contract, and (iii) no event or condition exists which constitutes or, after notice or lapse of time or both, would constitute a material breach or default on the part of Company or any of its Subsidiaries or, to the Knowledge of Company, any other party thereto, under any such Material Contract, except, in each case, where such invalidity, failure to be binding, failure to so perform or breach or default, individually or in the aggregate, would not have or reasonably be expected to have a Material Adverse Effect on Company. No power of attorney or similar authorization given directly or indirectly by Company is currently outstanding.

(c) Company Disclosure Schedule 3.13(c) contains a schedule showing the present value of the monetary amounts payable as of the date specified in such schedule, whether individually or in the aggregate (including good faith estimates of all amounts not subject to precise quantification as of the date of this Agreement, such as Tax indemnification payments in respect of income or excise Taxes), under any employment, change-in-control, severance or similar contract or plan (other than the Company Employee Severance Compensation Plan) with or which covers any present or former employee, director or consultant of Company or any of its Subsidiaries and identifying the types and estimated amounts of the in-kind benefits due under any Company Pension Plan (other than a plan qualified under Section 401(a) of the Code), Company Benefit Plan or Material Contract for each such person, specifying the assumptions in such schedule. The failure of Company to include immaterial amounts (both individually or in the aggregate) under Section 3.13(c) shall not constitute a breach thereof.

(d) Other than the consents, approvals, authorizations, notices or other actions (collectively, “Company Third Party Consents”) required under Material Contracts as set forth on Company Disclosure Schedule 3.13(d), no third-party consent by any Person is required in connection with the execution, delivery, and performance of this Agreement and the consummation of the transactions it contemplates.

Section 3.14 Agreements with Regulatory Agencies. Neither Company nor any of its Subsidiaries is subject to any cease-and-desist or other order issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has adopted any board resolutions at the request of any Governmental Authority that currently restricts in any material respect the conduct of its business or that in any manner relates to its capital adequacy, its credit or risk management policies, its dividend policies, its management, its business or its operations (each, a “Company Regulatory Agreement”), nor has Company or any of its Subsidiaries been advised in writing or orally, by any Governmental Authority that it is considering issuing, initiating, ordering, or requesting any such Company Regulatory Agreement. To Company’s Knowledge, there are no investigations relating to any material regulatory matters pending before any Governmental Authority with respect to Company or any of its Subsidiaries.

Section 3.15 Brokers. Neither Company, Company Bank nor any of its officers or directors has employed any broker or finder or incurred any liability for any broker’s fees, commissions, or finder’s fees in connection with any of the transactions contemplated by this Agreement, except that Company has engaged, and will pay a fee or commission to, Raymond James & Associates, Inc. (“Raymond James”) in accordance with the terms of a letter agreement between Raymond James and Company, a true, complete, and correct copy of which has been delivered by Company to Buyer.

Section 3.16 Employee Benefit Plans.

(a) All benefit and compensation plans, contracts, policies, or arrangements (whether or not written) (i) covering current or former employees of Company or any of its Subsidiaries (the “Company Employees”), (ii) covering current or former directors of Company or any of its Subsidiaries, or (iii) with respect to which Company or any Subsidiary has or may have any liability or contingent liability (including liability arising from affiliation under Section 414 of the Code or Section 4001 of ERISA) including, but not limited to, “employee benefit plans” within the meaning of Section 3(3) of ERISA, and deferred compensation, stock option, stock purchase, stock appreciation rights, stock based, incentive and bonus plans (the “Company Benefit Plans”), are identified on Company Disclosure Schedule 3.16(a). True and complete copies of all Company Benefit Plans including, but not limited to, any trust instruments and insurance contracts forming a part of any Company Benefit Plans and all amendments to them, IRS Forms 5500 (for the three (3) most recently completed plan years), current summary plan descriptions, and the most recent IRS determination or opinion letters with respect to them, have been made available to Buyer, in each case, to the extent applicable.

(b) All Company Benefit Plans are in compliance in form and operation with all applicable Laws, including ERISA and the Code. Each Company Benefit Plan which is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (a “Company Pension Plan”) and which is intended to be qualified under Section 401(a) of the Code, has received a favorable determination or opinion letter from the IRS that is currently in effect, and no circumstance exists that could result in revocation of any such favorable determination letter or the loss of the qualification of the Company Pension Plan under Section 401(a) of the Code. There is no pending or, to Company’s Knowledge, threatened litigation relating to the Company Benefit Plans. Neither Company nor any of its Subsidiaries has engaged in, or is aware of, a transaction with respect to any Company Benefit Plan or Company Pension Plan that, assuming the taxable period of the transaction expired as of the date of this Agreement, could subject Company or any of its Subsidiaries to a tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA.

(c) No liability under Subtitle C or D of Title IV of ERISA has been or is expected to be incurred by Company or any of its Subsidiaries with respect to any ongoing, frozen or terminated “single employer plan,” within the meaning of Section 4001(a)(15) of ERISA (including any multiple employer plan as described in 29 C.F.R. Section 4001.2), currently or formerly maintained or contributed to by Company, any of its Subsidiaries or any entity which is considered one employer with Company or any of its Subsidiaries under Section 4001 of ERISA or Section 414 of the Code (an “ERISA Affiliate”). Neither Company nor any ERISA Affiliate has contributed to (or been obligated to contribute to) a “multiemployer plan” within the meaning of Section 3(37) of ERISA at any time during the six (6)-year period ending on the Closing Date, and neither Company nor any of its Subsidiaries has incurred, and does not expect to incur, any withdrawal liability with respect to a multiemployer plan under Subtitle E of Title IV of ERISA (regardless of whether based on contributions of an ERISA Affiliate). No notice of a “reportable event,” within the meaning of Section 4043 of ERISA for which the thirty (30)-day reporting requirement has not been waived, has been required to be filed for any Company Pension Plan or by any ERISA Affiliate within the thirty six (36)-month period ending on the date hereof or will be required to be filed in connection with the transactions contemplated by this Agreement.

(d) All contributions required to be made with respect to all Company Benefit Plans have been timely made or have been reflected on the financial statements of Company to the extent required by GAAP. No Company Pension Plan or single-employer plan of an ERISA Affiliate has an “accumulated funding deficiency” (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA or has otherwise failed to satisfy the minimum funding requirements of Section 412 of the Code or Sections 302 and 303 of ERISA, and none of Company or any ERISA Affiliate has an outstanding funding waiver. No Company Benefit Plan is considered to be an “at-risk” plan within the meaning of Section 430 of the Code or Section 303 of ERISA.

(e) Other than as set forth on Company Disclosure Schedule 3.16(e), neither Company nor any of its Subsidiaries has any obligations for retiree health or life benefits under any Company Benefit Plan, other than coverage as may be required under Section 4980B of the Code or Part 6 of Title I of ERISA, or under the continuation of coverage provisions of the Laws of any state or locality. All Company Benefit Plans that are group health plans have been operated in compliance with the group health plan continuation requirements of Section 4980B of the Code and Sections 601-609 of ERISA, the certification of prior coverage and other requirements of Sections 701-702 and 711-713 of ERISA and the terms and conditions of the Patient Protection and Affordable Care Act. Company may amend or terminate any such Company Benefit Plan at any time without incurring any liability thereunder, other than routine administrative costs.

(f) Other than as set forth on Company Disclosure Schedule 3.16 or as otherwise expressly provided in this Agreement, the execution of this Agreement, stockholder approval of this Agreement or consummation of any of the transactions contemplated by this Agreement will not (i) entitle any Company Employee to severance pay or any increase in severance pay upon any termination of employment after the date of this Agreement under any Company Benefit Plans, (ii) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any of the Company Benefit Plans, (iii) result in any breach or violation of, or a default under, any of the Company Benefit Plans, (iv) result in any payment under any Company Benefit Plans that would be a “parachute payment” as defined in Section 280G of the Code, without regard to whether such payment is reasonable compensation for personal services performed or to be performed in the future, (v) limit or restrict the right of Company or Company Bank or, after the consummation of the transactions contemplated by this Agreement, Buyer or any of its Subsidiaries, to merge, amend, or terminate any of the Company Benefit Plans, (vi) result in payments under any of the Company Benefit Plans which would not be deductible under Section 162(m) or Section 280G of the Code, or (vii) result in any accounting accruals under any Company Benefit Plans not in the ordinary course of business.

(g) No Company Benefit Plan provides for the gross-up or reimbursement of Taxes under Section 4999 of the Code. Other than as set forth on Company Disclosure Schedule 3.13(c) or Company Disclosure Schedule 3.16(f), the execution of this Agreement, stockholder approval of this Agreement or consummation of any of the transactions contemplated by this Agreement will not constitute a change in control, as such term is defined under any applicable Company Benefit Plan.

(h) Each Company Benefit Plan that is a deferred compensation plan is in compliance with Section 409A of the Code, to the extent applicable. All elections made with respect to compensation deferred under an arrangement subject to Section 409A of the Code have been made in accordance with the requirements of Section 409(a)(4) of the Code, to the extent applicable. Neither Company nor any of its Subsidiaries (i) has taken any action, or has failed to take any action, that has resulted or could result in the interest and tax penalties specified in Section 409A(a)(1)(B) of the Code being owed by any participant in a Company Benefit Plan or (ii) has agreed to reimburse or indemnify any participant or beneficiary in a Company Benefit Plan for any income taxes or the interest or penalties that may be payable as a result of Section 409A(a)(1)(B) of the Code that may be currently due or triggered in the future.

(i) Company Disclosure Schedule 3.16(i) sets forth the monetary amounts payable as of the date specified on such Schedule, whether individually or in the aggregate (including good faith estimates of all amounts not subject to precise quantification as of the date of this Agreement, such as tax indemnification payments in respect of income or excise taxes), under any employment, change-in-control, severance or similar contract, plan or arrangement with or which covers any present or former director, officer or employee of Company or any of its Subsidiaries who may be entitled to any amount and identifying the types and estimated amounts of the in-kind benefits due under any Company Benefit Plans (other than a plan qualified under Section 401(a) of the Code or under the Company Employee Severance Compensation Plan) for each such person, specifying the assumptions in such schedule and providing estimates of other required contributions to any trusts for any related fees or expenses.

(j) To Company’s Knowledge, Company and its Subsidiaries have correctly classified all individuals who directly or indirectly perform services for Company or any of its Subsidiaries for purposes of each Company Benefit Plan, ERISA, the Code, tax withholding, unemployment compensation Laws, workers’ compensation Laws and all other applicable Laws.

(k) Each Option (A) was granted in compliance with all applicable Laws and all of the terms and conditions of the applicable plan pursuant to which it was issued, (B) has an exercise price per share equal to or greater than the fair market value of a share of Company Common Stock on the date of such grant (as determined pursuant to the applicable Company Equity Plan), (C) has a grant date identical to the date on which Company’s board of directors or compensation committee actually awarded it, and (D) qualifies for the tax and accounting treatment afforded to such award in Company’s tax returns and Company’s financial statements, respectively.

(l) Except as described in Company Disclosure Schedule 3.16(l), Company maintains no split dollar life insurance for the benefit of any current or former executive, employee director or other service provider (the “Split Dollar Policies”). Company has previously provided a true and complete copy of each Split Dollar Policy and the relevant releases for each person previously a beneficiary or owner of all or a portion of a split dollar policy previously maintained by Company or its Subsidiaries. Except as described in Company Disclosure Schedule 3.16(l), no Split Dollar Policy provides for any additional rights, including vesting or limitations on termination of any such policy, in connection with a change in control or termination of service.

(m) The East Boston Savings Bank Employee Stock Ownership Plan, as amended and restated effective as of January 1, 2013 (the “ESOP”) is an “employee stock ownership plan” within the meaning of Section 4975(e)(7) of the Code. The ESOP is a borrower under only one loan (the “ESOP Loan”). Section 3.16(m) of the Company Disclosure Schedule identifies (i) the ESOP Loan under which the ESOP is a borrower, (ii) the lender and guarantor (if any) of the ESOP Loan, and (iii) the securities of the Company that were acquired with the ESOP Loan or acquired with any loan subsequently refinanced by the ESOP Loan (the “Employer Securities”). The ESOP Loan meets the requirements of Section 4975(d)(3) of the Code. The Employer Securities are pledged as collateral for the ESOP Loan, except to the extent they have been released from such pledge and allocated to the accounts of participants in the ESOP in accordance with the requirements of Treasury Regulations Sections 54.4975-7 and 54.4975-11.

Section 3.17 Labor Matters; Employment.

(a) Neither Company nor any of its Subsidiaries is a party to or bound by any collective bargaining agreement, contract, or other agreement or understanding with a labor union or labor organization, nor is there any proceeding pending or, to Company’s Knowledge threatened, asserting that Company or any of its Subsidiaries has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel Company or any of its Subsidiaries to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other labor dispute involving it pending or, to Company’s Knowledge, threatened, nor, to Company’s Knowledge, is there any activity involving its employees seeking to certify a collective bargaining unit or engaging in other organizational activity.

(b) Company and its Subsidiaries are in compliance in all material respects with, and since December 31, 2017 have complied in all material respects with, all Laws regarding employment and employment practices, terms and conditions of employment, wages and hours, plant closing notification, classification of employees and independent contractors, equitable pay practices, privacy right, labor disputes, employment discrimination, sexual harassment or discrimination, workers’ compensation or long-term disability policies, retaliation, immigration, family and medical leave, occupational safety and health and other Laws in respect of any reduction in force (including notice, information and consultation requirements).

(c) (i) To Company’s Knowledge, no written allegations of sexual harassment or sexual misconduct have been made in the past five (5) years against any person who is a current member of the Board of Directors of Company or a current officer of Company or its Subsidiaries categorized at or above Senior Vice President, (ii) in the past five (5) years neither Company nor any of its Subsidiaries has entered into any settlement agreement related to allegations of sexual harassment or sexual misconduct by any current officer at or above Senior Vice President, and (iii) there are no proceedings currently pending or, to the Knowledge of Company, threatened related to any allegations of sexual harassment or sexual misconduct by any current member of the board of directors of Company, any current Section 16 officer or any Senior Vice President.

Section 3.18 Environmental Matters.

(a) To Company’s Knowledge, no real property (including buildings or other structures) currently owned or operated by Company or any of its Subsidiaries or any predecessor, or any property in which Company or any of its Subsidiaries holds a security interest, Lien or a fiduciary or management role (“Company Loan Property”), has had any Release of, any Hazardous Substance in a manner that violates Environmental Law or requires reporting, investigation, remediation, or monitoring under Environmental Law.

(b) To Company’s Knowledge, no real property (including buildings or other structures) formerly owned or operated by Company or any of its Subsidiaries had, during such ownership or operation, any Release of any Hazardous Substance in a manner that violated Environmental Law or required reporting, investigation, remediation, or monitoring under Environmental Law.

(c) To Company’s Knowledge, Company and each of its Subsidiaries is in compliance, in all material respects, with applicable Environmental Law.

(d) To Company’s Knowledge, neither Company nor any of its Subsidiaries could be deemed the owner or operator of, or to have participated in the management of, any Company Loan Property which has had any Release of, any Hazardous Substance in a manner that violates Environmental Law or requires reporting, investigation, remediation, or monitoring under Environmental Law.

(e) To Company’s Knowledge, neither Company nor any of its Subsidiaries nor any predecessor has any liability under Environmental Law arising from the Release or disposal of any Hazardous Substance on any real property currently or formerly owned by Company or any of its Subsidiaries or any predecessor, or any Company Loan Property.

(f) Neither Company nor any of its Subsidiaries has received (i) any written notice, demand letter, or claim alleging any violation of, or liability under, any Environmental Law or (ii) any written request for information reasonably indicating an investigation or other inquiry by any Governmental Authority concerning a possible violation of, or liability under, any Environmental Law.

(g) No Lien or encumbrance has been imposed on property owned by Company or on any Company Loan Property in connection with any liability or potential liability arising from or related to Environmental Law and to Company’s Knowledge, there is no action, proceeding, writ, injunction, or claim pending or threatened which could result in the imposition of any such Lien or encumbrance.

(h) Neither Company nor any of its Subsidiaries is, or has been, subject to any order, decree, or injunction relating to a violation of or allegation of liability under any Environmental Law.

(i) To Company’s Knowledge, there are no circumstances or conditions (including the presence of asbestos, underground storage tanks, lead products, polychlorinated biphenyls, prior manufacturing operations, dry-cleaning, or automotive services) involving Company, any of its Subsidiaries, any predecessor, any currently or formerly owned or operated property, or any Company Loan Property, that would reasonably be expected pursuant to applicable Environmental Law to (i) result in any claim, liability, or investigation against Company or any of its Subsidiaries, (ii) result in any restriction on the ownership, use, or transfer of any property, or (iii) adversely affect the value of any Company Loan Property.

(j) To Company’s Knowledge, it does not possess or have the right to obtain any environmental report, study, sampling data, correspondence, filing and other information relating to environmental conditions at or on any real property (including buildings or other structures) currently or formerly owned or operated by Company or any of its Subsidiaries or any Company Loan Property.

(k) There is no litigation pending or, to Company’s Knowledge, threatened against Company or any of its Subsidiaries relating to any property now or formerly owned or operated by Company or any of its Subsidiaries or any predecessor or any Company Loan Property, before any court, or Governmental Authority (i) for alleged noncompliance (including by any predecessor) with any Environmental Law or (ii) relating to the Release of any Hazardous Substance.

(l) To Company’s Knowledge, there are no underground storage tanks on, in or under any property currently owned or operated by Company or any of its Subsidiaries, or any Company Loan Property and, to Company’s Knowledge, no underground storage tank has been closed or removed from any Company Loan Property, except in compliance with Environmental Law.

Section 3.19 Tax Matters.

(a) Except as set forth in Company Disclosure Schedule 3.19(a), , Company and each of its Subsidiaries has timely filed all income, franchise, and other material Tax Returns that it was required to file under applicable Laws prior to the Effective Time, other than Tax Returns that are not yet due or for which a valid request for extension was filed consistent with requirements of applicable Laws. All such Tax Returns are correct and complete in all material respects and were prepared in substantial compliance with all applicable Laws. All Taxes due and owing by Company or any of its Subsidiaries (whether or not shown on any Tax Return) have been timely paid, other than any Taxes that have been reserved or accrued on the balance sheet of Company or which Company is contesting in good faith. Neither Company nor any Subsidiary is the beneficiary of any extension of time within which to file any Tax Return, and neither Company nor any of its Subsidiaries currently has any open tax years for which the applicable statute of limitations has been extended or suspended. No written claim has ever been made by an authority in a jurisdiction where Company or any Subsidiary does not file Tax Returns that it is or may be subject to taxation by, or required to file a Tax Return in, that jurisdiction. There are no Liens for Taxes (other than statutory liens for Taxes not yet due and payable, or Taxes that are being contested in good faith and for which adequate provision has been made on the balance sheet of Company) upon any of the assets of Company or any of its Subsidiaries.

(b) Except as set forth in Company Disclosure Schedule 3.19(b), Company and each Subsidiary have withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

(c) No foreign, federal, state, or local Tax audits or administrative or judicial Tax proceedings are being conducted or, to Company’s Knowledge, are pending or threatened with respect to Company or any Subsidiary. Other than with respect to audits that have already been completed and resolved, neither Company nor any Subsidiary has received from any foreign, federal, state, or local Taxing Authority (including in jurisdictions where Company or any Subsidiary has not filed Tax Returns) any (i) written notice indicating an intent to open an audit or other review, (ii) request for information related to Tax matters, or (iii) written notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed by any Taxing Authority against Company or any Subsidiary.

(d) Company has made available to Buyer true and complete copies of the United States federal, state, local, and foreign income Tax Returns filed with respect to Company for taxable periods ended December 31, 2020 and 2019. Company has made available to Buyer correct and complete copies of all examination reports and statements of deficiencies assessed against or agreed to by Company or any Subsidiary filed for the years ended December 31, 2020 and 2019. Company and each Subsidiary have timely and properly taken such actions in response to and in compliance with notices Company or any Subsidiary has received from the IRS in respect of information reporting and backup and nonresident withholding as are required by Law. Company has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency and no request to waive or extend such a statute of limitations or time period has been filed or is currently pending.

(e) Except as set forth in Company Disclosure Schedule 3.19(e), neither Company nor any Subsidiary has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code. Company and each Subsidiary have disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code. Neither Company nor any Subsidiary is a party to or bound by any Tax allocation or sharing agreement (other than an unwritten agreement with Company Bank and its Subsidiaries). Neither Company nor any Subsidiary (i) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was Company), or (ii) has liability for the Taxes of any Person (other than Company or any Subsidiary) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or foreign Law), as a transferee or successor, by contract, or otherwise.

(f) The unpaid Taxes of Company and each Subsidiary (i) did not, as of December 31, 2020, exceed the reserve for Tax liability (which reserve is distinct and different from any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the financial statements of Company as of December 31, 2020 (rather than in any notes to such financial statements), and (ii) do not exceed that reserve as adjusted for the passage of time through the Effective Time in accordance with the past practice of Company in filing its Tax Returns. Since December 31, 2020, neither Company nor any Subsidiary has incurred any liability for Taxes arising from extraordinary gains or losses, as that term is used in GAAP.

(g) Neither Company nor any Subsidiary shall be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date; (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law) executed on or prior to the Closing Date; (iii) intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law); (iv) installment sale or open transaction disposition made on or prior to the Closing Date; or (v) prepaid amount received on or prior to the Closing Date.

(h) Neither Company nor any Subsidiary has distributed stock of another Person or had its stock distributed by another Person in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.

(i) Neither Company nor any Subsidiary is or has been a party to any “listed transaction”, as defined in Section 6707A(c)(2) of the Code and Treasury Regulations Section 1.6011-4(b)(2).

(j) Neither Company nor any Subsidiary has deferred the payment of any Tax or claimed or received any Tax refund or credit pursuant to the CARES Act, any similar statutory relief, or any other Tax legislation related to the COVID-19 pandemic or pursuant to any written agreement with a Taxing Authority that remains unpaid.

(k) Section 3.19(k) of the Company Disclosure Schedule sets forth the entity classification of each Subsidiary of the Company for U.S. federal income Tax purposes.

(l) Neither Company nor any Subsidiary has taken or agreed to take any action, has failed to take or agreed not to take any action or has Knowledge of any fact, agreement, plan, or other circumstance that could reasonably be expected to prevent or impede the Merger and the Holdco Merger, taken together, and the Bank Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

Section 3.20 Investment Securities; Borrowings; Deposits.

(a) Company Disclosure Schedule 3.20(a) sets forth, as of March 31, 2021, the investment securities, mortgage backed securities and any other securities owned by Company or any of its Subsidiaries, as well as their descriptions, CUSIP numbers, book values, market values and coupon rates. Each of the Company and its Subsidiaries has good title in all material respects to all securities and commodities owned by it (except those sold under repurchase agreements) which are material to the Company’s business on a consolidated basis, free and clear of any Lien, except to the extent such securities or commodities are pledged in the ordinary course of business to secure obligations of the Company or its Subsidiaries. Such securities and commodities are valued on the books of the Company in accordance with GAAP in all material respects. Other than Company’s ownership of capital stock of Company Bank, neither Company nor any of its Affiliates owns in excess of 5% of any class of voting securities or the outstanding equity of any savings bank, savings and loan association, savings and loan holding company, credit union, bank or bank holding company, insurance company, mortgage or loan broker, or any other financial institution. Except for investments in FHLB stock, FRB stock and pledges to secure FHLB or

FRB borrowings and reverse repurchase agreements entered into in arms-length transactions pursuant to normal commercial terms and conditions and entered into in the ordinary course of business and restrictions that exist for securities to be classified as “held to maturity,” none of the investment securities held by Company or any of its Subsidiaries is subject to any restriction (contractual or statutory) that would materially impair the ability of the entity holding such investment to freely dispose of such investment at any time.

(b) Company Disclosure Schedule 3.20(b) sets forth, as of March 31, 2021, a true and complete list of the borrowed funds (excluding deposit accounts) of Company and its Subsidiaries.

(c) Company Disclosure Schedule 3.20(b) sets forth, as of March 31, 2021, a true and complete list of the deposits of Company or any of its Subsidiaries that are “brokered” or “listing service” deposits.

(d) Company and its Subsidiaries employ, to the extent applicable, investment, securities, risk management and other policies, practices and procedures that Company believes are prudent and reasonable in the context of their respective businesses, and Company and its Subsidiaries have, since January 1, 2018, been in compliance with such policies, practices and procedures in all material respects.

Section 3.21 Derivative Transactions.

(a) All Derivative Transactions entered into by Company or any of its Subsidiaries or for the account of any of its customers were entered into in accordance with applicable rules, regulations and policies of any Governmental Authority, and in accordance with the investment, securities, commodities, risk management and other policies, practices and procedures employed by Company or any of its Subsidiaries, and were entered into with counterparties believed at the time by Company or any of its Subsidiaries, as applicable, to be financially responsible and able to understand (either alone or in consultation with its advisers) and to bear the risks of such Derivative Transactions. Company and each of its Subsidiaries have duly performed, in all material respects, all of their obligations under the Derivative Transactions to the extent that such obligations to perform have accrued, and, to Company’s Knowledge, there are no breaches, violations, or defaults or allegations or assertions of default by any party to the Derivative Transactions.

(b) No Derivative Transaction, were it to be a Loan held by Company, would be classified as “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” “Watch List” or words of similar import. Each Derivative Transaction is listed on Company Disclosure Schedule 3.21(b), and the financial position of Company under or with respect to each has been reflected in the books and records of Company in accordance with GAAP consistently applied and no open exposure of Company with respect to any such instrument (or with respect to multiple instruments with respect to any single counterparty) exceeds $50,000.

Section 3.22 Regulatory Capitalization. Company Bank is “well capitalized,” as such term is defined in the rules and regulations promulgated by the FDIC.

Section 3.23 Loans; Nonperforming and Classified Assets.

(a) As of the date of this Agreement, except as set forth in Company Disclosure Schedule 3.23, neither Company nor any of its Subsidiaries is a party to any written or oral loan, loan agreement, note or borrowing arrangement (including, without limitation, leases, credit enhancements, commitments, guarantees and interest-bearing assets) (collectively, “Loans”), under the terms of which the obligor was, as of March 31, 2021, more than sixty (60) days delinquent in payment of principal or interest or in default of any other material provision. Company Disclosure Schedule 3.23 identifies (x) each Loan that, as of March 31, 2021, was classified as “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” “Watch List” or words of similar import by Company or Company Bank, together with the principal amount of and accrued and unpaid interest on each Loan and the identity of the borrower, and (y) each asset of Company that as of March 31, 2021 was classified as other real estate owned (“OREO”) and its book value as of the date of this Agreement. Set forth on Company Disclosure Schedule 3.23 is a true and correct copy of Company’s Loan Exception Report as of March 31, 2021.

(b) Each Loan held in Company Bank’s loan portfolio (“Company Loan”) (i) is evidenced by notes, agreements, or other evidences of indebtedness that are true, genuine, and what they purport to be, (ii) to the extent secured, has been secured by valid Liens which have been perfected and (iii) to Company’s Knowledge, is a legal, valid, and binding obligation of the obligor named in such documents, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance, and other Laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(c) All currently outstanding Company Loans were solicited, originated, and, currently exist in material compliance with all applicable requirements of Law and Company Bank’s lending policies at the time of origination or purchase of the Company Loans, and the loan documents with respect to each Company Loan are complete and correct in all material respects. There are no oral modifications or amendments or additional agreements related to the Company Loans that are not reflected in the written records of Company Bank. Other than loans pledged to the FHLB or the FRB, all such Company Loans are owned by Company Bank free and clear of any Liens. No claims of defense as to the enforcement of any Company Loan have been asserted in writing against Company Bank for which there is a reasonable possibility of an adverse determination, and each of Company and Company Bank is aware of no acts or omissions which would give rise to any claim or right of rescission, set-off, counterclaim, or defense for which there is a reasonable possibility of an adverse determination to Company Bank. None of the Company Loans are presently serviced by third parties, and there is no obligation which could result in any Loan becoming subject to any third-party servicing.

(d) Neither Company nor Company Bank is a party to any agreement or arrangement with (or otherwise obligated to) any Person that obligates Company to repurchase from that Person any Loan or other asset of Company or Company Bank, unless there is material breach of a representation or covenant by Company or its Subsidiaries.

Section 3.24 Reserves.

(a) Company’s allowance for loan losses as reflected in Company’s audited balance sheet as of December 31, 2020 was, and the allowance shown on the balance sheets in Company financial statements for periods ending after such date, in the reasonable judgment of management, was as of their dates, in compliance with Company’s existing methodology for determining the adequacy of its allowance for loan losses as well as the standards established by applicable Governmental Authority, the Financial Accounting Standards Board and GAAP, and is adequate under all such standards.

(b) As of December 31, 2020, the reserve for Taxes as calculated under and required under Financial Accounting Standards Board Interpretation 48 in the Company Financial Statements was adequate for all contingencies and includes all reasonably possible contingencies.

(c) As of December 31, 2020, any impairment on loans, investments, derivatives and any other financial instrument in the Company Financial Statements was correctly accounted for under GAAP.

(d) Company adopted and fully implemented CECL on December 31, 2020, retroactively effective as of January 1, 2020.

Section 3.25 Trust Business; Administration of Fiduciary Accounts. Except as set forth in Company Disclosure Schedule 3.25, Company and Company Bank do not engage in any trust business, nor does either administer or maintain accounts for which either acts as fiduciary (other than individual retirement accounts, Keogh accounts and health savings accounts), including, but not limited to, accounts for which either serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor.

Section 3.26 Investment Management and Related Activities. None of Company, any of its Subsidiaries or Company’s or its Subsidiaries’ employees is required to be registered, licensed, or authorized under the Laws issued by any Governmental Authority as an investment adviser, a broker or dealer, an insurance agency or company, a commodity trading adviser, a commodity pool operator, a futures commission merchant, an introducing broker, a registered representative or associated person, investment adviser, representative or solicitor, a counseling officer, an insurance agent, a sales person or in any similar capacity with a Governmental Authority.

Section 3.27 Repurchase Agreements. With respect to all agreements pursuant to which Company or any of its Subsidiaries has purchased securities subject to an agreement to resell, if any, Company or any of its Subsidiaries, as the case may be, has a valid, perfected first lien or security interest in the government securities or other collateral securing the repurchase agreement, and, as of the date of this Agreement, the value of such collateral equals or exceeds the amount of the debt it secures.

Section 3.28 CRA, Anti-Money Laundering and Customer Information Security. Neither Company nor any of its Subsidiaries is a party to any agreement with any individual or group regarding Community Reinvestment Act matters and, to Company’s Knowledge, none of Company and its Subsidiaries has been advised of, or has any reason to believe (because of Company Bank’s Home Mortgage Disclosure Act data for the fiscal year ended December 31, 2020, filed with the FDIC, or otherwise) that any facts or circumstances exist which would cause Company Bank: (i) to be deemed not to be in satisfactory compliance with the Community Reinvestment Act and its implementing regulations, or to be assigned a rating for Community Reinvestment Act purposes by federal or state bank regulators of lower than “Satisfactory”; or (ii) to be deemed to be operating in violation of the Bank Secrecy Act and its implementing regulations (31 C.F.R. Part 103), the USA PATRIOT Act, any order issued with respect to anti-money laundering by the U.S. Department of the Treasury’s Office of Foreign Assets Control, or any other applicable anti-money laundering statute, rule, or regulation; or (iii) to be deemed not to be in satisfactory compliance with the applicable privacy of customer information requirements contained in any federal and state privacy Laws, including, without limitation, in Title V of the Gramm-Leach-Bliley Act of 1999 and its implementing regulations, as well as the provisions of the information security program adopted by Company Bank pursuant to Appendix B to 12 C.F.R. Part 364. Furthermore, the board of directors of Company Bank has adopted and Company Bank has implemented an anti-money laundering program that contains adequate and appropriate customer identification verification procedures that has not been deemed ineffective by any Governmental Authority and that meets the requirements of Sections 352 and 326 of the USA PATRIOT Act. Company Bank has implemented a program with respect to the beneficial ownership requirements set forth in the final rule on Customer Due Diligence Requirements for Financial Institutions found in 81 Federal Register 29397 (July 11, 2016) and 31 C.F.R. § 1010 et seq.

Section 3.29 Transactions with Affiliates. Except as set forth in Company Disclosure Schedule 3.29, there are no outstanding amounts payable to or receivable from, or advances by Company or any of its Subsidiaries to, and neither Company nor any of its Subsidiaries is otherwise a creditor or debtor to, any director, Executive Officer, five percent or greater stockholder, or other Affiliate of Company or any of its Subsidiaries, or to Company’s Knowledge, any person, corporation or enterprise controlling, controlled by or under common control with any of the foregoing, other than part of the normal and customary terms of such persons’ employment or service as a director with Company or any of its Subsidiaries and other than deposits held by Company Bank in the ordinary course of business. Except as set forth in Company Disclosure Schedule 3.29, neither Company nor any of its Subsidiaries is a party to any transaction or agreement with any of its respective directors, Executive Officers, or other Affiliates other than deposit accounts of those individuals at Company Bank. All agreements between Company and any of its Affiliates comply, to the extent applicable, with Sections 23A and 23B of the Federal Reserve Act and the FRB’s Regulation W (12 C.F.R. Part 223).

Section 3.30 Tangible Properties and Assets.

(a) Company Disclosure Schedule 3.30 sets forth a true, correct, and complete list of all personal property owned by Company and each of its Subsidiaries. Except for properties and assets disposed of in the ordinary course of business or as permitted by this Agreement, Company or its Subsidiary has good, valid, and marketable title to, valid leasehold interests in or otherwise legally enforceable rights to use all of the personal property, and other assets (tangible or intangible), used, occupied, and operated or held for use by it in connection with its business as presently conducted in each case, free and clear of any Lien, except for (i) statutory Liens for amounts not yet delinquent and (ii) Liens incurred in the ordinary course of business or imperfections of title, easements, and encumbrances, if any, that, individually and in the aggregate, are not material in character, amount or extent, and do not materially detract from the value and do not materially interfere with the present use, occupancy, or operation of any material asset.

(b) Company Disclosure Schedule 3.30 sets forth a true, correct, and complete schedule of all real property (by name and location) owned by the Company or any of its Subsidiaries (the “Owned Real Property”). The Company or one of its Subsidiaries (a) has good and marketable title to all of the Owned Real Property, free and clear of all material Liens, except (i) statutory Liens securing payments not yet due, (ii) Liens for real property Taxes not yet due and payable, (iii) easements, rights of way, and other similar encumbrances that do not materially affect the value or use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties and (iv) such imperfections or irregularities of title or Liens as do not materially affect the value or use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties.

(c) Company Disclosure Schedule 3.30 sets forth a true, correct, and complete schedule of all leases, subleases, licenses and other agreements under which Company uses or occupies or has the right to use or occupy, now or in the future, real property (the “Leases” and together with the Owned Real Property, the “Company Real Property”). Each of the Leases is valid, binding, and in full force and effect and neither Company nor any of its Subsidiaries has received a written notice of, and otherwise has no Knowledge of any, default or termination with respect to any Lease. There has not occurred any event and no condition exists that would constitute a termination event or a material breach by Company or any of its Subsidiaries of, or material default by Company or any of its Subsidiaries in, the performance of any covenant, agreement, or condition contained in any Lease, and to Company’s Knowledge, no lessor under a Lease is in material breach or default in the performance of any material covenant, agreement, or condition contained in such Lease. There is no pending or, to Company’s Knowledge, threatened legal, administrative, arbitral or other proceeding, claim, action, or governmental or regulatory investigation of any nature with respect to the real property that Company or any of its Subsidiaries uses or occupies or has the right to use or occupy, now or in the future, including without limitation a pending or threatened taking of any real property by eminent domain. Company and each of its Subsidiaries has paid all rents and other charges to the extent due under the Leases. There are no material pending or, to the knowledge of Company, threatened condemnation proceedings against any Company Real Property

Section 3.31 Intellectual Property. Company Disclosure Schedule 3.31 sets forth a true, complete, and correct list of all Company Intellectual Property. Company or its Subsidiaries owns or has a valid license to use all Company Intellectual Property, free and clear of all Liens, royalty, or other payment obligations (except for royalties or payments with respect to off-the-shelf Software at standard commercial rates). The Company Intellectual Property constitutes all of the Intellectual Property necessary to carry on the business of Company as currently conducted. The Company Intellectual Property owned by Company, and to Company’s Knowledge, all other Company Intellectual Property, is valid and enforceable and has not been cancelled, forfeited, expired, or abandoned, and neither Company nor any of its Subsidiaries has received notice challenging the validity or enforceability of Company Intellectual Property. To Company’s Knowledge, the conduct of the business of Company or any of its Subsidiaries does not violate, misappropriate, or infringe upon the intellectual property rights of any third party. The consummation of the transactions contemplated by this Agreement will not result in the loss or impairment of the right of Company or any of its Subsidiaries to own or use any of Company Intellectual Property.

Section 3.32 Insurance.

(a) Company Disclosure Schedule 3.32 identifies all of the material insurance policies, binders, or bonds currently maintained by Company and its Subsidiaries, other than credit-life policies (the “Insurance Policies”), including the insurer, policy numbers, amount of coverage, effective and termination dates and any pending claims involving more than $50,000. Company and each of its Subsidiaries is insured with reputable insurers against such risks and in amounts as the management of Company reasonably has determined to be prudent in accordance with industry practices. All the Insurance Policies are in full force and effect, and neither Company nor any of its Subsidiaries is in material default of them and all claims under the Insurance Policies have been filed in a timely fashion.

(b) Company Disclosure Schedule 3.32 sets forth a true, correct and complete description of all bank owned life insurance (“BOLI”) owned by Company or its Subsidiaries, including the value of BOLI as of March 31, 2021. The value of such BOLI is and has been fairly and accurately reflected in Company’s balance sheet in accordance with GAAP.

Section 3.33 Anti-Takeover Provisions. No “control share acquisition,” “business combination moratorium,” “fair price” or other form of antitakeover statute or regulation (collectively, “Takeover Restrictions”) is applicable to this Agreement and the transactions contemplated by this Agreement. In accordance with Section 3-202 of the MBCA, no appraisal or dissenters’ rights will be available to the holders of Company Common Stock in connection with the Merger.

Section 3.34 Fairness Opinion. The board of directors of Company has received the written opinion of Raymond James to the effect that, subject to the terms, conditions and qualifications set forth therein, as of the date of this Agreement the Merger Consideration is fair to the holders of Company Common Stock from a financial point of view. Raymond James has not amended or rescinded that opinion as of the date of this Agreement.

Section 3.35 Joint Proxy Statement-Prospectus. As of the date of the Joint Proxy Statement-Prospectus and the date of the Company Meeting to which such Joint Proxy Statement-Prospectus relates, none of the information to be supplied by Company specifically for inclusion or incorporation by reference in the Joint Proxy Statement-Prospectus and the registration statement on Form S-4 (the “Registration Statement”) or any amendment or supplement thereto will contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained in the Joint Proxy Statement-Prospectus as so amended or supplement, in light of the circumstances under which they were made, not misleading; provided, however, that information as of a later date shall be deemed to modify information as of an earlier date. Notwithstanding the foregoing, no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information provided or supplied by or on behalf of Buyer or its Subsidiaries for inclusion in the Joint Proxy Statement-Prospectus.

Section 3.36 Transaction Costs. Company Disclosure Schedule 3.36 sets forth the attorneys’ fees, investment banking fees, accounting fees and other costs or fees that Company and its Subsidiaries have accrued through March 31, 2021, and to Company’s Knowledge as of the most reasonable practicable date, a good faith estimate of the attorneys’ fees, investment banking fees, and accounting fees that Company and its Subsidiaries expect to pay to retained representatives in connection with the transactions contemplated by this Agreement. All accounting and attorney fees will be billed at no more than current standard hourly rates.

Section 3.37 Information Security. Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect with respect to Company, to Company’s Knowledge, since January 1, 2018, no third party has gained unauthorized access to any information technology networks controlled by and material to the operation of the business of Company and its Subsidiaries.

Section 3.38 Indemnification. Except as provided in the Company’s Articles of Incorporation and Bylaws, or the Material Contracts, neither Company nor any of its Subsidiaries is a party to any indemnification agreement with any of its present or former directors, officers, employees, agents or with any other persons who serve or served in any other capacity with any other enterprise at the request of Company (a “Covered Person”), and, to the Knowledge of Company, there are no claims for which any Covered Person would be entitled to indemnification under the Company’s Articles of Incorporation and Bylaws, applicable Law or any indemnification agreement.

Section 3.39 Questionable Payments. Neither Company, Company Bank nor any of their Subsidiaries, nor to the Company’s Knowledge, any director, officer, employee, agent or other person acting on behalf of the Company, Company Bank or any of its Subsidiaries, has: (a) directly or indirectly, used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to foreign or domestic political activity; (b) made any direct or indirect unlawful payments to any foreign or domestic governmental officials, employees or agents of any foreign or domestic government or to any foreign or domestic political parties or campaigns from corporate funds; (c) violated any provision of the Foreign Corrupt Practices Act of 1977, as amended; or (d) made any other unlawful bribe, rebate, payoff, influence payment, kickback, or other material unlawful payment to any foreign or domestic governmental official, employee, or agent of any foreign or domestic government.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BUYER AND MERGER SUB

Section 4.01 Making of Representations and Warranties.

(a) Concurrently with the execution of this Agreement, Buyer has delivered to Company a schedule (the “Buyer Disclosure Schedule”) setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision of this Agreement or as an exception to one or more representations or warranties contained in Article IV or to one or more of its covenants contained in Article V; provided, however, that the mere inclusion of an item on the Buyer Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by Buyer that such item represents a material exception or fact, event or circumstance or that the item disclosed is, or would reasonably be expected to have, a Material Adverse Effect with respect to Buyer.

(b) Except (i) as set forth on the Buyer Disclosure Schedule; provided that any disclosures made with respect to a section of this Article IV shall be deemed only to qualify (1) any other section of this Article IV specifically referenced or cross-referenced and (2) other sections of this Article IV to the extent it is reasonably apparent on its face (notwithstanding the absence of a specific cross reference) from a reading of the disclosure that such disclosure applies to such other sections, or (ii) as disclosed in any reports, forms, schedules, registration statements and other documents publicly filed by Buyer with the SEC since December 31, 2020 prior to the date hereof (but disregarding risk factor disclosures contained under the heading “Risk Factors,” or disclosures of risks set forth in any “forward-looking statements” disclaimer or any other statements that are similarly non-specific or cautionary, predictive or forward-looking in nature), Buyer, Buyer Bank and Merger Sub represent and warrant as follows:

Section 4.02 Organization, Standing and Authority. Buyer is a Massachusetts corporation duly organized, validly existing, and in good standing under the Laws of the Commonwealth of Massachusetts, and is duly registered with the FRB as a bank holding company under the BHC Act and meets the applicable requirements for qualification under the BHC Act and the regulations of the FRB. Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland. Each of Buyer and Merger Sub has full corporate power and authority to carry on its business as now conducted. Buyer is duly licensed or qualified to do business in the Commonwealth of Massachusetts and Merger Sub is duly licensed or qualified to do business in the State of Maryland and each of Buyer and Merger Sub is duly licensed or qualified to do business in each other foreign jurisdiction where its ownership or leasing of property or the conduct of its business requires qualification, except for those jurisdictions where failure to be so qualified would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Buyer Bank is a Massachusetts-chartered bank and trust company duly organized, validly existing, and in good standing under the Laws of the Commonwealth of Massachusetts. Buyer Bank’s deposits are insured by the FDIC in the manner and to the full extent permitted by Law, and all premiums and FDIC assessments required to be paid have been paid by Buyer Bank when due. Buyer Bank is a member in good standing of the FHLB.

Section 4.03 Capital Stock. As of March 31, 2021, the authorized capital stock of Buyer consisted solely of (a) 1,000,000 shares of preferred stock, $0.01 par value per share, of which no shares are outstanding and (b) 75,000,000 shares of Buyer Common Stock, of which (i) 33,080,854 shares are outstanding as of the date of this Agreement (including 49,900 shares in the form of unvested performance based restricted stock awards without dividend or voting rights), (ii) no shares are held by Buyer Subsidiaries and (iii) 20,000 shares are reserved for future issuance as of the date of this Agreement pursuant to outstanding options granted under the Buyer Benefit Plans. The outstanding shares of Buyer Common Stock have been duly authorized and validly issued and are fully paid and non-assessable. The authorized capital stock of Merger Sub consists of (x) 1,000 shares of Merger Sub Common Stock, all of which are issued and outstanding and (y) 100 shares of preferred stock, $0.001 par value per share, of which no shares are outstanding. All of the outstanding shares of capital stock of Buyer’s Subsidiaries are duly authorized, validly issued, fully paid, and nonassessable and not subject to preemptive rights, and are owned by Buyer or another Subsidiary of Buyer free and clear of all security interests, liens, claims, pledges, taking actions, agreements, limitations in Buyer’s voting rights, charges, or other encumbrances of any nature whatsoever. As of the date of this Agreement, there are no options, warrants, or other similar rights, convertible or exchangeable securities, “phantom stock” rights, stock appreciation rights, stock based performance units, agreements, arrangements, commitments, or understandings to which Buyer is a party, whether or not in writing, of any character relating to the issued or unissued capital stock or other securities of Buyer or any of Buyer’s Subsidiaries or obligating Buyer or any of Buyer’s Subsidiaries to issue (whether upon conversion, exchange, or otherwise) or sell any share of capital stock of, or other equity interests in or other securities of, Buyer or any of Buyer’s Subsidiaries, except for (i) shares of Buyer Common Stock issuable pursuant to the Buyer Benefits Plans and (ii) by virtue of this Agreement. The shares of Buyer Common Stock to be issued pursuant to this Agreement, when issued in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid, and nonassessable and will not be subject to preemptive rights.

Section 4.04 Corporate Power; Minute Books. Buyer and its Subsidiaries have the corporate power and authority to carry on their business as it is now being conducted and to own all their properties and assets; and Buyer and Buyer Bank have the corporate power and authority to execute, deliver, and perform their obligations under this Agreement and to consummate the transactions contemplated by this Agreement, subject to receipt of all necessary approvals of Governmental Authorities and the approval of the Buyer Share Issuance by Buyer’s shareholders, the approval of Buyer of the Holdco Merger and the approval of Buyer of the Plan of Bank Merger. Buyer has made available to Company complete and correct copies of the minutes of all meetings of Buyer’s board of directors and Buyer Bank’s board of directors and each committee of the boards of directors of Buyer held between January 1, 2019 and February 28, 2021, with any discussions of regulatory examination ratings or other confidential supervisory information and discussion of potential mergers and acquisition opportunities redacted. The minute books of Buyer and Buyer Bank contain true, complete, and accurate records of all corporate actions taken by shareholders of Buyer and the boards of directors of Buyer (including committees of Buyer’s board of directors) and Buyer Bank.

Section 4.05 Corporate Authority. Subject only to the approval of the Buyer Share Issuance by a majority of all the votes cast by the holders of outstanding Buyer Common Stock at a meeting of the shareholders of Buyer at which a quorum exists (the “Requisite Buyer Shareholder Approval”), the approval of the Holdco Merger by Buyer, the sole shareholder of the Interim Surviving Entity and the approval of the Bank Merger and the Plan of Bank Merger by Buyer, the sole shareholder of Buyer Bank, this Agreement and the transactions contemplated by this Agreement have been authorized by all necessary corporate action of Buyer, Merger Sub and Buyer Bank and Buyer’s, Merger Sub’s and Buyer Bank’s board of directors on or prior to the date of this Agreement. Buyer’s board of directors has directed that the Buyer Share Issuance be submitted to the Buyer’s shareholders for approval and no other vote of the shareholders of Buyer is required by Law, the Articles of Organization of Buyer, the Bylaws of Buyer or otherwise to approve this Agreement and the transactions it contemplates. Buyer, Merger Sub and Buyer Bank each has duly executed and delivered this Agreement and, assuming due authorization, execution, and delivery by Company and Company Bank, this Agreement is a valid and legally binding obligation of Buyer, Merger Sub and Buyer Bank, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer, and similar Laws of general applicability relating to or affecting creditors’ rights or by general equity principles).

Section 4.06 SEC Documents; Other Reports; Internal Controls.

(a) Buyer has filed all required reports, forms, schedules, registration statements and other documents with the SEC since December 31, 2017 (the “Buyer Reports”) and has paid all associated fees and assessments due and payable. As of their respective dates of filing with the SEC (or, if amended or superseded by a subsequent filing, as of the date of that subsequent filing), the Buyer Reports complied as to form in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC applicable to such Buyer Reports, and none of the Buyer Reports when filed with the SEC, and if amended, as of the date of the amendment, contained any untrue statement of a material fact or omitted to state a material fact required to be stated or necessary to make the statements, in light of the circumstances under which they were made, not misleading. There are no outstanding comments from or unresolved issues raised by the SEC, as applicable, with respect to any of the Buyer Reports. None of Buyer’s Subsidiaries is required to file periodic reports with the SEC pursuant to Section 13 or 15(d) of the Exchange Act.

(b) Buyer and each of its Subsidiaries have timely filed all reports, schedules, forms, registrations, statements and other documents, together with any amendments, that they were required to file since December 31, 2017 with any Governmental Authority (other than Buyer Reports) and have paid all fees and assessments due and payable. Except for normal examinations conducted by a Governmental Authority in the regular course of the business of Buyer and its Subsidiaries, no Governmental Authority has notified Buyer that it has initiated any proceeding or, to Buyer’s Knowledge, threatened an investigation into the business or operations of Buyer or any of its Subsidiaries since December 31, 2017. There is no material unresolved violation or exception by any Governmental Authority with respect to any report, form, schedule, registration, statement or other document filed by, or relating to any examinations by any Governmental Authority of, Buyer or any of its Subsidiaries. Buyer Disclosure Schedule 4.06(b) lists all examinations of Buyer Bank conducted by the Massachusetts Commissioner of Banks and the FDIC, and all examinations of Buyer conducted by the FRB, since January 1, 2017 and the dates of any responses thereto submitted by Buyer Bank and Buyer, respectively. Notwithstanding the foregoing, nothing in this Section 4.06(b) or this Agreement shall require Buyer to provide Company with any confidential regulatory supervisory information of Buyer Bank or Buyer.

(c) Based on its most recent evaluation prior to the date of this Agreement, Buyer has not had to disclose to Buyer’s outside auditors and the audit committee of Buyer’s board of directors (i) any significant deficiencies or material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect in any material respect Buyer’s ability to record, process, summarize, and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Buyer’s internal controls over financial reporting.

(d) The records, systems, controls, data, and information of Buyer and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical, or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Buyer or its

Subsidiaries or accountants (including all means of access to them), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a Material Adverse Effect on the system of internal accounting controls described in the following sentence. Buyer and its Subsidiaries have devised and maintained and currently maintain a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP.

(e) Buyer has designed, implemented, and has maintained and currently maintains disclosure controls and procedures (within the meaning of Rules 13a-15(e) and 15(d)-15(e) of the Exchange Act) to ensure that material information relating to Buyer and its Subsidiaries is made known to the management of Buyer by others within those entities as appropriate to allow timely decisions regarding required disclosure and to make the certifications required by the Exchange Act with respect to the Buyer Reports.

(f) Since December 31, 2017, (x) neither Buyer nor any of its Subsidiaries nor, to Buyer’s Knowledge, any director, officer, employee, auditor, accountant, or representative of Buyer or any of its Subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies, or methods of Buyer or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion, or claim that Buyer or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (y) no attorney representing Buyer or any of its Subsidiaries, whether or not employed by Buyer or any of its Subsidiaries, has reported evidence of a material violation of securities Laws, breach of fiduciary duties, or similar violation by Buyer or any of its officers, directors, employees, or agents to the board of directors of Buyer or any committee of the board of directors or to any director or officer of Buyer.

Section 4.07 Financial Statements; Undisclosed Liabilities.

(a) The financial statements of Buyer (including any related notes and schedules) included in the Buyer Reports complied as to form, as of their respective dates of filing with the SEC (or, if amended or superseded by a subsequent filing prior to the date of this Agreement, as of the date of such subsequent filing), in all material respects, with all applicable accounting requirements and with the published rules and regulations of the SEC (except, in the case of unaudited statements, as permitted by the rules of the SEC), have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be expressly disclosed in the financial statements or in the notes to them), and fairly present, in all material respects, the consolidated financial position of Buyer and its Subsidiaries and the consolidated results of operations, changes in shareholders’ equity and cash flows of Buyer and its Subsidiaries as of the dates and for the periods shown. The books and records of Buyer and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions.

(b) Except for (i) those liabilities that are fully reflected or reserved for in the audited consolidated financial statements of Buyer included in its Annual Report filed on Form 10-K for the fiscal year ended December 31, 2020, as filed with the SEC, (ii) liabilities or obligations incurred in the ordinary course of business since December 31, 2020 in amounts consistent with past practice (including such liabilities contained in the Buyer Reports); (iii) liabilities that have been discharged or paid in full before the Effective Date; or (iv) liabilities or obligations incurred directly as a result of this Agreement, neither Buyer nor any of its Subsidiaries has incurred any liability of any nature whatsoever (whether absolute, accrued, or contingent or otherwise and whether due or to become due), and there is no existing condition, situation or set of circumstances that would reasonably be expected to result in such a liability that, either alone or when combined with all other liabilities of a type not described in clause (i) or (ii), has had, or would be reasonably expected to have, a Material Adverse Effect with respect to Buyer.

(c) Ernst and Young LLP, which has expressed its opinion with respect to the financial statements of Buyer and its Subsidiaries (including the related notes), is and has been throughout the periods covered by such financial statements “independent” with respect to Buyer within the meaning of the rules of applicable bank regulatory authorities and the Public Company Accounting Oversight Board.

Section 4.08 Regulatory Approvals; No Defaults.

(a) No consents or approvals of, or waivers by, or filings or registrations with, any Governmental Authority or with any third party are required to be made or obtained by Buyer or any of its Subsidiaries or Affiliates in connection with the execution, delivery, or performance by Buyer of this Agreement, or to consummate the transactions contemplated by this Agreement (including the Holdco Merger and the Bank Merger), except for (i) as applicable, filings of, applications or notices with, and consents, approvals or waivers by, or the making of satisfactory arrangements with, the FRB, the FDIC, the Massachusetts Housing Partnership Fund, the Massachusetts Commissioner of Banks; (ii) the Requisite Buyer Shareholder Approval; (iii) the approval of the Holdco Merger by Buyer, as sole shareholder of the Interim Surviving Entity, (iv) the approval of the Bank Merger and Plan of Bank Merger by Buyer, as sole shareholder of Buyer Bank, (v) the filing and effectiveness of the Registration Statement with the SEC; (vi) the approval of the listing on Nasdaq of the Buyer Common Stock to be issued in the Merger (vii) the filing of the Articles of Merger with the Maryland Department of Assessments and Taxation and (viii) the filing of the Articles of Holdco Merger with the Secretary of the Commonwealth of Massachusetts and the Maryland Department of Assessments and Taxation. To Buyer’s Knowledge as of the date of this Agreement, there is no fact or circumstance relating to Buyer that could reasonably be expected to result in any of the approvals set forth above and referred to in Section 6.01(b) not being received in order to permit consummation of the Merger, the Holdco Merger and Bank Merger on a timely basis or will include a Burdensome Condition as defined in Section 5.06(a).

(b) Subject to receipt, or the making, of the consents, approvals, waivers and filings referred to in the immediately preceding paragraph and the expiration of the related waiting periods, the execution, delivery, and performance of this Agreement by Buyer, Merger Sub and Buyer Bank, as applicable, and the consummation of the transactions contemplated by this Agreement do not and will not (i) constitute a breach or violation of, or a default under, the articles of organization or bylaws (or similar governing documents) of Buyer or any of its Subsidiaries or Affiliates, (ii) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Buyer or any of its Subsidiaries, or any of their respective properties or assets or (iii) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Buyer or any of its Subsidiaries or Affiliates under, any of the terms, conditions, or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, contract, agreement or other instrument or obligation to which Buyer or any of its Subsidiaries or Affiliates is a party, or by which they or any of their respective properties or assets may be bound or affected, except, in the case of clauses (ii) and (iii) above, for violations, conflicts, breaches, defaults, terminations, cancellations, accelerations or creations which would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect with respect to Buyer.

Section 4.09 Agreements with Regulatory Agencies. Neither Buyer nor any of its Subsidiaries is subject to any cease-and-desist or other order issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is a recipient of any extraordinary supervisory letter from, or is subject to any order or directive by, or has adopted any board resolutions at the request of any Governmental Authority that currently restricts in any material respect the conduct of its business or that in any manner relates to its capital adequacy, its credit or risk management policies, its dividend policies, its management, its business or its operations (each, a “Buyer Regulatory Agreement”), nor has Buyer or any of its Subsidiaries been advised in writing or orally, by any Governmental Authority that it is considering issuing, initiating, ordering, or requesting any Buyer Regulatory Agreement. To Buyer’s Knowledge, there are no investigations relating to any material regulatory matters pending before any Governmental Authority with respect to Buyer or any of its Subsidiaries.

Section 4.10 Absence of Certain Changes or Events. Except as reflected in Buyer’s audited balance sheet as of December 31, 2020 or in the Buyer Reports filed prior to the date of this Agreement, since December 31, 2020, there has been no change or development or combination of changes or developments which, individually or in the aggregate, has had or is reasonably expected to have a Material Adverse Effect with respect to Buyer or its Subsidiaries, and to Buyer’s Knowledge, no fact or condition exists which is reasonably likely to cause a Material Adverse Effect with respect to Buyer in the future.

Section 4.11 Compliance With Laws.

(a) Buyer and each of its Subsidiaries is and since December 31, 2017 has been in compliance with all applicable federal, state, local statutes, Laws, regulations, ordinances, rules, judgments, orders, or decrees or applicable to Buyer, its Subsidiaries and their respective employees, including without limitation, all Laws related to data protection or privacy, the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Fair Credit Reporting Act, the Truth in Lending Act and any other Law relating to discriminatory lending, financing or leasing practices, Sections 23A and 23B of the Federal Reserve Act, the Sarbanes-Oxley Act, and the Dodd-Frank Act.

(b) Buyer and each of its Subsidiaries has all material permits, licenses, authorizations, orders, and approvals of, and have made all filings, applications and registrations with, all Governmental Authorities that are required in order to permit it to own or lease their properties and to conduct their business as presently conducted; all such permits, licenses, certificates of authority, orders, and approvals are in full force and effect and, to Buyer’s Knowledge, no suspension or cancellation of any of them is threatened.

(c) Neither Buyer nor any of its Subsidiaries has received, since December 31, 2017, notification or communication from any Governmental Authority (i) asserting that it is not in compliance with any of the statutes, regulations, or ordinances which such Governmental Authority enforces or (ii) threatening to revoke any license, franchise, permit, or governmental authorization (nor, to Buyer’s Knowledge, do any grounds for any of the foregoing exist).

Section 4.12 Joint Proxy Statement-Prospectus Information; Registration Statement. As of the date of the Joint Proxy Statement-Prospectus and the date of the Buyer Meeting to which such Joint Proxy Statement-Prospectus relates, none of the information supplied or to be supplied by Buyer specifically for inclusion or incorporation by reference in the Joint Proxy Statement-Prospectus and the Registration Statement, or any amendment or supplement thereto, will contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained in the Joint Proxy Statement-Prospectus, as so amended or supplemented, in light of the circumstances under which they were made, not misleading; provided, however, that that information as of a later date shall be deemed to modify information as of an earlier date. Notwithstanding the foregoing, no representation or warranty is made by Buyer with respect to statements made or incorporated by reference therein based on information provided or supplied by or on behalf of Company or its Subsidiaries for inclusion in the Joint Proxy Statement-Prospectus.

Section 4.13 Legal Proceedings.

(a) Neither Buyer nor any of its Subsidiaries is a party to any, nor are there any pending or, to Buyer’s Knowledge, threatened, civil, criminal, administrative or regulatory actions, suits, demand letters, claims, hearings, notices of violation, arbitrations, investigations, orders to show cause, market conduct examinations, notices of non-compliance or other proceedings of any nature against Buyer or any of its Subsidiaries that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect with respect to Buyer, or challenge the validity or propriety of the transactions contemplated by this Agreement.

(b) There is no injunction, order, judgment, or decree imposed upon Buyer, any of its Subsidiaries, or the assets of Buyer or any of its Subsidiaries, and neither Buyer nor any of its Subsidiaries has been advised of, or is aware of, the threat of any action.

Section 4.14 Brokers. Except for the fees and expenses of Keefe, Bruyette & Woods, Inc. (which will be paid by Buyer), none of Buyer, Merger Sub Buyer Bank, or any of their officers or directors has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with any of the transactions contemplated by this Agreement.

Section 4.15 Employee Benefit Plans.

(a) All benefit and compensation plans, contracts, policies, or arrangements (whether or not written) (i) covering current or former employees of Buyer or any of its Subsidiaries, (ii) covering current or former directors of Buyer or any of its Subsidiaries, or (iii) with respect to which Buyer or any Subsidiary has or may have any liability or contingent liability (including liability arising from affiliation under Section 414 of the Code or Section 4001 of ERISA) including, but not limited to, “employee benefit plans” within the meaning of Section 3(3) of ERISA, and deferred compensation, stock option, stock purchase, stock appreciation rights, stock based, incentive and bonus plans (the “Buyer Benefit Plans”), are identified on Buyer Disclosure Schedule 4.15(a). True and complete copies of all Buyer Benefit Plans including, but not limited to, any trust instruments and insurance contracts forming a part of any Buyer Benefit Plans and all amendments to them, IRS Forms 5500 (for the three most recently completed plan years), current summary plan descriptions, and the most recent IRS determination or opinion letters with respect to them, have been made available to Company, in each case, to the extent applicable.

(b) All Buyer Benefit Plans are in compliance in form and operation with all applicable Laws, including ERISA and the Code. Each Buyer Benefit Plan which is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (a “Buyer Pension Plan”) and which is intended to be qualified under Section 401(a) of the Code, has received a favorable determination or opinion letter from the IRS that is currently in effect, and no circumstance exists could result in revocation of any such favorable determination letter or the loss of the qualification of the Buyer Pension Plan under Section 401(a) of the Code. There is no pending or, to Buyer’s Knowledge, threatened litigation relating to the Buyer Benefit Plans. Neither Buyer nor any of its Subsidiaries has engaged in, or is aware of, a transaction with respect to any Buyer Benefit Plan or Buyer Pension Plan that, assuming the taxable period of the transaction expired as of the date of this Agreement, could subject Buyer or any of its Subsidiaries to a tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA.

(c) Except as described in Buyer Disclosure Schedule 4.15(c), no liability under Subtitle C or D of Title IV of ERISA has been or is expected to be incurred by Buyer or any of its Subsidiaries with respect to any ongoing, frozen or terminated “single employer plan,” within the meaning of Section 4001(a)(15) of ERISA (including any multiple employer plan as described in 29 C.F.R. Section 4001.2), currently or formerly maintained or contributed to by Buyer, any of its Subsidiaries or any ERISA Affiliate. Neither Buyer nor any ERISA Affiliate has contributed to (or been obligated to contribute to) a “multiemployer plan” within the meaning of Section 3(37) of ERISA at any time during the six-year period ending on the Closing Date, and neither Buyer nor any of its Subsidiaries has incurred, and does not expect to incur, any withdrawal liability with respect to a multiemployer plan under Subtitle E of Title IV of ERISA (regardless of whether based on contributions of an ERISA Affiliate). No notice of a “reportable event,” within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has not been waived, has been required to be filed for any Buyer Pension Plan or by any ERISA Affiliate within the 36 month period ending on the date hereof or will be required to be filed in connection with the transactions contemplated by this Agreement.

(d) All contributions required to be made with respect to all Buyer Benefit Plans have been timely made or have been reflected on the financial statements of Buyer to the extent required by GAAP. No Buyer Pension Plan or single-employer plan of an ERISA Affiliate has an “accumulated funding deficiency” (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA or has otherwise failed to satisfy the minimum funding requirements of Section 412 of the Code or Sections 302 and 303 of ERISA, and none of Buyer or any ERISA Affiliate has an outstanding funding waiver. No Buyer Benefit Plan is considered to be an “at-risk” plan within the meaning of Section 430 of the Code or Section 303 of ERISA.

(e) To Buyer’s Knowledge, other than as set forth on Buyer Disclosure Schedule Section 4.15(e), neither Buyer nor any of its Subsidiaries has any material obligations for retiree health or life benefits under any Buyer Benefit Plan, other than coverage as may be required under Section 4980B of the Code or Part 6 of Title I of ERISA, or under the continuation of coverage provisions of the Laws of any state or locality. All Buyer Benefit Plans that are group health plans have been, in all material respects, operated in compliance with the group health plan continuation requirements of Section 4980B of the Code and Sections 601-609 of ERISA, the certification of prior coverage and other requirements of Sections 701-702 and 711-713 of ERISA and the terms and conditions of the Patient Protection and Affordable Care Act.

(f) No Buyer Benefit Plan provides for the gross-up or reimbursement of Taxes under Section 4999 of the Code. The execution of this Agreement, stockholder approval of this Agreement or consummation of any of the transactions contemplated by this Agreement will not constitute a change in control, as such term is defined under any applicable Buyer Benefit Plan.

(g) To Buyer’s Knowledge, Buyer and its Subsidiaries have correctly classified all individuals who directly or indirectly perform services for Buyer or any of its Subsidiaries for purposes of each Buyer Benefit Plan, ERISA, the Code, tax withholding, unemployment compensation Laws, workers’ compensation Laws and all other applicable Laws.

Section 4.16 Labor Matters; Employment.

(a) Neither Buyer nor any of its Subsidiaries is a party to or bound by any collective bargaining agreement, contract, or other agreement or understanding with a labor union or labor organization, nor is there any proceeding pending or, to Buyer’s Knowledge threatened, asserting that Buyer or any of its Subsidiaries has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel Buyer or any of its Subsidiaries to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other labor dispute involving it pending or, to Buyer’s Knowledge, threatened, nor, to Buyer’s Knowledge, any activity involving its employees seeking to certify a collective bargaining unit or engaging in other organizational activity.

(b) Buyer and its Subsidiaries are in compliance in all material respects with, and since December 31, 2017 have complied in all material respects with, all Laws regarding employment and employment practices, terms and conditions of employment, wages and hours, plant closing notification, classification of employees and independent contractors, equitable pay practices, privacy right, labor disputes, employment discrimination, sexual harassment or discrimination, workers’ compensation or long-term disability policies, retaliation, immigration, family and medical leave, occupational safety and health and other Laws in respect of any reduction in force (including notice, information and consultation requirements).

(c) (i) To Buyer’s Knowledge, no written allegations of sexual harassment or sexual misconduct have been made in the past five (5) years against any person who is a current member of the Board of Directors of Buyer or a current officer of Buyer or its Subsidiaries categorized at or above Senior Vice President, (ii) in the past five (5) years neither Buyer nor any of its Subsidiaries has entered into any settlement agreement related to allegations of sexual harassment or sexual misconduct by any current member of the Board of Directors of Buyer or any current officer at or above Senior Vice President, and (iii) there are no proceedings currently pending or, to the Knowledge of Buyer, threatened related to any allegations of sexual harassment or sexual misconduct by any current member of the board of directors of Buyer, any current Section 16 officer or any Senior Vice President.

Section 4.17 Tax Matters.

(a) Buyer and each of its Subsidiaries has timely filed all income, franchise, and other material Tax Returns that it was required to file under applicable Laws prior to the Effective Time, other than Tax Returns that are not yet due or for which a request for extension was filed consistent with requirements of applicable Laws. All such Tax Returns are correct and complete in all material respects and were prepared in substantial compliance with all applicable Laws. All Taxes due and owing by Buyer or any of its Subsidiaries (whether or not shown on any Tax Return) have been timely paid, other than any Taxes that have been reserved or accrued on the balance sheet of Buyer or which Buyer is contesting in good faith. Neither Buyer nor any Subsidiary is the beneficiary of any extension of time within which to file any Tax Return, and neither Buyer nor any of its Subsidiaries currently has any open tax years for which the applicable statute of limitations has been extended or suspended. No written claim has ever been made by an authority in a jurisdiction where Buyer or any Subsidiary does not file Tax Returns that it is or may be subject to taxation by, or required to file a Tax Return in, that jurisdiction. There are no Liens for Taxes (other than statutory liens for Taxes not yet due and payable, or Taxes that are being contested in good faith and for which adequate provision has been made on the balance sheet of Buyer) upon any of the assets of Buyer or any of its Subsidiaries.

(b) Buyer and each Subsidiary has withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, shareholder, or other third party.

(c) No foreign, federal, state, or local Tax audits or administrative or judicial Tax proceedings are being conducted or to Buyer’s Knowledge are pending or threatened with respect to Buyer or any Subsidiary. Other than with respect to audits that have already been completed and resolved, neither Buyer nor any of its Subsidiaries has received from any foreign, federal, state, or local Taxing Authority (including jurisdictions where Buyer or its Subsidiaries has not filed Tax Returns) any (i) notice indicating an intent to open an audit or other review, (ii) request for information related to Tax matters, or (iii) written notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed by any Taxing Authority against Buyer or any of its Subsidiaries.

(d) Buyer and each Subsidiary have timely and properly taken such actions in response to and in compliance with notices Buyer or any Subsidiary has received from the IRS in respect of information reporting and backup and nonresident withholding as are required by Law. Buyer has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency and no request to waive or extend such a statute of limitations or time period has been filed or is currently pending.

(e) Neither Buyer nor any Subsidiary has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(f) The unpaid Taxes of Buyer and each Subsidiary (i) did not, as of December 31, 2020, exceed the reserve for Tax liability (which is distinct and different from any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the financial statements of Buyer as of December 31, 2020 (rather than in any notes to such financial statements), and (ii) do not exceed that reserve as adjusted for the passage of time through the Effective Time in accordance with the past practice of Buyer in filing its Tax Returns. Since December 31, 2020 neither Buyer nor any Subsidiary has incurred any liability for Taxes arising from extraordinary gains or losses, as that term is used in GAAP.

(g) Buyer and each Subsidiary have disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code. Neither Buyer nor any Subsidiary is a party to or bound by any Tax allocation or sharing agreement (other than an unwritten agreement with Buyer Bank and its Subsidiaries). Neither Buyer nor any Subsidiary (i) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was Buyer), or (ii) has liability for the Taxes of any Person (other than Buyer or any Subsidiary) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or foreign Law), as a transferee or successor, by contract, or otherwise.

(h) Neither Buyer nor any Subsidiary shall be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date; (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law) executed on or prior to the Closing Date; (iii) intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law); (iv) installment sale or open transaction disposition made on or prior to the Closing Date; or (v) prepaid amount received on or prior to the Closing Date.

(i) Neither Buyer nor any Subsidiary has distributed stock of another Person or had its stock distributed by another Person in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.

(j) Neither Buyer nor any Subsidiary is or has been a party to any “listed transaction”, as defined in Section 6707A(c)(2) of the Code and Treasury Regulations Section 1.6011-4(b)(2).

(k) Neither Buyer nor any Subsidiary has taken or agreed to take any action, has failed to take or agreed not to take any action or has Knowledge of any fact, agreement, plan or other circumstance that could reasonably be expected to prevent or impede the Merger and the Holdco Merger, taken together, and the Bank Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

Section 4.18 Loans: Nonperforming and Classified Assets.

(a) As of the date of this Agreement, neither Buyer nor any of its Subsidiaries is a party to (i) any Loans under the terms of which the obligor was, as of March 31, 2021, over sixty (60) days delinquent in payment of principal or interest or in default of any other material provision, or (ii) Loan with any director, Executive Officer or five percent or greater shareholder of Buyer or any of its Subsidiaries, or to Buyer’s Knowledge, any person, corporation or enterprise controlling, controlled by, or under common control with any of the foregoing. Buyer Disclosure Schedule 4.18 identifies (x) each Loan that as of March 31, 2021 was classified as “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” “Watch List” or words of similar import by Buyer, Buyer Bank, or any bank examiner, together with the principal amount of and accrued and unpaid interest on each such Loan and the identity of the borrower, and (y) each asset of Buyer that as of March 31, 2021 was classified as OREO and its book value as of the date of this Agreement.

(b) Each Loan held in Buyer Bank’s loan portfolio (i) is evidenced by notes, agreements, or other evidences of indebtedness that are true, genuine, and what they purport to be, (ii) to the extent secured, has been secured by valid Liens which have been perfected and (iii) to Buyer’s Knowledge, is a legal, valid, and binding obligation of the obligor named, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance, and other Laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

Section 4.19 CRA, Anti-Money Laundering and Customer Information Security. Neither Buyer nor any of its Subsidiaries is a party to any agreement with any individual or group regarding Community Reinvestment Act matters and, to Buyer’s Knowledge, none of Buyer and its Subsidiaries has been advised of, or has any reason to believe (because of Buyer Bank’s Home Mortgage Disclosure Act data for the fiscal year ended December 31, 2020, filed with the FDIC, or otherwise) that any facts or circumstances exist which would cause Buyer Bank: (i) to be deemed not to be in satisfactory compliance with the Community Reinvestment Act, and its implementing regulations, or to be assigned a rating for Community Reinvestment Act purposes by federal or state bank regulators of lower than “Satisfactory”; (ii) to be deemed to be operating in violation of the Bank Secrecy Act and its implementing regulations (31 C.F.R. Part 103), the USA PATRIOT Act, any order issued with respect to anti-money laundering by the U.S. Department of Treasury’s Office of Foreign Assets Control, or any other applicable anti-money laundering statute, rule, or regulation; or (iii) to be deemed not to be in satisfactory compliance with the applicable privacy of customer information requirements contained in any federal and state privacy Laws, including, without limitation, in Title V of the Gramm-Leach-Bliley Act of 1999 and its implementing regulations, as well as the provisions of the information security program adopted by Buyer Bank pursuant to 12 C.F.R. Part 364. Furthermore, the board of directors of Buyer Bank has adopted and Buyer Bank has implemented an anti-money laundering program that contains adequate and appropriate customer identification verification procedures that has not been deemed ineffective by any Governmental Authority and that meets the requirements of Sections 352 and 326 of the USA PATRIOT Act. Buyer Bank has implemented a program with respect to the beneficial ownership requirements set forth in the final rule on Customer Due Diligence Requirements for Financial Institutions found in 81 Federal Register 29397 (July 11, 2016) and 31 C.F.R. § 1010 et seq.

Section 4.20 Regulatory Capitalization. Buyer Bank is “well capitalized,” as such term is defined in the rules and regulations promulgated by the FDIC. Buyer is “well capitalized,” as such term is defined in the rules and regulations promulgated by the FRB.

Section 4.21 Environmental Matters. To Buyer’s Knowledge, no real property (including buildings or other structures) currently owned or operated by Buyer or any of its Subsidiaries or any predecessor, or any property in which Buyer or any of its Subsidiaries holds a security interest, Lien or a fiduciary or management role (“Buyer Loan Property”), has had any Release of, any Hazardous Substance in a manner that violates Environmental Law or requires reporting, investigation, remediation, or monitoring under Environmental Law.

(a) To Buyer’s Knowledge, no real property (including buildings or other structures) formerly owned or operated by Buyer or any of its Subsidiaries had, during Buyer’s ownership or operation, any Release of any Hazardous Substance in a manner that violated Environmental Law or required reporting, investigation, remediation, or monitoring under Environmental Law.

(b) To Buyer’s Knowledge, Buyer and each of its Subsidiaries is in compliance, in all material respects, with applicable Environmental Law.

(c) To Buyer’s Knowledge, neither Buyer nor any of its Subsidiaries could be deemed the owner or operator of, or to have participated in the management of, any Buyer Loan Property which has had any Release of, any Hazardous Substance in a manner that violates Environmental Law or requires reporting, investigation, remediation, or monitoring under Environmental Law.

(d) To Buyer’s Knowledge, neither Buyer nor any of its Subsidiaries nor any predecessor has any liability under Environmental Law arising from the Release or disposal of any Hazardous Substance on any real property currently or formerly owned by Buyer or any of its Subsidiaries or any predecessor, or any Buyer Loan Property.

(e) Neither Buyer nor any of its Subsidiaries has received (i) any written notice, demand letter, or claim alleging any violation of, or liability under, any Environmental Law or (ii) any written request for information reasonably indicating an investigation or other inquiry by any Governmental Authority concerning a possible violation of, or liability under, any Environmental Law.

Section 4.22 Intellectual Property. Buyer or its Subsidiaries owns or has a valid license to use all Buyer Intellectual Property, free and clear of all Liens, royalty, or other payment obligations (except for royalties or payments with respect to off-the-shelf Software at standard commercial rates). The Buyer Intellectual Property constitutes all of the Intellectual Property necessary to carry on the business of Buyer as currently conducted. The Buyer Intellectual Property owned by Buyer, and to Buyer’s Knowledge, all other Buyer Intellectual Property, is valid and enforceable and has not been cancelled, forfeited, expired, or abandoned, and neither Buyer nor any of its Subsidiaries has received notice challenging the validity or enforceability of Buyer Intellectual Property. To Buyer’s Knowledge, the conduct of the business of Buyer or any of its Subsidiaries does not violate, misappropriate, or infringe upon the intellectual property rights of any third party. The consummation of the transactions contemplated by this Agreement will not result in the loss or impairment of the right of Buyer or any of its Subsidiaries to own or use any of Buyer Intellectual Property.

Section 4.23 Administration of Trust and Fiduciary Accounts. Buyer has administered all accounts for which it acts as a fiduciary or agent, including but not limited to accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable state and federal Law and regulation and common law in all material respects, and Buyer has not received any written customer demands, complaints, or other communications that are unresolved and which assert facts or circumstances that would, if true, constitute a breach of trust with respect to any fiduciary or agency account.

Section 4.24 Information Security. Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect with respect to Buyer, to Buyer’s Knowledge, since January 1, 2018, no third party has gained unauthorized access to any information technology networks controlled by and material to the operation of the business of Buyer and its Subsidiaries.

Section 4.25 Fairness Opinion. The board of directors of Buyer has received the written opinion of Keefe, Bruyette & Woods, Inc to the effect that, subject to the terms, conditions and qualifications set forth therein, as of the date of this Agreement the Merger Consideration is fair to Buyer from a financial point of view. Keefe, Bruyette & Woods, Inc. has not amended or rescinded that opinion as of the date of this Agreement.

Section 4.26 Reserves.

(a) Buyer’s allowance for loan losses as reflected in Buyer’s audited balance sheet as of December 31, 2020 was, and the allowance shown on the balance sheets in Buyer financial statements for periods ending after such date, in the reasonable judgment of management, was as of their dates, in compliance with Buyer’s existing methodology for determining the adequacy of its allowance for loan losses as well as the standards established by applicable Governmental Authority, the Financial Accounting Standards Board and GAAP, and is adequate under all such standards.

(b) As of December 31, 2020, the reserve for Taxes as calculated under and required under Financial Accounting Standards Board Interpretation 48 in the Buyer Financial Statements was adequate for all contingencies and includes all reasonably possible contingencies.

(c) As of December 31, 2020, any impairment on loans, investments, derivatives and any other financial instrument in the Buyer Financial Statements was correctly accounted for under GAAP.

Section 4.27 Questionable Payments. Neither Buyer, Buyer Bank nor any of their Subsidiaries, nor to the Buyer’s Knowledge, any director, officer, employee, agent or other person acting on behalf of the Buyer, Buyer Bank or any of its Subsidiaries, has: (a) directly or indirectly, used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to foreign or domestic political activity; (b) made any direct or indirect unlawful payments to any foreign or domestic governmental officials, employees or agents of any foreign or domestic government or to any foreign or domestic political parties or campaigns from corporate funds; (c) violated any provision of the Foreign Corrupt Practices Act of 1977, as amended; or (d) made any other unlawful bribe, rebate, payoff, influence payment, kickback, or other material unlawful payment to any foreign or domestic governmental official, employee, or agent of any foreign or domestic government.

ARTICLE V

COVENANTS

Section 5.01 Covenants of Company. During the period from the date of this Agreement and continuing until the Effective Time or earlier termination of this Agreement, except as expressly contemplated or permitted by this Agreement, as required by applicable Law or with the prior written consent of Buyer, Company shall (a) carry on its business in the ordinary course consistent with past practice and (b) use commercially reasonable efforts to (i) preserve its business organization intact, (ii) keep available to itself and Buyer the present services of the current officers and employees of Company and its Subsidiaries and (iii) preserve for itself and Buyer the goodwill of the customers of Company and others with whom business relationships exist. Without limiting the generality of the foregoing, and except as set forth on the Company Disclosure Schedule, as otherwise expressly contemplated or permitted by this Agreement or consented to in writing (which may include electronic mail) by Buyer, neither Company nor any of its Subsidiaries shall:

(a) Stock. Other than pursuant to stock options or stock-based awards outstanding as of the date of this Agreement and listed on the Company Disclosure Schedule, (i) issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional shares of its stock, any Rights, or any securities (including units of beneficial ownership interest in any partnership or limited liability company), (ii) enter into any agreement with respect to the foregoing, (iii) accelerate the vesting of any existing Rights, or (iv) change (or establish a record date for changing) the number of, or provide for the exchange of, shares of its stock, any securities (including units of beneficial ownership interest in any partnership or limited liability company) convertible into or exchangeable for any additional shares of stock, any Rights issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend, recapitalization, reclassification, or similar transaction with respect to its outstanding stock or any other such securities.

(b) Dividends; Other Distributions. Make, declare, set aside or pay any dividends on or make other distributions (whether in cash or otherwise) in respect of any of its capital stock, except (i) dividends by wholly-owned Subsidiaries of Company to the Subsidiary’s parent or another wholly-owned Subsidiary of Company, and (ii) regular quarterly cash dividends on Company Common Stock in the amount of no more than $0.10 per share of Company Common Stock.

(c) Compensation; Employment Agreements, Etc. Enter into or amend or renew any employment, consulting, severance, retention, change-in-control or similar agreements or arrangements with any director, officer, or employee of Company or any of its Subsidiaries, or grant any salary or wage increase or increase any employee benefit or pay any incentive, commission or bonus payments, or grant any equity compensation, except (i) as may be required by Law, (ii) to satisfy written contractual obligations existing as of the date of this Agreement and disclosed on Company Disclosure Schedule 5.01(c), if any, and (iii) bonus, commission and incentive compensation payments in the ordinary course of business consistent with past practice and pursuant to written policies currently in effect, provided that such payments shall not exceed the aggregate amount set forth on Company Disclosure Schedule 5.01(c). Notwithstanding anything to the contrary contained in this Section 5.01(c), neither Company nor any of its Subsidiaries shall provide compensation of any type to any “disqualified individual” to the extent such compensation would be expected to constitute an “excess parachute payment” as defined in Section 280G of the Code.

(d) Hiring; Promotions. (i) Hire any person as an employee of Company or any of its Subsidiaries, except for at will employees at an annual rate of salary not to exceed $100,000 to fill vacancies that may arise from time to time in the ordinary course of business, or (ii) promote any employee, except to fill vacancies that may arise in the ordinary course of business or to satisfy contractual obligations existing as of the date of this Agreement and set forth on Company Disclosure Schedule 5.01(d) unless Buyer, acting through its Chief Financial Officer or his designee(s) consents in writing (which consent will not be unreasonably withheld, conditioned or delayed).

(e) Benefit Plans. Enter into, establish, adopt, amend, modify or terminate (except (i) as may be required by or to make consistent with applicable Law, subject to the provision of prior written notice to and consultation with Buyer, (ii) to satisfy contractual obligations existing as of the date of this Agreement and set forth on Company Disclosure Schedule 5.01(e), or (iii) as may be required by this Agreement), any Company Benefit Plan or other pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any related trust agreement (or similar arrangement), in respect of any current or former director, officer, or employee of Company or any of its Subsidiaries.

(f) Transactions with Officers and Directors. Except pursuant to agreements or arrangements in effect on the date of this Agreement and set forth on Company Disclosure Schedule 5.01(f), pay, loan, or advance any amount to, or sell, transfer or lease any properties or assets (real, personal or mixed, tangible or intangible) to, or enter into any agreement or arrangement with, any of its officers or directors or any of their immediate family members or any Affiliates or associates (as such terms are defined under the Exchange Act) of any of its officers or directors other than compensation or business expense reimbursement in the ordinary course of business consistent with past practice.

(g) Dispositions. Except in the ordinary course of business consistent with past practice, sell, transfer, mortgage, pledge, encumber or otherwise dispose of or discontinue any of its assets, deposits, business or properties, other real estate owned, or cancel or release any indebtedness owed to Company or any of its Subsidiaries.

(h) Acquisitions. Acquire (other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary and usual course of business consistent with past practice) all or any portion of the assets, business, deposits, or properties of any other entity.

(i) Capital Expenditures. Make or commit to make any capital expenditures other than capital expenditures in the ordinary course of business consistent with past practice (including expenditures reasonably necessary to maintain existing assets in good repair) not exceeding more than $150,000 in the aggregate, unless Buyer, acting through its Chief Financial Officer or his designee(s) consents in writing (which consent will not be unreasonably withheld, conditioned or delayed).

(j) Governing Documents. Amend Company’s Articles of Incorporation or Bylaws or any equivalent documents of Company’s Subsidiaries.

(k) Accounting Methods. Implement or adopt any change in its financial accounting principles, practices or methods, other than as may be required by applicable Laws, GAAP, or at the written direction of a Governmental Authority.

(l) Contracts. Enter into, materially amend, modify, terminate or waive any material provision of, any Material Contract, Lease, or Insurance Policy.

(m) Claims. Enter into any settlement or similar agreement with respect to any action, suit, proceeding, order or investigation to which Company or any of its Subsidiaries or directors or Executive Officers is a party or becomes a party after the date of this Agreement, which settlement or agreement involves payment by Company or any of its Subsidiaries of an amount which exceeds $100,000 individually or $200,000 in the aggregate (provided that, in connection with such settlement or agreement, such aggregate amounts shall be exclusive of any amount of proceeds indirectly paid under any Insurance Policy but inclusive of any amount of proceeds paid by Company or any of its Subsidiaries as a deductible or retention) and/or would impose any material restriction on the business of the Company or any of its Subsidiaries unless Buyer, acting through its Chief Financial Officer or his designee(s) consents in writing; provided that, this Section 5.01(m) shall not apply to Tax matters, which shall be governed by Section 5.01(u).

(n) Banking Operations. Enter into any new material line of business or change in any material respect its lending, investment, underwriting, risk and asset liability management and other banking and operating policies, except as required by applicable Law imposed by any Governmental Authority or file any application or make any contract or commitment with respect to branching or site location or relocation.

(o) Derivative Transactions. Enter into any Derivative Transaction other than in the ordinary course of business consistent with past practice.

(p) Indebtedness. Incur, modify, extend or renegotiate any indebtedness for borrowed money (other than deposits, FHLB borrowings, or federal funds purchased, in each case in the ordinary course of business consistent with past practice) or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other Person unless Buyer, acting through its Chief Financial Officer or his designee(s) consents in writing (which consent will not be unreasonably withheld, conditioned or delayed).

(q) Investment Securities. Other than in the ordinary course of business and consistent with past practice, acquire (other than (i) by way of foreclosures or acquisitions in a bona fide fiduciary capacity or (ii) in satisfaction of debts previously contracted in good faith), sell or otherwise dispose of any debt security or equity investment.

(r) Deposits. Make any changes to deposit pricing that are not in the ordinary course of business consistent with recent past practice unless Buyer, acting through its Chief Financial Officer or his designee(s) consents in writing (which consent will not be unreasonably withheld, conditioned or delayed).

(s) Loans. Take any action with respect to loans other than as set forth on Company Disclosure Schedule 5.01(s).

(t) Investments in Real Estate. Make any investment or commitment to invest in real estate or in any real estate development project other than by way of foreclosure or deed in lieu of foreclosure.

(u) Taxes. Make, change or revoke any income Tax election, change any Tax accounting period, adopt or change any Tax accounting method, file any amended Tax Return, enter into any closing agreement, settle or compromise any liability with respect to Taxes, agree to any adjustment of any Tax attribute, file any claim for a refund of Taxes, or consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment.

(v) Reorganization. Knowingly take any action or fail to take any action which action or failure to act could reasonably be expected to prevent or impede the Merger, and the Holdco Merger, taken together, or the Bank Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

(w) Compliance with Agreements. Commit any act or omission which constitutes a material breach or default by Company under any agreement with any Governmental Authority or under any Material Contract, Lease or other material agreement or material license to which it is a party or by which it or its properties is bound or under which it or its assets, business, or operations receives benefits.

(x) Environmental Assessments. Except for foreclosures in process as of the date of this Agreement, foreclose on or take a deed or title to any real estate other than single-family residential properties without first conducting an ASTM 1527-13 Phase I Environmental Site Assessment of the property that satisfies the requirements of the all appropriate inquiries standard of CERCLA § 101(35) (“Phase I Assessment”), 42 U.S.C. § 9601(35), or foreclose on or take a deed or title to any real estate other than single-family residential properties if such environmental assessment indicates the presence of Hazardous Substances regulated under Environmental Laws or any other material environmental issue.

(y) Adverse Actions. Take any action or fail to take, or adopt any resolutions of its board of directors in support of, any action that is intended or is reasonably likely to result in (i) a material delay in the consummation of the Merger or the transactions contemplated by this Agreement, (ii) any material impediment to the Company’s ability to consummate the Merger of the transactions contemplated by this Agreement, or (iii) any of the conditions to the Merger set forth in Article VI not being satisfied, except, in each case, as may be required by applicable Laws or GAAP.

(z) Capital Stock Purchase. Directly or indirectly repurchase, redeem or otherwise acquire any shares of its capital stock or any securities convertible into or exercisable for any shares of its capital stock.

(aa) Restructuring. Merge or consolidate itself or any of its Subsidiaries with any other person, or restructure, reorganize or completely or partially liquidate or dissolve it or any of its Subsidiaries.

(bb) Facilities. Except as required by Law or otherwise expressly contemplated by this Agreement, make application for the opening, relocation or closing of any, or open, relocate or close any, branch office, loan production or servicing facility, or automated banking facility.

(cc) Loan Workouts. Compromise, resolve, or otherwise “workout” any delinquent or troubled loan, other than (i) any loan workout in the ordinary course of business, consistent with Company Bank’s current policies and procedures and recent past practice, or (ii) unless Buyer, acting through its President and Chief Commercial Banking Officer or his designee(s) first consents in writing (which consent will not be unreasonably withheld, conditioned or delayed).

(dd) Commitments. Enter into any contract with respect to, or otherwise agree or commit to do, any of the foregoing.

Section 5.02 Covenants of Buyer.

(a) Affirmative Covenants. From the date of this Agreement until the Effective Time, except as expressly contemplated or permitted by this Agreement or as required by applicable Law, Buyer will use commercially reasonable efforts to maintain and preserve intact its business organization, properties, leases, employees and advantageous business relationships and retain the service of its officer and key employees.

(b) Negative Covenants. From the date of this Agreement until the Effective Time, except as expressly contemplated or permitted by this Agreement, without the prior written consent of Company, Buyer will not, and will cause each of its Subsidiaries not to:

(i) Adverse Actions. Take any action or fail to take any action that is intended or is reasonably likely to result in (A) a material delay in the consummation of the Merger or the transactions contemplated by this Agreement, (B) any material impediment to Buyer’s ability to consummate the Merger or the transactions contemplated by this Agreement, (C) any of the conditions to the Merger set forth in Article VI not being satisfied except, in each case, as may be required by applicable Law or GAAP,

(ii) Articles of Organization and Bylaws. Amend the Buyer Articles of Organization or Buyer Bylaws in a manner that would adversely affect the economic benefits of the Merger to the holders of Company Common Stock or materially and adversely change the rights, terms or preferences of the Buyer Common Stock,

(iii) Reorganization. Knowingly take any action or fail to take any action which action or failure to act could reasonably be expected to prevent or impede the Merger and the Holdco Merger, taken together, or the Bank Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code,

(iv) Dividends. Take any of the actions set forth on Buyer Disclosure Schedule 5.02(b)(iv) with respect to dividends or distributions by Buyer,

(v) Acquisition. Acquire (other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary and usual course of business consistent with past practice) all or any portion of the assets, business, deposits, or properties of (i) any entity whose (x) assets exceed 20% of Buyer’s consolidated assets as of the date of this Agreement, (y) gross revenues for the year ended December 31, 2020 exceed 20% of Buyer’s consolidated gross revenues for the year ended December 31, 2020 or (z) annual net income for the year ended December 31, 2020 exceed 20% of Buyer’s consolidated gross revenues for the year ended December 31, 2020, or (ii) any FDIC-insured financial institution and/or its holding company,

(vi) Stock. (i) issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional shares of its stock, any Rights, or any securities (including units of beneficial ownership interest in any partnership or limited liability company), (ii) enter into any agreement with respect to the foregoing, (iii) accelerate the vesting of any existing Rights, or (iv) change (or establish a record date for changing) the number of, or provide for the exchange of, shares of its stock, any securities (including units of beneficial ownership interest in any partnership or limited liability company) convertible into or exchangeable for any additional shares of stock, any Rights issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend, recapitalization, reclassification, or similar transaction with respect to its outstanding stock or any other such securities; provided, however, that, this clause (vi) shall not prevent (1) any transaction between any Buyer Subsidiary and Buyer or another wholly owned Buyer Subsidiary, (2) any grant or acceleration of vesting of any stock options or stock-based awards pursuant to any Buyer Benefit Plan or the issuance of shares in respect thereof, (3) the withholding of shares of Buyer Common Stock in satisfaction of the Taxes or the exercise price (if any) upon the vesting, exercise or settlement of any stock options or stock-based awards in respect of Buyer Common Stock or (4) any shares of Buyer Common Stock issued or purchased pursuant to any dividend reinvestment plan, or

(vii) Commitments. Enter into any contract with respect to, or otherwise agree or commit to do, any of the foregoing.

Section 5.03 Commercially Reasonable Effort. Subject to the terms and conditions of this Agreement, each of the parties agrees to use commercially reasonable efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws, so as to permit consummation of the transactions contemplated by this Agreement as promptly as practicable, including the satisfaction of the conditions set forth in Article VI of this Agreement, and shall cooperate fully to that end.

Section 5.04 Stockholder Approval.

(a) Company agrees to take, in accordance with applicable Law, the Articles of Incorporation of Company and the Bylaws of Company, all action necessary to convene a meeting of its stockholders to consider and vote upon the approval of this Agreement and any other matters required to be approved by Company’s stockholders in order to permit consummation of the transactions contemplated by this Agreement (including any adjournment or postponement, the “Company Meeting”) and, subject to Section 5.09, shall take all lawful action to solicit stockholder approval, including by communicating to its stockholders its recommendation (and including such recommendation in the Joint Proxy Statement-Prospectus) that they approve this Agreement and the transactions contemplated hereby (the “Company Board Recommendation”) and shall not make a Company Adverse Recommendation Change, except in accordance with this Section 5.04. Company shall engage a proxy solicitor reasonably acceptable to Buyer to assist in the solicitation of proxies from stockholders relating to the Requisite Company Stockholder Approval. However, subject to Section 7.01 and Section 7.02, if the board of directors of Company, in response to (1) a Company Intervening Event or (2) a Company Superior Proposal, in each case, after receiving the advice of its outside counsel and, with respect to financial matters, its financial advisor, determines in good faith that it would be reasonably likely to result in a violation of its fiduciary duties under applicable Law to continue to recommend this Agreement and the Merger, then, prior to the receipt of the Requisite Company Stockholder Approval, in submitting this Agreement and the Merger to its stockholders, the board of directors of Company may withhold or withdraw or modify or qualify in a manner adverse to Buyer the Company Board Recommendation or may submit this Agreement and the Merger to its shareholders without recommendation (each, a “Company Adverse Recommendation Change”) (although the resolutions approving this Agreement as of the date hereof may not be rescinded or amended), in which event the board of directors of Company may communicate the basis for its Company Adverse Recommendation Change to its stockholders, including in the Joint Proxy Statement-Prospectus or an appropriate amendment or supplement thereto; provided, that the board of directors of Company may not take any actions under this sentence (including effecting a Company Adverse Recommendation Change) unless (i) it gives Buyer at least four (4) Business Days’ prior written notice of its intention to take such action and a reasonable description of the event or circumstances giving rise to its determination to take such action (including, in the event such action is taken by the board of directors of Company in response to a Company Superior Proposal, the latest material terms and conditions and the identity of the third party in any such Company Superior Proposal, or any amendment or modification thereof, or describe in reasonable detail such other event or circumstances) and (ii) at the end of such notice period, the board of directors of Company takes into account any amendment or modification to this Agreement proposed by Buyer and after receiving the advice of its outside counsel and, with respect to financial matters, its financial advisor, determines in good faith that it would nevertheless be reasonably likely to result in a violation of its fiduciary duties under applicable Law to continue to recommend this Agreement and the Merger. Any material amendment to any Company Superior Proposal will be deemed to be a new Company Superior Proposal for purposes of this Section 5.04(a) and will require a new notice period as referred to in this Section 5.04(a). Company agrees to use commercially reasonable efforts to convene the Company Meeting as soon as practicable after the Registration Statement becomes effective. Except with the prior approval of Buyer or as required by applicable Law, no other matters shall be submitted for the approval of Company stockholders at the Company Meeting. Except in accordance with the terms of this Section 5.04(a), Company’s board of directors shall at all times prior to and during the Company Meeting recommend approval of this Agreement by the stockholders of Company and shall not withhold, withdraw, amend, or modify their recommendation in any manner adverse to Buyer or take any other action or make any other public statement inconsistent with their recommendation. Notwithstanding any Company Adverse Recommendation Change, Company shall submit this Agreement to its stockholders for their consideration at the Company Meeting and nothing in this Agreement shall relieve Company of the obligation to do so. In the event that there is present at the Company Meeting, in person or by proxy, sufficient favorable voting power to secure the Requisite Company Stockholder Approval, Company will not adjourn or postpone the Company Meeting unless Company is advised by counsel that failure to do so would reasonably be likely to result in a breach of the U.S. federal securities Laws or fiduciary duties of Company’s board of directors. Company shall keep Buyer updated with respect to the proxy solicitation results in connection with the Company Meeting as reasonably requested by Buyer. Company shall adjourn or postpone the Company Meeting, if, as of the time for which such meeting is originally scheduled, there are insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such meeting, or if on the date of such meeting, Company has not received proxies representing a sufficient number of shares necessary to obtain the Requisite Company Stockholder Approval. Company shall only be required to adjourn or postpone the Company Meeting two (2) times, for aggregate adjournments or postponements not exceeding sixty (60) calendar days, pursuant to the immediately preceding sentence of this Section 5.04(a) and any further adjournments or postponements of the Company Meeting shall require the prior written consent of Buyer.

(b) Buyer agrees to take, in accordance with applicable Law, the Articles of Organization of Buyer and the Bylaws of Buyer, all action necessary to convene a meeting of its shareholders to consider and vote upon the approval of the Buyer Share Issuance and any other matters required to be approved by Buyer’s shareholders in order to permit consummation of the transactions contemplated by this Agreement (including any adjournment or postponement, the “Buyer Meeting”) and, except in the case of a Buyer Adverse Recommendation Change, shall take all lawful action to solicit shareholder approval, including by communicating to its shareholders its recommendation (and including such recommendation in the Joint Proxy Statement-Prospectus) that they approve the Buyer Share Issuance (the “Buyer Board Recommendation”), and shall not make a Buyer Adverse Recommendation Change except in accordance with this Section 5.04(b). Buyer shall engage a proxy solicitor to assist in the solicitation of proxies from shareholders relating to the Requisite Buyer Shareholder Approval. However, subject to Section 7.01 and Section 7.02, if the board of directors of Buyer, in response to (1) a Buyer Intervening Event or (2) a Buyer Superior Proposal, in each case, after receiving the advice of its outside counsel and, with respect to financial matters, its financial advisor, determines in good faith that it would be reasonably likely to result in a violation of its fiduciary duties under applicable Law to continue to recommend the Buyer Share Issuance, then, prior to the receipt of the Requisite Buyer Shareholder Approval, in submitting the Buyer Share Issuance to its shareholders, the board of directors of Buyer may withhold or withdraw or modify or qualify in a manner adverse to Company the Buyer Board Recommendation or may submit the Buyer Share Issuance to its shareholders without recommendation (each, a “Buyer Adverse Recommendation Change”) (although the resolutions approving this Agreement as of the date hereof may not be rescinded or amended), in which event the board of directors of Buyer may communicate the basis for its Buyer Adverse Recommendation Change to its shareholders including in the Joint Proxy Statement-Prospectus or an appropriate amendment or supplement thereto; provided, that the board of directors of Buyer may not take any actions under this sentence (including effecting a Buyer Adverse Recommendation Change) unless (i) it gives Company at least four (4) Business Days’ prior written notice of its intention to take such action and a reasonable description of the event or circumstances giving rise to its determination to take such action and (ii) at the end of such notice period, the board of directors of Buyer takes into account any amendment or modification to this Agreement proposed by Company and after receiving the advice of its outside counsel and, with respect to financial matters, its financial advisor, determines in good faith that it would nevertheless be reasonably likely to result in a violation of its fiduciary duties under applicable Law to continue to recommend the Buyer Share Issuance. Buyer agrees to use commercially reasonable efforts to convene the Buyer Meeting as soon as practicable after the Registration Statement has been declared effective. Except with the prior approval of Company or as required by applicable Law, no other matters shall be submitted for the approval of Buyer shareholders at the Buyer Meeting. Except in accordance with the terms of this Section 5.04(b), Buyer’s board of directors shall at all times prior to and during the Buyer Meeting recommend approval of this Agreement by the shareholders of Buyer and shall not withhold, withdraw, amend, or modify their recommendation in any manner adverse to Company or take any other action or make any other public statement inconsistent with their recommendation. Notwithstanding any Buyer Adverse Recommendation Change, Buyer shall submit this Agreement to its stockholders for their consideration at the Buyer Meeting and nothing in this Agreement shall relieve Buyer of the obligation to do so. In the event that there is present at the Buyer Meeting, in person or by proxy, sufficient favorable voting power to secure the Requisite Buyer Shareholder Approval, Buyer will not adjourn or postpone the Buyer Meeting unless Company has adjourned or postponed the Company Meeting or Buyer is advised by counsel that failure to do so would reasonably be likely to result in a breach of the U.S. federal securities Laws or fiduciary duties of Buyer’s board of directors. Buyer shall keep Company updated with respect to the proxy solicitation results in connection with the Buyer Meeting as reasonably requested by Company. Buyer shall adjourn or postpone the Buyer Meeting, if, as of the time for which such meeting is originally scheduled, there are insufficient shares of Buyer Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such meeting, or if on the date of such meeting, Buyer has not received proxies representing a sufficient number of shares necessary to obtain the Requisite Buyer Shareholder Approval. Buyer shall only be required to adjourn or postpone the Buyer Meeting two (2) times, for aggregate adjournments or postponements not exceeding sixty (60) calendar days, pursuant to the immediately preceding sentence of this Section 5.04(b) and any further adjournments or postponements of the Buyer Meeting shall require the prior written consent of Company.

(c) Each of Buyer and Company shall use its reasonable best efforts to cause the Buyer Meeting and the Company Meeting to occur as soon as reasonably practicable after the Registration Statement has been declared effective and on the same date, with the Company Meeting occurring prior to the Buyer Meeting.

Section 5.05 Registration Statement; Joint Proxy Statement-Prospectus; Nasdaq Listing.

(a) Buyer and Company agree to cooperate in the preparation of the Registration Statement to be filed by Buyer with the SEC in connection with the issuance of the Buyer Common Stock in the Merger (including the Joint Proxy Statement-Prospectus and all related documents). Each of Buyer and Company agree to use commercially reasonable efforts to cause the Registration Statement to be filed with the SEC within sixty (60) days after the date of this Agreement and to be declared effective by the SEC as promptly as reasonably practicable after its filing and to keep the Registration Statement effective as long as is necessary to consummate the Merger and the transactions it contemplates. Buyer also agrees to use commercially reasonable efforts to obtain any necessary state securities Law or “blue sky” permits and approvals required to carry out the transactions contemplated by this Agreement. Company agrees to cooperate with Buyer and Buyer’s counsel and accountants in requesting and obtaining appropriate opinions, consents, and letters from the financial advisor and Company’s independent auditors in connection with the Registration Statement and the Joint Proxy Statement-Prospectus. After the Registration Statement is declared effective under the Securities Act, (i) Company, at its own expense, shall promptly mail or cause to be mailed the Joint Proxy Statement-Prospectus to its stockholders, and (ii) Buyer, at its own expense, shall promptly mail or cause to be mailed the Joint Proxy Statement-Prospectus to its shareholders.

(b) Buyer will promptly notify Company of when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of Buyer Common Stock for offering or sale in any jurisdiction, of the initiation or threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information.

(c) The Joint Proxy Statement-Prospectus and the Registration Statement shall comply as to form in all material respects with the applicable provisions of the Securities Act and the Exchange Act and their implementing rules and regulations. Buyer will notify Company promptly upon the receipt of any comments (whether written or oral) from the SEC or its staff and of any request by the SEC or its staff or any government officials for amendments or supplements to the Registration Statement, the Joint Proxy Statement-Prospectus, or for any other filing or for additional information and will supply Company with copies of all correspondence between Buyer or any of its representatives, on the one hand, and the SEC, or its staff or any other government officials, on the other hand, with respect to the Registration Statement, the Joint Proxy Statement-Prospectus, the Merger, or any other filing. If at any time prior to the Company Meeting there shall occur any event that should be disclosed in an amendment or supplement to the Joint Proxy Statement-Prospectus or the Registration Statement, Company and Buyer shall use their commercially reasonable efforts to promptly prepare, file with the SEC (if required under applicable Law) and mail to Company stockholders and Buyer shareholders an amendment or supplement.

(d) Buyer will provide Company and its counsel with a reasonable opportunity to review and comment on the Registration Statement and the Joint Proxy Statement-Prospectus and all responses to requests for additional information by and replies to comments of the SEC prior to filing them with the SEC, and will provide Company and its counsel with a copy of all SEC filings.

(e) Buyer agrees to use commercially reasonable efforts to list, prior to the Effective Date, on Nasdaq the shares of Buyer Common Stock to be issued in connection with the Merger, subject to official notice of issuance prior to the Effective Time.

(f) Company acknowledges that Buyer is in or may be in the process of acquiring other bank holding companies, banks, financial institutions, and/or other entities and that in connection with other acquisitions, information concerning Company may be required to be included in the registration statements, if any, for the issuance of securities of Buyer or in Buyer Reports in connection with other acquisitions. Company agrees to provide Buyer with any information, certificates, documents or other materials about Company as are reasonably necessary to be included in such other SEC reports or registration statements, including the Registration Statement referenced in Section 5.05(a) and any other registration statements which may be filed by Buyer prior to the Effective Time. Company shall use its reasonable efforts to cause its attorneys and accountants to provide Buyer and any underwriters for Buyer with any consents, opinion letters, reports or information which are necessary to complete the registration statements and applications for any other acquisition or issuance of securities. Buyer shall reimburse Company for all expenses reasonably incurred by Company if another acquisition is terminated for any reason. Buyer shall not file with the SEC any registration statement or amendment or supplement containing information regarding Company unless Company shall have consented to the disclosure contained in the filing, which consent shall not be unreasonably delayed or withheld.

Section 5.06 Regulatory Filings; Consents.

(a) Each of Buyer and Company and their respective Subsidiaries shall cooperate and use their respective commercially reasonable efforts (i) to promptly prepare all documentation (including the Joint Proxy Statement-Prospectus), to effect all filings, to obtain all permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary to consummate the transactions contemplated by this Agreement, including, without limitation, all Regulatory Approvals and all other consents and approvals of a Governmental Authority required to consummate the Merger, (ii) to comply with the terms and conditions of such permits, consents, approvals and authorizations and (iii) to cause the transactions contemplated by this Agreement to be consummated as expeditiously as practicable (including by avoiding or setting aside any preliminary or permanent injunction or other order of any United States federal or state court of competent jurisdiction or any other Governmental Authority); provided, however, that in no event shall Buyer be required to agree to any prohibition, limitation, or other requirement which would prohibit or materially limit the ownership or operation by Buyer or any of its Subsidiaries, of all or any material portion of the business or assets of Company or any of its Subsidiaries or Buyer or its Subsidiaries, or compel Buyer or any of its Subsidiaries to dispose of or hold separate all or any material portion of the business or assets of Company or any of its Subsidiaries or Buyer or any of its Subsidiaries (together, the “Burdensome Conditions”). Buyer and Company will furnish each other and each other’s counsel with all information concerning themselves, their Subsidiaries, directors, trustees, officers and stockholders and such other matters as may be necessary or advisable in connection with the Joint Proxy Statement-Prospectus and any application, petition, or any other statement or application made by or on behalf of Buyer or Company to any Governmental Authority in connection with the transactions contemplated by this Agreement. Provided that Company has cooperated as required by this Agreement, Buyer agrees to use commercially reasonable efforts to file the requisite applications with the FDIC and the Massachusetts Commissioner of Banks within fifty (50) days after the date of this Agreement. Each party shall have the right to review and approve in advance all characterizations of the information relating to it and any of its Subsidiaries that appear in any filing made in connection with the transactions contemplated by this Agreement with any Governmental Authority and Buyer and Company shall each furnish to the other for review a copy of each such filing made in connection with the transactions contemplated by this Agreement with any Governmental Authority prior to its filing, in each case subject to applicable Laws relating to the exchange of information.

(b) Company will notify Buyer promptly and shall promptly furnish Buyer with copies of notices or other communications or summaries of oral communications received by Company or any of its Subsidiaries of (i) any communication, written or oral, from any Person alleging that the consent of such Person (or another Person) is or may be required in connection with the transactions contemplated by this Agreement (and the response thereto from Company, its Subsidiaries or its representatives), (ii) subject to applicable Laws and the instructions of any Governmental Authority, any communication, written or oral, from any Governmental Authority in connection with the transactions contemplated by this Agreement (and the response thereto from Company, its Subsidiaries or its representatives), and (iii) any legal actions threatened or commenced against or otherwise affecting Company or any of its Subsidiaries that are related to the transactions contemplated by this Agreement (and the response from Company, its Subsidiaries or its representatives). With respect to any of the foregoing, Company will consult with Buyer and its representatives so as to permit Company and Buyer and their respective representatives to cooperate to take appropriate measures to avoid or mitigate any adverse consequences that may result from any of the foregoing.

(c) Buyer will notify Company promptly and shall promptly furnish Company with copies of notices or other communications or summaries of oral communications received by Buyer or any of its Subsidiaries of (i) any communication, written or oral, from any Person alleging that the consent of that Person (or other Person) is or may be required in connection with the transactions contemplated by this Agreement (and the response from Buyer or its representatives), (ii) subject to applicable Laws and the instructions of any Governmental Authority, any communication, written or oral, from any Governmental Authority in connection with the transactions contemplated by this Agreement (and the response from Buyer or its representatives), and (iii) any legal actions threatened or commenced against or otherwise affecting Buyer or any of its Subsidiaries that are related to the transactions contemplated by this Agreement (and the response from Buyer, its Subsidiaries or its representatives).

Section 5.07 Publicity. Buyer and Company shall consult with each other before issuing any press release with respect to this Agreement or the transactions it contemplates and shall not issue any such press release or make any such public statement without the prior consent of the other party, which shall not be unreasonably delayed, conditioned or withheld; provided, however, that a party may, without the prior consent of the other party (but after such consultation, to the extent practicable in the circumstances), issue such press release or make such public statements as may upon the advice of outside counsel be required by Law. Without limiting the preceding sentence, Buyer and Company shall (i) cooperate to develop all public announcement materials; and (ii) make appropriate management available at presentations related to the transactions contemplated by this Agreement as reasonably requested by the other. In addition, Company and its Subsidiaries shall coordinate with Buyer regarding all communications with customers, suppliers, employees, stockholders, and the community in general related to the transactions contemplated by this Agreement.

Section 5.08 Access; Information.

(a) Company and Buyer agree that upon reasonable notice and subject to applicable Laws (including the COVID Measures) relating to the exchange of information, each shall afford the other party and its officers, employees, counsel, accountants, and other authorized representatives such access during normal business hours throughout the period prior to the Effective Time to its books, records (including, without limitation, Tax Returns and work papers of independent auditors), properties, and personnel and to such other information relating to it as the other party may reasonably request and, during such period, shall furnish promptly to the other party all information concerning its business, properties, and personnel as the other party may reasonably request. Notwithstanding the foregoing, neither Company nor Buyer shall be required to provide access to or to disclose information, where access or disclosure could reasonably be expected to (i) violate the rights of such entity’s customers, (ii) jeopardize the attorney-client privilege of the entity in possession or control of such information, (iii) result in the disclosure of any trade secrets of third parties; (iv) violate any obligation of Company or Buyer with respect to confidentiality (provided that the party who owes an obligation of confidentiality makes a reasonable effort to obtain a waiver of such obligation) including with respect to disclosure of regulatory examination ratings or other confidential supervisory information, or violate any fiduciary duty of Company or Buyer; (v) interfere with the prudent operation of such entity; or (vi) contravene any Law, rule, regulation, order, judgment, decree, or binding agreement entered into prior to the date of this Agreement. The parties will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the previous sentence apply.

(b) No investigation by a party or its representatives shall be deemed to modify or waive any representation, warranty, covenant, or agreement of the other party set forth in this Agreement, or the conditions to the respective obligations of Buyer and Company to consummate the transactions contemplated by this Agreement.

Section 5.09 No Solicitation by Company.

(a) Company and its Subsidiaries shall immediately cease, and Company and its Subsidiaries shall cause each of their respective representatives to immediately cease, any discussions or negotiations with any parties conducted prior to the date of this Agreement with respect to a Company Acquisition Proposal. Except as permitted by this Section 5.09, after the execution and delivery of this Agreement, Company shall not, and shall cause its Subsidiaries and its and their directors, officers, agents, advisors and representatives (collectively, “Representatives”) not to, directly or indirectly, (i) solicit, initiate or encourage any inquiry with respect to, (ii) participate or engage in any negotiations with any Person with, or furnish any nonpublic information relating to, or (iii) engage or participate in any discussions with any Person regarding, a Company Acquisition Proposal, except to notify such Person of the existence of the provisions of this Section 5.09; provided, that, prior to the receipt of the Requisite Company Stockholder Approval, in the event Company receives an unsolicited bona fide written Company Acquisition Proposal, it may, and may permit its Subsidiaries and its and its Subsidiaries’ Representatives to, furnish or cause to be furnished nonpublic information or data and participate in such negotiations or discussions to the extent that its board of directors concludes in good faith (after receiving the advice of its outside counsel, and with respect to financial matters, its financial advisor) that such Company Acquisition Proposal is reasonably likely to lead to a Company Superior Proposal and failure to take such actions would be reasonably likely to result in a violation of its fiduciary duties under applicable Law; provided, further, that, prior to or concurrently with providing any nonpublic information permitted to be provided pursuant to the foregoing proviso, Company shall have provided such information to Buyer, and shall have entered into a confidentiality agreement with such third party on terms no less favorable to it than the Confidentiality Agreement, which confidentiality agreement shall not provide such person with any exclusive right to negotiate with Company. Company will promptly (and in any event within one (1) Business Day) advise Buyer following receipt of any Company Acquisition Proposal or any inquiry which could reasonably be expected to lead to a Company Acquisition Proposal, and the substance thereof (including the material terms and conditions of and the identity of the person making such inquiry or Company Acquisition Proposal and, if applicable, copies of any documents or correspondence evidencing such Company Acquisition Proposal) and will keep Buyer reasonably apprised of any related developments, discussions and negotiations on a current basis, including any amendments to or revisions of the material terms of such inquiry or Company Acquisition Proposal. Company shall use its reasonable best efforts, subject to applicable Law and the fiduciary duties of the board of directors of Company, to enforce any existing confidentiality or standstill agreements to which it or any of its Subsidiaries is a party in accordance with the terms thereof.

(b) Except as set forth in Section 5.04(a), the board of directors of Company shall not (i) withhold, withdraw, or modify (or publicly propose to withhold, withdraw or modify), in a manner adverse to Buyer, its recommendation referred to in Section 5.04, or (ii) approve or recommend (or publicly propose to approve or recommend) any Company Acquisition Proposal. Company shall not, its board of directors shall not allow Company to, and Company shall cause its Subsidiaries and its and their Representatives not to on its behalf, enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, or other agreement (except for confidentiality agreements referred to and entered into in accordance with the terms of Section 5.09(a)) relating to any Company Acquisition Proposal.

(c) Nothing contained in this Section 5.09 shall prohibit Company from (i) complying with its disclosure obligations under U.S. federal or state law with regard to a Company Acquisition Proposal, including Rule 14a-9, 14d-9 or 14e-2 promulgated under the Exchange Act, or, (ii) making any disclosure to Company’s stockholders if, after consultation with its outside legal counsel, Company determines that such disclosure would be required under applicable Law; provided, however, that any such disclosure relating to a Company Acquisition Proposal shall be deemed to be a Company Adverse Recommendation Change unless it is limited to a stop, look, and listen communication or Company’s board of directors reaffirms the recommendation referred to in Section 5.04 in such disclosure and does not recommend that Company stockholders tender their shares or otherwise support such Company Acquisition Proposal, or (ii) informing any Person of the existence of the provisions contained in this Section 5.09.

Section 5.10 Indemnification; Directors’ and Officers’ Insurance.

(a) From and after the Effective Time, Buyer (the “Indemnifying Party”) shall indemnify and hold harmless, each present and former director or officer of Company and its Subsidiaries (the “Indemnified Parties”) and any person who becomes an Indemnified Party between the date of this Agreement and the Effective Time, against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities and amounts paid in settlement incurred after the Effective Time in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, based in whole or in part, or arising in whole or in part out of, or pertaining to the fact that he or she was a director or officer of Company or any of its Subsidiaries or is or was serving at the request of Company or any of its Subsidiaries as a director, officer, employee, trustee or other agent of any other organization or in any capacity with respect to any employee benefit plan of Company, including without limitation any matters arising in connection with or related to the negotiation, execution, and performance of this Agreement or any of the transactions it contemplates, to the full extent to which such Indemnified Parties would be entitled to have the right to be indemnified under the Articles of Incorporation and Bylaws of Company as in effect on the date of this Agreement as though such Articles of Incorporation and Bylaws continue to remain in effect after the Effective Time and as permitted by applicable Law. Buyer shall pay expenses in advance of the final disposition of any such action or proceeding to each Indemnified Party to the full extent as would have been permitted by Company under the Company’s Articles of Incorporation, upon receipt of an undertaking to repay such advance payments if such officer, director or employee shall be adjudicated or determined to be not entitled to indemnification in accordance with the Company’s Articles of Incorporation. Buyer’s obligations under this Section 5.10(a) shall continue in full force and effect for a period of six years from the Effective Time; provided, however, that all rights to indemnification in respect of any claim asserted or made within such period shall continue until the final disposition of such claim; and provided further, that Buyer’s obligations as successor in interest to the Company shall continue as required under the Articles of Incorporation and Bylaws of the Company.

(b) Any Indemnified Party wishing to claim indemnification under this Section 5.10, upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify the Indemnifying Party, but the failure to so notify shall not relieve the Indemnifying Party of any liability it may have to such Indemnified Party if such failure does not actually prejudice the Indemnifying Party and, if so, only to the extent of such actual prejudice. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) the Indemnifying Party shall have the right to assume the defense and the Indemnifying Party shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by the Indemnified Parties in connection with the defense, except that if the Indemnifying Party elects not to assume defense or counsel for the Indemnified Parties advises that there are issues which raise conflicts of interest between the Indemnifying Party and the Indemnified Parties, the Indemnified Parties may retain counsel which is reasonably satisfactory to the Indemnifying Party, and the Indemnifying Party shall pay, promptly as statements are received, the reasonable fees and expenses of counsel for the Indemnified Parties (which may not exceed one firm in any jurisdiction), (ii) the Indemnified Parties will cooperate in the defense of any such matter, (iii) the Indemnifying Party shall not be liable for any settlement effected without its prior written consent and (iv) the Indemnifying Party shall have no obligation hereunder in the event that a federal or state banking agency or a court of competent jurisdiction shall determine that indemnification of an Indemnified Party is prohibited by applicable Laws and regulations.

(c) Prior to the Closing, Company shall and if Company is unable to, Buyer shall cause the Surviving Entity as of the Effective Time to obtain and fully pay the premium for the extension of Company’s existing directors’ and officers’ insurance policies, in each case for a claims reporting or discovery period of at least six (6) years from and after the Effective Time from an insurance carrier with the same or better credit rating as Company’s current insurance carrier with respect to directors’ and officers’ liability insurance (“D&O Insurance”) with terms, conditions, retentions, and limits of liability that are at least as favorable to the

Indemnified Parties as Company’s existing policies with respect to any actual or alleged error, misstatement, misleading statement, act, omission, neglect, breach of duty or any matter claimed against a director or officer of Company or any of its Subsidiaries by reason of him or her serving in such capacity that existed or occurred at or prior to the Effective Time (including in connection with this Agreement or the transactions or actions it contemplates); provided, however, that in no event shall Company expend, or Buyer or the Surviving Entity be required to expend, for such “tail” policy in the aggregate a premium amount in excess of an amount (the “Maximum D&O Tail Premium”) equal to 200% of the annual premiums paid by Company for D&O Insurance in effect as of the date of this Agreement; provided further, that if the cost of such a tail policy exceeds the Maximum D&O Tail Premium, Company, Buyer or the Surviving Entity shall obtain a tail policy with the greatest coverage available for a cost not exceeding Maximum D&O Tail Premium.

(d) If Buyer or any of its successors or assigns shall consolidate with or merge into any other entity and shall not be the continuing or surviving entity of such consolidation or merger or shall transfer all or substantially all of its assets to any other entity, then and in each case, proper provision shall be made so that the successors and assigns of Buyer shall assume the obligations set forth in this Section 5.10.

(e) Nothing in this Agreement is intended to, shall be construed to or shall release, waive, or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to Company or its officers, directors and employees, and that the indemnification of this Section 5.10 is not a substitute for any claims under any policies.

(f) Any indemnification payments made pursuant to this Section 5.10 are subject to and conditioned upon their compliance with Section 18(k) of the Federal Deposit Insurance Act (12 U.S.C. § 1828(k)) and the regulations promulgated by the FDIC (12 C.F.R. Part 359).

Section 5.11 Employees; Benefit Plans.

(a) All Company Employees who remain employed by Company or any of its Subsidiaries as of the Effective Time shall be subject to Buyer Bank’s normal and customary employment procedures and practices, including customary background screening and evaluation procedures, and satisfactory employment performance. In addition, Company and Company Bank agree, upon Buyer’s reasonable request, to facilitate discussions between Buyer and Company Employees regarding employment, consulting, or other arrangements to be effective prior to or following the Merger. Any interaction between Buyer and Company Employees shall be coordinated by Company.

(b) Company Employees (other than those who are parties to an employment, change of control, or other type of agreement which provides for severance) as of the date of this Agreement who remain employed by Company or any of its Subsidiaries as of the Effective Time and whose employment is terminated by Buyer (absent termination for cause as determined by the employer) within one year after the Effective Time shall, subject to the execution by each Company Employee of a standard release, substantially in the form set forth in Buyer Disclosure Schedule 5.11(b), in favor of Buyer and Buyer Bank (if Buyer, in its discretion, requests that a release be signed), receive severance pay in a lump sum equal to the greater of the amount determined under (i) the East Boston Savings Bank Amended and Restated Employee Severance Compensation Plan as set forth in Company Disclosure Schedule 5.11(b), or (ii) eight weeks of base compensation.

(c) Following the Closing Date, Buyer may choose to maintain any or all of the other Company Benefit Plans in its sole discretion, subject to the next sentence of this Section 5.11(c). For any Company Benefit Plan terminated for which there is a comparable Buyer Benefit Plan of general applicability, Company Employees shall be entitled to participate in the Buyer Benefit Plan to the same extent as similarly-situated employees of Buyer or Buyer Bank (it being understood that inclusion of Company Employees in Buyer Benefit Plans may occur, if at all, at different times with respect to different plans). With respect to a comparable Buyer Benefit Plan, for purposes of determining eligibility to participate, vesting, entitlement to benefits, and vacation entitlement (but not for accrual of benefits under any Buyer Benefit Plans, including any post-retirement welfare benefit plan of Buyer, but excluding any severance, vacation and/or paid time off plans), service by a Company Employee shall be recognized to the same extent such service was recognized immediately prior to the Effective Time under a comparable Plan in which such Company Employee was a participant immediately before the Effective Time, or if there is no such comparable employee benefit plan, to the same extent such service was recognized under the Company 401(k) plan immediately prior to the Effective Time to the extent applicable; provided, however, that such service shall not be recognized to the extent such recognition would result in a duplication of benefits.

(d) Notwithstanding the foregoing, no coverage of any Company Employees who remain employed by Company or any of its Subsidiaries as of the Effective Time or their dependents shall terminate under any of the Company’s health care plans prior to the time such employees or their dependents, as applicable, become eligible to participate in the health plans, programs and benefits common to similarly situated employees of Buyer and Buyer Bank and their dependents and, consequently, no such employees shall experience a gap in health care benefit coverage. If employees of Company or any of its Subsidiaries become eligible to participate in a medical, dental, or health plan of Buyer or Buyer Bank upon termination of a similar plan of Company or any of its Subsidiaries, Buyer shall cause each plan to (i) waive any preexisting condition limitations to the extent such conditions are covered under the applicable medical, health, or dental plans of Buyer or Buyer Bank, (ii) use commercially reasonable efforts to provide full credit under such plans for any deductible, co-payment, and out-of-pocket expenses incurred by the employees and their beneficiaries during the portion of the plan year prior to participation, and (iii) use commercially reasonable efforts to waive any waiting period limitation or evidence of insurability requirement which would otherwise be applicable to the employee on or after the Effective Time, in each case to the extent the employee had satisfied any similar limitation or requirement under an analogous plan prior to the Effective Time for the plan year in which the Effective Time occurs.

(e) Buyer shall honor, and the Surviving Entity shall continue to be obligated to perform, in accordance with their terms, all vested benefit obligations to, and contractual rights of, current and former employees and directors of Company existing as of the Effective Time, as well as all employment, severance, deferred compensation, retirement or “change-in-control” agreements, plans, or policies of Company, but only if such obligations, rights, agreements, plans or policies, that individually or in the aggregate are material, are set forth on the Company Disclosure Schedule. Buyer acknowledges that the consummation of the Merger shall constitute a “change-in-control” of Company for purposes of any benefit plans, agreements, and arrangements of Company. Nothing in this Agreement shall limit the ability of Buyer or Buyer Bank to amend or terminate any of the Company Benefit Plans or Buyer Benefit Plans in accordance with their terms at any time after the Effective Time, subject to vested rights of employees and directors that may not be terminated pursuant to the terms of the Company Benefit Plans or Buyer Benefit Plans.

(f) In the event that Buyer or Buyer Bank terminates or lays off a sufficient number of employees following the Effective Date to trigger a notice requirement under the Worker Adjustment and Retraining Notification Act of 1988 or any similar applicable Law (“WARN Act”) with respect to (i) Company Employees employed during the 90-day period preceding the Effective Time, and (ii) Company Employees employed by Buyer or Buyer Bank after the Effective Time, Buyer shall be solely responsible for compliance with, and any liabilities incurred pursuant to, the WARN Act. Company and Company Bank shall cooperate in providing information reasonably requested by Buyer that is necessary for Buyer to prepare and distribute notices that Buyer may desire to provide prior to the Effective Time under the WARN Act.

(g) Company and Company Bank shall take or cause to be taken all such actions as may be necessary to effect the actions set forth below relating to the ESOP and ESOP Loan. At least five Business Days prior to the Closing Date, and no more than seven Business Days prior to the Closing Date, the ESOP shall be terminated (the “ESOP Termination Date”). No new participants shall be admitted on or after the ESOP Termination Date and all ESOP participants’ accounts shall become fully vested and 100% non-forfeitable. On the ESOP Termination Date, Company Bank shall direct the ESOP trustee to remit a sufficient number of shares of

Company Common Stock held in the ESOP Loan suspense account (the “Suspense Shares”) back to Company Bank to repay the outstanding ESOP Loan in full. All remaining shares of Company Common Stock held by the ESOP as of immediately prior to the Effective Time, including any unallocated shares held in the ESOP Loan suspense account (which shall not include any shares of Company Common Stock used for purposes of repaying or forgiving the ESOP Loans) shall be converted into the right to receive the Merger Consideration. Following the Effective Time, the unallocated shares of Buyer Common Stock held in the ESOP Loan suspense account and any other remaining unallocated assets shall be deemed to be earnings and shall be allocated as earnings to the accounts of the ESOP participants, whether or not such participant is actively employed by Company Bank on the ESOP Termination Date, based on their account balances under the ESOP as of the ESOP Termination Date and distributed to ESOP participants after the receipt of a favorable determination letter from the IRS (only if Buyer requests that Company and Company Bank file such determination letter request with the IRS pursuant to this Section 5.11(g)), except as may be required by applicable Law or the terms of the ESOP. The ESOP shall be amended to provide that distributions under the ESOP after the Closing shall be made only in the form of Buyer Common Stock except with respect to any fractional shares or other de minimis cash distributions, which shall be distributed in the form of de minimus cash, or as otherwise required by applicable Law. If requested by Buyer, prior to the Effective Time, Company and Company Bank, and following the Effective Time, Buyer shall use their commercially reasonable efforts in good faith to commence the process to obtain such favorable determination letter (including, but not limited to, making such changes to the ESOP as may be required by the IRS as a condition to its issuance of a favorable determination letter). Company, Company Bank, and following the Effective Time, Buyer, shall adopt such amendments to the ESOP and related trusts and resolutions to effect the provisions of this Section 5.11(g) (which amendments or resolutions shall be provided to Buyer at least five (5) Business Days prior to adoption for Buyer’s review and approval).

(h) Nothing in this Section 5.11, expressed or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Section 5.11. Without limiting the foregoing, no provision of this Section 5.11 shall create any third party beneficiary rights in any current or former employee, director, or consultant of Company or its Subsidiaries in respect of continued employment (or resumed employment) or any other matter. Nothing in this Section 5.11 is intended (i) to amend any Company Benefit Plan or any Buyer Benefit Plan, (ii) interfere with Buyer’s or the Surviving Entity’s right from and after the Closing Date to amend or terminate any Company Benefit Plan or Buyer Benefit Plan or (iii) interfere with Buyer’s or the Surviving Entity’s right from and after the Effective Time to terminate the employment or provision of services by any director, employee, independent contractor, or consultant.

(i) If Buyer terminates Company’s 401(k) plan prior to the Closing Date, Buyer shall use its commercially reasonable efforts to permit Company 401(k) participants who are employed by Company or any of its Subsidiaries as of such date to roll over any eligible rollover distributions in Company’s 401(k) plan into Buyer’s 401(k) plan, excluding those related to plan loans under Company’s 401(k) plan.

Section 5.12 Notification of Certain Changes. Buyer and Company shall promptly advise the other party of any change or event having, or which would reasonably be expected to have, a Material Adverse Effect with respect to it or which it believes would reasonably be expected to, cause or constitute a material breach of any of its representations, warranties or covenants contained in this Agreement. Prior to the Effective Time (and on the date prior to the Closing Date), Buyer and Company will supplement or amend their respective Disclosure Schedules delivered in connection with the execution of this Agreement to reflect any matter which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such Disclosure Schedule or which is necessary to correct any information in such Disclosure Schedule which has been rendered materially inaccurate. No supplement or amendment to the Buyer Disclosure Schedule or Company Disclosure Schedule shall have any effect for the purpose of determining satisfaction of the conditions set forth in Sections 6.02(a) or 6.03(a), or compliance by Buyer or Company with the respective covenants and agreements.

Section 5.13 Current Information. During the period from the date of this Agreement to the Effective Time, Company will cause one or more of its designated representatives to confer on a regular and frequent basis (not less than weekly) with representatives of Buyer and to report the general status of Company’s financial affairs and the ongoing operations of Company and its Subsidiaries. Without limiting the foregoing, (A) Company agrees to provide to Buyer (i) a copy of each report filed by Company or any of its Subsidiaries with a Governmental Authority (if permitted by Law) within one (1) Business Day following its filing, and (ii) a consolidated balance sheet and a consolidated statement of operations, without related notes, within twenty (20) days after the end of each month, prepared in accordance with Company’s current financial reporting practices, and (B) Company shall provide Buyer, on a monthly basis, with a schedule of all new loans, leases, extensions of credit, and renewal loans, leases and extensions of credit, or any increase in any customer’s aggregate credit outstanding or lease commitment (whether or not subject to prior approval under Section 5.01(s)), and provide Buyer with a copy of, and the opportunity to discuss upon request, the relevant documentation for any loan, extension of credit, lease, or renewal.

Section 5.14 Board Packages. Company shall distribute by overnight mail or by electronic mail a copy of any Company or Company Bank board package, including the agenda and any draft minutes, to Buyer at the same time in which it distributes a copy to the board of directors of Company or Company Bank; provided, however, that Company shall not be required to provide to Buyer copies of any documents that disclose (i) confidential discussions of this Agreement or the transactions it contemplates or any third-party proposal to acquire control of Company, (ii) any matter that Company’s board of directors has been advised by counsel may violate a confidentiality obligation or fiduciary duty or any Law or regulation, including with respect to the disclosure of regulatory examination ratings or other confidential supervisory information, or may result in a waiver of Company’s attorney-client privilege or violate the privacy rights of any customer, or (iii) any information provided to Company’s or Company Bank’s board of directors or the Loan Committee of Company’s or Company Bank’s board of directors with respect to loan- or credit-related information, including, but not limited to, loan pricing or credit decisions.

Section 5.15 Transition; Informational Systems Conversion. From and after the date of this Agreement, Buyer and Company shall use their commercially reasonable efforts to facilitate the integration of Company with the business of Buyer following consummation of the transactions contemplated by this Agreement, and shall meet on a regular basis to discuss and plan for the conversion of the data processing and related electronic informational systems of Company and each of its Subsidiaries (the “Information Systems Conversion”) to those used by Buyer, which planning shall include, but not be limited to: (a) discussion of third-party service provider arrangements of Company and each of its Subsidiaries; (b) non-renewal, after the Effective Time, of personal property leases and software licenses used by Company and each of its Subsidiaries in connection with systems operations; (c) retention of outside consultants and additional employees to assist with the conversion; (d) outsourcing, as appropriate after the Effective Time, of proprietary or self-provided system services; and (e) any other actions necessary and appropriate to facilitate the conversion, as soon as practicable following the Effective Time; provided, however, that Company will not be required to take any actions or provide any information pursuant to this Section 5.15 that would, in the Company’s reasonable determination, violate applicable federal, state or local statutes, Laws, regulations, ordinances, rules, judgments, orders or decrees related to data protection or privacy. Buyer shall promptly reimburse Company for any reasonable out-of-pocket fees, expenses, or charges that Company may incur as a result of taking, at the request of Buyer, any action to facilitate the Information Systems Conversion.

Section 5.16 Access to Customers and Suppliers.

(a) Access to Customers. Company and Buyer will work together to promote good relations between Company Bank and its customers and to retain and grow Company Bank customer relationships prior to and after the Effective Time. Company and Buyer agree that it may be advisable from and after the date of this Agreement for representatives of Company Bank and/or of Buyer Bank to meet with Company Bank customers to discuss the business combination and related transactions contemplated by this Agreement with Company Bank customers. Meetings with Company Bank customers will only occur with the express, prior permission of Company Bank, will be arranged solely by Company Bank representatives, and will be jointly attended by representatives of both Company Bank and Buyer Bank. Company, however, will not be required to take any actions or provide any information pursuant to this Section 5.16 that would, in the Company’s reasonable determination, violate applicable federal, state or local statutes, Laws, regulations, ordinances, rules, judgments, orders or decrees related to data protection or privacy. Nothing in this Section 5.16 shall be deemed to prohibit representatives of Company Bank and Buyer Bank to meet with and communicate with their respective customers that may also be customers of the other party.

(b) Access to Suppliers. From and after the date of this Agreement, Company shall, upon Buyer’s reasonable request, introduce Buyer and its representatives to suppliers of Company and its Subsidiaries for the purpose of facilitating the integration of Company and its business into that of Buyer. Any interaction between Buyer and Company’s suppliers shall be coordinated by Company. Company shall have the right to participate in any discussions between Buyer and Company’s suppliers.

Section 5.17 Environmental Assessments.

(a) Company shall cooperate with and grant access to an environmental consulting firm selected by Buyer and reasonably acceptable to Company, during normal business hours (and at such other times as may be agreed), to any real property (including buildings or other structures) currently owned or operated by Company or any of its Subsidiaries or any Company Loan Property for the purpose of conducting (i) Phase I Assessments (which also may include an evaluation of asbestos containing materials, polychlorinated biphenyls, lead based paint, lead in drinking water, mold, and radon) ; (ii) Phase II Environmental Assessments, including subsurface investigation of soil, soil vapor, and groundwater (“Phase II Assessment”); and/or (iii) surveys and sampling of indoor air and building materials for the presence of radon, asbestos containing materials, mold, microbial matter, polychlorinated biphenyls, and other Hazardous Substances. Buyer and its environmental consulting firm shall conduct all environmental assessments pursuant to this Section 5.17 at mutually agreeable times and so as to eliminate or minimize to the greatest extent possible interference with Company’s operation of its business, and Buyer shall maintain or cause to be maintained reasonably adequate insurance with respect to any assessment conducted. Buyer shall be required to restore each property to substantially its pre-assessment condition. All costs and expenses incurred in connection with any Phase I or Phase II Assessment and any restoration and clean up shall be borne solely by Buyer.

(b) To the extent requested by Buyer, each environmental assessment shall include an estimate by the environmental consulting firm preparing such environmental assessment of the costs of investigation, monitoring, personal injury, property damage, clean up, remediation, penalties, fines or other liabilities, as the case may be, relating to the “potential environmental condition(s)” or “recognized environmental condition(s)” or other conditions which are the subject of the environmental assessment.

Section 5.18 Stockholder Litigation and Claims. In the event that any stockholder litigation related to this Agreement or the Merger or the other transactions contemplated by this Agreement is brought or, to Company’s Knowledge, threatened, against Company and/or the members of the board of directors of Company prior to the Effective Time, Company shall consult with Buyer regarding the defense or settlement of the litigation, and no such settlement shall be agreed to without Buyer’s prior written consent (not to be unreasonably withheld, conditioned or delayed). Company shall (i) promptly notify Buyer of any stockholder litigation brought, or threatened, against Company and/or members of the board of directors of Company, (ii) keep Buyer reasonably informed with respect to the litigation’s status; provided, however, that no information need to be provided if doing so would jeopardize the attorney-client privilege or contravene any Law or binding agreement entered into prior to the date of this Agreement, and (iii) give Buyer the opportunity to participate at its own expense in the defense or settlement of any stockholder litigation. Company shall consult with Buyer regarding the selection of counsel to represent Company in any such stockholder litigation.

Section 5.19 Company Directors. Company shall use commercially reasonable efforts to deliver to Buyer resignations of those directors of Company, Company Bank, and any of their Subsidiaries requested in writing by Buyer at least five (5) days prior to the Closing Date, with each such resignation to be effective as of the Effective Time. Buyer shall take the actions set forth on Section 5.19 of the Buyer Disclosure Schedule.

Section 5.20 Third Party Consents. Company shall use all commercially reasonable efforts to obtain the Company Third Party Consents prior to Closing.

Section 5.21 Coordination.

(a) Company and Company Bank shall take any actions Buyer may reasonably request prior to the Effective Time to facilitate the consolidation of the operations of Company Bank with Buyer Bank, including, without limitation, the preparation and filing of all documentation that is necessary or desirable to obtain all permits, consents, approvals and authorizations of third parties or Governmental Authorities to close and/or consolidate any Buyer Bank or Company Bank branches or facilities and furnishing information and otherwise cooperating with Buyer in the marketing and sale to third parties, contingent on the Effective Time, of any owned or leased real property or tangible property associated with any such branches or facilities. Company shall give due consideration to Buyer’s input, with the understanding that, notwithstanding any other provision contained in this Agreement, neither Buyer nor Buyer Bank shall under any circumstance be permitted to exercise control of Company or any of its Subsidiaries prior to the Effective Time. Company and Company Bank shall permit representatives of Buyer Bank to be onsite at Company Bank during normal business hours to facilitate consolidation of operations and assist with any other coordination efforts as necessary.

(b) Upon Buyer’s reasonable request and consistent with GAAP, the rules and regulations of the SEC and applicable banking Laws and regulations, (i) each of Company and its Subsidiaries shall modify or change its loan, OREO, accrual, reserve, tax, litigation, and real estate valuation policies and practices (including loan classifications and levels of reserves) so as to be applied on a basis that is consistent with that of Buyer and (ii) Company shall make such accruals under the Company Benefit Plans as Buyer may reasonably request to reflect the benefits payable under such Company Benefit Plans upon the completion of the Merger. Notwithstanding the foregoing, no such modifications, changes, or divestitures of the type described in this Section 5.21(b) need be made prior to the satisfaction of the conditions set forth in Sections 6.01(a) and 6.01(b).

(c) Company and Company Bank shall, consistent with GAAP and regulatory accounting principles, use their commercially reasonable efforts to implement at Buyer’s request internal control procedures which are consistent with Buyer’s and Buyer Bank’s current internal control procedures to allow Buyer to fulfill its reporting requirement under Section 404 of the Sarbanes-Oxley Act; provided, however, that no such modifications, changes, or divestitures need be made prior to the satisfaction of the conditions set forth in Sections 6.01(a) and 6.01(b).

(d) No accrual or reserve or change in policy or procedure made by Company or any of its Subsidiaries pursuant to this Section 5.21 shall constitute or be deemed to be a breach, violation, of or failure to satisfy any representation, warranty, covenant, agreement, condition, or other provision of this Agreement or otherwise be considered in determining whether any such breach, violation, or failure to satisfy shall have occurred. The recording of any such adjustment shall not be deemed to imply any misstatement of previously furnished financial statements or information and shall not be construed as concurrence of Company or its management with any such adjustments.

(e) Subject to Section 5.21(b), Buyer and Company shall cooperate (i) to minimize any potential adverse impact to Buyer under ASC 805, and (ii) to maximize potential benefits to Buyer and its Subsidiaries under Section 382 of the Code in connection with the transactions contemplated by this Agreement, in each case consistent with GAAP, the rules and regulations of the SEC, and applicable banking Laws.

Section 5.22 Charitable Foundation.

(a) Company represents that the board of directors of the Company Bank Charitable Foundation is currently comprised of the individuals set forth on Company Disclosure Schedule Section 5.22. The Company shall use its best efforts to cause those individuals to remain on the board of the Company Bank Charitable Foundation until the Effective Time.

(b) Company, Company Bank, Buyer, and Buyer Bank will work together to promote continued good relations with the charities and causes now supported by the Company Bank and the Company Bank Charitable Foundation. Company agrees that it may be advisable from and after the date of this Agreement for representatives of the Buyer Bank and the Buyer Bank Charitable Foundation to be introduced to and meet with the representatives and the charities and causes now supported by the Company Bank and the Company Bank Charitable Foundation. Company agrees to arrange those introductions and meetings at mutually convenient times.

(c) Company shall use its best efforts to take all necessary action to, effective as of the Effective Time, (i) have the then current directors and officers of the Company Bank Charitable Foundation resign, (ii) appoint the individuals who then serve as directors and officers of the Buyer Bank Charitable Foundation to also serve as directors and officers of the Company Bank Charitable Foundation, (iii) also appoint two individuals designated by the Company to serve as directors of the Company Bank Charitable Foundation, and (iv) change the name of the Company Charitable Foundation to “Rockland Trust – East Boston Savings Bank Charitable Foundation.”

(d) If the Effective Time occurs prior to the Company Bank Charitable Foundation making grant decisions and/or grants in response to applications submitted to the Company Bank Charitable Foundation by the August 31, 2021 deadline (the “2021 Grant Applications”), Buyer Bank shall use its best efforts to take all necessary action to have “Rockland Trust – East Boston Savings Bank Charitable Foundation” make grant decisions and grants in response to the 2021 Grant Applications as directed in writing by the person who served as CEO of the Company Bank immediately prior to the Effective Time.

Section 5.23 Certain Transactional Expenses. Company has provided on Company Disclosure Schedule 5.23 a good faith estimate of costs and fees that Company and its Subsidiaries expect to pay to retained representatives in connection with the transactions contemplated by this Agreement (collectively, “Company Expenses”). Upon the reasonable request of Buyer, not more frequently than monthly, Company shall promptly provide an updated budget of Company Expenses to Buyer.

Section 5.24 Stock Exchange De-listing. Prior to the Closing Date, Company shall cooperate with Buyer and use commercially reasonable efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Laws and rules and policies of Nasdaq to enable the de-listing by the Surviving Entity of the Company Common Stock from Nasdaq and the deregistration of the Company Common Stock under the Exchange Act as promptly as practicable after the Effective Time.

Section 5.25 Coordination of Dividends. After the date of this Agreement, each of Buyer and Company shall coordinate with the other the payment of dividends with respect to the Buyer Common Stock and Company Common Stock and the record dates and payment dates relating thereto, it being the intention of the parties that holders of Company Common Stock shall not receive two dividends, or fail to receive one dividend, for any single calendar quarter with respect to their shares of Company Common Stock or any share of Buyer Common Stock that any such holder receives in exchange for such shares of Company Common Stock in the Merger.

Section 5.26 Section 16(a). Prior to the Effective Time, Buyer shall, as applicable, take all such steps as may be required to cause any acquisitions of Buyer Common Stock resulting from the transactions contemplated by this Agreement by each individual who may be subject to the reporting requirements of Section 16(a) of the

Exchange Act with respect to Buyer to be exempt under Rule 16b-3 promulgated under the Exchange Act. Company agrees to promptly furnish Buyer with all requisite information necessary for Buyer to take the actions contemplated by this Section 5.26.

Section 5.27 Takeover Restrictions. None of the Company, Buyer or their respective boards of directors shall take any action that would cause any Takeover Restriction to become applicable to this Agreement, the Merger or any of the other transactions contemplated by this Agreement, and each shall take all necessary steps to exempt (or ensure the continued exemption of) the Merger and the other transactions contemplated from any applicable Takeover Restriction now or hereafter in effect. If any Takeover Restriction may become, or may purport to be, applicable to the transactions contemplated by this Agreement, each party and the members of their respective boards of directors will grant such approvals and take such actions as are necessary so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated and otherwise act to eliminate or minimize the effects of any Takeover Restriction on any of the transactions contemplated by this Agreement, including, if necessary, challenging the validity or applicability of any such Takeover Restriction.

ARTICLE VI

CONDITIONS TO CONSUMMATION OF THE MERGER

Section 6.01 Conditions to Obligations of the Parties to Effect the Merger. The respective obligations of Buyer and Company to consummate the Merger are subject to the fulfillment or, to the extent permitted by applicable Law, written waiver by the parties prior to the Closing Date of each of the following conditions:

(a) Stockholder Approvals. The Requisite Company Stockholder Approval and the Requisite Buyer Shareholder Approval shall have been obtained.

(b) Regulatory Approvals. All Regulatory Approvals and all other consents and approvals of a Governmental Authority required to consummate the Merger shall have been obtained and shall remain in full force and effect and all statutory waiting periods shall have expired or been terminated.

(c) No Injunctions or Restraints; Illegality. No judgment, order, injunction, or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of any of the transactions contemplated by this Agreement shall be in effect. No statute, rule, regulation, order, injunction, or decree shall have been enacted, entered, promulgated, or enforced by any Governmental Authority that prohibits or makes illegal the consummation of any of the transactions contemplated by this Agreement.

(d) Effective Registration Statement. The Registration Statement shall have become effective and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC or any other Governmental Authority.

(e) Nasdaq Listing. The shares of Buyer Common Stock issuable pursuant to the Merger shall have been listed on Nasdaq, subject to official notice of issuance.

Section 6.02 Conditions to Obligations of Company. The obligations of Company to consummate the Merger also are subject to the fulfillment or written waiver by Company prior to the Closing Date of each of the following conditions:

(a) Representations and Warranties. The representations and warranties of Buyer set forth in (i) Section 4.03 and 4.10 (after giving effect to the lead-in to Article IV) shall be true and correct (other than in the case of Section 4.03 such failures to be true and correct as are de minimis) as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case as of such earlier date), and (ii) Sections 4.02, 4.04, 4.05, 4.06, 4.10 and 4.14 (in each case, after giving effect to the lead-in to Article IV) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case as of such earlier date). All other representations of Buyer set forth in this Agreement (read without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties but, in each case, after giving effect to the lead-in to Article IV) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case as of such earlier date); provided, however, that for purposes of this sentence, such representations and warranties shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be so true and correct, either individually or in the aggregate, and without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties, has had or would reasonably be likely to have a Material Adverse Effect on Buyer. Company shall have received a certificate, dated as of the Closing Date, signed on behalf of Buyer by the Chief Executive Officer and the Chief Financial Officer of Buyer to the foregoing effect.

(b) Performance of Obligations of Buyer. Buyer shall have performed and complied with all of its covenants and other obligations under this Agreement in all material respects at or prior to the Closing Date, and Company shall have received a certificate, dated as of the Closing Date, signed on behalf of Buyer by the Chief Executive Officer and the Chief Financial Officer of Buyer to that effect.

(c) Tax Opinion. Company shall have received an opinion from Luse Gorman, PC (or other nationally recognized tax counsel reasonably acceptable to Company), dated as of the Closing Date, in substance and form reasonably satisfactory to Company to the effect that, on the basis of the facts, representations, and assumptions set forth in such opinion, the Merger and the Holdco Merger, taken together, will be treated for federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering its opinion, Luse Gorman, PC may require and rely upon representations contained in certificates of officers of each of Company and Buyer.

(d) Other Actions. Buyer shall have furnished Company with such certificates of their respective officers or others and such other documents to evidence fulfillment of the conditions set forth in Sections 6.01 and 6.02 as Company may reasonably request.

Section 6.03 Conditions to Obligations of Buyer. The obligations of Buyer to consummate the Merger are subject to the fulfillment or written waiver by Buyer prior to the Closing Date of each of the following conditions:

(a) Representations and Warranties. The representations and warranties of Company set forth in (i) Sections 3.03 and 3.10(a) (in each case after giving effect to the lead-in to Article III) shall be true and correct (other than, in the case of Section 3.03, such failures to be true and correct as are de minimis) in each case as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case as of such earlier date) and (ii) Sections 3.02, 3.05, 3.06, 3.08, 3.10(a) (other than clause (i)) and 3.15 (in each case, after giving effect to the lead-in to Article III) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case as of such earlier date). All other representations of Company set forth in this Agreement (read without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties but, in each case, after giving effect to the lead-in to Article III) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case as of such earlier date); provided, however, that for purposes of this sentence, such representations and warranties shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be so true and correct, either individually or in the aggregate, and without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties, has had or would reasonably be likely to have a Material Adverse Effect on Company. Buyer shall have received a certificate, dated as of the Closing Date, signed on behalf of Company by the Chief Executive Officer and the Chief Financial Officer of Company to the foregoing effect.

(b) Performance of Obligations of Company. Company shall have performed and complied with all of its covenants and other obligations under this Agreement in all material respects at or prior to the Closing Date, and Buyer shall have received a certificate, dated the Closing Date, signed on behalf of Company by the Chief Financial Officer and Chief Executive Officer of Company to that effect.

(c) No Burdensome Condition. No Burdensome Condition shall exist with respect to Regulatory Approval required for consummation of the Merger and Bank Merger.

(d) Tax Opinion. Buyer shall have received an opinion from Wachtell, Lipton, Rosen & Katz (or other nationally recognized tax counsel reasonably acceptable to Buyer), dated as of the Closing Date, in substance and form reasonably satisfactory to Buyer to the effect that, on the basis of the facts, representations, and assumptions set forth in such opinion, the Merger and the Holdco Merger, taken together, will be treated for federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering its opinion, Wachtell, Lipton, Rosen & Katz may require and rely upon representations contained in certificates of officers of each of Company and Buyer.

(e) FIRPTA Certification. Company shall have delivered duly executed documentation dated as of the Closing Date reasonably satisfactory to Buyer in form and substance consisting of (i) a certification complying with the Code and the Treasury Regulations certifying that Company is not, and was not, a “United States real property holding corporation” (as the term is defined in Section 897(c)(2) of the Code and the Treasury Regulations promulgated in connection therewith) at any time during the applicable period specified by Section 897(c)(1)(A)(ii) of the Code ending on the Closing Date, and (ii) a form of notice to the IRS prepared in accordance with the provisions of Treasury Regulations Section 1.897-2(h)(2), which notice shall be delivered by Buyer to the IRS on behalf of Company after the Closing.

(f) Other Actions. Company shall have furnished Buyer with such certificates of its officers or others and such other documents to evidence fulfillment of the conditions set forth in Sections 6.01 and 6.03 as Buyer may reasonably request.

Section 6.04 Frustration of Closing Conditions. Neither Buyer nor Company may rely on the failure of any condition set forth in Section 6.01, 6.02, or 6.03, to be satisfied if such failure was caused by such party’s failure to use commercially reasonable efforts to consummate the Merger, as required by and subject to Section 5.03.

ARTICLE VII

TERMINATION

Section 7.01 Termination. This Agreement may be terminated and the Merger, the Holdco Merger and the Bank Merger may be abandoned, whether before or after receipt of the Requisite Company Stockholder Approval or the Requisite Buyer Shareholder Approval:

(a) Mutual Consent. At any time prior to the Effective Time, by the mutual consent of Buyer and Company if the board of directors of Buyer and the board of directors of Company each so determines by a majority vote of its entire board of directors.

(b) No Regulatory Approval. By either Buyer or Company, if its board of directors so determines by a majority vote of the members of its entire board of directors, in the event the approval of any Governmental Authority required for consummation of the Merger or Bank Merger shall have been denied by final, nonappealable action by such Governmental Authority or an application seeking approval of the Merger or Bank Merger shall have been permanently withdrawn at the request of a Governmental Authority, unless the failure to obtain such approval shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the obligations, covenants and agreements of such party set forth herein.

(c) Breach of Representations and Warranties. By either Buyer or Company (provided that the terminating party is not then in material breach of any representation, warranty, covenant, or other agreement in this Agreement in a manner that would entitle the other party not to consummate the Merger, the Holdco Merger or Bank Merger) if there shall have been a breach of any of the representations or warranties set forth in this Agreement on the part of Buyer, in the case of a termination by Company, or Company, in the case of a termination by Buyer, which breach or failure to be true, either individually or in the aggregate with all other breaches by such party (or failures of such representations or warranties to be true), would constitute, if occurring or continuing on the Closing Date, the failure of a condition set forth in Section 6.02, in the case of a termination by Company, or Section 6.03, in the case of a termination by Buyer, and which is not cured by the earlier of the End Date and thirty (30) days following written notice to Buyer, in the case of a termination by Company, or Company, in the case of a termination by Buyer, or by its nature or timing cannot be cured during such period.

(d) Breach of Covenants. By either Buyer or Company (provided that the terminating party is not then in material breach of any representation, warranty, covenant, or other agreement in this Agreement in a manner that would entitle the other party not to consummate the Merger, the Holdco Merger or Bank Merger) if there shall have been a material breach of any of the covenants or agreements set forth in this Agreement on the part of the other party which shall not have been cured by the earlier of the End Date or thirty (30) days following written notice to the party committing the breach from the other party, or if the breach, by its nature or timing, cannot be cured during such period.

(e) Delay. By either Buyer or Company if the Merger shall not have been consummated on or before the first anniversary of the date of this Agreement (the “End Date”), unless the failure of the Closing to occur by that date shall be due to a material breach of this Agreement by the party seeking to terminate this Agreement.

(f) Failure to Recommend.

(i) By Buyer, prior to such time as the Requisite Company Stockholder Approval is obtained, if Company or the Board of Directors of Company (A) withholds, withdraws, modifies or qualifies in a manner adverse to Buyer the Company Board Recommendation, (B) fails to make the Company Board Recommendation in the Joint Proxy Statement-Prospectus, (C) adopts, approves, recommends or endorses a Company Acquisition Proposal or publicly announces an intention to adopt, approve, recommend or endorse a Company Acquisition Proposal, (D) fails to publicly and without qualification (1) recommend against any Company Acquisition Proposal or (2) reaffirm the Company Board Recommendation, in each case within ten (10) Business Days (or such fewer number of days as remains prior to the Company Meeting) after a Company Acquisition Proposal is made public or any request by Buyer to do so, or (E) materially breaches its obligations under Section 5.04(a) or Section 5.09.

(ii) By Company, prior to such time as the Requisite Buyer Shareholder Approval is obtained, if Buyer or the Board of Directors of Buyer (A) withholds, withdraws, modifies or qualifies in a manner adverse to Company the Buyer Board Recommendation, (B) fails to make the Buyer Board Recommendation in the Joint Proxy Statement-Prospectus, (C) adopts, approves, recommends or endorses a Buyer Acquisition Proposal or publicly announces an intention to adopt, approve, recommend or endorse a Buyer Acquisition Proposal, (D) fails to publicly and without qualification (1) recommend against any Buyer Acquisition Proposal or (2) reaffirm the Buyer Board

Recommendation, in each case within ten (10) Business Days (or such fewer number of days as remains prior to the Buyer Meeting) after a Buyer Acquisition Proposal is made public or any request by Company to do so, or (E) materially breaches its obligations under Section 5.04(b).

(g) No Stockholder Approval.

(i) By either Buyer or Company (provided in the case of Company that it shall not be in material breach of any of its obligations under Sections 5.04(a) and 5.09), if the Requisite Company Stockholder Approval shall not have been obtained by reason of the failure to obtain the required vote at the Company Meeting; or

(ii) by either Buyer or Company (provided in the case of Buyer that it shall not be in material breach of any of its obligations under Section 5.04(b)), if the Requisite Buyer Shareholder Approval shall not have been obtained by reason of the failure to obtain the required vote at the Buyer Meeting.

Section 7.02 Termination Fee. In recognition of the efforts, expenses and other opportunities foregone by Buyer and Company while structuring and pursuing the Merger:

(a)

(i) Company shall pay to Buyer by wire transfer of immediately available funds a termination fee equal to $44,145,000 (the “Termination Fee”) in the event Buyer terminates this Agreement pursuant to Section 7.01(f)(i), in which case Company shall pay the Termination Fee as promptly as practicable (but in any event within three (3) Business Days of termination); and

(ii) Buyer shall pay to Company by wire transfer of immediately available funds a termination fee equal to the Termination Fee in the event Company terminates this Agreement pursuant to Section 7.01(f)(ii), in which case Buyer shall pay the Termination Fee as promptly as practicable (but in any event within three (3) Business Days of termination).

(b) In the event that after the date of this Agreement and prior to the termination of this Agreement, a bona fide Company Acquisition Proposal shall have been communicated to or otherwise made known to the board of directors or senior management of Company or shall have been made directly to its stockholders generally or any person shall have publicly announced (and not withdrawn at least two (2) Business Days prior to the Company Meeting) a Company Acquisition Proposal and (A) thereafter this Agreement is terminated by either Buyer or Company pursuant to Section 7.01(e) without the Requisite Company Stockholder Approval having been obtained or pursuant to Section 7.01(g)(i) or (B) thereafter this Agreement is terminated by Buyer pursuant to Section 7.01(c) or, Section 7.01(d), and (C) prior to the date that is twelve (12) months after the date of such termination, Company enters into a definitive agreement or consummates a transaction with respect to a Company Acquisition Proposal (whether or not the same Company Acquisition Proposal as that referred to above, then Company shall, on the earlier of the date it enters into such definitive agreement and the date of consummation of such transaction, pay Buyer, by wire transfer of same day funds, a fee equal to the Termination Fee; provided, that for purposes of this Section 7.02(b), all references in the definition of Company Acquisition Proposal to “20%” shall instead refer to “50%.”

(c) In the event that after the date of this Agreement and prior to the termination of this Agreement, a bona fide Buyer Acquisition Proposal shall have been communicated to or otherwise made known to the Board of Directors or senior management of Buyer or shall have been made directly to its shareholders generally or any person shall have publicly announced (and not withdrawn at least two (2) Business Days prior to the Buyer Meeting) a Buyer Acquisition Proposal and (A) thereafter this Agreement is terminated by either Company or Buyer pursuant to Section 7.01(e) without the Requisite Buyer Shareholder Approval having been obtained or pursuant to Section 7.01(g)(ii) or (B) thereafter this Agreement is terminated by Company pursuant to Section 7.01(c) or 7.01(d), and (C) prior to the date that is twelve (12) months after the date of such termination, Buyer enters into a definitive agreement or consummates a transaction with respect to a Buyer Acquisition

Proposal (whether or not the same Buyer Acquisition Proposal as that referred to above), then Buyer shall, on the earlier of the date it enters into such definitive agreement and the date of consummation of such transaction, pay Company, by wire transfer of same day funds, a fee equal to the Termination Fee; provided, that for purposes of this Section 7.02(c), all references in the definition of Buyer Acquisition Proposal to “20%” shall instead refer to “50%”.

(d) Company and Buyer each agree that the agreements contained in this Section 7.02 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Buyer would not enter into this Agreement; accordingly, if Company fails promptly to pay any amounts due under this Section 7.02 and, in order to obtain such payment, Buyer commences a suit that results in a judgment against Company for such amounts, Company shall pay interest on such amounts from the date payment of such amounts were due to the date of actual payment at the rate of interest equal to the sum of (x) the rate of interest published from time to time in The Wall Street Journal, Eastern Edition (or any successor publication), designated therein as the prime rate on the date such payment was due, (y) plus 200 basis points, together with the costs and expenses of Buyer (including reasonable legal fees and expenses) in connection with the suit. The amounts payable by Company and Buyer pursuant to this Section 7.02, constitute liquidated damages and not a penalty, and, except in the case of fraud or a willful and material breach, shall be the sole monetary remedy of the other party in the event of a termination of this Agreement specified in this Section 7.02.

(e) Notwithstanding anything to the contrary set forth in this Agreement, if Company pays or causes to be paid to Buyer or to Buyer Bank the Termination Fee, neither Company nor Company Bank (or any successor in interest of Company or Company Bank) nor any of their officers, directors or affiliates will have any further obligations or liabilities to Buyer or Buyer Bank with respect to this Agreement or the transactions contemplated by this Agreement, and if Buyer pays or causes to be paid to Company or to Company Bank the Termination Fee, neither Buyer nor Merger Sub nor Buyer Bank will have any further obligations or liabilities to Company or Company Bank with respect to this Agreement or the transactions contemplated by this Agreement, in each case except in the case of fraud or a willful and material breach.

Section 7.03 Effect of Termination. In the event of termination of this Agreement pursuant to this Article VII, no party to this Agreement shall have any liability or further obligation to any other party other than as set forth in Section 7.02, provided, however, termination will not relieve a breaching party from liability for fraud or any willful and material breach of any covenant, agreement, representation, or warranty of this Agreement giving rise to such termination and provided that in no event will a party be liable for any punitive damages. For purposes of this Agreement, “willful and material breach” shall mean a material breach that is a consequence of an act undertaken by the breaching party with the knowledge (actual or constructive) that the taking of such act would, or would be reasonably expected to, cause a breach of this Agreement.

ARTICLE VIII

DEFINITIONS

Section 8.01 Definitions. The following terms are used in this Agreement with the meanings set forth below:

“2021 Grant Applications” has the meaning set forth in Section 5.22(d).

“Adjusted Company Restricted Stock Award” has the meaning set forth in Section 2.07(b).

“Affiliate” means, with respect to any Person, any other Person controlling, controlled by or under common control with such Person. As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) means the possession, directly or indirectly, of power to direct or cause the direction of the management and policies of a Person whether through the ownership of voting securities, by contract or otherwise.

“Agreement” means this Agreement and Plan of Merger (including Exhibits and Disclosure Schedules), as amended or modified in accordance with Section 9.02.

“Approval Date” has the meaning set forth in Section 1.02.

“Articles of Merger” has the meaning set forth in Section 1.03(a).

“Articles of Holdco Merger” has the meaning set forth in Section 1.03(b).

“Bank Merger” has the meaning set forth in the recitals to this Agreement.

“Bank Secrecy Act” means the Bank Secrecy Act of 1970, as amended.

“BHC Act” means the Bank Holding Company Act of 1956, as amended.

“BOLI” has the meaning set forth in Section 3.32(b).

“Burdensome Conditions” has the meaning set forth in Section 5.06(a).

“Business Day” means Monday through Friday of each week, except a legal holiday recognized as such by the U.S. government or any day on which banking institutions in The Commonwealth of Massachusetts are authorized or obligated to close.

“Buyer” has the meaning set forth in the preamble to this Agreement.

“Buyer Acquisition Proposal” means other than the transactions contemplated by this Agreement, any offer, inquiry or proposal relating to, or any third party indication of interest in, (i) any acquisition or purchase, direct or indirect, of 20% or more of the consolidated assets of Buyer and its Subsidiaries or 20% or more of any class of equity or voting securities of Buyer or its Subsidiaries whose assets, individually or in the aggregate, constitute 20% or more of the consolidated assets of Buyer, (ii) any tender offer or exchange offer that, if consummated, would result in such third party beneficially owning 20% or more of any class of equity or voting securities of Buyer or its Subsidiaries whose assets, individually or in the aggregate, constitute 20% or more of the consolidated assets of Buyer, or (iii) a merger, consolidation, share exchange or other business combination, reorganization or similar transaction involving Buyer or its Subsidiaries whose assets, individually or in the aggregate, constitute 20% or more of the consolidated assets of Buyer.

“Buyer Adverse Recommendation Change” has the meaning set forth in Section 5.04(b).

“Buyer Bank” has the meaning set forth in the preamble to this Agreement.

“Buyer Bank Charitable Foundation” means the Rockland Trust Charitable Foundation.

“Buyer Benefit Plans” has the meaning set forth in Section 4.15(a).

“Buyer Board Recommendation” has the meaning set forth in Section 5.04(b).

“Buyer Common Stock” means the common stock, $0.01 par value per share, of Buyer.

“Buyer Disclosure Schedule” has the meaning set forth in Section 4.01(a).

“Buyer Intellectual Property” means the Intellectual Property used in or held for use in the conduct of the business of Buyer and its Subsidiaries.

“Buyer Intervening Event” means a material event, fact, circumstance, development or occurrence which is unknown and not reasonably foreseeable to or by the board of directors of Buyer as of the date hereof (and does not relate to a Buyer Superior Proposal), but becomes known to or by the board of directors of Buyer prior to obtaining the Requisite Buyer Shareholder Approval.

“Buyer Loan Property” has the meaning set forth in Section 4.21.

“Buyer Meeting” has the meaning set forth in Section 5.04(b).

“Buyer Pension Plans” has the meaning set forth in Section 4.15(b).

“Buyer Regulatory Agreement” has the meaning set forth in Section 4.09.

“Buyer Reports” has the meaning set forth in Section 4.06(a).

“Buyer Share Issuance” has the meaning set forth in Section 3.07(a).

“Buyer Superior Proposal” means any unsolicited bona fide written Buyer Acquisition Proposal with respect to more than 50% of the outstanding shares of capital stock of Buyer or substantially all of the assets of Buyer that is (a) on terms which the board of directors of Buyer determines in good faith (after taking into account all the terms and conditions of the Buyer Acquisition Proposal and this Agreement (including any proposal by the other party to this Agreement to adjust the terms and conditions of this Agreement), including any break-up fees, expense reimbursement provisions, conditions to and expected timing and risks of consummation, the form of consideration offered and the ability of the person making such proposal to obtain financing for such Buyer Acquisition Proposal, after consultation with its financial advisor, to be more favorable from a financial point of view to Buyer’s shareholders than the transactions contemplated by this Agreement, (b) that constitutes a transaction that, in the good faith judgment of the board of directors of Buyer, is reasonably likely to be consummated on the terms set forth, taking into account all legal, financial, regulatory, and other aspects of the proposal, and (c) for which financing, to the extent required, is then committed pursuant to a written commitment letter.

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act.

“Consideration” has the meaning set forth in Section 2.01(d).

“Cash Payment” has the meaning set forth in Section 2.07(a).

“CECL” means Current Expected Credit Losses, a credit loss accounting standard that was issued by the Financial Accounting Standards Boards on June 16, 2016, pursuant to Accounting Standards Update (ASU) No. 2016, Topic 326, as amended.

“Certificate” means any certificate or book entry statement which immediately prior to the Effective Time represents shares of Company Common Stock.

“Closing” and “Closing Date” have the meanings set forth in Section 1.02.

“Code” means the Internal Revenue Code of 1986, as amended.

“Community Reinvestment Act” or “CRA” means the Community Reinvestment Act of 1977, as amended.

“Company” has the meaning set forth in the preamble to this Agreement.

“Company Acquisition Proposal” means other than the transactions contemplated by this Agreement, any offer, inquiry or proposal relating to, or any third party indication of interest in, (i) any acquisition or purchase, direct or indirect, of 20% or more of the consolidated assets of Company and its Subsidiaries or 20% or more of any class of equity or voting securities of Company or its Subsidiaries whose assets, individually or in the aggregate, constitute 20% or more of the consolidated assets of Company, (ii) any tender offer or exchange offer that, if consummated, would result in such third party beneficially owning 20% or more of any class of equity or voting securities of Company or its Subsidiaries whose assets, individually or in the aggregate, constitute 20% or more of the consolidated assets of Company, or (iii) a merger, consolidation, share exchange or other business combination, reorganization or similar transaction involving Company or its Subsidiaries whose assets, individually or in the aggregate, constitute 20% or more of the consolidated assets of Company.

“Company Adverse Recommendation Change” has the meaning set forth in Section 5.04(a).

“Company Balance Sheet Date” has the meaning set forth in Section 3.10(a).

“Company Bank” has the meaning set forth in the preamble to this Agreement.

“Company Bank Charitable Foundation” means the East Boston Savings Bank Charitable Foundation, Inc.

“Company Benefit Plans” has the meaning set forth in Section 3.16(a).

“Company Board Recommendation” has the meaning set forth in Section 5.04(a).

“Company Common Stock” means the common stock, $0.01 par value per share, of Company.

“Company Disclosure Schedule” has the meaning set forth in Section 3.01(a).

“Company Employees” has the meaning set forth in Section 3.16(a).

“Company Equity Plans” has the meaning set forth in Section 2.07(a).

“Company Expenses” has the meaning set forth in Section 5.23.

“Company Intellectual Property” means the Intellectual Property used in or held for use in the conduct of the business of Company and its Subsidiaries.

“Company Intervening Event” means a material event, fact, circumstance, development or occurrence which is unknown and not reasonably foreseeable to or by the board of directors of Company as of the date hereof (and does not relate to a Company Superior Proposal), but becomes known to or by the board of directors of Company prior to obtaining the Requisite Company Stockholder Approval.

“Company Loan” has the meaning set forth in Section 3.23(b).

“Company Loan Property” has the meaning set forth in Section 3.18(a).

“Company Meeting” has the meaning set forth in Section 5.04(a).

“Company Pension Plan” has the meaning set forth in Section 3.16(b).

“Company Real Property” has the meaning set forth in Section 3.30(c).

“Company Regulatory Agreement” has the meaning set forth in Section 3.14.

“Company Reports” has the meaning set forth in Section 3.08(a).

“Company Restricted Stock Award” has the meaning set forth in Section 2.07(b).

“Company Superior Proposal” means any unsolicited bona fide written Company Acquisition Proposal with respect to more than 50% of the outstanding shares of capital stock of Company or substantially all of the assets of Company that is (a) on terms which the board of directors of Company determines in good faith (after taking into account all the terms and conditions of the Company Acquisition Proposal and this Agreement (including any proposal by the other party to this Agreement to adjust the terms and conditions of this Agreement), including any break-up fees, expense reimbursement provisions, conditions to and expected timing and risks of consummation, the form of consideration offered and the ability of the person making such proposal to obtain financing for such Company Acquisition Proposal, after consultation with its financial advisor, to be more favorable from a financial point of view to Company’s stockholders than the transactions contemplated by this Agreement, (b) that constitutes a transaction that, in the good faith judgment of the board of directors of Company, is reasonably likely to be consummated on the terms set forth, taking into account all legal, financial, regulatory, and other aspects of the proposal, and (c) for which financing, to the extent required, is then committed pursuant to a written commitment letter.

“Company Third Party Consents” has the meaning set forth in Section 3.13(d).

“Consideration” has the meaning set forth in Section 2.01(d).

“Covered Person” has the meaning set forth in Section 3.38.

“COVID Measures” means any quarantine, “shelter in place,” “stay at home”, workforce reduction, social distancing, shut down, closure, sequester or other directives, guidelines or recommendations promulgated by any Governmental Entity, including the Centers for Disease Control and Prevention and the World Health Organization, in each case, in connection with or in response to the outbreaks, epidemics or pandemics relating to SARS-CoV-2 or COVID-19.

“D&O Insurance” has the meaning set forth in Section 5.10(c).

“Derivative Transaction” means any swap transactions, option, warrant, forward purchase or sale transactions, futures transactions, cap transactions, floor transactions, or collar transactions relating to one or more currencies, commodities, bonds, equity securities, loans, interest rates, catastrophe events, weather-related events, credit-related events, or conditions or any indexes, or any other similar transactions (including any option with respect to any of these transactions) or combination of any of these transactions, including collateralized mortgage obligations or other similar instruments or any debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral or other similar arrangements related to them.

“DIF” has the meaning set forth in Section 3.01(b).

“Dodd-Frank Act” means the Dodd-Frank Wall Street Reform and Consumer Protection Act.

“Effective Time” has the meaning set forth in Section 1.03(a).

“Employer Securities” has the meaning set forth in Section 3.16(m).

“End Date” has the meaning set forth in Section 7.01(e).

“Environmental Law” means any federal, state or local Law, regulation, order, decree, permit, authorization, opinion, or agency requirement relating to: (a) pollution, the protection or restoration of the indoor or outdoor environment, human health, or natural resources, (b) the handling, use, presence, disposal, release or threatened release of any Hazardous Substance, or (c) any injury or threat of injury to persons or property in connection with any Hazardous Substance. The term Environmental Law includes, but is not limited to, the following statutes, as amended, any successor law, and any implementing regulations, and any state or local statutes, ordinances, rules, regulations and the like addressing similar issues: (a) the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. § 9601 et seq.; the Resource Conservation and Recovery Act, as amended, 42 U.S.C. § 6901, et seq.; the Clean Air Act, as amended, 42 U.S.C. § 7401, et seq.; the Federal Water Pollution Control Act, as amended, 33 U.S.C. § 1251, et seq.; the Toxic Substances Control Act, as amended, 15 U.S.C. § 2601, et seq.; the Emergency Planning and Community Right to Know Act, 42 U.S.C. § 1101, et seq.; the Safe Drinking Water Act; 42 U.S.C. § 300f, et seq.; (b) common law that may impose liability (including without limitation strict liability) or obligations for injuries or damages due to the presence of or exposure to any Hazardous Substance.

“Equal Credit Opportunity Act” means the Equal Credit Opportunity Act, as amended.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” has the meaning set forth in Section 3.16(c).

“ESOP” has the meaning set forth in Section 3.16(m).

“ESOP Loan” has the meaning set forth in Section 3.16(m).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Agent” means such exchange agent as may be designated by Buyer and reasonably acceptable to Company to act as agent for purposes of conducting the exchange procedures described in Section 2.05 (which shall be Buyer’s transfer agent).

“Exchange Fund” has the meaning set forth in Section 2.05(a).

“Exchange Ratio” has the meaning set forth in Section 2.01(d).

“Executive Officer” means each officer of (i) Buyer who files reports with the SEC pursuant to Section 16(a) of the Exchange Act, and (ii) those officers of Company set forth on Appendix A.

“Exercise Price” has the meaning set forth in Section 2.07(a).

“Fair Credit Reporting Act” means the Fair Credit Reporting Act, as amended.

“Fair Housing Act” means the Fair Housing Act, as amended.

“FDIC” means the Federal Deposit Insurance Corporation.

“Federal Deposit Insurance Act” means the Federal Deposit Insurance Act of 1950, as amended.

“Federal Reserve Act” means the Federal Reserve Act of 1913, as amended.

“FHLB” means the Federal Home Loan Bank of Boston.

“FRB” means the Federal Reserve Bank of Boston.

“GAAP” means accounting principles generally accepted in the United States of America.

“Governmental Authority” means any federal, state or local court, regulator, administrative agency, or commission or other governmental authority or instrumentality.

“Gramm-Leach-Bliley Act of 1999” means the Financial Services Modernization Act of 1999, as amended, which is commonly referred to as the “Gramm-Leach-Bliley Act.”

“Hazardous Substance” means any and all substances (whether solid, liquid or gas) defined, listed, or otherwise regulated as pollutants, hazardous wastes, hazardous substances, hazardous materials, extremely hazardous wastes, flammable or explosive materials, radioactive materials, or words of similar meaning or regulatory effect under any present or future Environmental Law or that may have a negative impact on human health or the environment, including but not limited to petroleum and petroleum products, asbestos and asbestos-containing materials, polychlorinated biphenyls, lead, radon, radioactive materials, flammables and explosives, mold, mycotoxins and airborne pathogens (naturally occurring or otherwise).

“Holdco Merger” has the meaning set forth in the recitals to this Agreement.

“Holdco Merger Effective Time” has the meaning set forth in Section 1.03(b).

“Home Mortgage Disclosure Act” means Home Mortgage Disclosure Act of 1975, as amended.

“Indemnified Parties” and “Indemnifying Party” have the meanings set forth in Section 5.10(a).

“Information Systems Conversion” has the meaning set forth in Section 5.15.

“Insurance Policies” has the meaning set forth in Section 3.32(a).

“Intellectual Property” means (a) trademarks, service marks, trade names, Internet domain names, designs, logos, slogans, and general intangibles of like nature, together with all goodwill, registrations and applications related to them; (b) patents and industrial designs (including any continuations, divisionals, continuations-in-part, renewals, reissues, and applications for any of them); (c) copyrights (including any registrations and applications for any of them); (d) Software; and (e) technology, trade secrets and other confidential information, know-how, proprietary processes, formulae, algorithms, models, and methodologies.

“Interim Surviving Entity” shall have the meaning set forth in Section 1.01.

“IRS” means the Internal Revenue Service.

“Joint Proxy Statement-Prospectus” means the proxy statement and prospectus and other proxy solicitation materials constituting a part of them, together with any amendments and supplements, to be delivered to Company stockholders and Buyer shareholders in connection with the solicitation of their approval of this Agreement.

“Knowledge” of any Person (including references to a Person being aware of a particular matter) as used with respect to Company and its Subsidiaries means those facts that are actually known, after reasonable inquiry, by the Executive Officers of Company and the directors of Company and Company Bank, and as used with respect to Buyer and its Subsidiaries means those facts that are actually known, after reasonable inquiry, by the Executive Officers of Buyer and the directors of Buyer. Without limiting the scope of the immediately preceding sentence, the term “Knowledge” includes any fact, matter, or circumstance set forth in any written notice received by Company or Buyer, respectively, from any Governmental Authority.

“Law” means any statute, law, ordinance, rule, or regulation of any Governmental Authority that is applicable to the referenced Person.

“Leases” has the meaning set forth in Section 3.30(c).

“Liens” means any charge, mortgage, pledge, security interest, restriction, claim, lien or encumbrance, conditional and installment sale agreement, charge or other claim of third parties of any kind.

“Loans” has the meaning set forth in Section 3.23(a).

“Material Adverse Effect” means with respect to any Person, any effect, circumstance, occurrence or change that (a) is material and adverse to the financial position, results of operations, or business of such Person and its Subsidiaries, taken as a whole, or (b) which does or would materially impair the ability of such Person to perform its obligations under this Agreement or otherwise materially impairs the ability of such Person to timely consummate the transactions contemplated by this Agreement; provided, however, that for the purposes of clause (a) above, Material Adverse Effect shall not be deemed to include the impact of: (i) changes, after the date hereof, in banking and similar Laws of general applicability or interpretations of banking and similar Laws of general applicability by Governmental Authorities (including the COVID Measures); (ii) changes, after the date hereof, in GAAP or regulatory accounting requirements applicable to banks or bank holding companies generally; (iii) any modifications or changes to Company valuation policies and practices in connection with the transactions contemplated by this Agreement or restructuring charges taken in connection with the transactions contemplated by this Agreement, in each case in accordance with GAAP and with Buyer’s prior written consent or at the direction of Buyer; (iv) changes after the date of this Agreement in general economic or capital market conditions affecting financial institutions or their market prices generally, including, but not limited to, changes in levels of interest rates generally; (v) the effects of the expenses incurred by Company or Buyer in negotiating, documenting, effecting, and consummating the transactions contemplated by this Agreement; (vi) any action or omission required by this Agreement or taken, after the date of this Agreement, by Company with the prior written consent of Buyer, and vice versa, or as otherwise expressly permitted or contemplated by this Agreement or at the written direction of Buyer; (vii) the public announcement of this Agreement (including the impact of such announcement on relationships with customers or employees (including the loss of personnel subsequent to the date of this Agreement); (viii) changes, after the date hereof, in national or international political or social conditions, including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon or within the United States; and (ix) natural disasters, pandemics (including the outbreaks, epidemics or pandemics relating to SARS-CoV-2 or COVID-19, and the governmental and other responses thereto) or other force majeure events; except, with respect to subclauses (i), (ii), (iv), (viii) or (ix), to the extent that the effects of such change are disproportionately adverse to the business, properties, assets, liabilities, results of operations or financial condition of such party and its Subsidiaries, taken as a whole, as compared to other companies in the industry in which such party and its Subsidiaries operate).

“Material Contracts” has the meaning set forth in Section 3.13(a).

“Maximum D&O Tail Premium” has the meaning set forth in Section 5.10(c).

“MBCA” has the meaning set forth in Section 1.01(b).

“Merger” has the meaning set forth in the recitals to this Agreement.

“Merger Consideration” has the meaning set forth in Section 2.01(d).

“Merger Sub” has the meaning set forth in the preamble to this Agreement.

“Merger Sub Common Stock” means the common stock, $0.01 par value per share, of Merger Sub.

“MGCL” has the meaning set forth in Section 1.01(a).

“Nasdaq” has the meaning set forth in Section 3.07(a).

“National Labor Relations Act” means the National Labor Relations Act of 1935, as amended.

“New Certificates” has the meaning set forth in Section 2.05(a).

“Option” and “Options” have the meaning set forth in Section 2.07(a).

“OREO” has the meaning set forth in Section 3.23(a).

“Owned Real Property” has the meaning set forth in Section 3.30(b).

“Patient Protection and Affordable Care Act” means the Patient Protection and Affordable Care Act, as amended.

“Per Share Cash Equivalent Consideration” means the product (rounded to the nearest cent) obtained by multiplying (i) the Exchange Ratio by (ii) the volume-weighted average trading price of a share of the Buyer Common Stock on Nasdaq for the consecutive period of five (5) full trading days ending on the day immediately preceding the Closing Date, as provided by Bloomberg L.P.

“Person” means any individual, bank, corporation, partnership, association, joint-stock company, business trust, limited liability company, unincorporated organization, or other organization or firm of any kind or nature.

“Phase I Assessment” has the meaning set forth in Section 5.01(x).

“Phase II Assessment” has the meaning set forth in Section 5.17(a).

“Plan of Bank Merger” means the agreement and plan of merger to be entered into between Buyer Bank and Company Bank providing for the merger of Company Bank with and into Buyer Bank, with Buyer Bank the surviving entity.

“Registration Statement” has the meaning set forth in Section 3.35.

“Regulatory Approval” has the meaning set forth in Section 3.07(a).

“Release” means, with respect to any Hazardous Substance, any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, or disposing into the indoor or outdoor environment.

“Requisite Buyer Shareholder Approval” has the meaning set forth in Section 4.05.

“Requisite Company Stockholder Approval” has the meaning set forth in Section 3.06.

“Rights” means, with respect to any Person, warrants, options, rights, convertible securities, and other arrangements or commitments which obligate the Person to issue or dispose of any of its capital stock or other ownership interests.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Software” means computer programs, whether in source code or object code form (including any and all software implementation of algorithms, models and methodologies), databases, and compilations (including any and all data and collections of data), and all documentation (including user manuals and training materials) related to them.

“Subsidiary” means, with respect to any party, any corporation or other entity of which a majority of the capital stock or other ownership interest having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by the party. For purposes of this Agreement any reference to a Company Subsidiary means, unless the context otherwise requires, any current or former Subsidiary of Company. For the avoidance of doubt, Subsidiary shall not include the Company Charitable Foundation.

“Surviving Entity” shall have the meaning set forth in the recitals to this Agreement.

“Takeover Restrictions” shall have the meaning set forth in Section 3.33.

“Tax” and “Taxes” mean all federal, state, local or foreign income, gross income, gains, gross receipts, sales, use, ad valorem, goods and services, capital, production, transfer, franchise, windfall profits, license, withholding, payroll, employment, disability, employer health, excise, estimated, severance, stamp, occupation, property, custom duties, unemployment or other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever imposed by a Governmental Authority, together with any interest, additions or penalties, whether disputed or not.

“Taxing Authority” means any Governmental Authority responsible for the imposition, assessment or collection of any Tax.

“Tax Returns” means any return, declaration or other report, claim for refund, or information return or statement relating to Taxes required to be filed with a Taxing Authority, including any schedules or attachment thereto, and including any amendment thereof.

“Termination Fee” has the meaning set forth in Section 7.02(a).

“The date hereof” or “the date of this Agreement” shall mean April 22, 2021.

“Truth in Lending Act” means the Truth in Lending Act of 1968, as amended.

“Treasury” means the United States Department of the Treasury.

“Treasury Regulations” means the Treasury Regulations promulgated under the Code.

“USA PATRIOT Act” means the USA PATRIOT Act of 2001, Public Law 107-56, and its implementing regulations.

“Vesting Company Restricted Stock Award” has the meaning set forth in Section 2.07(b).

“Voting Agreement” has the meaning set forth in the recitals to this Agreement.

“VWAP” means volume-weighted average trading price of a share of (i) Buyer Common Stock on Nasdaq (or if Buyer Common Stock is not then listed on Nasdaq, the principal securities market on which Buyer Common Stock is then listed or quoted), or (ii) the Index, in each case as reported by Bloomberg L.P.

“WARN Act” has the meaning set forth in Section 5.11(f).

ARTICLE IX

MISCELLANEOUS

Section 9.01 Survival. No representations, warranties, agreements, and covenants contained in this Agreement (other than agreements or covenants that by their express terms are to be performed after the Effective Time) shall survive the Effective Time or the termination of this Agreement if this Agreement is terminated prior to the Effective Time (other than this Article IX, which shall survive any such termination). Notwithstanding anything in the foregoing to the contrary, no representations, warranties, agreements, and covenants contained in this Agreement shall be deemed to be terminated or extinguished so as to deprive a party or any of its Affiliates of any defense at law or in equity which otherwise would be available against the claims of any Person, including without limitation any stockholder or former stockholder.

Section 9.02 Waiver; Amendment. Prior to the Effective Time, any provision of this Agreement may be (a) waived by the party benefited by the provision or (b) amended or modified at any time, by an agreement in writing among the parties executed in the same manner as this Agreement, except that after the receipt of the Requisite Company Stockholder Approval or the Requisite Company Shareholder Approval, there may not be, without further approval of such stockholders of Company or such shareholders of Buyer, as applicable, no amendment shall be made which by Law requires such further approval without obtaining that approval.

Section 9.03 Governing Law; Waiver.

(a) This Agreement shall be governed by, and interpreted in accordance with, the Laws of the Commonwealth of Massachusetts, without regard for the conflicts of law principles thereof.

(b) Each party acknowledges and agrees that any controversy which may arise under this Agreement is likely to involve complicated and difficult issues, and therefore each party irrevocably and unconditionally waives any right such party may have to a trial by jury in any litigation directly or indirectly arising out of or relating to this Agreement, or the transactions it contemplates. Each party certifies and acknowledges that (i) no representative, agent or attorney of any other party has represented, expressly or otherwise, that any other party would not, in the event of litigation, seek to enforce the foregoing waiver, (ii) each party understands and has considered the implications of this waiver, (iii) each party makes this waiver voluntarily, and (iv) each party has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 9.03.

Section 9.04 Expenses. Except as otherwise provided in Sections 5.05(f), 5.15 and 7.02, each party will bear all expenses incurred by it in connection with this Agreement and the transactions it contemplates, including fees and expenses of its own financial consultants, accountants and counsel, provided that nothing in this Agreement shall limit either party’s rights to recover any liabilities or damages arising out of the other party’s willful breach of any provision of this Agreement.

Section 9.05 Notices. All notices, requests, and other communications to a party shall be in writing and shall be deemed given (a) on the date of delivery if delivered personally, or if by email, upon confirmation of receipt, (b) on the first (1st) Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier or (c) on the earlier of confirmed receipt or the fifth (5th) Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice.

If to Buyer or to Merger Sub:

Independent Bank Corp.

288 Union Street

Rockland, Massachusetts 02370

Attention: Patricia M. Natale, Senior Vice President, Deputy General Counsel and Secretary

E-mail: patricia.natale@rocklandtrust.com

With a copy (which shall not constitute notice) to:

Wachtell, Lipton, Rosen & Katz

51 W. 52nd Street

New York, NY 10019

Attention: Edward D. Herlihy and Brandon C. Price

E-mail: EDHerlihy@wlrk.com and BCPrice@wlrk.com

If to Company:

Meridian Bancorp, Inc.

67 Prospect Street

Peabody, Massachusetts 01960

Facsimile: 978-977-2882

Attention: Richard J. Gavegnano, President and Chief Executive Officer

Email: rgavegnano@ebsb.com

With a copy (which shall not constitute notice) to:

Luse Gorman, PC

5335 Wisconsin Avenue, NW

Suite 780

Washington, D.C. 20015

Attention: Lawrence M.F. Spaccasi, Esq.

E-mail: lspaccasi@luselaw.com

Section 9.06 Entire Understanding; No Third Party Beneficiaries. This Agreement, together with the Exhibits, the Disclosure Schedules, and the confidentiality agreements between Company and Buyer, dated March 4, 2021, represents the entire understanding of the parties with reference to the transactions contemplated by this Agreement, and this Agreement supersedes any and all other oral or written agreements previously made, except that the confidentiality agreements between the parties shall remain in full force and effect. Except for the Indemnified Parties’ rights under Section 5.10, which are expressly intended to be for the irrevocable benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives, Buyer and Company agree that their respective representations, warranties, and covenants are solely for the benefit of the other party, in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any Person (including any person or Company Employees who might be affected by Section 5.11), other than the parties, any rights or remedies, including the right to rely upon the representations and warranties set forth in this Agreement. The representations and warranties in this Agreement are the product of negotiations among the parties and are for the sole benefit of the parties. Any inaccuracies in the representations and warranties are subject to waiver by the parties in accordance with Section 9.02 without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties of risks associated with particular matters regardless of the Knowledge of any of the parties. Consequently, Persons other than the parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

Section 9.07 Severability. In the event that any one or more provisions of this Agreement shall for any reason be held invalid, illegal, or unenforceable in any respect, by any court of competent jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other provisions of this Agreement and the parties shall use their reasonable efforts to substitute a valid, legal, and enforceable provision which, insofar as practical, implements the purposes and intentions of this Agreement.

Section 9.08 Enforcement of the Agreement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any federal or state court in the Commonwealth of Massachusetts having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity, and that the party seeking an injunction shall not be required to post any bond. Each party to this Agreement (a) irrevocably and unconditionally consents to and submits itself to the exclusive jurisdiction of the Business Litigation Session of the Superior Court of the

Commonwealth of Massachusetts, or in the event, but only in the event, that such court does not have subject matter jurisdiction over such action or proceeding, the Superior Court of the Commonwealth of Massachusetts or the United States District Court for the District of Massachusetts (collectively, the “Massachusetts Courts”) in any action or proceeding arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that all claims in respect of such action or proceeding may be heard and determined only in any such Massachusetts Courts, and (c) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such Massachusetts Courts. Each party to this Agreement waives any defense or inconvenient forum to the maintenance of any action or proceeding so brought in any such Massachusetts Courts and waives any bond, surety or other security that might be required of any other party in any such Massachusetts Courts with respect to such action or proceeding. To the full extent permitted by applicable Law, any party may make service on another party by sending or delivering a copy of the process to the party to be served at the address and in the manner provided for the giving of notices in Section 9.05. Nothing in this Section 9.08, however, shall affect the right of any party to serve legal process in any other manner permitted by law. EACH OF BUYER, BUYER BANK AND COMPANY HEREBY IRREVOCABLY WAIVES ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

Section 9.09 Interpretation. When a reference is made in this Agreement to sections, exhibits, or schedules, the reference shall be to a section of, or exhibit or schedule to, this Agreement unless otherwise expressly indicated. The table of contents and headings contained in this Agreement are for reference purposes only and are not part of this Agreement. Whenever the words “include,” “includes,” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

Section 9.10 Assignment. No party may assign either this Agreement or any of its rights, interests, or obligations under this Agreement without the prior written approval of the other party. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties and their respective successors and permitted assigns.

Section 9.11 Counterparts. This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments or waivers hereto or thereto, may be executed by means of a facsimile machine or by e-mail delivery of a “.pdf” format data file and in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart. Signatures delivered by facsimile machine or e-mail delivery of a “.pdf” format data file shall have the same effect as originals. No party hereto or to any such agreement or instrument shall raise the use of a facsimile machine or e-mail delivery of a “.pdf” format data file to deliver a signature to this Agreement and any signed agreement or instrument entered into in connection with this Agreement or any amendment or waivers hereto or thereto or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or e-mail delivery of a “.pdf” format data file as a defense to the formation of a contract and each party hereto forever waives any such defense.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Agreement in counterparts by their duly authorized officers, all as of the day and year on page one.

INDEPENDENT BANK CORP.

By:	/s/ Christopher Oddleifson
Name: Christopher Oddleifson
Title: President and Chief Executive Officer

ROCKLAND TRUST COMPANY

By:	/s/ Christopher Oddleifson
Name: Christopher Oddleifson
Title: Chief Executive Officer

BRADFORD MERGER SUB INC.

By:	/s/ Robert D. Cozzone
Name: Robert D. Cozzone
Title: President

[Signature Page to Agreement and Plan of Merger]

MERIDIAN BANCORP, INC.

By:	/s/ Richard J. Gavegnano
Name: Richard J. Gavegnano
Title: Chairman, President & CEO

EAST BOSTON SAVINGS BANK

By:	/s/ Richard J. Gavegnano
Name: Richard J. Gavegnano
Title: Chairman, President & CEO

[Signature Page to Agreement and Plan of Merger]

Annex B

April 22, 2021

Board of Directors

Meridian Bancorp, Inc.

67 Prospect Street

Peabody, MA 01960

Members of the Board of Directors:

We understand that Independent Bank Corp. (“Independent”), Bradford Merger Sub Inc. (“Merger Sub”), Rockland Trust Company (“Rockland”), Meridian Bancorp, Inc. (the “Company”) and East Boston Savings Bank (“EBSB”), propose to enter into the Agreement (defined below) pursuant to which, among other things, the Company will be merged with and into Merger Sub, with the Company as the surviving entity, and then the Company will be merged with and into Independent with Independent as the surviving entity (together, the “Merger”) and that, in connection with the Merger, each outstanding share of common stock, par value $0.01 per share, of the Company (the “Company Common Stock”), other than the Exception Shares (as defined below), shall become and be converted into the right to receive 0.275 of a share of Independent common stock (the “Exchange Ratio”). “Exception Shares” shall mean each share of Company Common Stock (i) held as treasury stock or (ii) owned directly by Independent (other than, in the case of clause (ii), shares in trust accounts, managed accounts and the like for the benefit of customers or shares held in satisfaction of a debt previously contracted). The Board of Directors of the Company (the “Board”) has requested that Raymond James & Associates, Inc. (“Raymond James”) provide an opinion (the “Opinion”) to the Board as to whether, as of the date hereof, the Exchange Ratio to be received by the holders of the Company Common Stock (other than the Exception Shares) in the Merger pursuant to the Agreement is fair from a financial point of view to such holders. For purposes of this Opinion, and with your consent, we have assumed that the there are approximately 52.4 million shares of Company Common Stock issued and outstanding and approximately 33.1 million shares of Independent common stock issued and outstanding.

In connection with our review of the proposed Merger and the preparation of this Opinion, we have, among other things:

1.	reviewed the financial terms and conditions as stated in the draft of the Agreement and Plan of Merger dated as of April 21, 2021 (the “Agreement”);

2.

reviewed certain information related to the historical condition and prospects of the Company and Independent, as made available to Raymond James by or on behalf of the Company, including, but not limited to, (a) financial projections for each of the Company and Independent that were prepared using consensus analyst estimates for the years 2021 and 2022 with further years extrapolated based on appropriate growth rates, which were reviewed and approved for our use by the management of the Company (the “Projections”) and (b) certain forecasts and estimates of potential cost savings, operating efficiencies, revenue effects, and other pro forma financial adjustments expected to result from the Merger, as approved and directed for our use by management of the Company (the “Pro Forma Financial Adjustments”);

3.

reviewed the Company’s and Independent’s audited financial statements for the years ended December 31, 2019 and December 31, 2020 and unaudited financial statements for the three month period ended March 31, 2021;

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Raymond James & Associates, Inc., member New York Stock Exchange/SIPC

Board of Directors

Meridian Bancorp, Inc.

April 22, 2021

4.	reviewed the Company’s and Independent’s recent public filings and certain other publicly available information regarding the Company and Independent;

5.	reviewed the financial and operating performance of the Company and Independent and those of other selected public companies that we deem to be relevant;

6.	considered certain publicly available financial terms of certain transactions we deem to be relevant;

7.

reviewed the current and historical market prices for shares of the Company Common Stock and shares of Independent common stock, and the current market prices of the publicly traded securities of certain other companies that we deemed to be relevant;

8.	conducted such other financial studies, analyses and inquiries and considered such other information and factors as we deemed appropriate;

9.

received a certificate addressed to Raymond James from a member of senior management of the Company regarding, among other things, the accuracy of the information, data and other materials (financial or otherwise) provided to, or discussed with, Raymond James by or on behalf of the Company; and

10.

discussed with members of the senior management of the Company certain information relating to the aforementioned and any other matters which we have deemed relevant to our inquiry including, but not limited to, the past and current business operations of the Company and the financial condition and future prospects and operations of the Company.

With your consent, we have assumed and relied upon the accuracy and completeness of all information supplied by or on behalf of the Company or otherwise reviewed by or discussed with us, and we have undertaken no duty or responsibility to, nor did we, independently verify any of such information. Furthermore, we have undertaken no independent analysis of any potential or actual litigation, regulatory action, possible unasserted claims or other contingent liabilities, to which the Company or Independent is a party or may be subject, or of any governmental investigation of any possible unasserted claims or other contingent liabilities to which the Company or Independent is a party or may be subject. With your consent, this Opinion makes no assumption concerning, and therefore does not consider, the potential effects of any such litigation, claims or investigations or possible assertions. We have not made or obtained an independent appraisal of the assets or liabilities (contingent or otherwise) of the Company or Independent. With respect to the Projections, Pro Forma Financial Adjustments and any other information and data provided to or otherwise reviewed by or discussed with us, we have, with your consent, assumed that the Projections, Pro Forma Financial Adjustments and such other information and data have been reasonably prepared in good faith on bases reflecting (or, in the case of the Projections with respect to 2021 and 2022, which were prepared using consensus analyst estimates for the years 2021 and 2022, are consistent with) the best currently available estimates and judgments of management of the Company, and we have relied upon the Company to advise us promptly if any information previously provided became inaccurate or was required to be updated during the period of our review. We express no opinion with respect to the Projections, Pro Forma Financial Adjustments or the assumptions on which they are based. We have assumed that the final form of the Agreement will be substantially similar to the draft reviewed by us, and that the Merger will be consummated in accordance with the terms of the Agreement without waiver or amendment of any conditions thereto. Furthermore, we have assumed, in all respects material to our analysis, that the representations and warranties of each party contained in the Agreement are true and correct and that each

Board of Directors

Meridian Bancorp, Inc.

April 22, 2021

such party will perform all of the covenants and agreements required to be performed by it under the Agreement without being waived. We have relied upon and assumed, without independent verification, that (i) the Merger will be consummated in a manner that complies in all respects with all applicable international, federal and state statutes, rules and regulations, and (ii) all governmental, regulatory, and other consents and approvals necessary for the consummation of the Merger will be obtained and that no delay, limitations, restrictions or conditions will be imposed or amendments, modifications or waivers made that would have an effect on the Merger, Independent or the Company that would be material to our analyses or this Opinion.

Our opinion is based upon market, economic, financial and other circumstances and conditions existing and disclosed to us as of April 21, 2021 and any material change in such circumstances and conditions would require a reevaluation of this Opinion, which we are under no obligation to undertake. As you are aware, the credit, financial and stock markets have been experiencing unusual volatility and we express no opinion or view as to any potential effects of such volatility on the Merger, the Company, or Independent and this Opinion does not purport to address potential developments in any such markets. As you are aware, there is significant uncertainty as to the potential direct and indirect business, financial, legal, economic and social implications and consequences of the spread of the coronavirus and associated illnesses and the actions and measures that countries, governments, regulatory agencies, central banks, international financing and funding organizations, stock markets, businesses and individuals may take to address the spread of the coronavirus and associated illnesses including, without limitation, those actions and measures pertaining to fiscal or monetary policies, legal and regulatory matters and the credit, financial and stock markets (collectively, the “Pandemic Effects”). We express no opinion or view as to the potential impact of the Pandemic Effects on our analysis, this Opinion, the Merger, the Company or Independent. We have relied upon and assumed, without independent verification, that there has been no change in the business, assets, liabilities, financial condition, results of operations, cash flows or prospects of the Company or Independent since the respective dates of the most recent financial statements and other information, financial or otherwise, provided to us that would be material to our analyses or this Opinion, and that there is no information or any facts that would make any of the information reviewed by us incomplete or misleading in any material respect.

We express no opinion as to the underlying business decision to effect the Merger, the structure or tax consequences of the Merger or the availability or advisability of any alternatives to the Merger. We provided advice to the Board with respect to the proposed Merger. We did not, however, recommend any specific amount of consideration or that any specific consideration constituted the only appropriate consideration for the Merger. We did not solicit indications of interest with respect to a transaction involving the Company. This letter does not express any opinion as to the likely trading range of Independent’s stock following the Merger, which may vary depending on numerous factors that generally impact the price of securities or on the financial condition of Independent at that time. Our opinion is limited to the fairness, from a financial point of view, of the Exchange Ratio to be received by the holders of the Company Common Stock (other than the Exception Shares).

We express no opinion with respect to any other reasons, legal, business, or otherwise, that may support the decision of the Board to approve or consummate the Merger. Furthermore, no opinion, counsel or interpretation is intended by Raymond James on matters that require legal, accounting or tax advice. It is assumed that such opinions, counsel or interpretations have been or will be obtained from the appropriate professional sources. Furthermore, we have relied, with the consent of the Board, on the fact that the Company has been assisted by legal, accounting and tax advisors and we have, with the consent of the Board, relied upon and assumed the

Board of Directors

Meridian Bancorp, Inc.

April 22, 2021

accuracy and completeness of the assessments by the Company and its advisors as to all legal, accounting and tax matters with respect to the Company and the Merger, including, without limitation, that the Company and Independent’s financial statements have been prepared in accordance with GAAP and that the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended. We are not experts in the evaluation of allowances for loan and lease losses and have not independently verified such allowances or reviewed or examined any individual loan or credit files. We have assumed, with your consent, that the allowance for loan and lease losses (i) set forth in the financial statements of the Company and Independent are adequate to cover such losses, (ii) will be adequate on a pro forma basis for the combined entity and (iii) comply fully with applicable law, regulatory policy and sound banking practices as of the date of such financial statements.

In formulating our opinion, we have considered only what we understand to be the Exchange Ratio to be received by the holders of Company Common Stock (other than the Exception Shares) as is described above and we did not consider and we express no opinion on the fairness of the amount or nature of any compensation to be paid or payable to any of the Company’s officers, directors or employees, or class of such persons, whether relative to the compensation received by the holders of the Company Common Stock (other than the Exception Shares) or otherwise. We have not been requested to opine as to, and this Opinion does not express an opinion as to or otherwise address, among other things: (1) the fairness of the Merger to the holders of any class of securities, creditors, or other constituencies of the Company, or to any other party, except and only to the extent expressly set forth in the last sentence of this Opinion or (2) the fairness of the Merger to any one class or group of the Company’s or any other party’s security holders or other constituencies vis-à-vis any other class or group of the Company’s or such other party’s security holders or other constituents (including, without limitation, the allocation of any consideration to be received in the Merger amongst or within such classes or groups of security holders or other constituents). We are not expressing any opinion as to the impact of the Merger on the solvency or viability of the Company or Independent or the ability of the Company or Independent to pay their respective obligations when they come due.

The delivery of this opinion was approved by an opinion committee of Raymond James.

Raymond James has been engaged to render financial advisory services to the Company in connection with the proposed Merger and will receive a fee for such services, a substantial portion of which is contingent upon consummation of the Merger. Raymond James will also receive a fee upon the delivery of this Opinion, which is not contingent upon the successful completion of the Merger or on the conclusion reached herein. In addition, the Company has agreed to reimburse certain of our expenses and to indemnify us against certain liabilities arising out of our engagement.

In the ordinary course of our business, Raymond James may trade in the securities of the Company and Independent for our own account or for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities. In the two years preceding the date of this opinion letter, Raymond James has engaged in fixed income trading activity with Independent and/or certain of its affiliates, for which it has earned income. Furthermore, Raymond James may provide investment banking, financial advisory and other financial services to the Company and/or Independent or other participants in the Merger in the future, for which Raymond James may receive compensation.

Board of Directors

Meridian Bancorp, Inc.

April 22, 2021

It is understood that this letter is for the information of the Board of Directors of the Company (solely in each director’s capacity as such) in evaluating the proposed Merger and does not constitute a recommendation to the Board of Directors or any shareholder of the Company or Independent regarding how said shareholder should act or vote with respect to the proposed Merger or any other matter. Furthermore, this letter should not be construed as creating any fiduciary duty on the part of Raymond James to any such party. This Opinion may not be disclosed, reproduced, quoted, summarized, referred to at any time, in any manner, or used for any other purpose, nor shall any references to Raymond James or any of its affiliates be made, without our prior written consent, except that this Opinion may be disclosed in and filed with a proxy statement used in connection with the Merger that is required to be filed with the Securities and Exchange Commission, provided that this Opinion is quoted in full in such proxy statement, along with a description, reasonably satisfactory to us.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Exchange Ratio to be received by the holders of the Company Common Stock (other than the Exception Shares) in the Merger pursuant to the Agreement is fair, from a financial point of view, to such holders.

Very truly yours,

RAYMOND JAMES & ASSOCIATES, INC.

Annex C

April 22, 2021

The Board of Directors

Independent Bank Corp.

288 Union Street

Rockland, MA 02370

Members of the Board:

You have requested the opinion of Keefe, Bruyette & Woods, Inc. (“KBW” or “we”) as investment bankers as to the fairness, from a financial point of view, to Independent Bank Corp. (“Independent”) of the Exchange Ratio (as defined below) in the proposed acquisition of Meridian Bancorp, Inc. (“Meridian”) by Independent through the proposed merger of Bradford Merger Sub Inc., a wholly-owned subsidiary of Independent (“Merger Sub”), with and into Meridian with Meridian as the surviving company (such transaction, the “Merger” and, taken together with the subsequent merger of Meridian with and into Independent (with Independent as the surviving company), the “Transaction”) pursuant to the Agreement and Plan of Merger (the “Agreement”) to be entered into by and among Independent, Merger Sub, Rockland Trust Company, Meridian and East Boston Savings Bank. Pursuant to the Agreement and subject to the terms, conditions and limitations set forth therein, at the Effective Time (as defined in the Agreement), automatically by virtue of the Merger and without any action on the part of Independent, Merger Sub, Meridian or any stockholder of Meridian, each share of common stock, $0.01 par value per share, of Meridian (“Meridian Common Stock”) issued and outstanding immediately prior to the Effective Time (other than shares of Meridian Common Stock (i) held as treasury stock or (ii) owned directly by Independent (other than, in the case of clause (ii), shares in trust accounts, managed accounts and the like for the benefit of customers or shares held in satisfaction of a debt previously contracted)) will be converted into the right to receive 0.275 of a share of common stock, $0.01 par value per share, of Independent (“Independent Common Stock”). The ratio of 0.275 of a share of Independent Common Stock for one share of Meridian Common Stock is referred to herein as the “Exchange Ratio.” The terms and conditions of the Transaction are more fully set forth in the Agreement.

The Agreement further provides that, immediately following the Holdco Merger Effective Time (as defined in the Agreement), East Boston Savings Bank, a wholly-owned subsidiary of Meridian, will merge with and into Rockland Trust Company, a wholly-owned subsidiary of Independent, pursuant to a separate plan of bank merger (such transaction, the “Bank Merger”).

KBW has acted as financial advisor to Independent and not as an advisor to or agent of any other person. As part of our investment banking business, we are continually engaged in the valuation of bank and bank holding company securities in connection with acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for various other purposes. As specialists in the securities of banking companies, we have experience in, and knowledge of, the valuation of banking enterprises. Further to certain existing sales and trading relationships between Independent and each of KBW and a KBW broker-dealer affiliate, and otherwise in the ordinary course of KBW and its affiliates’ broker-dealer businesses, KBW and its affiliates may from time to time purchase securities from, and sell securities to, Independent and Meridian. In addition, as a market maker in securities, KBW and its affiliates may from time to time have a long or short position in, and buy or sell, debt or equity securities of Independent or Meridian for its and their own respective accounts and for the accounts of its and their respective customers and clients. We have acted

The Board of Directors – Independent Bank Corp.

April 22, 2021

exclusively for the board of directors of Independent (the “Board”) in rendering this opinion and will receive a fee from Independent for our services. A portion of our fee is payable upon the rendering of this opinion, and a significant portion is contingent upon the successful completion of the Transaction. In addition, Independent has agreed to indemnify us for certain liabilities arising out of our engagement.

Other than in connection with the present engagement, in the past two years KBW has not provided investment banking or financial advisory services to Independent. In the past two years, KBW has not provided investment banking or financial advisory services to Meridian. We may in the future provide investment banking and financial advisory services to Independent or Meridian and receive compensation for such services.

In connection with this opinion, we have reviewed, analyzed and relied upon material bearing upon the financial and operating condition of Independent and Meridian and bearing upon the Transaction, including among other things, the following: (i) an execution version of the Agreement, dated as of April 22, 2021; (ii) the audited financial statements and Annual Reports on Form 10-K for the three fiscal years ended December 31, 2020 of Independent; (iii) certain preliminary and unaudited quarterly financial results for the quarter ended March 31, 2021 of Independent (provided by Independent); (iv) the audited financial statements and the Annual Reports on Form 10-K for the three fiscal years ended December 31, 2020 of Meridian; (v) certain preliminary and unaudited quarterly financial results for the quarter ended March 31, 2021 of Meridian (provided by Meridian); (vi) certain regulatory filings of Independent and Meridian and their respective subsidiaries, including the quarterly reports on Form FRY-9C and call reports filed with respect to each quarter during the three year period ended December 31, 2020; (vii) certain other interim reports and other communications of Independent and Meridian to their respective shareholders or stockholders; and (viii) other financial information concerning the respective businesses and operations of Independent and Meridian furnished to us by Independent and Meridian or which we were otherwise directed to use for purposes of our analyses. Our consideration of financial information and other factors that we deemed appropriate under the circumstances or relevant to our analyses included, among others, the following: (i) the historical and current financial position and results of operations of Independent and Meridian; (ii) the assets and liabilities of Independent and Meridian; (iii) the nature and terms of certain other merger transactions and business combinations in the banking industry; (iv) a comparison of certain financial and stock market information of Independent and Meridian with similar information for certain other companies, the securities of which are publicly traded; (v) publicly available consensus “street estimates” of Independent and Meridian, as well as assumed Independent long-term growth rates and financial and operating forecasts and projections of Meridian for periods beyond 2022 provided to us by Independent management, all of which information was discussed with us by such management and used and relied upon by us at the direction of such management and with the consent of the Board; and (vi) estimates regarding certain pro forma financial effects of the Transaction on Independent (including, without limitation, the cost savings, related expenses and operating synergies expected to result or be derived from the Transaction) that were prepared by, and provided to and discussed with us by, Independent management, and used and relied upon by us at the direction of such management and with the consent of the Board. We have also performed such other studies and analyses as we considered appropriate and have taken into account our assessment of general economic, market and financial conditions and our experience in other transactions, as well as our experience in securities valuation and knowledge of the banking industry generally. We have also participated in discussions held by the managements of Independent and Meridian regarding the past and current business operations, regulatory relations, financial condition and future prospects of their respective companies and such other matters as we have deemed relevant to our inquiry.

In conducting our review and arriving at our opinion, we have relied upon and assumed the accuracy and completeness of all of the financial and other information that was provided to us or that was publicly available

Keefe, Bruyette & Woods, A Stifel Company

The Board of Directors – Independent Bank Corp.

April 22, 2021

and we have not independently verified the accuracy or completeness of any such information or assumed any responsibility or liability for such verification, accuracy or completeness. We have relied upon Independent management as to the reasonableness and achievability of the publicly available consensus “street estimates” of Independent and Meridian, the assumed Independent long-term growth rates, the financial and operating forecasts and projections of Meridian for periods beyond 2022, and the estimates regarding certain pro forma financial effects of the Transaction on Independent (including, without limitation, the cost savings, related expenses and operating synergies expected to result or be derived from the Transaction), all as referred to above (and the assumptions and bases for all such information), and we have assumed that all such information has been reasonably prepared and represents, or in the case of the Independent and Meridian “street estimates” referred to above that such estimates are consistent with, the best currently available estimates and judgments of Independent management and that the forecasts, projections and estimates reflected in such information will be realized in the amounts and in the time periods currently estimated.

It is understood that the portion of the foregoing financial information of Independent and Meridian that was provided to us was not prepared with the expectation of public disclosure and that all of the foregoing financial information, including the publicly available consensus “street estimates” of Independent and Meridian referred to above, is based on numerous variables and assumptions that are inherently uncertain (including, without limitation, factors related to general economic and competitive conditions, and in particular, assumptions regarding the ongoing COVID-19 pandemic) and, accordingly, actual results could vary significantly from those set forth in such information. We have assumed, based on discussions with the management of Independent and with the consent of the Board, that all such information provides a reasonable basis upon which we can form our opinion, and we express no view as to any such information or the assumptions or bases therefor. Among other things, such information has assumed that the ongoing COVID-19 pandemic could have an adverse impact, which has been assumed to be limited, on Independent and Meridian. We have relied on all such information without independent verification or analysis and do not in any respect assume any responsibility or liability for the accuracy or completeness thereof.

We also have assumed that there have been no material changes in the assets, liabilities, financial condition, results of operations, business or prospects of either Independent or Meridian since the date of the last financial statements of each such entity that were made available to us. We are not experts in the independent verification of the adequacy of allowances for loan and lease losses and we have assumed, without independent verification and with your consent, that the aggregate allowances for loan and lease losses for Independent and Meridian are adequate to cover such losses. In rendering our opinion, we have not made or obtained any evaluations or appraisals or physical inspection of the property, assets or liabilities (contingent or otherwise) of Independent or Meridian, the collateral securing any of such assets or liabilities, or the collectability of any such assets, nor have we examined any individual loan or credit files, nor did we evaluate the solvency, financial capability or fair value of Independent or Meridian under any state or federal laws, including those relating to bankruptcy, insolvency or other matters. Estimates of values of companies and assets do not purport to be appraisals or necessarily reflect the prices at which companies or assets may actually be sold. Such estimates are inherently subject to uncertainty and should not be taken as our view of the actual value of any companies or assets.

We have assumed, in all respects material to our analyses, the following: (i) that the Transaction and any related transactions (including, without limitation, the Bank Merger) will be completed substantially in accordance with the terms set forth in the Agreement (the final terms of which we have assumed will not differ in any respect material to our analyses from the execution version reviewed by us and referred to above), with no adjustments to the Exchange Ratio and with no other consideration or payments in respect of Meridian Common

Keefe, Bruyette & Woods, A Stifel Company

The Board of Directors – Independent Bank Corp.

April 22, 2021

Stock; (ii) that the representations and warranties of each party in the Agreement and in all related documents and instruments referred to in the Agreement are true and correct; (iii) that each party to the Agreement and all related documents will perform all of the covenants and agreements required to be performed by such party under such documents; (iv) that there are no factors that would delay or subject to any adverse conditions, any necessary regulatory or governmental approval for the Transaction or any related transactions and that all conditions to the completion of the Transaction and any related transactions will be satisfied without any waivers or modifications to the Agreement or any of the related documents; and (v) that in the course of obtaining the necessary regulatory, contractual, or other consents or approvals for the Transaction and any related transactions, no restrictions, including any divestiture requirements, termination or other payments or amendments or modifications, will be imposed that will have a material adverse effect on the future results of operations or financial condition of Independent, Meridian or the pro forma entity or the contemplated benefits of the Transaction, including without limitation the cost savings, related expenses and operating synergies expected to result or be derived from the Transaction. We have assumed that the Transaction will be consummated in a manner that complies with the applicable provisions of the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and all other applicable federal and state statutes, rules and regulations. We have further been advised by representatives of Independent that Independent has relied upon advice from its advisors (other than KBW) or other appropriate sources as to all legal, financial reporting, tax, accounting and regulatory matters with respect to Independent, Meridian, the Transaction and any related transaction and the Agreement. KBW has not provided advice with respect to any such matters.

This opinion addresses only the fairness, from a financial point of view, as of the date hereof, of the Exchange Ratio in the Merger to Independent. We express no view or opinion as to any other terms or aspects of the Transaction or any term or aspect of any related transaction (including the Bank Merger), including without limitation, the form or structure of the Transaction or any such related transaction, any consequences of the Transaction to Independent, its shareholders, creditors or otherwise, or any terms, aspects, merits or implications of any employment, consulting, voting, support, shareholder, charitable giving or other agreements, arrangements or understandings contemplated or entered into in connection with the Transaction, any such related transaction, or otherwise. Our opinion is necessarily based upon conditions as they exist and can be evaluated on the date hereof and the information made available to us through the date hereof. As you are aware, there is currently widespread disruption, extraordinary uncertainty and unusual volatility arising from the effects of the COVID-19 pandemic, including the effect of evolving governmental interventions and non-interventions. It is understood that subsequent developments may affect the conclusion reached in this opinion and that KBW does not have an obligation to update, revise or reaffirm this opinion. Our opinion does not address, and we express no view or opinion with respect to, (i) the underlying business decision of Independent to engage in the Transaction or enter into the Agreement; (ii) the relative merits of the Transaction as compared to any strategic alternatives that are, have been or may be available to or contemplated by Independent or the Board; (iii) any business, operational or other plans with respect to Meridian or the pro forma entity that may be currently contemplated by Independent or the Board or that may be implemented by Independent or the Board subsequent to the closing of the Transaction; (iv) the fairness of the amount or nature of any compensation to any of Independent’s officers, directors or employees, or any class of such persons, relative to any compensation to the holders of Independent Common Stock or relative to the Exchange Ratio; (v) the effect of the Transaction or any related transaction on, or the fairness of the consideration to be received by, holders of any class of securities of Independent, Meridian or any other party to any transaction contemplated by the Agreement; (vi) the actual value of Independent Common Stock to be issued in the Merger; (vii) the prices, trading range or volume at which Independent Common Stock or Meridian Common Stock will trade following the public announcement of the Transaction or the prices, trading range or volume at which Independent Common Stock will trade following the consummation

Keefe, Bruyette & Woods, A Stifel Company

The Board of Directors – Independent Bank Corp.

April 22, 2021

of the Merger; (viii) any advice or opinions provided by any other advisor to any of the parties to the Transaction or any other transaction contemplated by the Agreement; or (ix) any legal, regulatory, accounting, tax or similar matters relating to Independent, Meridian, any of their respective shareholders or stockholders, or relating to or arising out of or as a consequence of the Transaction or any related transaction (including the Bank Merger), including whether or not the Transaction will qualify as a tax-free reorganization for United States federal income tax purposes.

This opinion is for the information of, and is directed to, the Board (in its capacity as such) in connection with its consideration of the financial terms of the Transaction. This opinion does not constitute a recommendation to the Board as to how it should vote on the Transaction or to any holder of Independent Common Stock or any shareholder or stockholder of any other entity as to how to vote in connection with the Transaction or any other matter, nor does it constitute a recommendation as to whether or not any such shareholder or stockholder should enter into a voting, shareholders’, affiliates’ or other agreement with respect to the Transaction or exercise any dissenters’ or appraisal rights that may be available to such shareholder or stockholder.

This opinion has been reviewed and approved by our Fairness Opinion Committee in conformity with our policies and procedures established under the requirements of Rule 5150 of the Financial Industry Regulatory Authority.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Exchange Ratio in the Merger is fair, from a financial point of view, to Independent.

Very truly yours,

Keefe, Bruyette & Woods, Inc.

Keefe, Bruyette & Woods, A Stifel Company

Annex D

STRICTLY CONFIDENTIAL

VOTING AGREEMENT

THIS VOTING AGREEMENT (this “Agreement”) is dated as of April 22, 2021, by and between the undersigned holder (“Stockholder”) of common stock, $0.01 par value per share (“Company Common Stock”), of Meridian Bancorp, Inc., a Maryland corporation (“Company”), and Independent Bank Corp., a Massachusetts corporation (“Buyer”). All capitalized terms used but not defined shall have the meanings assigned to them in the Merger Agreement (as defined below).

WHEREAS, concurrently with the execution of this Agreement, Buyer, Merger Sub, Buyer Bank, Company and Company Bank are entering into an Agreement and Plan of Merger (as may be subsequently amended or modified, the “Merger Agreement”), pursuant to which (i) Merger Sub shall merge with and into Company, with Company surviving as a wholly owned subsidiary of Buyer (the “Merger”) and (ii) Company shall merge with and into Buyer, with Buyer surviving (the “Holdco Merger”), and each outstanding share of Company Common Stock will be converted into the right to receive the Merger Consideration;

WHEREAS, Stockholder beneficially owns (as determined pursuant to Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) or has sole, joint, or shared voting power with respect to, or has direct or indirect control (as defined in Rule 405 under the Securities Act of 1933, as amended (the “Securities Act”)) over an entity or person that has beneficial ownership of, the number of shares of Company Common Stock identified on Exhibit A (such shares, together with all shares of Company Common Stock subsequently acquired by Stockholder during the term of this Agreement, including through the exercise of any stock option or other equity award, warrant or similar instrument, being referred to as the “Shares”), and holds stock options or other rights to acquire the number of shares of Company Common Stock identified on Exhibit A (provided, that Shares do not include shares over which Stockholder exercises control in a fiduciary capacity (other than shares voted in a fiduciary capacity on behalf of (i) a family member or (ii) affiliated entity of Stockholder, which shares are included in Shares) and no representation by Stockholder is made with respect to such shares pursuant to the terms hereof); and

WHEREAS, it is a material inducement to the willingness of Buyer to enter into the Merger Agreement that Stockholder execute and deliver this Agreement.

NOW, THEREFORE, in consideration of, and as a material inducement to, Buyer entering into the Merger Agreement and proceeding with the transactions it contemplates, and in consideration of the expenses incurred or to be incurred by Buyer, Stockholder and Buyer agree as follows:

Section 1. Agreement to Vote Shares. Stockholder agrees that, while this Agreement is in effect, at any meeting of stockholders of Company, however called, or at any adjournment of such a stockholders’ meeting, or in any other circumstances in which Stockholder is entitled to vote, consent, or give any other approval, except as otherwise agreed to in writing in advance by Buyer, Stockholder shall:

(a) appear at each such meeting, in person or by proxy, or otherwise cause the Shares to be counted as present for purposes of calculating a quorum; and

(b) vote (or cause to be voted), in person or by proxy, all the Shares (i) in favor of adoption and approval of the Merger Agreement and the transactions it contemplates (including any amendments or modifications of the Merger Agreement); (ii) against any action or agreement that would reasonably be expected to result in a breach of any covenant, representation, or warranty or any other obligation or agreement of

Company contained in the Merger Agreement or of Stockholder contained in this Agreement; and (iii) against any Acquisition Proposal or any other action, agreement, or transaction that is intended, or could reasonably be expected, to impede, interfere or be inconsistent with, delay, postpone, discourage or materially and adversely affect consummation of the transactions contemplated by the Merger Agreement.

Stockholder further agrees not to vote or execute any written consent to rescind or amend in any manner any prior vote or written consent, as a stockholder of Company, to approve or adopt the Merger Agreement unless the Merger Agreement is terminated in accordance with its terms. Prior to the termination of this Agreement, the obligations of Stockholder specified in this Section 1 shall apply whether or not the Merger or any action described above is recommended by the board of directors of Company or otherwise subject to a Company Adverse Recommendation Change.

Section 2. No Transfers. While this Agreement is in effect, Stockholder agrees not to, directly or indirectly, sell, transfer, pledge, assign or otherwise dispose of, or enter into any contract option, commitment, or other arrangement or understanding with respect to the sale, transfer, pledge, assignment or other disposition of, any of the Shares, except the following transfers shall be permitted: (a) transfers by will or operation of law, in which case this Agreement shall bind the transferee; (b) transfers in connection with bona fide estate and tax planning purposes, including transfers to relatives, trusts, and charitable organizations, subject to the transferee agreeing in writing to be bound by the terms of this Agreement; (c) surrender of Company Common Stock to Company in connection with the vesting, settlement or exercise of Company equity awards to satisfy any withholding for the payment of taxes incurred in connection with such vesting, settlement or exercise, or, in respect of Company equity awards, the exercise price on such Company equity awards; and (d) such other transfers as Buyer may otherwise permit in its sole discretion, subject to any restrictions or conditions imposed by Buyer in its sole discretion. Any transfer or other disposition in violation of the terms of this Section 2 shall be null and void.

Section 3. Representations and Warranties of Stockholder. Stockholder represents and warrants to and agrees with Buyer as follows:

(a) Stockholder has all requisite capacity and authority to enter into and perform his or her obligations under this Agreement.

(b) This Agreement has been duly executed and delivered by Stockholder, and assuming the due authorization, execution and delivery by Buyer, constitutes the valid and legally binding obligation of Stockholder enforceable against Stockholder in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(c) The execution and delivery of this Agreement by Stockholder does not, and the performance by Stockholder of his or her obligations and the consummation by Stockholder of the transactions contemplated by this Agreement will not, violate, conflict with, or constitute a default under, any agreement, instrument, contract, or other obligation or any order, arbitration award, judgment or decree to which Stockholder is a party or by which Stockholder is bound, or any statute, rule, or regulation to which Stockholder is subject or, in the event that Stockholder is a corporation, partnership, trust, or other entity, any charter, bylaw or other organizational document of Stockholder.

(d) Stockholder is the record and beneficial owner of, or is the trustee of a trust that is the record holder of, and whose beneficiaries are the beneficial owners of, and has good title to all of the Shares set forth on Exhibit A, and the Shares are so owned free and clear of any liens, security interests, charges or other encumbrances, except as otherwise described on Exhibit A. Stockholder does not own, of record or beneficially, any shares of capital stock of Company other than the Shares (other than shares of capital stock subject to stock options or other equity award, warrant or similar instrument over which Shareholder will have no voting rights until the exercise of such stock options or other equity award, warrant or similar instrument). Stockholder has the right to vote the Shares, and none of the Shares is subject to any voting trust or other agreement, arrangement, or restriction with respect to the voting of the Shares, except as contemplated by this Agreement.

Section 4. Irrevocable Proxy. Subject to the last sentence of this Section 4, by execution of this Agreement, Stockholder does appoint Buyer with full power of substitution and resubstitution, as Stockholder’s true and lawful attorney and irrevocable proxy, to the full extent of Stockholder’s rights with respect to the Shares, to vote, if Stockholder is unable to perform his, her, or its obligations under this Agreement, each of such Shares that Stockholder shall be entitled to so vote with respect to the matters set forth in Section 1 at any meeting of the stockholders of Company, and at any adjournment or postponement of a stockholders’ meeting, and in connection with any action of the stockholders of Company taken by written consent. Stockholder intends this proxy to be irrevocable and coupled with an interest until the termination of this Agreement pursuant to the terms of Section 7 and revokes any proxy previously granted by Stockholder with respect to the Shares. Notwithstanding anything to the contrary in this Agreement, this irrevocable proxy shall automatically terminate upon the termination of this Agreement.

Section 5. No Solicitation. Except as otherwise expressly permitted under Section 5.09 of the Merger Agreement, from and after the date of this Agreement until the termination of this Agreement pursuant to Section 7, Stockholder, solely in his or her capacity as a stockholder of Company, shall not, nor shall such Stockholder authorize any partner, officer, director, advisor, agent or representative of such Stockholder or any of his or her affiliates to (and, to the extent applicable to Stockholder, Stockholder shall use reasonable best efforts to prohibit any of his, her, or its representatives or affiliates to), (a) solicit, initiate or encourage any inquiry with respect to, or the making of, any proposal that constitutes or could reasonably be expected to lead to an Company Acquisition Proposal; (b) participate in any discussions or negotiations regarding an Company Acquisition Proposal with, or furnish any nonpublic information relating to an Company Acquisition Proposal to, any person that has made or, to the knowledge of Stockholder, is considering making an Company Acquisition Proposal; (c) enter into any agreement, agreement in principle, letter of intent, memorandum of understanding, or similar arrangement with respect to an Company Acquisition Proposal; (d) solicit proxies or become a “participant” in a “solicitation” (as such terms are defined in Regulation 14A under the Exchange Act) with respect to an Company Acquisition Proposal (other than the Merger Agreement) or otherwise encourage or assist any party in taking or planning any action that would reasonably be expected to compete with, restrain, or otherwise serve to interfere with or inhibit the timely consummation of the Merger in accordance with the terms of the Merger Agreement; (e) initiate a stockholders’ vote or action by consent of Company’s stockholders with respect to a Company Acquisition Proposal; or (f) except by reason of this Agreement, become a member of a “group” (as such term is used in Section 13(d) of the Exchange Act) with respect to any voting securities of Company that takes any action in support of an Company Acquisition Proposal (other than the Merger Agreement).

Section 6. Specific Performance; Remedies. Stockholder acknowledges that it is a condition to the willingness of Buyer to enter into the Merger Agreement that Stockholder execute and deliver this Agreement and that it will be impossible to measure in money the damages to Buyer if Stockholder fails to comply with the obligations imposed by this Agreement and that, in the event of any such failure, Buyer will not have an adequate remedy at law. Accordingly, Stockholder agrees that injunctive relief or other equitable remedy is the appropriate remedy for any such failure and will not oppose the granting of such relief on the basis that Buyer has an adequate remedy at law. Stockholder further agrees that Stockholder will not seek, and agrees to waive any requirement for, the securing or posting of a bond in connection with Buyer’s seeking or obtaining such equitable relief. In addition, after discussing the matter with Stockholder, Buyer shall have the right to inform any third party that Buyer reasonably believes to be, or to be contemplating, participating with Stockholder or receiving from Stockholder assistance in violation of this Agreement, of the terms of this Agreement and of the rights of Buyer under this Agreement, and that participation by any third party with Stockholder in activities in violation of Stockholder’s agreement with Buyer set forth in this Agreement may give rise to claims by Buyer against such third party.

Section 7. Term of Agreement; Termination. The term of this Agreement shall commence on the date it is signed by the parties. This Agreement may be terminated at any time prior to consummation of the transactions contemplated by the Merger Agreement by the written consent of the parties, and shall be automatically terminated upon the earliest to occur of (i) the Effective Time of the Merger or (ii) the Merger Agreement is terminated in accordance with its terms; provided, however, that the transfer restrictions in Section 2 shall be automatically terminated upon the receipt of the Requisite Company Stockholder Approval. Upon such termination, no party shall have any further obligations or liabilities; provided, however, that termination shall not relieve any party from liability for any willful breach of this Agreement prior to termination.

Section 8. Entire Agreement; Amendments. This Agreement supersedes all prior agreements, written or oral, among the parties with respect to the subject matter of this Agreement and contains the entire agreement among the parties with respect to that subject matter. This Agreement may not be amended, supplemented or modified, and no provisions may be modified or waived, except by an instrument in writing signed by each party. No waiver of any provision by either party shall be deemed a waiver of any other provision of this Agreement by any party, nor shall any waiver be deemed a continuing waiver of any provision by a party.

Section 9. Severability. In the event that any one or more provisions of this Agreement shall for any reason be held invalid, illegal, or unenforceable in any respect, by any court of competent jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other provisions of this Agreement and the parties shall use their reasonable efforts to substitute a valid, legal, and enforceable provision which, insofar as practical, implements the purposes and intention of this Agreement.

Section 10. Capacity as Stockholder. This Agreement shall apply to Stockholder solely in his or her capacity as a stockholder of Company, and it shall not apply in any manner to Stockholder in his or her capacity as a director, officer, or employee of Company or in any other capacity. Nothing contained in this Agreement shall be deemed to apply to, or limit in any manner, the obligations of Stockholder to comply with his or her fiduciary duties as a director or executive officer of Company, and none of the terms of this Agreement shall be deemed to prohibit or prevent any director or executive officer from exercising his or her fiduciary obligations pursuant to Sections 5.04 or 5.09 of the Merger Agreement.

Section 11. Governing Law. This Agreement shall be governed by, and interpreted in accordance with, the laws of the Commonwealth of Massachusetts, without regard for conflict of laws. The parties consent to the personal jurisdiction of the Business Litigation Session of the Superior Court of Massachusetts, or if that court does not have jurisdiction, a federal court sitting in the Commonwealth of Massachusetts for any litigation arising under this Agreement.

Section 12. WAIVER OF JURY TRIAL. EACH OF THE PARTIES TO THIS AGREEMENT IRREVOCABLY WAIVES TO THE FULL EXTENT PERMITTED BY APPLICABLE LAW ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR THE ACTIONS OF THE PARTIES IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT. EACH OF THE PARTIES TO THIS AGREEMENT (A) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 12.

Section 13. Further Assurances. At any time prior to the termination of this Agreement, at the Buyer’s request and without further consideration, Stockholder shall execute and deliver such additional documents and take all such further action as may be reasonably necessary or desirable to effect the actions and consummate the transactions contemplated by this Agreement. Stockholder further agrees not to, prior to the termination of this Agreement, commence or participate in, and to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against Buyer, Buyer Bank, Company, Company Bank, or any of their respective successors relating to the negotiation, execution, or delivery of this Agreement or the Merger Agreement or the consummation of the Merger.

Section 14. Disclosure. Stockholder authorizes Company and Buyer to publish and disclose in any announcement or disclosure required by the Securities and Exchange Commission and in the Joint Proxy Statement-Prospectus, this Agreement, such Stockholder’s identity and ownership of the Shares and the nature of Stockholder’s obligations under this Agreement.

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IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date and year on page one.

INDEPENDENT BANK CORP.

By:
Name:
Title:

STOCKHOLDER OF MERIDIAN BANCORP, INC.

Name:

EXHIBIT A

Stockholder	Shares	Stock Options or Other Equity Award, Warrant or Similar Instrument

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers

Independent is a Massachusetts corporation. Massachusetts General Laws Chapter 156D, Part 8, Subdivision E, provides that a corporation may, subject to certain limitations, indemnify its directors, officers, employees and other agents, and individuals serving with respect to any employee benefit plan, and must, in certain cases, indemnify a director or officer for his reasonable costs if he is wholly successful in his defense in a proceeding to which he was a party because he was a director or officer of the corporation. In certain circumstances, a court may order a corporation to indemnify its officers or directors or advance their expenses. Chapter 156D, Section 8.58 allows a corporation to limit or expand its obligation to indemnify its directors, officers, employees and agents in the corporation’s articles of organization, a bylaw adopted by the shareholders, or a contract adopted by its board of directors or shareholders.

Both Chapter 156D, Section 8.57 and Independent’s articles of organization provide that the corporation may purchase and maintain insurance against liability incurred by an officer or director in his capacity as officer or director or while serving at Independent’s request as a director, officer, partner, trustee, employee, or agent of another domestic or foreign corporation, partnership, joint venture, trust, employee benefit plan, or other entity, or arising out of his status as such. Independent currently maintains directors’ and officers’ liability insurance, which insures the officers and directors of Independent from any claim arising out of an alleged wrongful act by such person in their respective capacities as officers and directors of Independent.

Under Independent’s articles of organization and its bylaws, Independent may not indemnify a director or officer unless ordered to do so by a court if his or her conduct: (a) was a breach of the director’s or officer’s duty of loyalty to Independent or its shareholders, (b) was not in good faith or involved intentional misconduct or a knowing violation of law, (c) resulted in an improper distribution under Section 6.40 of Chapter 156D of the Massachusetts General Laws, (d) was conduct from which the director or officer derived an improper personal benefit, or (e) was at least not opposed to the best interests of Independent, if the conduct was with respect to an employee benefit plan, for a purpose he or she reasonably believed to be in the interests of the participants in, and the beneficiaries of, the plan.

The determination of whether the relevant standard of conduct have been met shall be made: (a) if there are two or more disinterested directors, by the board of directors by a majority vote of all the disinterested directors or by a majority of the members of a committee of two or more disinterested directors appointed by vote; (b) by special legal counsel selected by a majority vote of all the disinterested directors or by a majority of the members of a committee of two or more disinterested directors appointed by vote; (c) if there are fewer than two disinterested directors, selected by the board of directors, in which selection directors who do not qualify as disinterested directors may participate; or (d) by the shareholders (but shares owned by or voted under the control of a disinterested director may not be voted on the determination).

Independent is not obligated under its articles of organization to indemnify or advance expenses to a director or officer of a predecessor of Independent, pertaining to conduct with respect to the predecessor, unless otherwise specifically provided.

Independent’s articles provide that no amendment or repeal of the indemnification provision of its bylaws or of the relevant provisions of Chapter 156D shall affect or diminish the rights of any indemnified person to indemnification with respect to any action or proceeding arising out of or relating to any actions occurring prior to the final adoption of the amendment or repeal. Independent’s articles of organization provide that no amendment or repeal of the provision limiting the liability of directors shall adversely affect the rights and protections afforded to directors of Independent for acts or omissions occurring prior to the amendment or repeal.

The articles also provide that if the Massachusetts Business Corporation Act is subsequently amended to increase the scope of permitted indemnification, indemnification under the articles shall be provided to the full extent permitted or required by the amendment.

Item 21. Exhibits and Financial Statement Schedules

The exhibits listed below in the “Exhibit Index” are part of this registration statement and are numbered in accordance with Item 6.01 of Regulation S-K.

EXHIBIT INDEX

Exhibit Number	Description

2.1*	Agreement and Plan of Merger, dated as of April 22, 2021, among Independent Bank Corp., Rockland Trust Company, Bradford Merger Sub Inc., Meridian Bancorp, Inc. and East Boston Savings Bank (included as Annex A to the joint proxy statement/prospectus contained in this registration statement).

3.1	Restated Articles of Organization, as adopted July 16, 2015, incorporated herein by reference to Exhibit 3.2 to Form 8-K filed on July 20, 2015.

3.2	Amended and Restated Bylaws of the Company, as adopted October 19, 2017, incorporated herein by reference to Exhibit 3.1 to Form 8-K filed on October 23, 2017.

5.1+	Opinion of Patricia M. Natale as to the validity of the shares of Independent common stock to be issued in the merger.

8.1+	Tax opinion of Wachtell, Lipton, Rosen & Katz.

8.2+	Tax opinion of Luse Gorman, PC.

23.1+	Consent of Patricia M. Natale (included in Exhibit 5.1).

23.2+	Consent of Wachtell, Lipton, Rosen & Katz (included in Exhibit 8.1).

23.3+	Consent of Luse Gorman, PC for tax opinion (included in Exhibit 8.2).

23.4*	Consent of Independent Registered Public Accounting Firm of Independent, Ernst & Young LLP.

23.5*	Consent of Independent Registered Public Accounting Firm of Meridian, Wolf & Company, P.C.

24.1*	Power of Attorney (included in Signature Page).

99.1*	Form of Voting Agreement executed in connection with the Agreement and Plan of Merger, dated as of April 22, 2021, among Independent Bank Corp., Rockland Trust Company, Bradford Merger Sub Inc., Meridian Bancorp, Inc. and East Boston Savings Bank (included as Annex D to the joint proxy statement/prospectus contained in this registration statement).

99.2*	Consent of Keefe, Bruyette & Woods, Inc.

99.3*	Consent of Raymond James & Associates, Inc.

99.4+	Form of Proxy Card of Independent.

99.5+	Form of Proxy Card of Meridian.

*	Filed herewith
+	To be filed by amendment.

Item 22. Undertakings

The undersigned registrant hereby undertakes:

(a) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(1) to include any prospectus required by section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act of 1933”);

(2) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(3) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(b) that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(c) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

(d) that, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, if the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectus filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(e) that for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser:

(1) any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(2) any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(3) the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(4) any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(f) for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(g) that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

(h) that every prospectus that (1) is filed pursuant to paragraph (g) immediately preceding, or (ii) purports to meet the requirements of section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to this registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(i) to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(j) to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in this registration statement when it became effective.

(k) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 as is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Hanover, Commonwealth of Massachusetts, on this 4th day of June, 2021.

INDEPENDENT BANK CORP.

By:	/s/ Christopher Oddleifson
Christopher Oddleifson President and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints Patricia M. Natale and Edward H. Seksay, and each of them singly, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and any and all additional registration statements pursuant to Rule 462(b) of the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agents full power and authority to do and perform each and every act in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or either of them or their or his or her substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and as of the dates indicated.

Signature	Title	Date

/s/ Christopher Oddleifson Christopher Oddleifson	Director, CEO/President (Principal Executive Officer)	June 4, 2021

/s/ Donna L. Abelli Donna L. Abelli	Director and Chairman of the Board	June 4, 2021

/s/ Mark J. Ruggiero Mark J. Ruggiero	CFO (Principal Financial Officer and Principal Accounting Officer)	June 4, 2021

/s/ Warren Q. Fields Warren Q. Fields	Director	June 4, 2021

/s/ Michael P. Hogan Michael P. Hogan	Director	June 4, 2021

/s/ Kevin J. Jones Kevin J. Jones	Director	June 4, 2021

/s/ Mary L. Lentz Mary L. Lentz	Director	June 4, 2021

/s/ Eileen C. Miskell Eileen C. Miskell	Director	June 4, 2021

/s/ John J. Morrissey John J. Morrissey	Director	June 4, 2021

/s/ James O’Shanna Morton James O’Shanna Morton	Director	June 4, 2021

/s/ Gerard F. Nadeau Gerard F. Nadeau	Director	June 4, 2021

/s/ Daniel F. O’Brien Daniel F. O’Brien	Director	June 4, 2021

/s/ Scott K. Smith Scott K. Smith	Director	June 4, 2021

/s/ Frederick Taw Frederick Taw	Director	June 4, 2021

/s/ Thomas R. Venables Thomas R. Venables	Director	June 4, 2021